PROSPECTUS

                                Tritel PCS, Inc.

                             OFFER TO EXCHANGE ALL
                      OF OUR OUTSTANDING AND UNREGISTERED
                   10 3/8% SENIOR SUBORDINATED NOTES DUE 2011
                               FOR OUR REGISTERED
                   10 3/8% SENIOR SUBORDINATED NOTES DUE 2011

   We are offering to exchange all of our outstanding 10 3/8% senior subordinated notes, which we refer to as the unregistered notes, for our registered 10 3/8% senior subordinated notes, which we refer to as the exchange notes. We refer to the unregistered notes and the exchange notes collectively as the notes. The terms of the exchange notes are identical to the terms of the unregistered notes, except that the exchange notes are registered under the Securities Act of 1933 and, therefore, are generally freely transferable.

PLEASE CONSIDER THE FOLLOWING:

  -- Our offer to exchange unregistered notes for exchange notes will be open until 5:00 p.m., New York City time, on June 13, 2001, unless we extend the offer.

  -- We reserve the right to provide a subsequent offering period, which will be a minimum of 3 business days and a maximum of 20 business days.

  -- You should carefully review the procedures for tendering the unregistered notes beginning on page 5 of this prospectus.

  -- If you fail to tender your unregistered notes, you will continue to hold unregistered securities. Your ability to transfer them will be limited.

  -- No public market currently exists for the notes. We do not intend to list the exchange notes on any securities exchange or any quotation system and, therefore, no active public market is anticipated.

INFORMATION ABOUT THE NOTES:

  -- The notes will mature on January 15, 2011.

  -- The exchange notes are unconditionally guaranteed by Tritel, Inc., Tritel Communications, Inc. and Tritel Finance, Inc.

  -- We will pay interest on the notes semi-annually on January 15 and July
     15 of each year beginning July 15, 2001 at the rate of 10 3/8% per annum.

  -- We may redeem some or all of the notes at any time on or after January
     15, 2006 at the rates set forth on page 9 of this prospectus.

  -- We also have the option until January 15, 2004, to redeem up to 35% of the original aggregate principal amount of the notes with the net proceeds of certain types of qualified equity offerings.

  -- Before January 15, 2006, we have the option to redeem the notes at par plus a premium.

  -- The notes are unsecured obligations and are structurally subordinated to our existing and future senior indebtedness, rank equally with all of our other senior subordinated debt and rank senior to all of our existing and future subordinated debt.

  -- If we undergo a change of control or sell some of our assets, we may be required to offer to purchase notes from you.

  -- If we fail to make payments on the notes, our guarantors must make them instead.

  -- The unregistered notes have been designated for trading in the PORTAL market.

   YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROSPECTUS.

   NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

   Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Tritel PCS has agreed that, for a period of 180 days after the expiration of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

                  The date of this prospectus is May 14, 2001.

                               ----------------

                           FORWARD-LOOKING STATEMENTS

   This prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this prospectus, including without limitation, statements under the captions "Summary", "Risk Factors", "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", and located elsewhere herein regarding the prospects of our industry and our prospects, plans, financial position and business strategy, may constitute forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negatives thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus and under "Risk Factors". All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this document. These forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this document might not occur.

   The information contained in this prospectus is current only as of the date on the cover page of this prospectus and may change after that date. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date hereof. It also does not mean that the information in this prospectus is correct after this date.

                               ----------------

                             ADDITIONAL INFORMATION

   This prospectus incorporates important business and financial information about Tritel PCS from other documents that are not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this prospectus without charge by requesting them in writing or by telephone from our principal executive offices at the following address or telephone number:

     Tritel PCS, Inc.
     Investor Relations
     1010 North Glebe Road
     Suite 800
     Arlington, Virginia 22201
     (703) 236-1100
     email: jmorrisey@telecorp1.com

   To timely deliver this information to you, we must receive your request no later than five business days before you must decide whether to exchange your notes, which is June 13, 2001 unless we extend the exchange offer.

   See "Available Information", that begins on page 140.

                               ----------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   1

Risk Factors.............................................................  13

The Exchange Offer.......................................................  27

Use of Proceeds..........................................................  37

Capitalization...........................................................  38

Selected Historical Financial Information................................  39

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  40

The Wireless Communications Industry.....................................  49

Business.................................................................  51

Management...............................................................  70

Securities Ownership of Certain Beneficial Owners and Management.........  72

                                                                            Page
                                                                            ----
Certain Relationships and Related Transactions.............................  75

Description of Certain Indebtedness........................................  87

Description of the Notes...................................................  91

Certain U.S. Federal Tax Considerations.................................... 132

Book-Entry, Delivery and Form.............................................. 136

Plan of Distribution....................................................... 139

Legal Matters.............................................................. 139

Experts.................................................................... 140

Available Information...................................................... 140

Glossary of Selected Terms................................................. 141

Financial Statements Index................................................. F-1


                               ----------------

                                    SUMMARY

   This summary contains basic information about our offering. It may not contain all the information that is important to you. We encourage you to read this entire document for an understanding of the offering. In this prospectus, the words "company", "Tritel PCS", "we", "our" and "us" refer to Tritel PCS, Inc., its predecessors and consolidated subsidiaries. We will refer to Tritel, Inc., our parent company and a guarantor of the notes, and its predecessors as "Tritel". We will refer to TeleCorp PCS, Inc., Tritel's parent company and Tritel PCS's ultimate parent company, and its predecessors as "TeleCorp PCS". We will refer to TeleCorp Wireless, Inc., a wholly-owned subsidiary of TeleCorp PCS, and its predecessors and subsidiaries as "TeleCorp Wireless". We will refer to AT&T Wireless PCS, LLC as "AT&T Wireless", AT&T Wireless Services, Inc. as "AT&T Wireless Services" and AT&T Corp. as "AT&T". We define certain terms used in this prospectus in the Glossary of Selected Terms.

                                Tritel PCS, Inc.

   We are an AT&T Wireless affiliate providing digital wireless personal communication services, or PCS, to licensed service areas covering approximately 14.0 million people in the south-central United States. As of December 31, 2000, we had launched service in 38 markets, and had 205,675 customers. These markets include 13.7 million people, or 98% of the population in our licensed areas.

   Our licensed markets cover a contiguous geographic area, including eight of the 100 largest metropolitan areas in the United States. Our major markets include: Birmingham and Mobile, Alabama; Louisville and Lexington, Kentucky; Chattanooga, Nashville and Knoxville, Tennessee; and Jackson, Mississippi. We believe that these are attractive markets for providing wireless communications services because they contain major population and business centers, as well as traffic corridors, that generate significant wireless telephone usage.

   On November 13, 2000, Tritel, our direct parent, became a wholly-owned subsidiary of TeleCorp PCS, a public company that owns both Tritel and TeleCorp Wireless, a separate subsidiary. For additional information, see "--Recent Transactions" below. Immediately after the merger of TeleCorp Wireless and Tritel with subsidiaries of TeleCorp PCS, AT&T Wireless had an ownership interest of approximately 23% in TeleCorp PCS, our ultimate parent. Together with TeleCorp Wireless, we operate under a common regional brand name, SunCom(R)--a brand we share with Triton PCS, Inc., another AT&T Wireless affiliate.

                     Strategic Alliance with AT&T Wireless

   Immediately after the merger of TeleCorp Wireless and Tritel with subsidiaries of TeleCorp PCS, AT&T Wireless had an ownership interest of approximately 23% in our ultimate parent, TeleCorp PCS, and is its largest stockholder. Our strategic alliance with AT&T Wireless provides us with many business, operational and marketing advantages, including:

  . Exclusivity. We are the exclusive provider of wireless mobility services for AT&T Wireless and its affiliates using equal emphasis co-branding with AT&T in our covered markets, except for licensed areas covering approximately 800,000 people in rural Kentucky, subject to the right of AT&T Wireless and its affiliates to resell services on our network.

  . Brand. We have the right to use the AT&T brand name and logo together with the SunCom(R) brand name and logo in our covered markets, giving equal emphasis to each. We also benefit from AT&T's and AT&T Wireless's nationwide advertising and marketing campaigns.

  . Roaming. We are the preferred roaming partner of AT&T Wireless and its affiliates for digital customers in our markets, except for licensed areas covering approximately 800,000 people in rural Kentucky. We believe that our affiliation with AT&T Wireless will continue to provide us with a valuable base of roaming revenue.

  . Coast-to-Coast Coverage. Outside our markets, our customers are able to place and receive calls in AT&T Wireless Services' markets and the markets of AT&T Wireless Services' other roaming partners.

  . Products and Services. We receive preferred terms on selected products and services, including handsets, infrastructure equipment and back office support, from companies that provide these products and services to AT&T Wireless Services.

  . Marketing. We benefit from the nationwide advertising and marketing campaigns of AT&T Wireless and its affiliates. In addition, we work with AT&T Wireless Services' and its affiliates' national sales representatives to jointly market our wireless services to AT&T Wireless Services' and its affiliates' corporate customers located in our markets.

                              Recent Transactions

 Merger of Tritel and TeleCorp Wireless

   On November 13, 2000, Tritel combined with TeleCorp Wireless through the mergers of each of Tritel and TeleCorp Wireless with two newly formed subsidiaries of a new holding company now known as TeleCorp PCS. In accordance with the terms of the merger agreement, all of the capital stock of TeleCorp Wireless and Tritel was converted into the right to receive capital stock in TeleCorp PCS. As a result of the merger, TeleCorp PCS is controlled by the former holders of the voting preference common stock of TeleCorp Wireless, Gerald T. Vento and Thomas H. Sullivan. Tritel and TeleCorp Wireless are wholly-owned subsidiaries of TeleCorp PCS. In connection with the merger, AT&T Wireless Services also agreed to make certain cash and other contributions to TeleCorp PCS in exchange for 9,272,740 shares of the class A voting common stock of TeleCorp PCS issued to AT&T Wireless, thereby increasing AT&T Wireless's ownership interest in TeleCorp PCS, our ultimate parent, from approximately 18% to 23%. This transaction was completed immediately after the merger.

 Acquisition of Licenses from ALLTEL

   On December 29, 2000, we completed the purchase from ALLTEL Communications, Inc. of a 10 MHz D-Block license in each of the Birmingham and Tuscaloosa, Alabama markets, covering approximately 1.5 million people where we currently hold 15 MHz C-Block licenses. We also acquired certain equipment and a customer list containing in excess of 2,500 PCS customers of ALLTEL in the Birmingham and Tuscaloosa markets, whom we intend to convert into our customers. These assets and certain other assets were purchased for an aggregate purchase price of $67.0 million. For more information, see "Business--Acquisition History" and "Certain Relationships and Related Transactions--Agreements and Relationships with AT&T".

                             Competitive Strengths

   Our goal is to provide our customers with simple-to-buy, easy-to-use wireless services, including coverage across the nation, superior call quality, competitive pricing and personalized customer care. In addition to our strategic alliance with AT&T Wireless, we believe we have several key business, operational and marketing advantages, including our:

  . Attractive Markets. We believe our existing markets are attractive areas for providing wireless services and are strategically important to AT&T Wireless because they contain major population and business centers, as well as traffic corridors, that generate significant wireless service usage such as: Birmingham and Mobile, Alabama; Louisville and Lexington, Kentucky; Chattanooga, Nashville and Knoxville, Tennessee; and Jackson, Mississippi.

  . Experienced Management. Our senior management team has substantial experience in the wireless industry. Messrs. Gerald T. Vento, our chief executive officer, and Thomas H. Sullivan, our chief financial officer, founded TeleCorp Wireless. Additionally, the other members of our senior management team have extensive experience in the wireless industry.

  . Relationship with TeleCorp PCS. We believe that our relationship with TeleCorp PCS will provide us with significant competitive advantages. Our licensed areas, combined with those of TeleCorp Wireless, cover over
     36.5 million people, and include 16 of the top 100 markets in the United States. We believe that the population coverage of our licensed areas, combined with those of TeleCorp Wireless, increases our strategic importance to AT&T Wireless, as we represent a significant portion of its nationwide service area. We believe that our merger with TeleCorp Wireless will enable us to better market our services to new and existing customers by offering more attractive calling plans with larger regional calling areas. We believe our increased size and scale will enable us to reduce operating costs and combine certain technical, network and corporate overhead functions with those of TeleCorp Wireless. We also expect to benefit from TeleCorp Wireless's experience in developing and launching mobile data services, such as instant messaging which TeleCorp Wireless began offering its customers in the fourth quarter of 2000.

  . Substantial Airwave Capacity. We have licenses with substantial airwave capacity in our markets. The airwave capacity of our licenses ranges between 10 MHz and 40 MHz in Alabama; 20 MHz and 55 MHz in Kentucky; 20 MHz and 35 MHz in Tennessee; 10 MHz and 50 MHz in Mississippi; and 20 MHz and 50 MHz in Georgia. We believe this airwave capacity will enable us to competitively deploy new and enhanced voice and data services. This capacity will also permit us to provide service to the increasing number of wireless users and to service increased use by our customers.

  . Substantial Progress to Date. Since we initiated service in our first market in September 1999, we have achieved substantial progress in the completion of our system and growth of our business. As of December 31, 2000, we had 205,675 customers, 1,482 integrated cell sites, six call connection sites in service and had launched service in markets encompassing 98% of the total population where we held our licenses. For the year ended December 31, 2000, we had revenues of $123.8 million. Additionally, as of December 31, 2000, we had 80 SunCom(R) company owned stores, and hundreds of additional outlets where retailers including Circuit City, Office Depot and Best Buy offer our products and services.

  . Advanced Digital Technology. We are continuing to build our network using time division multiple access, or TDMA, technology, which makes our network compatible with AT&T Wireless's TDMA network and other TDMA networks. This technology allows us to offer enhanced features and services relative to standard analog cellular service, including extended battery life, integrated voicemail, paging, fax and e-mail delivery, enhanced voice privacy and short-messaging capability. In addition, our ultimate parent, TeleCorp PCS, recently joined AT&T Wireless in selecting general packet radio services, or GPRS, a GSM, or global system for mobile communications, based technology, for the next step towards the development of third generation services for high-speed transmission of data, such as Internet service. We believe that GPRS can be deployed as an overlay to our existing TDMA network.

  . Strong Capital Base. We expect to have sufficient capital resources to fund our current business plan, including capital expenditures and operating losses for our existing markets. This estimate does not, however, include any funds to deploy GPRS technology as an overlay to our existing TDMA technology for the development of high-speed wireless data services. Along with TeleCorp Wireless, we are currently evaluating the implementation of GPRS technology. Therefore, our current business plan does not include, and we have not budgeted for any costs for, the development and implementation of our GPRS overlay network and delivery of GPRS.

                              Corporate Structure

     The following chart illustrates our corporate structure as of September 30, 2000 after giving effect to the offering of the unregistered notes. The unregistered notes were issued by Tritel PCS, Inc. and were not guaranteed by TeleCorp PCS, Inc. or TeleCorp Wireless, Inc. or TeleCorp Wireless's subsidiaries.

                                 [FLOW CHART]


                                      ------------------------------
                                            TeleCorp PCS, Inc.
                                      ------------------------------
                                                     |
                                      --------------------------------
                                      |                              |
                          --------------------------      ---------------------

                                Tritel, Inc.

                             Guarantor of the               TeleCorp Wireless,
                          Unregistered and Exchange                Inc.
                            Notes, the 12 3/4%
                               Notes and the
                          Senior Credit Facilities
                          --------------------------      ---------------------

                                      |
----------------------------       -----------------
 . Senior Credit Facilities
  $550 million committed
 . Unregistered and Exchange ____\  Tritel PCS, Inc.
  Notes $450 million            /
 . 12 3/4% Notes
  $237.8 million accreted          -----------------
  value                                    |
----------------------------               |
                                           |
              ----------------------------------------------------------
              |                            |                          |
  -------------------------    -------------------------   --------------------
-
         Tritel                         Tritel              Tritel A/B Holding
       Finance, Inc.             Communications, Inc.       Corp. and Tritel
                                                            C/F Holding Corp.
     Guarantor of the               Guarantor of the
 Unregistered and Exchange      Unregistered and Exchange   Guarantors of the
    Notes, the 12 3/4%             Notes, the 12 3/4%         Senior Credit
  Notes and the Senior           Notes and the Senior          Facilities
    Credit Facilities              Credit Facilities
  -------------------------    -------------------------   --------------------
-
                                                                      |
                                                           --------------------
-
                                                                12 License
                                                               Subsidiaries

                                                            Guarantors of the
                                                              Senior Credit
                                                               Facilities

                                                            . FCC Licenses
                                                            . Government license
                                                              obligations of
                                                              $41.9 million
                                                              accreted value
                                                           --------------------
-

                               The Exchange Offer

The Exchange Offer........  We are offering to exchange $1,000 principal amount of exchange notes for each $1,000 principal amount of unregistered notes. The terms of the exchange notes are identical to the terms of the unregistered notes, except that the exchange notes are registered under the Securities Act of 1933 and, therefore, are freely transferable.

Expiration Date...........  The exchange offer will expire at 5:00 p.m., New
                            York City time, June 13, 2001 or a later date and time, if we extend it.

Subsequent Offering         We reserve the right to provide a subsequent
 Period...................  offering period, which will be a minimum of 3 business days and a maximum of 20 business days.
                            During this specified period, no withdrawal rights will be available.

Interest on the Exchange      Cash interest on the notes is payable on January
 Notes and the              15 and July 15 of each year, beginning on July 15,
 Unregistered Notes.......  2001. We will pay no interest on the unregistered notes tendered and accepted for exchange.

Conditions to the           The exchange offer is subject to customary
 Exchange Offer...........  conditions, some of which we may waive.

Resale Without Further        We believe the exchange notes may be offered for
 Registration.............  resale and resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as the following statements are true:

                            . you acquire the exchange notes issued in the exchange offer in the ordinary course of your business;

                            . you are not an affiliate of Tritel PCS, which is a person that controls or is controlled by, or is under common control with, Tritel PCS; and

                            . you are not participating, and do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes issued to you in the exchange offer.

                            By tendering your unregistered notes as described below, you will be making representations to this effect.

Transfer Restrictions on      You may incur liability under the Securities Act
 the Exchange Notes.......  if:

                            (1) any of the representations listed above are not
                                accurate; and

                            (2) you transfer any exchange notes issued to you
                                in the exchange offer without:

                               .  delivering a prospectus meeting the
                                  requirements of the Securities Act; or

                               .  qualifying for an exemption from the
                                  Securities Act's requirement to register your exchange notes.

                            We will not assume or indemnify you against such liability. Each broker-dealer that is issued exchange notes for its own account in exchange for unregistered notes that were acquired as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with the resale of the exchange notes. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes issued to it in the exchange offer.

Procedures for Tendering      If you wish to exchange your unregistered notes
 Unregistered Notes.......  in the exchange offer, you must:

                            . complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter; or

                            . arrange for The Depository Trust Company to send required information to the exchange agent in connection with a book-entry transfer.

                            You must mail or otherwise deliver this
                            documentation on your unregistered notes to the exchange agent, at the address described in "The Exchange Offer--Exchange Agent."

                            The exchange notes issued in the exchange offer will be delivered promptly following the expiration of the exchange offer.

Withdrawal................  You may withdraw tendered unregistered notes at any time prior to the expiration of the exchange offer. We will return any unregistered notes that we do not exchange for any reason without expense to you promptly after the exchange offer expires or terminates.

Special Procedures for        Any beneficial owner whose unregistered notes are
 Beneficial Owners........  registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender the unregistered notes in the exchange offer should contact the registered holder promptly and instruct the registered holder to tender on its behalf. If the beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing a letter of transmittal and delivering its unregistered notes, either make appropriate arrangements to register ownership of the unregistered notes in its name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration of the exchange offer.

Guaranteed Delivery         You may comply with the procedures described in
 Procedures...............  this prospectus under the heading "The Exchange
                            Offer--Guaranteed Delivery Procedures" if you wish to tender your unregistered notes and:

                            . time will not permit your required documents to reach the exchange agent by the expiration of the exchange offer;

                            . you cannot complete the procedure for book-entry transfer on time; or

                            . your unregistered notes are not immediately available.

Exchange Agent............  Firstar Bank, N.A. is serving as exchange agent in connection with the exchange offer.

U.S. Federal Tax            The exchange of the unregistered notes for the
 Considerations...........  exchange notes in the exchange offer will not constitute a sale or an exchange for U.S. federal income tax purposes. For a more detailed discussion, see "Certain U.S. Federal Tax
                            Considerations" in this prospectus.

Effect of Not Tendering...  If you do not tender your unregistered notes or you tender your unregistered notes but they are not accepted, following the completion of the exchange offer, such notes will continue to be subject to the existing restrictions upon transfer. Under some circumstances, we may register the unregistered notes under a shelf registration statement.

Use of Proceeds...........  We will not receive any cash from the exchange of the unregistered notes for exchange notes in the exchange offer.

                                   The Notes

Issuer....................  Tritel PCS, Inc.

Notes Offered.............  $450,000,000 in aggregate principal amount of 10
                            3/8% Senior Subordinated Notes due 2011.

Guarantees................  All payments with respect to the notes including principal and interest will be fully and unconditionally guaranteed on an unsecured senior subordinated basis, jointly and severally, by our direct parent, Tritel, Inc. and our subsidiaries, Tritel Communications, Inc. and Tritel Finance, Inc., and by certain of our future subsidiaries that incur debt. Each of our guarantors also guarantees our senior credit facilities on a senior secured basis and guarantees our 12 3/4% senior subordinated discount notes on an unsecured senior subordinated basis and is jointly and severally liable on a senior secured basis or unsecured senior subordinated basis, respectively, with us for all obligations thereunder. Not all of our subsidiaries will be guaranteeing payments on the notes. All obligations under our senior credit facilities have been guaranteed by all of our subsidiaries and are secured by pledges of all the capital stock of all of our subsidiaries and security interests in, or liens on, substantially all of our other tangible and intangible assets and the tangible and intangible assets of our subsidiaries, excluding our PCS licenses.

                            Repayment of the notes will not be guaranteed either by TeleCorp PCS or TeleCorp Wireless or any of TeleCorp Wireless's subsidiaries.

Maturity Date.............  January 15, 2011

Interest Payment Dates....  January 15 and July 15, commencing July 15, 2001

Ranking...................  The notes and the guarantees will be unsecured and:

                            . subordinate in right of payment to all of our and our guarantors' existing and future senior indebtedness (including our and our guarantors' obligations under our senior credit facilities);

                            . equal in right of payment to our 12 3/4% notes and related guarantees, as well as any of our or our guarantors' future senior subordinated indebtedness; and

                            . senior in right of payment to all of our and our guarantors' subordinated indebtedness.

                            As of December 31, 2000:

                            . our outstanding senior indebtedness was $360.0 million (excluding unused commitments under our senior credit facilities and $30.0 million drawn after December 31, 2000 which was subsequently repaid from the proceeds of the offering of unregistered notes);

                            . our outstanding senior subordinated indebtedness had an accreted value of $245.3 million; and

                            .  we had no outstanding subordinated indebtedness.

                            In addition, as of December 31, 2000:

                            . the outstanding senior indebtedness guaranteed by the guarantors and our remaining subsidiaries was approximately $360.0 million (excluding $30.0 million guaranteed after December 31, 2000 which was subsequently repaid from the proceeds of the offering of unregistered notes);

                            . the outstanding senior subordinated indebtedness guaranteed by the guarantors was $245.3 million accreted value. Our subsidiaries that have not guaranteed the notes had approximately $53.2 million accreted value of senior indebtedness, consisting entirely of indebtedness owed to the United States government related to our licenses and guaranteed $360.0 million of our borrowings under our senior credit facilities (excluding $30.0 million guaranteed after December 31, 2000 which was subsequently repaid from the proceeds of the offering of unregistered notes). Our subsidiaries that have not guaranteed the notes had no outstanding senior subordinated or subordinated indebtedness; and

                            . our guarantors had no outstanding subordinated indebtedness.

Optional Redemption.......  On or after January 15, 2006, we may redeem all or part of the notes, at the redemption prices
                            (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, to the date of redemption (subject to the right of holders to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

                                         Redemption
                               Year        Price
                               ----      ----------
                 2006                     105.188%
                 2007                     103.458%
                 2008                     101.729%
                 2009 and thereafter      100.000%

                            Before January 15, 2006, we may redeem all but not part of the notes at any time at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption plus a make-whole premium based upon the present value of the remaining payments to be made on the notes.

                            Before January 15, 2004, we may redeem up to 35% of the original aggregate principal amount of the notes with the net cash proceeds of one or more equity offerings by Tritel, Inc., our direct parent, TeleCorp PCS, Inc., our ultimate parent, or us at a redemption price equal to 110.375% of the principal amount, provided that at least 65% of the original aggregate principal amount of the notes remains outstanding after the redemption.

Change of Control.........  Upon specified change of control events, unless we have exercised our option to redeem all of the notes as described above, each holder of a note will have the right to require us to repurchase all or a portion of its notes at a purchase price in cash equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of repurchase.

Covenants.................  The indenture governing the notes will limit our ability and the ability of our restricted subsidiaries to, among other things:

                            .  incur additional indebtedness;

                            .  incur layered indebtedness;

                            . incur liens securing pari passu or subordinated indebtedness without securing the notes;

                            .  pay dividends on or redeem capital stock;

                            . make certain investments or redeem certain subordinated indebtedness;

                            .  make restricted payments;

                            .  make certain dispositions of assets;

                            .  engage in transactions with affiliates;

                            .  engage in certain business activities; and

                            . engage in mergers, consolidations and certain sales of assets.

                            The indenture governing the notes will also limit our ability to permit restrictions on the ability of certain of our subsidiaries to pay dividends or make certain other distributions.

                            These covenants are subject to important exceptions and qualifications, as described under "Description of the Notes".


Absence of Established
 Market for the Notes.....  The unregistered notes and exchange notes are each a new issue of securities, and there is currently no market for them. We do not intend to apply for the unregistered notes (or exchange notes) to be listed on any securities exchange or to arrange for any quotation system to quote them. The exchange notes have been designated for trading in the PORTAL market. The initial purchasers of the unregistered notes have advised us that they intend to make a market for the unregistered notes (and exchange notes), but they are not obligated to do so. The initial purchasers of the unregistered notes may discontinue any market making in the unregistered notes or any exchange notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the unregistered notes or any exchange notes.

                                  Risk Factors

   You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under "Risk Factors" beginning on page 13 before exchanging the unregistered notes.

            Summary Historical Consolidated Financial and Other Data

   The following table sets forth Tritel's summary historical consolidated financial and other data for the years ended December 31, 1998, 1999 and 2000. The statements of operations data for the years ended December 31, 1998, 1999 and 2000 are derived from Tritel's audited consolidated financial statements.

   The pro forma as adjusted balances reflect the offering of the unregistered notes, net of $12.5 million of estimated offering expenses, and the recapitalization of Tritel after the merger with TeleCorp Wireless. The merger resulted in the exchange of 100% of the outstanding common and preferred stock of Tritel for common and preferred stock of TeleCorp PCS. As a result, all amounts previously recorded as redeemable preferred stock, preferred stock, common stock, additional paid-in capital and deferred compensation are presented for pro forma purposes as common stock and additional paid-in capital of Tritel immediately after the merger. Accordingly, as a result of the merger, TeleCorp PCS, our ultimate parent, owns all of Tritel's outstanding common stock. No pro forma adjustment has been reflected in any balance for merger related expenses incurred by Tritel subsequent to December 31, 2000. All the data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Tritel's consolidated financial statements and the related notes included elsewhere in this prospectus.

                                             For the year ended December
                                                         31,
                                            ----------------------------------
                                              1998       1999          2000
                                            --------  ----------     ---------
                                             ($ in thousands, excluding
                                                   per unit data)
Statement of Operations Data:
Revenues:
 Service..................................  $    --   $    1,186     $  75,207
 Roaming..................................       --        3,421        36,832
 Equipment................................       --        2,152        11,765
                                            --------  ----------     ---------
  Total ..................................       --        6,759       123,804
                                            --------  ----------     ---------
Operating expenses:
 Costs of services and equipment..........       --        6,966        76,915
 Technical operations.....................     1,939      18,459        60,640
 General and administrative...............     4,947      22,915        79,827
 Sales and marketing......................       452      20,404        71,752
 Stock-based compensation.................       --      190,664       132,864
 Depreciation and amortization............       348      12,839        70,618
                                            --------  ----------     ---------
  Total operating expenses................     7,686     272,247       492,616
                                            --------  ----------     ---------
 Operating loss...........................    (7,686)   (265,488)     (368,812)
Interest income...........................        77      16,791        22,458
Interest expense and financing cost.......      (722)    (27,200)      (65,514)
                                            --------  ----------     ---------
 Loss before extraordinary item and income
  taxes...................................    (8,331)   (275,897)     (411,868)
Income tax benefit........................       --       28,443          (244)
                                            --------  ----------     ---------
 Loss before extraordinary item...........    (8,331)   (247,454)     (411,624)
Extraordinary item--loss on return of
 spectrum.................................    (2,414)        --            --
                                            --------  ----------     ---------
 Net loss.................................  $(10,745) $(247,454)     $(411,624)
                                            ========  ==========     =========
Other Data:
Deficiency of earnings to fixed
 charges(a)...............................  $ 18,876  $  299,582     $ 418,094
Customers (end of period).................       --       24,600       205,675
Covered population (end of period, in
 millions)................................       --          7.9          13.7
ARPU (post-pay)(b)........................       --   $       45(d)  $      57
Churn(c)..................................       --          1.1%(d)       1.9%

                                                                  Pro forma as
                                                                  adjusted at
                                                    Actual at     December 31,
                                                December 31, 2000   2000(f)
                                                ----------------- ------------
                                                       ($ in thousands)
Balance Sheet Data:
Cash and cash equivalents......................    $   11,959      $  449,459
Working capital (deficit)......................       (96,080)        341,420
Property and equipment, net....................       568,035         568,035
Federal Communications Commission licensing
 costs, net....................................       290,101         290,101
Intangible assets, net.........................        53,785          53,785
Total assets...................................     1,027,418       1,477,418
Total long-term debt (including current
 maturities)...................................       658,471       1,108,471
Total stockholders' equity.....................    $  203,038      $  203,038

--------
(a) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes plus fixed charges plus amortization of capitalized interest less interest capitalized. Fixed charges include interest expense, interest capitalized and rental expense or operating leases representing that portion of expense deemed attributable to interest. On this basis, earnings before fixed charges for the periods shown were not adequate to cover fixed charges therefore the amount of the deficiency is shown. These deficiencies should not be considered indicative of future results.
(b) Average revenue per unit, or ARPU, is defined as post-pay service revenue, including airtime and incollect roaming revenue but excluding outcollect roaming revenue, for the periods indicated, divided by the average post-pay customers for those periods.
(c) Churn is defined as the number of disconnected customers for the periods indicated, divided by the average number of customers for those periods.
(d) Tritel commenced operations in late September 1999. Therefore, ARPU and churn are based only on data for the three months ended December 31, 1999.
(e) Not meaningful.
(f) Pro forma as adjusted at December 31, 2000, balances include proceeds of the offering of the unregistered notes net of estimated offering expenses of $12.5 million. These estimated offering expenses are a deferred financing cost reflected in total assets. These balances do not include the repayment from the proceeds of the offering of the unregistered notes of approximately $30.0 million of revolving credit borrowed subsequent to December 31, 2000 under the senior credit facilities.

                                  RISK FACTORS

   An investment in the notes involves risk. In addition to the other information in this prospectus, you should consider carefully the following risks in deciding whether to exchange your unregistered notes.

Risks Relating to Our Business, Operations and Strategy

 We continue to incur significant operating losses, and we may not be able to generate positive cash flow from our operations in the future.

   We have a limited operating history and a history of operating losses. We incurred cumulative operating losses through December 31, 2000, of approximately $647 million. We expect to continue to incur operating losses and to generate negative cash flow from operating activities during the next few years while we develop our business and expand our networks. Our business has required and will continue to require substantial capital expenditures. In addition, we have to dedicate a substantial portion of any cash flow from operations to make interest and principal payments on our debt, which will reduce funds available for capital expenditures and other purposes. If we do not achieve and maintain positive cash flow from operations on a timely basis, we may be unable to develop our network or to conduct our business in an effective or competitive manner.

 We may not be able to obtain sufficient financing to complete our network and to fund our operating losses.

   The actual expenditures necessary to complete our network and achieve our goals may differ significantly from our estimates. We cannot predict whether any additional financing we may need will be available, what the terms of any such additional financing would be or whether our existing debt agreements would allow additional financing. We may incur variable rate debt, which would make us more vulnerable to interest rate increases. If we cannot obtain additional financing when needed, we will have to delay, modify or abandon some of our plans to construct the remainder of our network. This could slow our growth and negatively impact our ability to compete in the wireless communications industry and to fund our operations.

   We would have to obtain additional financing, and the buildout of our network could be delayed if, among other things:

  .  any of our sources of capital are unavailable or insufficient;

  .  we significantly depart from our business plan;

  . we experience unexpected delays or cost overruns in the construction of our network;

  .  we experience increases in operating costs;

  . changes in technology or governmental regulations create unanticipated costs;

  .  we acquire additional licenses; or

  .  revenue from customers is lower than anticipated.

 We may not be able to acquire the sites necessary to develop our network.

   We must lease or otherwise acquire rights to use sites for the location of network equipment and obtain zoning variances and other governmental approvals for the continued development of our network and to provide wireless communications services to customers in our licensed areas. If we encounter significant difficulties in leasing or otherwise acquiring rights to sites for the location of network equipment, we may need to alter the design of our network. In many cases, we will be required to obtain zoning variances and other governmental approvals or permits. In addition, because of concern over radio frequency emissions and tower appearance, some local governments have instituted moratoria on further construction of antenna sites until the respective health, safety and historic preservation aspects of this matter are studied further. Changes in our development plan could slow the construction of our network, which would make it harder to compete in the wireless communications industry or cause us not to meet development requirements.

 We may have difficulty in obtaining infrastructure equipment.

   The demand for the equipment that we require to develop our network is considerable and manufacturers of this equipment could have substantial backlogs of orders. Accordingly, the lead-time for the delivery of this equipment may be long. Some of our competitors purchase large quantities of communications equipment and may have established relationships with the manufacturers of this equipment. Consequently, they may receive priority in the delivery of this equipment. Our agreements with vendors contain penalties if they do not deliver the equipment according to schedule. Nevertheless, the vendors may fail to deliver the equipment to us in a timely manner. If we do not receive the equipment in a timely manner, we may be unable to provide wireless communications services comparable to those of our competitors. Our failure to develop our network in a timely manner could limit our ability to compete effectively, or cause us to breach the agreements with AT&T Wireless and its affiliates, which, in turn, could materially adversely affect us.

 Potential acquisitions may require us to incur substantial additional debt and integrate new technologies, operations and services, which may be costly and time consuming.

   We intend to continually evaluate opportunities for the acquisition of licenses and properties that are intended to complement or extend our existing operations. If we acquire new licenses or facilities, we may encounter difficulties that may be costly and time-consuming, which may slow our growth. Examples of such difficulties are that we may have to:

  .  incur substantial additional debt to finance the acquisitions;

  .  assume United States government debt related to any licenses we acquire;

  .  integrate new technologies with our technology;

  .  integrate new operations with our operations;

  .  integrate new services with our offering of services; or

  .  divert the attention of our management from other business concerns.

 Changes in technology and the failure to implement new technologies could adversely affect us.

   We use TDMA technology in our network. Other digital technologies, such as CDMA, or code division multiple access, and GSM, or global system for mobile communications, may have significant advantages over TDMA. It is anticipated that CDMA-based and GSM-based PCS providers will own licenses covering virtually all of the United States population. Other PCS providers have deployed GSM technology in many of our markets. GSM is the prevalent standard in Europe.

   It is possible that a digital transmission technology other than TDMA may gain sufficient acceptance in the United States to adversely affect the resources currently devoted by vendors to improving TDMA digital cellular technology. If consumers perceive that another technology has marketplace advantages over TDMA, we could experience a competitive disadvantage or be forced to implement that technology at substantially increased cost.

   Our ultimate parent, TeleCorp PCS, has joined AT&T Wireless Services in selecting GPRS technology for the next step towards the development of third-generation services for high-speed transmission of data, such as internet service. GPRS is a new GSM-based technology that has not currently been implemented. There are currently no commercially available GPRS handset devices. In addition, there can be no assurance that handset devices will become available that will operate on both our existing TDMA networks and our planned GPRS networks, enabling customers to use a single handset to access voice and data communications. With any new technology, there is a risk that the new technology may not work or that we may be unable to integrate the new technology with our current systems and technology. In addition, GPRS may not deliver the anticipated benefits. Our current business plan does not include, and we have not developed a budget for, the development and implementation of our GPRS overlay network and delivery of GPRS. As we refine our GPRS overlay network strategy and budget, we may determine that the costs to develop and implement our GPRS overlay network will require us to seek additional financing. We cannot predict whether any additional financing we need, if any, will be available, what the terms of such additional financing will be or whether our existing debt agreements will allow the additional financing.

   There is also a risk that customers may not appreciate the benefits or recognize the potential applications of GPRS. Furthermore, customers may choose a competing method or standard for high-speed data transmission services. Market acceptance of GPRS will depend, in part, on our ability to convince the customers of the advantages of the technology as compared to competitive products. Any one or more of these factors could cause us to delay, modify or abandon some or all of our plans to offer high-speed data transmission services and we may incur substantial additional costs as a result. This could slow our growth and advancement into the market for high-speed wireless data transmission, which may have a negative impact on our competitiveness.

   The stockholders' agreement includes conditions that may require us to upgrade our technology to match the technology of AT&T Wireless and its affiliates. We may not be able to successfully purchase and install the equipment necessary to allow us to convert to a new or different technology or to adopt a new or different technology at an acceptable cost, if at all. In addition, the technologies that we choose to invest in may not lead to successful implementation of our business plan.

 We may be unable to purchase tri-mode handsets in sufficient quantities to meet the demand of our customers.

   Our customers access wireless services in our markets and throughout the AT&T Wireless Services network by using tri-mode handsets. A limited number of companies worldwide, including Ericsson, Motorola and Nokia Corporation, currently manufacture and supply TDMA tri-mode handsets in commercial quantities. Without tri-mode handsets, our customers will not be able to roam on both analog cellular and digital cellular systems. If we are unable to obtain these handsets from our vendors in the quantities or at the prices we expect, our service, business and operating results could be adversely affected.

 The cost of tri-mode handsets could affect customer demand for our services.

   In order to roam in other markets where no PCS licensee utilizes the TDMA technology, our customers must utilize tri-mode handsets to use an analog or digital cellular system in such markets. Generally, tri-mode handsets are more expensive than single- or dual-mode handsets. The higher cost of these handsets may impede our ability to attract customers or achieve positive cash flow as planned.

 We may not be able to manage the construction of our network or the growth of our business successfully.

   We expect to experience rapid growth and development in a relatively short period of time. Our financial performance will depend on our ability to manage such growth and the successful construction of our network. Our management may not be able to direct our development effectively, including implementing adequate systems and controls in a timely manner or retaining qualified employees. This inability could slow our growth and adversely affect our ability to compete in the wireless communications service industry.

 We may experience a high rate of customer turnover that could negatively impact our business.

   Many providers in the PCS industry have experienced a high rate of customer turnover, or churn, as compared to cellular industry averages. Our strategy to address customer turnover may not be successful, or the rate of customer turnover may be unacceptable. Our average monthly churn rate for the twelve months ended December 31, 2000 was 1.9%. The overall churn rate that we may experience will likely be the result of several factors, including network coverage, reliability issues such as blocked and dropped calls, handset problems, non-usage of phones, change of employment, affordability, the relative mix of our pre-pay and post-pay customers and customer care concerns. Price competition and other competitive factors could also increase our churn rate.

 Our use of the SunCom(R) brand name for marketing may link our reputation with another SunCom(R) company, which could result in a negative perception of our brand.

   We use the SunCom(R) brand name to market our products and services in conjunction with TeleCorp Wireless, our sister company, and Triton PCS, Inc., a separate AT&T Wireless affiliate, in order to broaden our marketing exposure and share the costs of advertising. If Triton or TeleCorp Wireless have problems developing and operating their network, it could harm consumer perception of the SunCom(R) brand and, in turn, harm our reputation and business.

 Our ability to succeed may be impeded by the common ownership of TeleCorp Wireless and Tritel.

   Our success will depend, in part, on the ability of TeleCorp PCS's management team to develop strategies and implement a business plan that will:

  .  successfully retain and attract our key employees, including management;

  . maintain adequate focus on our existing business and operations, while working to develop synergies between us and TeleCorp Wireless;

  . not favor TeleCorp Wireless over us in allocating opportunities and resources;

  .  effectively manage markets and networks of TeleCorp Wireless and us; and

  . effectively manage the marketing and sales of the services of TeleCorp Wireless and us.

   Certain of our debt instruments, and certain of those of TeleCorp Wireless, generally require that transactions with affiliates be carried out on arm's-length terms. These requirements for arm's-length dealing may limit our ability to achieve the operating synergies with TeleCorp Wireless that would be available in the absence of such limitations.

 Dependence on key personnel.

   We are managed by a small number of key management and operating personnel. The loss of any of these key individuals could have a material adverse effect on us. We believe that our ability to manage our growth successfully will depend in large part on our continuing ability to attract and retain highly skilled and qualified personnel.

 TeleCorp PCS and some of its stockholders have affirmative or negative control of us and they may have interests different than yours.

   TeleCorp PCS owns all of the capital stock of Tritel, our direct parent. Gerald T. Vento and Thomas H. Sullivan control a majority of TeleCorp PCS's voting power and, as a result, have effective control of us. Messrs. Vento and Sullivan, together with AT&T Wireless and certain other equity holders at TeleCorp PCS, control the election of TeleCorp PCS's board of directors. In addition, certain actions including, among other things, certain mergers, capital expenditures and incurrences of indebtedness require the approval of at least two-thirds of the TeleCorp PCS board of directors. Consequently, less than a majority of the TeleCorp PCS board of directors can prevent certain actions by TeleCorp PCS. Directors and officers of a company generally do not owe a fiduciary duty to holders of debt securities, such as the notes, and they might not act in the best interests of the holders of the notes. Additionally, these stockholders' interests could conflict with our interests, and we may not be able to resolve any such conflict in our favor.

   In addition, in allocating resources, opportunities and management, the board of directors of TeleCorp PCS may favor TeleCorp Wireless, our sister company, over us, because the board may determine that such actions are in the best interests of TeleCorp PCS's stockholders. Holders of notes will not have any recourse with respect to any of these decisions.

Risks Relating to our Relationship with AT&T and its Affiliates

 We depend on agreements with AT&T and its affiliates for our success, and would have difficulty operating without them.

   TeleCorp PCS, our ultimate parent, and Tritel, our direct parent, have entered into a number of agreements which benefit us, with AT&T, AT&T Wireless and their affiliates, including:

  .  a license agreement;

  .  a stockholders' agreement;

  .  an intercarrier roamer services agreement;

  .  a roaming administration service agreement; and

  .  a long distance agreement.

   Our business strategy depends on our strategic alliance with AT&T, AT&T Wireless and their affiliates. We are dependent on co-branding with AT&T and roaming and service relationships with AT&T Wireless and its affiliates under the joint venture agreements between AT&T Wireless and its affiliates and Tritel. These relationships are central to our business plan. If any of these relationships were terminated, our business strategy could be significantly affected and, as a result, our operations and future prospects could be adversely affected.

   The agreements with AT&T, AT&T Wireless and their affiliates create an organizational and operational structure that defines the strategic alliance between AT&T Wireless and its affiliates and us. Because of our dependence on these relationships, it is important for you to understand that there are circumstances in which AT&T and its affiliates can terminate our right to use the AT&T brand name, as well as other important rights under the joint venture agreements, if the joint venture agreements are violated or if certain other events occur.

 If we fail to maintain certain quality standards, violate terms of our licenses or AT&T engages in certain combination transactions, AT&T and its affiliates could terminate their exclusive relationship with us and our rights to use the AT&T brand.

   If we fail to meet specified customer care, reception quality and network reliability standards set forth under the stockholders' agreement, AT&T Wireless may terminate AT&T Wireless's exclusivity obligations with us and AT&T may terminate our rights to use the AT&T brand. If AT&T Wireless terminates its exclusivity obligations, other providers could then enter into agreements with AT&T Wireless or AT&T Wireless could compete with us directly, exposing us to increased competition, and we could lose access to customers and roaming revenues. If we lose our rights to use the AT&T brand, we would lose the advantages associated with AT&T's and its affiliates' marketing efforts and customers may not recognize our brand readily. We may have to spend significantly more money on advertising to create brand recognition.

   AT&T can terminate our license to use the AT&T brand name, our designation as a member of the AT&T Wireless network, or our use of other AT&T service marks if we violate the terms of the license or otherwise breach one of the agreements with AT&T and its affiliates. The exercise by AT&T of any of these rights, or other rights described in the agreements with AT&T and its affiliates, could significantly and materially adversely affect our operations and revenues.

   In addition, if AT&T or any of its affiliates combines with specified entities with over $5 billion in annual revenues from telecommunications activities, that derive less than one-third of their aggregate revenues from the provision of wireless telecommunications and that have PCS or cellular licenses that cover at least 25% of the people covered by our licenses, then AT&T Wireless may terminate its exclusivity obligations with us in markets that overlap with markets of those entities. Other providers could then enter into agreements with AT&T Wireless and its affiliates in those markets, or AT&T Wireless could compete with us directly, exposing us to increased competition, and we could lose access to customers.

 We rely on AT&T Wireless Services for a significant portion of our roaming revenue and a decrease in this roaming revenue may have a negative impact on our business.

   Revenues generated through our roaming agreement with AT&T Wireless Services constitute a significant majority of our roaming revenues. If the number of customers of AT&T Wireless Services roaming on our network materially declines, it could have a material adverse effect on our ability to generate revenues. If we do not deploy our anticipated GPRS network at a sufficient pace relative to AT&T Wireless Services' and its affiliates' deployment of their GPRS systems, we may not be able to serve customers using GSM and GPRS handsets roaming in our service areas.

 We rely on the use of the AT&T brand name and logo to market our services, and a loss of use of this brand name and logo or a decrease in the market value of this brand name and logo would hinder our ability to market our products and may have an adverse effect on our business and results of operations.

   The AT&T brand and logo is highly recognizable and AT&T supports its brand and logo by its marketing. If we lose our rights to use the AT&T brand and logo under the license agreement, we would lose the advantages associated with AT&T's marketing efforts.

   If we lose the rights to use this brand and logo, customers may not recognize our brand readily and we may have to spend significantly more money on advertising to create brand recognition.

   In addition, our results of operations are highly dependent on our relationship with AT&T and AT&T Wireless and their affiliates, their success as wireless communications providers and the value of the AT&T brand and logo. If AT&T Wireless encounters problems in developing and operating its wireless network and its reputation as a wireless communications provider declines, it could adversely affect the value to us of the AT&T brand, the agreements with AT&T and its affiliates and our results of operations. In that event, we may need to invest heavily in obtaining other operating agreements and in marketing our brand to develop our business, and we may not have funds to do so.

 AT&T Wireless can at any time require us to enter into a resale agreement that would allow AT&T Wireless to sell access to, and usage of, our services in our licensed area on a nonexclusive basis using the AT&T brand.

   Under the terms of the stockholders' agreement, we are required to enter into a resale agreement at AT&T Wireless's request. The resale agreement will allow AT&T Wireless to sell access to, and usage of, our services in our licensed area on a nonexclusive basis and usage of the AT&T brand. We believe our results of operations could be adversely affected if AT&T Wireless were to take such action.

 AT&T Wireless may terminate its obligations under the stockholders' agreement, which could result in increased competition with us for customers who otherwise might use our services that are co-branded with AT&T.

   If AT&T or any of its affiliates engages in specified business combinations, the exercise of its termination rights under the stockholders' agreement could result in increased competition detrimental to our business. We cannot assure you that AT&T or any of its affiliates will not enter into such a business combination, and the termination of the non-compete and exclusivity provisions of the stockholders' agreement will not have a material adverse effect on our operations.

 We may not be able to engage in certain activities and make acquisitions outside of our license footprint and this may limit our future growth.

   Generally, under the agreements with AT&T, AT&T Wireless and their affiliates, we cannot engage in any business other than providing mobile wireless telecommunications services using a specified technology or ancillary businesses, or make acquisitions of licenses outside of our licensed footprint without the approval of AT&T Wireless. This limitation on our ability to engage in other businesses or acquire additional licenses outside of our footprint may inhibit our future growth.

 The interests of AT&T Wireless and its affiliates may conflict with those of Tritel PCS and the holders of notes.

   Our interests and those of AT&T Wireless and its affiliates may conflict, and there can be no assurance that any conflict will be resolved in our favor. Our ultimate parent, TeleCorp PCS, effectively has control of us. Under the stockholders' agreement, AT&T Wireless has the right to nominate two of the thirteen directors on TeleCorp PCS' board of directors and approve the selection of four other director nominees of TeleCorp PCS. AT&T Wireless and its affiliates owe no duty to us except to the extent expressly set forth in our agreements with AT&T Wireless and its affiliates. Officers and directors generally do not have fiduciary duties to holders of debt securities such as the notes.

Risks Relating to Our Current Financing and the Notes

 We have substantial debt, which we may not be able to service.

   We have a substantial amount of debt. As of December 31, 2000, after giving effect to the offering of the unregistered notes, our outstanding debt would have consisted of (1) $360.0 million (not including the $30.0 million incurred after December 31, 2000, all of which was subsequently repaid from the proceeds of the offering of the unregistered notes) in debt under our senior credit facilities under which we could borrow up to a total of $550.0 million,
(2) $450.0 million of the unregistered notes (to be exchanged for the exchange notes pursuant to this registration statement), (3) $245.3 million accreted value of 12 3/4% notes and (4) $53.2 million accreted value of government debt. We drew an additional $30.0 million for working capital needs on January 10, 2001 all of which was subsequently repaid from the proceeds of the offering of the unregistered notes. We may incur additional debt in the future. We may not have sufficient cash flow in the future to service any additional debt we incur.

   The substantial amount of our debt will have a number of important consequences for our operations, including:

  . we may not have sufficient funds to pay interest on, and principal of, our debt (including the notes);

  . if payments on any debt owed to the United States government are not made when due, the Federal Communications Commission may:

    .  impose substantial financial penalties;

    . reclaim and reauction the related licenses, and impose a significant financial penalty in respect of each license that is reclaimed and reauctioned;

    .  deny renewal of any other licenses; and

    .  pursue other enforcement measures;

  . we will have to dedicate a substantial portion of any cash flow from operations to the payment of interest on, and principal of, our debt, which will reduce funds available for other purposes;

  . we may not be able to obtain additional financing for capital requirements including capital expenditures, working capital requirements and other corporate purposes;

  . some of our debt, including borrowings under our senior credit facilities, will be at variable rates of interest, which could result in higher interest expense in the event of increases in interest rates;

  . pledges of the capital stock of our subsidiaries and liens on substantially all of our other assets and the assets of such subsidiaries secure the debt incurred under our senior credit facilities and this debt matures prior to the maturity of the notes; and

  . our ability to adjust to changing market conditions and to withstand competitive pressures could be limited, and we may be vulnerable to additional risk in the event of a downturn in general economic conditions or our business.

   Our ability to make payments on our debt, including the notes, depends upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations. Our existing debt agreements limit our ability to take certain of these actions. The indenture governing the notes will contain similar restrictions. Our failure to earn enough to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of the notes.

 All indebtedness under our senior credit facilities is secured, and therefore the notes and the guarantees will be effectively subordinated to all indebtedness under the senior credit facilities to the extent of the value of the assets securing that indebtedness.

   All indebtedness under our senior credit facilities is secured by substantially all of our assets, as well as the assets of our subsidiaries, exclusive of our PCS licenses. Since the notes and the guarantees are unsecured, the claims of noteholders will be effectively subordinated to the claims of the lenders under our senior credit facilities to the extent of the value of the assets securing the indebtedness under our senior credit facilities.

 Our debt instruments contain restrictive covenants that may limit our operating flexibility.

   The documents governing our indebtedness, including our senior credit facilities, 12 3/4% note indenture and the indenture for the notes, contain significant covenants that limit our ability to engage in various transactions. In addition, under each of these documents, the occurrence of specific events, in some cases after notice and grace periods, would constitute an event of default permitting acceleration of the respective indebtedness. The limitations imposed by the documents governing the outstanding indebtedness are substantial, and if we fail to comply with them, our debts could become immediately payable at a time when we are unable to pay them.

 The notes are subordinate to other indebtedness that encumbers our assets.

   The right to payment on the notes will be subordinate to all of our existing and future senior indebtedness. Similarly, each guarantee of the notes will be subordinate to all existing and future senior indebtedness of the applicable guarantor. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to us or any guarantor, our or such guarantor's assets will be available to pay obligations on the notes or the applicable guarantee only after all outstanding senior indebtedness of that party has been paid in full. There may not be sufficient assets remaining to make payments on amounts due on any or all of the notes then outstanding or any guarantee. In addition, under certain circumstances, an event of default in the payment of certain senior indebtedness will prohibit us and the guarantors of the notes from paying the notes or the guarantees of the notes. As of December 31, 2000:

  . our outstanding senior indebtedness was approximately $360.0 million (excluding unused commitments of $190.0 million under our senior credit facilities and excluding $30.0 million drawn after December 31, 2000 which was subsequently repaid from the proceeds of the offering of the unregistered notes); and

  . the outstanding senior indebtedness of our guarantors was approximately $360.0 million (consisting entirely of guarantees of borrowings under our senior credit facilities and excluding $30.0 million guaranteed after December 31, 2000 which was subsequently repaid from the proceeds of the offering of the unregistered notes).

   In addition, certain of our subsidiaries will not guarantee the notes. However, all of our subsidiaries have guaranteed the indebtedness under our senior credit facilities. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any of these subsidiaries, the assets of these subsidiaries will be available to pay obligations on the notes only after all outstanding liabilities of the subsidiaries have been paid in full. As of December 31, 2000, the total liabilities of these subsidiaries was approximately $84.1 million, consisting of debt owed to the U.S. government related to our licenses in the amount of $53.2 million accreted value, trade payables in the approximate amount of $700,000 and other accrued expenses in the approximate amount of $30.2 million.

   The notes and the guarantees of the notes will be unsecured. Thus, the notes and the guarantees of the notes will rank junior in right of payment to any of our secured indebtedness or the secured indebtedness of the guarantors of the notes to the extent of the value of the assets securing that debt. The secured indebtedness includes indebtedness incurred under our senior credit facilities, which is secured by liens on substantially all of our assets and those of our subsidiaries. If an event of default were to occur under our senior credit facilities, the lenders could foreclose on that collateral regardless of any default with respect to the notes. These assets would first be used to repay in full all amounts outstanding under our senior credit facilities.

 We are dependent on our subsidiaries for funds necessary to make payments on the notes.

   Almost all of our operations are conducted through our subsidiaries. As a result, we are dependent upon dividends from our subsidiaries for the funds necessary to make payments on the notes. Our senior credit facilities restrict the ability of these subsidiaries to pay dividends or make other distributions. There can be no assurance that any such dividends or distributions will be adequate to allow us to make payments on the notes.

 We may not be able to satisfy our obligations owed to the holders of 12 3/4% notes and the notes upon a change of control.

   Upon the occurrence of a "change of control" as defined in the indenture governing the 12 3/4% notes and the indenture governing the notes, each holder of the 12 3/4% notes and the notes will have the right to require us to repurchase that holder's notes at a price equal to 101% of the accreted value of the 12 3/4% notes or of the principal amount of the notes, together with accrued and unpaid interest to the date of repurchase. Certain events which would constitute a change of control under the indenture governing the 12 3/4% notes and the notes would result in a default under our senior credit facilities. In addition, our senior credit facilities effectively prevent repurchase of the 12 3/4% notes and the notes by us in the event of a change of control unless all amounts outstanding under our senior credit facilities are repaid in full. Our failure to repurchase the 12 3/4% notes and the notes would be a default under the indenture governing the 12 3/4% notes and the indenture governing the notes, which would be a default under our senior credit facilities. The inability to repay all indebtedness outstanding under our senior credit facilities upon acceleration thereof would also be a default under the indenture governing the 12 3/4% notes and the indenture governing the notes. Any default under our senior credit facilities or the indenture governing the notes would materially adversely affect our business, operations and financial results as well as the market price of the notes. In the event of a change of control, we may not have sufficient assets to satisfy all obligations under our senior credit facilities, the indenture governing the 12 3/4% notes and the indenture governing the notes. Any debt we incur in the future may also prohibit certain events or transactions that would constitute a change of control under the indenture governing the notes.

   We may enter into transactions, including acquisitions, refinancings or recapitalizations, or highly leveraged transactions, that do not constitute a change of control under the indenture governing the 12 3/4% notes and the indenture governing the notes. Any of these transactions may result in an increase in our debt or otherwise affect our capital structure, harm our credit ratings or have a material adverse affect on holders of the notes.

 There is no public market for the notes.

   The unregistered and exchange notes are each a new issue of securities, and there is no established market for them. We do not intend to apply for the unregistered notes (or exchange notes) to be listed on any securities exchange or to arrange for any quotation system to quote the notes. The initial purchasers of the unregistered notes have told us that they intend to make a market in the unregistered notes (and exchange notes), but they are not obliged to do so. The initial purchasers may discontinue any market-making in the unregistered notes (or any exchange notes) at any time in their sole discretion. Accordingly, we cannot ensure that a liquid market will develop for the unregistered notes (or any exchange notes), that you will be able to sell your unregistered notes (or any exchange notes) at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the unregistered notes (and any exchange notes) will depend on many factors, including our operating performance and financial condition, our ability to complete the offer to exchange the unregistered notes for exchange notes, prevailing interest rates and the market for similar securities.

   We relied upon an exemption from registration under the Securities Act and applicable state securities laws in offering the unregistered notes. The unregistered notes may be transferred or resold only in a transaction registered under, or exempt from, the Securities Act and applicable state securities laws. We, along with our subsidiaries that guarantee the unregistered notes, are filing this registration statement with the Securities and Exchange Commission and intend to use commercially reasonable efforts to cause this registration statement to become effective with respect to the exchange notes. The Securities and Exchange Commission, however, has broad discretion to declare any registration statement effective and may delay or deny the effectiveness of any registration statement for a variety of reasons. When issued under an effective registration statement, the exchange notes generally may be resold or otherwise transferred (subject to the restrictions described in "The Exchange Offer") by each holder of the exchange notes with no need for further registration. The exchange notes issued in exchange for the unregistered notes, however, will constitute a new issue of securities with no established trading market. The offer to exchange the unregistered notes will not depend upon the amount of the unregistered notes being tendered for exchange. We cannot ensure that there will be a liquid trading market for any exchange notes or, in the case of non-exchanging holders of the unregistered notes, the trading market for the unregistered notes following the offer to exchange the unregistered notes.

   The unregistered notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. Therefore, you may only transfer or resell them in a transaction registered under or excepted from the Securities Act of 1933 and applicable state securities laws. Following the exchange offer, if you did not tender your unregistered notes, or we did not accept your tender, you generally will not have any further registration rights unless you qualify for the shelf registration rights. We do not currently anticipate that we will register the remaining unregistered notes under the Securities Act of 1933.

   General declines in the market for securities like the notes may materially adversely affect the trading market for the unregistered notes, or for any exchange notes, and their liquidity, regardless of our financial performance or prospects.

   If holders fail to exchange the unregistered notes for the exchange notes, it may weaken the market for the exchange notes. In addition, after the completion of this exchange offer, there may no longer be a market for the unregistered notes.

   The existence of a market for exchange notes could adversely affect the market for unregistered notes due to the limited amount of the unregistered notes that remain outstanding. Generally, a lower outstanding or trading amount of a security could result in less demand to purchase the security and could result in lower prices for the security. For the same reasons, the existence of a market for unregistered notes could adversely affect the trading market for the exchange notes.

 Our subsidiaries' guarantees of the notes may be void under certain circumstances, and if they are, our holding company structure limits the extent to which we can use the assets of our subsidiaries to satisfy our obligations under the notes.

   We are a holding company with no direct operations and no significant assets other than the stock of our subsidiaries. We will depend on funds from our subsidiaries to meet our obligations, including cash interest payments on the notes. If a court voids the subsidiary guarantees, your right as a holder of notes to participate in any distribution of the assets of any of our subsidiaries upon the liquidation, reorganization or insolvency of a subsidiary will be subject to the prior claims of that subsidiary's creditors.

   Our operating subsidiary, Tritel Communications, Inc., and our finance subsidiary, Tritel Finance, Inc., will guarantee our obligations under the notes and certain of our future subsidiaries will be required to guarantee the notes. You may need to be able to enforce the subsidiary guarantees to recover your investment in the notes.

   The issuance of a subsidiary guarantee may be subject to review under federal or state fraudulent conveyance laws in the event of the bankruptcy or other financial difficulty of the subsidiary guarantor. Although laws differ among various jurisdictions, in general under fraudulent conveyance laws, a court could subordinate or avoid a guarantee if it found that:

  . the debt under the subsidiary guarantee was incurred with actual intent to hinder, delay or defraud creditors; or

  . the subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its subsidiary guarantee and the subsidiary guarantor:

    . was insolvent or rendered insolvent because of its subsidiary guarantee;

    . was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

    . intended to incur, or believed that it would incur, debts beyond its ability to pay upon maturity.

   A court is likely to find that a subsidiary guarantor did not receive fair consideration or reasonably equivalent value for its subsidiary guarantee to the extent that its liability under the subsidiary guarantee is greater than the direct benefit it received from the issuance of the notes. By its terms, each subsidiary guarantee will limit the liability of the subsidiary guarantor to the maximum amount that it could pay without the subsidiary guarantee being deemed a fraudulent transfer. A court may not give effect to this limitation on liability. In this event, a court may find that the issuance of the subsidiary guarantee rendered the subsidiary guarantor insolvent. If a court voided the guarantee or held it unenforceable, holders of notes would cease to have a claim against that subsidiary guarantor and would be solely creditors of our company and any remaining guarantors. If a court were to give effect to this limitation on liability, the amount that the subsidiary guarantor, whose liability was so limited, would be found to have guaranteed might be so low that there would not be sufficient funds to pay the notes in full.

 Because a significant portion of our assets are intangible, they may have little value upon a liquidation.

   Our assets consist primarily of intangible assets, principally Federal Communications Commission licenses, the value of which will depend significantly upon the success of our PCS network business and the growth of the PCS and wireless communications industries in general. If we default on our indebtedness, or if we are liquidated, the value of these assets may not be sufficient to satisfy our obligations to our creditors and debtholders, including the holders of the notes.

Risks Related to Our Industry

 We face intense competition from other PCS and cellular providers and from other technologies.

   The viability of our PCS business will depend upon, among other things, our ability to compete, especially on price, reliability, quality of service, availability of voice and data features and customer care. In addition, our ability to maintain the pricing of our services may be limited by competition, including the entry of new service providers into our markets.

   We compete directly in each of our markets with at least two wireless communications service providers such as:

  .  Verizon Wireless;

  .  Cingular Wireless;

  . Powertel (which has agreed to be acquired by VoiceStream; VoiceStream has agreed to be acquired by Deutsche Telekom);

  .  US Cellular;

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

  .  Nextel;

  .  Sprint PCS; and

  .  Leap Wireless.

   Some of these providers have significant infrastructure in place, often at low historical cost, and have been operational for many years, with substantial existing subscriber bases, and may have greater capital resources than we do. We also face competition from paging, dispatch and conventional mobile radio operations, specialized mobile radio, called SMR, and enhanced specialized mobile radio, called ESMR, including those ESMR networks operated by Nextel and its affiliates in our markets, and domestic and global mobile satellite service. We will also compete with resellers of wireless communications services in each of our markets. We have not obtained a significant share of the market in any of our areas of operation. We expect competition in the wireless telecommunications industry to be dynamic and intense as a result of the entrance of new competition, the development and deployment of new technologies, products and services, changes in consumer preferences and demographic trends.

   In the future, cellular and PCS providers will also compete more directly with traditional landline telephone service operators, and may compete with services offered by energy companies, utility companies and cable and wireless cable operators seeking to offer communications services by leveraging their existing infrastructure. They may attract customers away from us or prevent us from attracting customers. Additionally, continuing technological advances in telecommunications, the availability of more spectrum and Federal Communications Commission policies that encourage the development of new spectrum-based technologies make it impossible to accurately predict the extent of future competition.

 Concerns that the use of wireless handsets may pose health and safety risks may discourage the use of our PCS handsets.

   Media reports have suggested that, and studies are currently being undertaken to determine whether, radio frequency emissions from cellular and PCS wireless handsets may be linked with health risks, including cancer, and interference with various electronic medical devices, including hearing aids and pacemakers.

   Concerns over radio frequency emissions may discourage the use of wireless communications devices, such as PCS handsets, which could adversely affect our business. In addition, the Federal Communications Commission requires that certain transmitters, facilities, operations, and mobile and portable transmitting devices used in PCS handsets meet specific radio frequency emission standards. Compliance with any new restrictions could materially increase our costs. Concerns about radio frequency emissions may affect our ability to obtain licenses from government entities necessary to construct microwave sites in certain locations.

   Separately, governmental authorities may create new regulations concerning hand-held phones, and our handsets may not comply with rules adopted in the future. Noncompliance would decrease demand for our services. In addition, some state and local legislatures have passed or are considering restrictions on wireless phone use for drivers. The passage or proliferation of this or future legislation could decrease demand for our services.

   We cannot predict the effect of any governmental action concerning the usage of mobile phones. In addition, measures aimed at wireless services companies, as opposed to users, may be proposed or passed on the state or federal level in the future. Governmental actions could materially adversely affect us by requiring us to modify our operations or business plans in response to such restrictions.

 Third-party fraud causes us to incur increased operating costs.

   As do most companies in the wireless industry, we incur costs associated with the unauthorized use of our network, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

Risks Relating to Regulatory Matters

 The Federal Communications Commission has the ability to cancel or revoke our licenses, which would adversely affect our business and our ability to generate income.

   Our principal assets are PCS licenses issued by the Federal Communications Commission. The Federal Communications Commission has imposed certain requirements on its licensees, including PCS operators. For example, PCS licenses may be revoked by the Federal Communications Commission at any time for cause. The licenses may also be cancelled for a violation of Federal Communications Commission regulations, failure to continue to qualify for the licenses, malfeasance, other misconduct or failure to comply with the terms of the licenses. The loss of any license, or an action that threatens the loss of any license, could have a material adverse effect on our business and operating results.

 Because we face broad and evolving government regulation, we may have to modify our business plans or operations in the future and may incur increased costs to comply with new regulations.

   The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the Federal Communications Commission, Congress and state and local regulatory agencies. This regulation is continually evolving. There are a number of issues as to which regulation has been or in the future may be introduced, including those regarding interference between different types of wireless telecommunications systems and the effect of wireless telecommunications equipment on medical equipment and devices. As new regulations are promulgated on these or other subjects, we may be required to modify our business plans or operations to comply with them. It is possible that the Federal Communications Commission, Congress or any state or local regulatory agency having jurisdiction over our business will adopt or change regulations or take other actions that could adversely affect our business and operating results.

   The Telecommunications Act of 1996 mandated significant changes in existing regulation of the telecommunications industry to promote competitive development of new service offerings, to expand public availability of telecommunications services and to streamline regulation of the industry. Nevertheless, the implementation of these mandates by the Federal Communications Commission and state authorities will involve numerous changes in established rules and policies that could adversely affect our business.

   All of our PCS licenses are subject to the Federal Communications Commission's buildout requirements. We have developed a buildout plan that we believe meets all Federal Communications Commission requirements. In addition, the acquisition of new licenses in connection with the merger and separate exchange transaction will require new buildout plans. However, we may be unable to meet our buildout schedules. If there are delays in implementing our and our subsidiaries' network buildout, the Federal Communications Commission could reassess our authorized service area or, in extreme cases, it may revoke our licenses or impose fines.

   The current restrictions on foreign ownership could adversely affect our ability to attract additional equity financing from entities that are, or are owned by, foreign interests. If our foreign ownership were to exceed the then applicable limits in the future, the Federal Communications Commission could revoke or cancel our PCS licenses or order an ownership restructuring that could cause us to incur significant costs.

 We could lose our C-Block and F-Block licenses if we fail to meet financial and other tests.

   To retain the C- and F-Block licenses and the favorable government financing granted to us, we must maintain our designated entity status as an entrepreneur and small business or very small business. To maintain all of the benefits of our designated entity status, our control group, including our qualifying investors, must retain certain minimum stock ownership and control of our voting stock, as well as legal and actual control of us for five years from the date of grant of our C- and F-Block PCS licenses, or until the first construction benchmark for licenses have been satisfied and the Federal Communications Commission has been notified of such construction, subject to possible unjust enrichment obligations. The Federal Communications Commission has indicated that it will not rely solely on legal control in determining whether the control group and its qualifying investors are truly in control of an entity. Even if the control group and the qualifying investors hold the requisite percentages of equity control, the Federal Communications Commission may still inquire to determine whether actual and voting control exists.

 Government regulation, changes in our licenses or other governmental action could affect how we do business and hinder our ability to service our debt.

   Congress, the Federal Communications Commission, the Federal Aviation Administration, state and local regulatory authorities or the courts may adopt new regulations, amend existing regulations, alter the administration of existing regulations or take other actions that might cause us to incur significant costs in making changes to our network or providing additional services, and such costs might affect our cash flows. Additionally, the potential allocation by the Federal Communications Commission of additional PCS licenses or other wireless licenses in our markets may increase competition in those markets, which might adversely affect our operating results.

   As the Federal Communications Commission continues to implement changes to promote competition under the Communications Act of 1934, as amended by the Telecommunications Act of 1996, it may change how it regulates the way our network connects with other carriers' networks. The Federal Communications Commission may require us to provide lower cost services to other carriers, which may lessen our revenues.

   Our licenses to provide wireless communications services, which are our principal assets, have terms of ten years. The Federal Communications Commission may not renew our licenses upon the expiration of their terms. Further, the Federal Communications Commission could modify our licenses in a way that decreases their value or use to us or allocate unused airwaves for similar services. The nonrenewal or modification of any of our licenses or the allocation of additional spectrum could slow our growth and affect our ability to compete in the wireless communications industry.

 We could lose our PCS licenses or incur financial penalties if the Federal Communications Commission determines that we and certain of our subsidiaries are not small businesses, very small businesses or entrepreneurial enterprises, or if we do not meet the Federal Communications Commission's minimum construction requirements.

   The Federal Communications Commission could impose penalties on us, related to our subsidiaries' very small business, small business and entrepreneurial status and its requirements regarding minimum construction of our network that could slow our growth and adversely affect our ability to compete in the wireless communications industry.

   Certain of our subsidiaries acquired PCS licenses as very small businesses, small businesses and entrepreneurial companies. These subsidiaries must remain very small businesses, small businesses or entrepreneurs, as the case may be, for at least five years following the original date of determination to comply with applicable rules of the Federal Communications Commission, including rules governing our capital and ownership structure and corporate governance. If the Federal Communications Commission determines that we or our subsidiaries violated these rules or failed to meet its minimum construction requirements, it could impose substantial penalties upon us. Among other things, the Federal Communications Commission could:

  .  fine us;

  .  cancel our licenses;

  .  revoke our licenses;

  .  accelerate our installment payment obligations;

  .  require a restructuring of our equity; or

  .  cause us to lose bidding credits retroactively.

                               THE EXCHANGE OFFER

Purpose and Effects

   The unregistered notes were originally issued on January 24, 2001 in the principal amount of $450.0 million in a transaction exempt from the registration requirements of the Securities Act. The unregistered notes may not be reoffered, resold or transferred except under a registration statement filed with the SEC or unless an exemption from the registration requirements of the Securities Act is available.

   The exchange offer is designed to provide to holders of unregistered notes an opportunity to acquire exchange notes which, unlike the unregistered notes, generally will be freely transferable at all times, provided the holder is not our affiliate and not a broker-dealer or participating in a distribution of the exchange notes.

   Based on no-action letters issued by the staff of the SEC to third parties in other transactions, we believe that a holder of unregistered notes, other than a holder who is our affiliate within the meaning of the Securities Act, who exchanges unregistered notes for exchange notes in the exchange offer, generally may offer the exchange notes for resale, sell the exchange notes and otherwise transfer the exchange notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the disclosure requirements of the Securities Act if the holder acquires the exchange notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the exchange notes. Any holder who is our affiliate within the meaning of that term under the Securities Act may not rely on these no action letters.

   Any holder of unregistered notes using the exchange offer to participate in a distribution of exchange notes cannot rely on the no-action letters referred to above. This includes a broker-dealer that acquired the unregistered notes directly from us, but not as a result of market-making activities or other trading activities. Consequently, each holder who may not rely on these letters must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements. See "Plan of Distribution".

   Each broker-dealer that receives exchange notes for its own account in exchange for unregistered notes, where the unregistered notes were acquired by the broker-dealer as a result of market-making activities or other trading activities may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with the resale of the exchange notes received in exchange for the unregistered notes. The letter of transmittal which accompanies this prospectus states that by so acknowledging and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. A participating broker-dealer may use this prospectus, as it may be amended and/or supplemented from time to time, in connection with the resales of the exchange notes it receives in exchange for the unregistered notes in the exchange offer. We will make this prospectus available to any participating broker-dealer in connection with any resale of this kind for a period of 180 days after the consummation of the exchange offer. See "Plan of Distribution".

   Each holder of unregistered notes who wishes to exchange unregistered notes for exchange notes in the exchange offer will be required to represent and acknowledge, for the holder and for each beneficial owner of such unregistered notes, whether or not the beneficial owner is the holder, in the letter of transmittal that:

  . the exchange notes to be acquired by the holder and each beneficial owner, if any, are being acquired in the ordinary course of business;

  . neither the holder nor any beneficial owner is our or any of our subsidiaries' affiliate;

  . any person participating in the exchange offer with the intention or purpose of distributing exchange notes received in exchange for the unregistered notes, including a broker-dealer that acquired the unregistered notes directly from us, but not as a result of market-making activities or other trading activities, cannot rely on the no-action letters referenced above and must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale of the exchange notes acquired by such person;

  . if the holder is not a broker-dealer, the holder and each beneficial owner, if any, are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in any distribution of the exchange notes received in exchange for unregistered notes; and

  . if the holder is a broker-dealer that will receive exchange notes for the holder's own account in exchange for the unregistered notes, the unregistered notes to be so exchanged were acquired by the holder as a result of market-making or other trading activities and the holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes received in the exchange offer. However, by so representing and acknowledging and by delivering a prospectus, the holder will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933.

Terms of the Exchange Offer

   We will offer exchange notes in exchange for the surrender of unregistered notes. We will keep the exchange offer open for at least 30 days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the unregistered notes.

   Upon the terms contained in this prospectus and in the letter of transmittal which accompanies this prospectus, we will accept any and all unregistered notes validly tendered and not withdrawn before 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue an equal principal amount of exchange notes in exchange for the principal amount of the unregistered notes accepted in the exchange offer. Holders may tender some or all of their unregistered notes under the exchange offer. Unregistered notes may be tendered only in principal amounts at maturity of $1,000 and integral multiples of $1,000.

   The form and terms of the exchange notes will be the same as the form and terms of the unregistered notes except that:

  . the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer; and

  . the exchange notes will not contain specific terms providing for registration rights or liquidated damages under specific circumstances which are described in the exchange and registration rights agreement.

   The exchange notes will evidence the same debt as the unregistered notes and will be entitled to the benefits of the same indenture. Interest on each exchange note issued in the exchange offer will accrue from the last interest payment date on which interest was paid on the unregistered notes for which the exchange note was exchanged, or if no interest has been paid on the unregistered notes, from the issue date of the unregistered notes.

   In connection with the exchange offer, holders of the unregistered notes do not have any appraisal or dissenters' rights under law or the indenture. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the SEC related to these offers.

   We will be deemed to have accepted validly tendered unregistered notes when, as and if we have given oral or written notice of acceptance to Firstar Bank, N.A., our exchange agent for the exchange offer. The exchange agent will act as agent for the tendering holders for the purpose of receiving exchange notes from us.

   If any tendered unregistered notes are not accepted for exchange because of an invalid tender, the occurrence of other events specified in this prospectus or if the unregistered notes are submitted for a greater principal amount than the holder desires to exchange, the certificates for the unaccepted unregistered notes will be returned without expense to the tendering holder. If unregistered notes were tendered by book-entry transfer in the exchange agent account at The Depository Trust Company in accordance with the book-entry transfer procedures described below, these non-exchanged unregistered notes will be credited to an account maintained with The Depository Trust Company as promptly as practicable after the expiration date of the exchange offer.

   Each of the following is a registration default:

     (1) neither the registration statement of which this prospectus is a part nor a shelf registration statement with respect to the unregistered notes is filed on or prior to April 24, 2001;

     (2) neither of the registration statements of which this prospectus is a part nor a shelf registration statement with respect to the unregistered notes is declared effective by the Securities & Exchange Commission on or prior to August 22, 2001, the effectiveness target date, or, if later, within 45 days after the publication of a change in applicable law or interpretation of law by the Securities & Exchange Commission's staff that would require us to file a shelf registration statement;

     (3) we fail to complete the exchange offer on or prior to September 21, 2001; or

     (4) a shelf registration statement that has been timely declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted notes without being succeeded within 45 days by an additional registration statement filed and declared effective.

  In the event of a registration default, we must pay liquidated damages to each holder of transfer restricted notes during the period of one or more such registration defaults, in an amount equal to $0.192 per week per $1,000 of principal amount of the transfer restricted notes held by such holder until the cure of all registration defaults. Such interest will be payable on the next scheduled interest payment date.

   We may file a shelf registration to cover resales of transfer restricted notes if:

  . a change in law or the Securities & Exchange Commission's interpretations of the law precludes our exchange offer;

  . we do not exchange validly tendered unregistered notes for exchange notes by September 21, 2001;

  . any initial purchaser requests in connection with unregistered notes which were not eligible for exchange in the exchange offer and which that initial purchaser still holds;

  . any law or the Securities & Exchange Commission's interpretations preclude a holder from participating in the exchange offer;

  .  a holder receives exchange notes which are not freely transferable; or

  .  we so elect.

   For the purposes of the foregoing, "transfer restricted notes" mean each unregistered note until (i) the date on which such unregistered note has been exchanged for a freely transferable exchange note in the exchange offer, (ii) the date on which such unregistered note has been effectively registered under the Securities Act of 1933 and disposed of in accordance with the shelf registration statement or (iii) until the date on which such unregistered note is distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or is saleable pursuant to Rule 144(k) under the Securities Act of 1933.

   Tendering holders of the unregistered notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal and certain exceptions listed in the indenture, transfer taxes with respect to the exchange of unregistered notes in the exchange offer. We will pay all charges and expenses, other than transfer taxes which may be imposed, in connection with the exchange offer. See "--Transfer Taxes" below.

Expiration Date; Extensions; Amendment

   The expiration date of the exchange offer is 5:00 p.m., New York City time, on June 13, 2001, unless we, in our reasonable discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended.

   In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will make a public announcement of the extension before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   We reserve the right, in our reasonable discretion:

  . to delay accepting any unregistered notes, to extend the exchange offer or to terminate the exchange offer if, in our reasonable judgment, any of the conditions described below under "--Conditions to the Exchange Offer" shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  .  to amend the terms of the exchange offer in any manner.

   If we amend the exchange offer in a manner that we consider material, we will:

  .  disclose the amendment by means of a prospectus supplement; and

  . extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

   We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of unregistered notes as promptly as practicable. In the case of any extension, we will issue such notice as a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

Subsequent Offering Period

   We reserve the right to provide a subsequent offering period, which will be a minimum of 3 business days and a maximum of 20 business days. During this specified period, no withdrawal rights will be available.

Procedures for Tendering

   To tender in the exchange offer, a holder must do the following:

  . complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal;

  . have the signatures guaranteed if required by the instructions to the letter of transmittal; and

  . except as discussed in "--Guaranteed Delivery Procedures," mail or otherwise deliver the letter of transmittal, or facsimile, together with the unregistered notes and any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

   The exchange agent must receive the unregistered notes, a completed letter of transmittal and all other required documents at the address listed below under "--Exchange Agent" before 5:00 p.m., New York City time, on the expiration date for the tender to be effective. You may deliver your unregistered notes by using the book-entry transfer procedures described below, as long as the exchange agent receives confirmation of the book-entry transfer before the expiration date.

   The Depository Trust Company has authorized its participants that hold unregistered notes on behalf of beneficial owners of unregistered notes through The Depository Trust Company to tender their unregistered notes as if they were holders. To effect a tender of unregistered notes, The Depository Trust Company participants should either:

  . complete and sign the letter of transmittal, or a manually signed facsimile of the letter, have the signature guaranteed if required by the instructions to the letter of transmittal, and mail or deliver the letter of transmittal to the exchange agent according to the procedure described in "--Procedures for Tendering"; or

  . transmit their acceptance to The Depository Trust Company through its automated tender offer program for which the transaction will be eligible and follow the procedure for book-entry transfer described in "--Book-Entry Transfer".

   By tendering, each holder will make the representations contained under the heading "--Terms of the Exchange Offer." Each participating broker-dealer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

   The tender of a holder and our acceptance of the tender will constitute a binding agreement between the holder and us described in this prospectus and in the letter of transmittal.

   The method of delivery of unregistered notes, the letter of transmittal and all other required documents to the exchange agent is at the election and sole risk of the holder of the unregistered notes. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure delivery to the exchange agent prior to the expiration date. No letters of transmittal or unregistered notes should be sent to us.

   Any beneficial owner whose unregistered notes are registered in the name of a broker-dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on its own behalf, the owner must, prior to completing and executing the letter of transmittal and delivering unregistered notes, either:

  . make appropriate arrangements to register ownership of the unregistered notes in the owner's name; or

  .  obtain a properly completed bond power from the registered holder.

   If a letter of transmittal is signed by a person other than the registered holder of any unregistered notes listed in the letter of transmittal, the unregistered notes must be endorsed or accompanied by a properly completed bond power and signed by the registered holder as the registered holder's name appears on the unregistered notes. The transfer of a registered ownership may take considerable time.

   The tender by a holder of unregistered notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. If a holder tenders less than all the unregistered notes held by this holder, this tendering holder should fill in the applicable box of the applicable letter of transmittal. The amount of unregistered notes delivered to the exchange agent will be deemed to have been tendered unless otherwise indicated.

   Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution unless the unregistered notes are tendered as follows:

  . by a registered holder who has not completed the box entitled "--Special Issuance Instructions" or "--Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible guarantor institution.

   An eligible guarantor institution is a transfer agent, registered by the Securities and Exchange Commission to issue guarantees. If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution.

   If a letter of transmittal or any unregistered notes or bond is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

   Promptly after the date of this prospectus, the exchange agent will establish a new account or use an existing account with respect to the unregistered notes at the book-entry facility, The Depository Trust Company, to facilitate the exchange offer. Subject to establishing the accounts, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of unregistered notes by causing the book-entry transfer facility to transfer the unregistered notes into the exchange agent's account in accordance with that facility's procedures. Although delivery of the unregistered notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, the exchange agent must receive:

  . an appropriate letter of transmittal properly completed and duly executed; or

  .  an agent's message with any required signature guarantee; and

  .  all other required documents

before the expiration date of the exchange offer or within the time period provided under guaranteed delivery procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.


   The term agent's message means a message transmitted by The Depository Trust Company to the exchange agent, which states that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the unregistered notes stating:

  . the aggregate principal amount of unregistered notes which have been tendered by such participant;

  . that the participant has received and agrees to be bound by the term of the letter of transmittal; and

  .  that we may enforce such agreement against the participant.

   We will determine in our reasonable discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered unregistered notes and withdrawal of tendered unregistered notes, which determination will be final and binding. We reserve the absolute right to reject any and all unregistered notes not properly tendered or any unregistered notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular unregistered notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of unregistered notes must be cured within a period of time that we shall determine.

   Neither us, the exchange agent nor any other person will incur any liability for failure to give notice of any defect or irregularity with respect to any tender of unregistered notes. Tenders of unregistered notes will not be deemed to have been made until such defects or irregularities mentioned above have been cured or waived. Any unregistered notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date of the exchange offer.

Acceptance of Unregistered Notes for Exchange; Delivery of Exchange Notes

   We will deliver exchange notes in exchange for unregistered notes promptly following acceptance of the unregistered notes.

   For purposes of the exchange offer, we shall be deemed to have accepted validly tendered unregistered notes which have not been withdrawn when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders of unregistered notes for the purposes of receiving exchange notes. Under no circumstances will we or the exchange agent pay interest because of any delay in making the payment or delivery.

   If any tendered unregistered notes are not accepted for exchange because of an invalid tender, the occurrence of other events or otherwise, we will return any unaccepted unregistered notes, at our expense, to the tendering holders as promptly as practicable after the expiration or termination of the exchange offer.

Guaranteed Delivery Procedures

   A holder who wishes to tender its unregistered notes and:

  .  whose unregistered notes are not immediately available;

  . who cannot deliver unregistered notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

  . who cannot complete the procedures for book-entry transfer, before the expiration date;

may effect a tender if:

  .  the tender is made through an eligible guarantor institution;

  . before the expiration date, the exchange agent receives from the eligible guarantor institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery including:

    .  the name and address of the holder;

    .  the certificate numbers of unregistered notes;

    .  the principal amount of unregistered notes tendered;

    .  a statement that the tender is being made; and

    . a guarantee that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal together with the certificate representing the unregistered notes, or a confirmation of book-entry transfer of the unregistered notes into the exchange agent's account at the book-entry transfer facility, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  . the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate representing all tendered unregistered notes in proper form for transfer or a confirmation of book-entry transfer of such unregistered notes into the exchange agent's account at the book-entry transfer facility, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

   Tenders of unregistered notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer.

   To withdraw a tender of unregistered notes in the exchange offer, a letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address described below prior to 5:00 p.m., New York City time, on the expiration date. Any notice of withdrawal must:

  . specify the name of the person having deposited the unregistered notes to be withdrawn;

  . identify the unregistered notes to be withdrawn including the certificate numbers and principal amount of those unregistered notes or, in the case of unregistered notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited and otherwise comply with the procedures of the transfer agent;

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the unregistered notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture governing the unregistered notes register the transfer of the unregistered notes into the name of the person withdrawing the tender; and

  . specify the name in which any such unregistered notes are to be registered, if different from that of the person who deposited the unregistered notes.

   If unregistered notes have been tendered under the procedures of book-entry transfer described above under "--Procedures for Tendering", any notice of withdrawal must specify the name and number of the account at DTC's book-entry transfer facility to be credited with the withdrawn unregistered notes and otherwise comply with the procedures of the facility.

   A holder may obtain a form of the notice of withdrawal from the exchange agent at its offices listed under "--Exchange Agent".

   If certificates for unregistered notes have been delivered or otherwise identified to the exchange agent, then, before the release of these certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible guarantor institution unless the holder is an eligible guarantor institution.

   We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, in our reasonable discretion, and our determination shall be final and binding on all parties. Any unregistered notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer, and no exchange notes will be issued, unless the withdrawn unregistered notes are validly retendered. Any unregistered notes which have been tendered but which are not accepted for exchange will be returned to the holder of the notes without cost to the holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. In the case of the unregistered notes tendered by book-entry transfer into the exchange agent's account at DTC's book-entry transfer facility pursuant to the book-entry transfer procedures described above under "--Procedures for Tendering", the unregistered notes will be credited to an account maintained with the book-entry transfer facility for the unregistered notes as soon as practicable after withdrawal, rejection of tender or termination. Properly withdrawn unregistered notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time before the expiration date.

Conditions to the Exchange Offer

   Despite any other provision of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any unregistered notes, and may terminate or amend the exchange offer, if, at any time before the expiration date, any of the following events shall occur:

  . the acceptance or issuance would violate applicable law or any applicable interpretation of the staff of the SEC;

  . any action or proceeding by or before any court or governmental agency with respect to the exchange offer shall be instituted or pending which, in our reasonable judgment, might impair our ability to proceed with the exchange offer; or

  . any law, statute, rule or regulation shall have been proposed, adopted or enacted which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer.

   The above conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any condition or we may waive them in whole or in part at any time and from time to time in our reasonable discretion. Our failure at any time to exercise any of our rights shall not be deemed a waiver of any right and each right shall be deemed an ongoing right which we may assert at any time and from time to time.

   If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  . refuse to accept any unregistered notes and return all tendered unregistered notes to the tendering holders;

  . extend the exchange offer and retain all unregistered notes tendered before the expiration of the exchange offer, subject to the rights of holders to withdraw these unregistered notes; or

  . waive unsatisfied conditions and accept all properly tendered unregistered notes that the holders did not withdraw. If this waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by a prospectus supplement that we will distribute to the registered holders. We will also extend the exchange offer for five to ten business days, depending upon the significance of the waiver, if the exchange offer would otherwise have expired.

   In addition, we will not accept for exchange any unregistered notes tendered, and no exchange notes will be issued in exchange for any unregistered notes, if at the time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Exchange Agent

   Firstar Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the addresses described below. Questions and requests for assistance, requests for additional copies of the prospectus or the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

      FIRSTAR BANK, N.A.

       By Facsimile:
       (651) 229-6415
       Attention: Corporate Trust Department


       By Hand, Mail or Courier:
       Firstar Bank, N.A.
       Attention: Corporate Trust Department
       101 East Fifth Street
       St. Paul, Minnesota 55101

       Telephone:
       (651) 229-2600

   Delivery of this instrument to an address other than as described above or transmission of instructions via fax transmission other than as described above does not constitute a valid delivery.

Fees and Expenses

   We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.

   We will bear the expenses of soliciting tenders under the exchange offer. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent, accounting and the reasonable legal fees of the holders of unregistered notes as defined in the registration rights agreement. Holders who tender unregistered notes in connection with the exchange offer will not be required to pay brokerage commissions or fees.

Transfer Taxes

   Holders who tender their unregistered notes for exchange will not be obligated to pay any transfer taxes. A tendering holder, however, will be required to pay any transfer taxes incurred, whether imposed on the registered holder or any person, if:

  . exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the unregistered notes; or

  . tendered unregistered notes are registered in the name of any person other than the person signing the applicable letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of unregistered notes in connection with the exchange offer.

   If satisfactory evidence of payment of these taxes or exemption from them is not submitted with the applicable letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Consequences of Failure to Exchange

   The unregistered notes of holders who do not exchange their unregistered notes for exchange notes in the exchange offer will continue to have restrictions on transfer because we issued the unregistered notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. In general, unregistered notes may not be offered or sold, unless registered under the Securities Act of 1933, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

   We do not currently anticipate that we will register the unregistered notes under the Securities Act of 1933. To the extent that unregistered notes are tendered in connection with the exchange offer, any trading market for the unregistered notes not tendered in connection with the exchange offer could be adversely affected. The tender of unregistered notes in the exchange offer may have an adverse effect upon, and increase the volatility of, the market prices of the unregistered notes due to a reduction in liquidity.

Accounting Treatment

   The exchange notes will be recorded at the same carrying value as the unregistered notes, as reflected in our accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be expensed over the term of the exchange notes.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of our exchange notes or the exchange of the unregistered notes in the exchange offer.

   The net proceeds from the offering of the unregistered notes (after deducting the initial purchasers' discounts and estimated fees and expenses payable by us) were approximately $437.5 million. We used some of the proceeds from the offering of the unregistered notes to repay approximately $90 million of revolving credit borrowed under our senior credit facilities to fund the acquisition of certain assets from ALLTEL and working capital needs. We intend to use the net proceeds from the offering of the unregistered notes to fund:

  . capital expenditures, including the construction of our network and adding additional cell sites to our existing markets;

  .  acquisitions of PCS licenses within our market areas;

  .  operating losses and other working capital; and

  .  general corporate purposes.

   The revolving credit that was repaid with the proceeds from the offering of the unregistered notes bore interest at a variable rate equal to the eurodollar rate (as defined in our senior credit facilities) plus a margin of 3.75% and had a maturity date of June 30, 2007. The interest rate would be reset every 30 days. The average interest rate for the revolving credit was approximately 10.26%. Under the terms of our senior credit facilities, the proceeds from the offering of the unregistered notes may only be used to finance the buildout of our system and working capital, pay transaction costs related to the offering of the unregistered notes and other general corporate purposes related to our build out. See "Business--Network Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources". Pending these uses, we expect to invest the net proceeds of the offering of the unregistered notes in investment grade, interest bearing securities.

                                 CAPITALIZATION

   The following table sets forth as of December 31, 2000:

  .  Tritel's historical capitalization; and

  . Tritel's pro forma capitalization as adjusted to give effect to the offering of the unregistered notes, as if the transaction had occurred on December 31, 2000.

   This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Tritel's consolidated financial statements and the related notes included elsewhere in this prospectus.

                                                                   Pro forma(c)
                                                         Actual    as adjusted
                                                         As of        as of
                                                      December 31, December 31,
                                                          2000         2000
                                                      ------------ ------------
                                                          ($ in thousands)
Cash and cash equivalents............................  $  11,959    $  449,459
                                                       =========    ==========
Long term debt:
  Government license obligations.....................  $  53,171    $   53,171
  Senior credit facilities(a)........................    360,000       360,000
  10 3/8% senior subordinated notes..................        --        450,000
  12 3/4% senior subordinated discount notes.........    245,300       245,300
                                                       ---------    ----------
    Total long term debt (including current
     maturities).....................................    658,471     1,108,471
                                                       ---------    ----------
Stockholders' equity:
  Common stock.......................................        --            --
  Additional paid-in capital(b)......................    877,020       877,020
  Accumulated deficit................................   (673,982)     (673,982)
                                                       ---------    ----------
    Total stockholders' equity.......................    203,038       203,038
                                                       ---------    ----------
      Total capitalization...........................  $ 861,509    $1,311,509
                                                       =========    ==========

----------
(a) Our senior credit facilities provide up to $550.0 million of term loan and revolving credit financing. As of December 31, 2000, we had drawn $360.0 million under our senior credit facilities (not including $30.0 million drawn after December 31, 2000 which was subsequently repaid from the proceeds of the offering of unregistered notes). See "Description of Certain Indebtedness--Senior Credit Facilities".
(b) Additional paid-in capital as of December 31, 2000 is net of deferred compensation.
(c) The pro forma as adjusted balances reflects the issuance of the notes related to this registration net of $12.5 million of estimated offering expenses. Pro forma as adjusted at December 31, 2000, balances include proceeds of the offering of unregistered notes net of estimated offering expenses of $12.5 million. These estimated offering expenses are a deferred financing cost reflected in total assets. These balances do not include the repayment from the proceeds of the offering of the unregistered notes of approximately $30.0 million of revolving credit borrowed subsequent to December 31, 2000 under the senior credit facilities.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

   The selected historical balance sheet data of Tritel presented below as of December 31, 1999 and 2000 and the selected statements of operations data for each of the three years in the period ended December 31, 2000, have been derived from audited consolidated financial statements included elsewhere in this prospectus. The selected historical balance sheet data presented below as of December 31, 1996, 1997 and 1998 the selected statements of operations data for the years ended December 31, 1996 and 1997 have been derived from audited consolidated financial statements not included elsewhere in this prospectus. All the data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Tritel's consolidated financial statements and the related notes included elsewhere in this prospectus.

                                 For the years ended December 31,
                          ------------------------------------------------------
                           1996      1997      1998       1999           2000
                          -------  --------  --------  ----------     ----------
                                   ($ in thousands except ARPU)
Statements of Operations
 Data:
Revenues:
 Service................  $   --   $    --   $    --   $    1,186     $   75,207
 Roaming................      --        --        --        3,421         36,832
 Equipment..............      --        --        --        2,152         11,765
                          -------  --------  --------  ----------     ----------
   Total revenues.......      --        --        --        6,759        123,804
                          -------  --------  --------  ----------     ----------
Operating expenses:
 Costs of services and
  equipment.............      --        --        --        6,966         76,915
 Technical operations...        4       104     1,939      18,459         60,640
 General and
  administrative........    1,481     3,123     4,947      22,915         79,827
 Sales and marketing....        5        28       452      20,404         71,752
 Stock-based
  compensation..........      --        --        --      190,664        132,864
 Depreciation and
  amortization..........        2        20       348      12,839         70,618
                          -------  --------  --------  ----------     ----------
  Total operating
   expense..............    1,492     3,275     7,686     272,247        492,616
                          -------  --------  --------  ----------     ----------
 Operating loss.........   (1,492)   (3,275)   (7,686)   (265,488)      (368,812)
Interest income.........       31       121        77      16,791         22,458
Interest expense and
 financing cost.........      --        --       (722)    (27,200)       (65,514)
                          -------  --------  --------  ----------     ----------
 Loss before
  extraordinary item and
  income taxes..........   (1,461)   (3,154)   (8,331)   (275,897)      (411,868)
Income tax benefit......      --        --        --       28,443            244
                          -------  --------  --------  ----------     ----------
 Loss before
  extraordinary item....   (1,461)   (3,154)   (8,331)   (247,454)      (411,624)
Extraordinary item--loss
 on return of spectrum..      --        --     (2,414)        --             --
                          -------  --------  --------  ----------     ----------
 Net loss...............  $(1,461) $ (3,154) $(10,745) $ (247,454)    $ (411,624)
                          =======  ========  ========  ==========     ==========
Other Data:
Deficiency of earnings
 to fixed charges(a)....  $ 4,819  $ 10,368  $ 18,876  $  299,582     $  418,094
Ending subscribers......      --        --        --       24,600        205,675
ARPU (post-pay)(b)......      --        --        --   $       45(d)  $       57
Churn(c)................      --        --        --          1.1%(d)        1.9%
Covered population (end
 of period, in
 millions)..............      --        --        --          7.9           13.7
                                        As of December 31,
                          ------------------------------------------------------
                           1996      1997      1998       1999           2000
                          -------  --------  --------  ----------     ----------
                                         ($ in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............  $    32  $  1,763  $    846  $  609,269     $   11,959
Working capital
 (deficit)..............   (3,521)   (6,377)  (31,105)    516,317        (96,080)
Property and equipment,
 net....................       10        13    13,816     258,948        568,035
Federal Communications
 Commission licensing
 costs, net.............   62,503    99,425    71,466     205,341        290,101
Intangible assets, net..      --        --        --       59,508         53,785
Total assets............   67,731   102,513    89,021   1,196,362      1,027,418
Long-term debt
 (including current
 maturities)............   53,504    77,200    51,599     558,639        658,471
Redeemable preferred
 stock..................      --        --        --       99,586            --
Total stockholders'
 equity (deficit).......  $ 5,674  $  8,762  $ (1,983) $  387,446     $  203,038

-------
(a) The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes plus fixed charges plus amortization of capitalized interest less interest capitalized. Fixed charges include interest expense, interest capitalized and rental expense or operating leases representing that portion of expense deemed attributable to interest. On this basis, earnings before fixed charges for the periods shown were not adequate to cover fixed charges therefore the amount of the deficiency is shown. These deficiencies should not be considered indicative of future results.
(b) Average revenue per unit, or ARPU, is defined as post-pay service revenue, including airtime and incollect roaming revenue but excluding outcollect roaming revenue, for the periods indicated, divided by the average post-pay customers for those periods.
(c) Churn is defined as the number of disconnected customers for the periods indicated, divided by the average number of customers for those periods.
(d) Tritel commenced operations in late September 1999. Therefore, ARPU and churn are based only on data for the three months ended December 31, 1999.
(e) Not meaningful.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read the following discussion in conjunction with (1) Tritel's accompanying unaudited consolidated financial statements and notes thereto and
(2) Tritel's audited consolidated financial statements, notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations as of and for the year ended December 31, 2000 included in our Annual Report on Form 10-K for such period. Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that are based on current expectations, estimates, and projections. These forward-looking statements reflect management's good-faith evaluation of information currently available. However, because these statements are based upon, and therefore can be influenced by, a number of external variables over which management has no, or incomplete, control, they are not, and should not be read as being, guarantees of future performance or of actual future results; nor will they necessarily prove to be accurate indications of the times at or by which any performance or result will be achieved. Accordingly, actual outcomes and results may differ materially from those expressed in these forward-looking statements.

   The following discussion and analysis of Tritel's financial condition and results of operations should be read in conjunction with its consolidated financial statements and notes thereto, which are included in this prospectus. As used in this section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations", the terms "we", "our", and "us" refer to Tritel, Inc. and its consolidated subsidiaries, including Tritel PCS, Inc.

General

   We are an AT&T Wireless affiliate in the United States, providing digital wireless personal communications services, or PCS, to a licensed service area covering approximately 14.0 million people. As of December 31, 2000, we had launched service in 38 markets having approximately 13.7 million people and representing approximately 98% of the population where we hold licenses in the United States. As of December 31, 2000, we had more than 205,000 customers. Under the terms of the strategic alliance we have with AT&T Wireless and its affiliates, we are AT&T Wireless's exclusive provider of wireless mobility services on our network using equal emphasis co-branding with AT&T in our covered markets, except for licensed areas covering approximately 800,000 people in rural Kentucky, subject to the right of AT&T Wireless and its affiliates to resell services on our network. We are a wholly-owned subsidiary of TeleCorp PCS, Inc.

Revenues

   We derive our revenue from the following sources:

    . Services. We sell wireless PCS services. The various types of service revenue associated with PCS services for our customers include monthly recurring access charges and monthly non-recurring airtime charges for local, long distance and roaming airtime used in excess of pre-subscribed usage. Our customers' charges are rate plan dependent, based on the number of pooled minutes included in their plans. Service revenue also includes monthly non-recurring airtime usage associated with our prepaid customers.

    . Roaming Charges. We charge monthly, non-recurring, per minute fees to other wireless companies whose customers use our network facilities to place and receive wireless calls.

    . Equipment Sales. We sell wireless personal communications handsets and accessories that are used by our customers in connection with our wireless services.

   Service revenue constituted our largest component of revenue during the year ended December 31, 2000, at 61%. Roaming revenue and equipment revenue represented 30% and 9%, respectively. We expect that as our customer base grows, service revenue will become an even larger percentage of revenue, while roaming revenue and equipment revenue are expected to decline as a percentage of total revenue. Roaming minutes on our network are expected to increase to the extent AT&T Wireless Services and other carriers increase the number of customers on their networks.

   The wireless industry is experiencing a general trend towards offering rate plans containing larger buckets of minutes. This trend is expected to result in decreases in gross revenue per minute.

   We have autonomy in determining our pricing plans. We have developed our pricing plans to be competitive and to emphasize the advantages of our service. We may discount our pricing from time to time in order to obtain additional customers or in response to downward pricing in the market for wireless communications services.

Cost of Revenues

   Our cost of revenues consists of the following:

  . Equipment. We purchase personal communications handsets and accessories from third party vendors to resell to our customers for use in connection with our services. The cost of handsets is, and is expected to remain, higher than the resale price to the customer. We do not manufacture any of our equipment.

  . Roaming Fees. We pay fees to other wireless communications companies based on airtime usage of our customers on other communications networks. It is expected that reciprocal roaming rates charged between us and other carriers will decrease. We do not have any significant minimum purchase requirements.

  . Clearinghouse Fees. We pay fees to an independent clearinghouse for processing our call data records and performing monthly intercarrier financial settlements for all charges that we pay to other wireless companies when our customers use their network, and that other wireless companies pay to us when their customers use our network. We do not have any significant minimum purchase requirements. These fees are based on the number of call data records processed in a month.

  . Variable Interconnect. We pay monthly charges associated with the connection of our network with other carriers' networks. These fees are based on minutes of use by our customers. These fees are known as interconnection fees. We do not have any significant minimum purchase requirements.

  . Variable Long Distance. We pay monthly usage charges to other communications companies for long distance service provided to our customers. These variable charges are based on our customers' usage, applied at pre-negotiated rates with the other carriers.

Operating Expenses

   Our operating expenses consist of the following costs:

   Operations and development. Our operations and development expense includes engineering operations and support, field technicians, network implementation support, product development, and engineering management. This expense also includes monthly recurring charges directly associated with the maintenance of the network facilities and equipment. Operations and development expense is expected to increase as we expand our coverage and add customers, however, we expect that this expense will decrease as a percentage of total revenue in future periods.

   Selling and marketing. Our selling and marketing expense includes brand management, external communications, sales training, and all costs associated with retail distribution, direct, indirect, and third party (primarily salaries, commissions and retail store rent). Selling and marketing expense is expected to increase as we expand our coverage and add customers. However, we expect that this expense will decrease as a percentage of total revenue in future periods.

   General and administrative. Our general and administrative expense includes customer support, billing, information technology, finance, and accounting and legal services. Although we expect general and administrative expense excluding one time costs related to the merger to increase in future periods, we expect this expense will decrease as a percentage of total revenue.

   Depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method, generally over three to fifteen years, based upon estimated useful lives. Leasehold improvements are depreciated over the lesser of the useful lives of the assets or the term of the lease. Network development costs incurred to ready our network for use are capitalized and are depreciated generally over seven years beginning as PCS service is commenced in each of our markets. We began amortizing the cost of the PCS licenses, microwave relocation costs, and capitalized interest as PCS service was commenced in each of our markets. Microwave relocation entails transferring business and public safety companies from radio airwaves that overlap with the portion of the airwaves covered by our business to other portions of the airwaves. Amortization of PCS licenses and microwave relocation is calculated using the straight-line method over 40 years. Our agreements with AT&T, AT&T Wireless and their affiliates, which include our exclusivity agreement, long distance agreement, network membership license agreement, and intercarrier roamer services agreement, are amortized on a straight-line basis over the related contractual terms, which range from ten to twenty years. Amortization of the agreements began on January 1999, the date of the finalization of the initial AT&T Wireless transaction.

   Non-cash stock compensation. We periodically issue restricted stock awards and stock option grants to our employees. Upon reaching a measurement date, we record deferred compensation equal to the difference between the exercise price and the fair value of the stock award. Deferred compensation is amortized to compensation expense over the related vesting period.

Other (income) expense

   Interest expense. Interest expense consists of interest due on our senior credit facilities and debt owed to the U.S. government related to its licenses, net of amounts capitalized, as well as discount accretion on the senior subordinated discount notes.

   Interest income and other. Interest income consists of interest earned on our cash and cash equivalents and restricted cash.

Results of Operations

Years Ended December 31, 2000, 1999 and 1998

 Subscribers

   Net additional subscribers were 181,075 and 24,600 for the years ended December 31, 2000 and 1999, respectively. Total PCS subscribers were 205,675 and 24,600 as of December 31, 2000 and 1999, respectively. The increase in net additional subscribers and total PCS subscribers over the same period in 1999 was primarily due to launching additional markets from the period January 1, 2000 to December 31, 2000.

 Revenues

   Revenue for the years ended December 31, 2000 and 1999 was $123.8 million and $6.8 million, respectively. We did not recognize any revenues for the year ended December 31, 1998. Service revenue was $75.2 million and $1.2 million for the years ended December 31, 2000 and 1999, respectively. The increase in service revenue of $74.0 million was due to the addition of approximately 181,000 subscribers from January 1, 2000 to December 31, 2000 and to the launch of 26 additional markets. Roaming revenue was $36.8 million and $3.4 million for the years ended December 31, 2000 and 1999, respectively. The increase in roaming revenue of $33.4 million was due primarily to the full year use on the 741 cell sites integrated in 1999 and to the additional 555 cell sites integrated in 2000. Equipment revenue was $11.8 million and $2.2 million for the years ended December 31, 2000 and 1999, respectively. The equipment revenue increase of $9.6 million over 1999 was due primarily to the sales of handsets and related accessories in connection with increased gross additions during 2000.

 Cost of Revenue

   Cost of revenue was $76.9 million and $7.0 million for the years ended December 31, 2000 and 1999, respectively. The increase in cost of revenue of $69.9 million over 1999 was due primarily to additional roaming, interconnection and long distance expenses in connection with our increased subscriber base and increases in equipment costs due to increased gross additions during 2000.

 Operations and Development

   Operations and development costs were $60.6 million, $18.5 million and $1.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increase of $42.1 million over 1999 was primarily due to the development and growth of infrastructure and staffing and maintenance related to the support of our network and network operations center.

 Selling and Marketing

   Selling and marketing costs were $71.8 million, $20.4 million and $452,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The increase of $51.4 million over 1999 was primarily due to the cost of acquiring the increased gross additions in 2000 as well as cost related to a full-year of service. Costs associated with our increased market base included advertising and promotion costs and commissions. The increase of $19.9 million over 1998 was associated with the salary and benefits for selling and marketing personnel, market deployment, including planning and leasing of sales offices and retail store locations and advertising costs related to 1999 market launches.

 General and Administrative

   General and administrative expenses were $79.8 million, $22.9 million and $4.9 million for the years ended December 31, 2000, 1999 and 1998, respectively. The increase of $56.9 million over 1999 was primarily due to the merger and severance costs related to the acquisition of Tritel by TeleCorp Wireless and the development and growth of infrastructure and staffing related to information technology, customer care and other administrative functions incurred in conjunction with managing the corresponding growth in our subscriber base and launching the additional markets. The increase of $18.0 million over 1998 was primarily due to increased staffing in various departments incurred in preparation for commercial launch of our network in 1999, as well as costs related to our redefined employment agreement with Jerry
M. Sullivan, Jr. totaling $5.8 million recorded in 1999.

 Depreciation and Amortization

   Depreciation and amortization expenses were $70.6 million, $12.8 million and $348,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The increase of $57.8 million over 1999 relates primarily to depreciation of our property and equipment as well as the amortization of our PCS licenses and the AT&T operating agreements with AT&T Wireless Services and its affiliates related to our markets launched between January 1, 2000 and December 31, 2000 and a full year of depreciation of markets launched in the fourth quarter of 1999. The increase of $12.4 million over 1998 related primarily to the depreciation of network system equipment placed into service in 1999 and the amortization of our roaming and license agreements with AT&T Wireless Services and its affiliates, as well as depreciation of computer hardware, software, furniture, fixtures, and office equipment.

 Interest Expense

   Interest expense was $65.5 million, net of capitalized interest of $6.2 million for the year ended December 31, 2000. Interest expense was $27.2 million, net of capitalized interest of $23.7 million for the year ended December 31, 1999. Interest expense was $722,000 in 1998. The increase of $38.3 million over 1999 relates primarily to a full year of interest expense on the 12 3/4% notes which were issued in May of 1999 and a full year of interest expense on our additional borrowings under our senior credit facility in September 1999.

 Interest Income and Other

   Interest income was $22.5 million, $16.8 million and $77,000 for the years ended December 31, 2000, 1999 and 1998, respectively. The increase of $5.7 million over 1999 was due primarily to larger cash balances that resulted from the additional debt issued and proceeds from our initial public offering in 1999. The significant increase over 1998 was a result of our investment of the cash received from equity investors of $163.4 million, advances under our bank facility of $300.0 million, proceeds from the sale of the 12 3/4% notes of approximately $200.2 million and proceeds from the sale of common stock in our initial public offering of approximately $242.5 million.

 Income Taxes

   For the years ended December 31, 2000 and 1999, we recorded a deferred income tax benefit of $244,000 and $28.4 million, respectively. The valuation allowance for the gross deferred tax asset at December 31, 2000 and 1999 was $85.0 million and $1.0 million, respectively. No valuation allowance was considered necessary for the remaining gross deferred tax asset principally due to the existence of a deferred tax liability which was recorded upon the closing of the AT&T Wireless transaction on January 7, 1999.

Liquidity and Capital Resources

   Management estimates that capital expenditures required by our current business plan (which does not include the deployment of the GPRS technology) will total approximately $365 million from January 1, 2001 through the end of 2002. We anticipate that most of these capital expenditures will be used to enhance our existing infrastructure which will enable us to provide superior call quality. Costs associated with the network buildout include switches, base stations, towers and antennae, radio frequency engineering, cell site acquisition and construction and microwave relocation. The actual funds required to build out our network may vary materially from these estimates, and additional funds could be required in the event of significant departures from the current business plan, unforeseen delays, cost overruns, unanticipated expenses, regulatory expenses, engineering design changes and other technological risks.

   We expect to have sufficient capital resources to fund our current business plan, including capital expenditures and operating losses for our existing markets. This estimate does not, however, include any funds to deploy GPRS technology for the development of high-speed wireless data services. GPRS is a GSM-based technology. We, along with TeleCorp Wireless, are currently evaluating the implementation of this technology for the next step toward the development of third generation services for high-speed transmission of data, such as internet service. Our current business plan does not include, and we have not developed a budget for costs for, the development and implementation of our GPRS overlay network and delivery of GPRS. As we refine our GPRS overlay network strategy and budget, we may determine that the costs to develop and implement our GPRS overlay network will require us to seek additional financing.

 Cash and Cash Equivalents

   Cash and cash equivalents totaled approximately $12.0 million at December 31, 2000, as compared to approximately $609.3 million at December 31, 1999. This decrease was the result of $176.4 million of cash used in operating activities and $470.5 million of cash used in investing activities, offset by cash provided by financing activities of $49.6 million during the year ended December 31, 2000. Cash used in operating activities resulted from a net loss of $411.6 million that was partially offset by non-cash charges of $145.8 million. Cash used in investing activities resulted primarily from cash outlays for capital expenditures, required for the development and construction of our network, of $237.9 million.

 Senior Credit Facilities

   We entered into a loan agreement dated as of March 31, 1999 that provides for senior credit facilities with a group of lenders for an aggregate amount of $550.0 million of senior secured credit. The senior credit facilities provide for:

  . a $250.0 million reducing revolving credit facility maturing on June 30, 2007,

  .  a $100.0 million term credit facility maturing on June 30, 2007, and

  .  a $200.0 million term credit facility maturing on December 31, 2007.

   Up to $10.0 million of the facility may be used for letters of credit. The terms of the senior credit facilities will permit us, subject to certain terms and conditions, including compliance with certain leverage ratios and satisfaction of buildout and subscriber milestones, to draw up to $550.0 million to finance working capital requirements, capital expenditures or other corporate purposes. As of December 31, 2000, we had $360.0 million outstanding under the senior credit facilities and could have borrowed up to a total of approximately $550.0 million pursuant to the terms of the senior credit facilities. After December 31, 2000, we borrowed an additional approximately $30.0 million which we subsequently repaid with the proceeds of the offering of unregistered notes. See "Description of Certain Indebtedness--Senior Credit Facilities".

 12 3/4% Senior Subordinated Discount Notes

   On May 11, 1999, we issued 12 3/4% notes with a principal amount at maturity of $372.0 million. These notes were issued at a substantial discount from their principal amount at maturity for proceeds of $200.2 million. No interest will be paid on the notes prior to May 15, 2004. We will recognize interest expense for discount accretion during this period. Thereafter, the notes will bear interest at the stated rate of 12 3/4%. The 12 3/4% notes mature on May 15, 2009. See "Description of Certain Indebtedness--12 3/4% Senior Subordinated Discount Notes due 2009".

 Government Debt

   Our predecessor companies received preferential financing from the United States government for the C- and F-Block licenses, which they contributed to us in exchange for series C preferred stock. As a result, the aggregate principal balance at December 31, 2000 to the United States government under the terms of this financing was $57.8 million (undiscounted). The debt relating to the C-Block licenses requires interest-only payments from 1996 to 2002 and then principal and interest payments from 2003 to 2006. The debt relating to the F-Block licenses required interest only payments for 1997 and 1998 and principal and interest payments from 1999 to 2007. See "Description of Certain Indebtedness--Government Debt".

 Acquisition of Licenses from ALLTEL

   On December 29, 2000, we completed the purchase from ALLTEL of two 10 MHz D-Block licenses covering approximately 1.5 million people in Birmingham and Tuscaloosa, Alabama, two markets in which we currently hold 15 MHz C-Block licenses. We also acquired certain equipment and a customer list containing in excess of 2,500 PCS customers of ALLTEL in the Birmingham and Tuscaloosa markets, whom we intend to convert into our customers. These assets were purchased for an aggregate purchase price of $67.0 million which was principally funded through our senior credit facilities. In addition, we and AT&T Wireless Services have entered into a put and call agreement that gives us the right to sell the two licenses acquired from ALLTEL to AT&T Wireless Services at any time during the 18 months following the closing of this transaction for $50.0 million. This agreement also gives AT&T Wireless Services the right to purchase the two licenses during the same period for $50.0 million. However, generally, we can terminate AT&T Wireless Services' call right if we terminate our put right. In each case, the transfer of the licenses is conditioned upon receipt of the necessary regulatory approvals. For more information, see "Certain Relationships and Related Transactions-- Agreements and Relationships with AT&T--Put and Call Agreement".

Recently Issued Accounting Standards

   We use interest rate swaps to hedge the effect of fluctuations in interest rates from our senior credit facility. The interest rate swaps are managed in accordance with our policies and procedures. We do not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of the hedged transaction are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement. The fair value of the interest rate swaps is measured as the amount at which the swaps could be settled based on estimates obtained from dealers. We have adopted the Statement of Financial Accounting Standards No. 133 (SFAS 133) "Accounting for Derivative Instruments and Hedging Activities" effective on January 1, 2001. The effect of the adoption was not material.

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin (SAB) Number 101, "Revenue Recognition in Financial Statements". This bulletin establishes more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. The adoption of SAB 101 did not have a material impact on our operations or financial position for the year ended December 31, 2000.

Quarterly Results of Operations

   The following table sets forth certain unaudited quarterly operating information for each of the eight quarters ended December 31, 2000. This data has been prepared on the same basis as the audited financial statements, and in management's opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

Quarterly Financial Data

                             March 31            June 30          September 30          December 31
                         ------------------  -----------------  ------------------  --------------------
                          1999      2000      1999      2000      1999      2000      1999       2000
                         -------  ---------  -------  --------  --------  --------  ---------  ---------
                                                     ($ in thousands)
Revenues................ $   --   $  14,883  $   --   $ 24,425  $    179  $ 36,729  $   6,580  $  47,767
Operating loss..........  (7,471)  (149,327)  (9,877)   (4,478)  (21,229)  (77,051)  (226,911)  (137,956)
Net loss................  (6,247)  (154,512)  (6,655)  (12,740)  (15,855)  (88,504)  (218,698)  (155,868)

Quantitative and Qualitative Disclosure About Market Risk

   We are exposed to market risk from changes in interest rates which could impact results of operations. We manage interest rate risk through a combination of fixed and variable rate debt which include the following:

  . $300.0 million of the term loan A and term loan B notes and $60.0 million of the revolver under our senior credit facility, which carried a weighted average rate of 10.94% and 10.39%, respectively;

  . $245.3 million carrying value ($372.0 million at maturity) of the 12 3/4% notes due 2009; and

  .  $57.8 million debt ($53.2 million discounted) to the Federal
     Communications Commission, due in quarterly installments from 2001 to 2007 bearing a rate of between 6.125%-7.0%, discounted to yield 10%.

   Our 12 3/4% notes and Federal Communications Commission debt are fixed interest rate obligations and as a result we are less sensitive to market rate fluctuations. However, our term A and term B loans outstanding and revolver amounts available to us under our senior credit facilities are variable interest rate obligations. Beginning in May 1999, we entered into interest rate swap agreements with notional amounts totaling $200.0 million to manage our interest rate risk under our senior credit facilities. The swap agreements establish a fixed effective rate of 9.05% on $200.0 million of the current balance outstanding under the senior credit facilities through the earlier of March 31, 2002 or the date on which we achieve operating cash flow breakeven.

   We use interest rate swaps to hedge the effects of fluctuations in interest rates on our senior credit facilities. These transactions meet the requirements for hedge accounting, including designation and correlation. These interest rate swaps are managed in accordance with our policies and procedures. We do not enter into these transactions for trading purposes. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to the floating rate over the term of the swap agreement. As of December 31, 2000, we had entered into interest rate swap agreements totaling $200.0 million to convert our variable rate debt to fixed rate debt.

   The following table provides information about our market risk exposure associated with our variable rate debt at maturity value of the debt and the market risk exposure associated with the interest rate swaps (dollars in millions):

                                            Expected Maturity
                         --------------------------------------------------------------
                                                                                  Fair
                         2001    2002   2003   2004   2005   Thereafter  Total   Value
                         -----  ------  -----  -----  -----  ----------  ------  ------
                                            (US$ in millions)
      Liabilities:
Long-Term Debt:
 Face value of long-term
  fixed rate
  debt (a).............. $ 2.3  $  2.4  $11.1  $11.9  $12.7    $389.4(b) $429.8  $307.1(c)
 Average interest rate
  (d)...................   6.1%    6.1%   6.8%   6.8%   6.8%     12.5%
 Face value of term
  loans A and B variable
  rate debt............. $ 0.0  $  4.5  $13.9  $20.1  $23.3    $238.2    $300.0  $300.0(f)
 Average interest rate
  (e)...................   0.0%   10.9%  10.9%  10.9%  10.9%     10.9%
 Face value of revolver
  variable
  rate debt............. $60.0  $  0.0  $ 0.0  $ 0.0  $ 0.0    $  0.0    $ 60.0  $ 60.0(f)
 Average interest rate
  (e)...................  10.4%    0.0%   0.0%   0.0%   0.0%      0.0%
     Interest Rate
      Derivatives:
Interest rate swaps:
Variable to fixed (g)...        $200.0                                   $200.0       *(h)
Average pay rate (i)....          5.29%                                    5.29%
Average receive rate
 (i)....................          6.44%                                    6.44%

--------
(a) Fixed rate debt consists of the FCC government debt and 12 3/4% senior subordinated discount notes.

(b) The total balance for all payments subsequent to 2005 includes the future principal payment of $372.0 million of 12 3/4% senior subordinated discount notes in 2009 and $17.4 million of FCC debt due in quarterly installments through 2008.
(c) The fair value is based on the carrying value of the FCC debt of $53.2 million and the $253.9 million market value of the 12 3/4% notes priced at 12.1% on December 31, 2000.
(d) Average interest rate is calculated as the weighted average rate related to the repayments of debt instruments in the year indicated of maturity.
(e) The interest rate of the variable debt securities may and is expected to vary before maturity. The amount indicated is the current rate as of December 31, 2000.
(f) The fair value of variable rate debt instruments is expected to approximate the carrying value.
(g) Represents the total notional amount of the six swap agreements related to the senior credit facility.
(h) The fair value of the variable to fixed interest rate swaps is nominal.
(i) The average pay rate and average receive rate are based on the December 31, 2000 rate of variable rate tranche B debt less the fixed yield of 9.05%. These amounts may change due to fluctuations in the variable rate debt. The current swaps expire in 2002.

   We are exposed to the impact of interest rate changes on our short-term cash investments, consisting of U.S. Treasury obligations and other investments in respect of institutions with the highest credit ratings, all of which have maturities of three months or less. These short-term investments carry a degree of interest rate risk. We believe that the impact of a 10% increase or decline in interest rates would not be material to investment income.

   We are not exposed to fluctuations in currency exchange rates since our operations are entirely within the United States and its territories and all of our services are invoiced in U.S. dollars.

                      THE WIRELESS COMMUNICATIONS INDUSTRY

   Wireless communications systems use a variety of radio airwaves to transmit voice and data. The wireless communications industry includes one-way radio applications, such as paging or beeper services, and two-way radio applications, such as personal communications services, or PCS, cellular telephone and other technologies. Each application is licensed and operates in a distinct radio airwave block.

   Since the introduction of commercial cellular service in 1983, the wireless communications industry has experienced dramatic growth. The number of wireless subscribers in the United States has increased from an estimated 204,000 as of June 1985 to over 97 million as of June 2000, according to the Cellular Telecommunications Industry Association, an international association for the wireless industry. Paul Kagan Associates Inc., an independent media and telecommunications association, estimates that the number of wireless users in the United States will increase from an estimated 107.4 million at the end of 2000 to approximately 201.9 million by the end of 2005. In addition, Paul Kagan Associates estimates that the percentage of total wireless users in the United States that are PCS users will increase from an estimated 24.6% at the end of 2000 to 42.5% by the end of 2005. The following chart illustrates the estimated annual growth in United States wireless communications customers who use cellular, PCS or other two-way wireless services through June 2000:

                                                 Year Ended June
                                        --------------------------------------
                                         1996    1997    1998    1999    2000
                                        ------  ------  ------  ------  ------
Wireless Industry Statistics(a)
Total service revenues (in billions)..  $ 21.5  $ 25.6  $ 29.6  $ 37.2  $ 45.3
Wireless subscribers at end of period
 (in millions)........................    38.2    48.7    60.8    76.3    97.0
Subscriber growth.....................      36%     28%     25%     25%     27%
Average local monthly wireless bill...  $48.84  $43.86  $39.88  $40.24  $45.15

--------
Source: Cellular Telecommunications Industry Association.

(a) Reflects domestic commercially operational cellular, enhanced special mobile radio and PCS and enhanced specialized mobile radio technology providers.

   In the wireless communications industry, there are two principal services licensed by the Federal Communications Commission for transmitting voice and data signals: PCS and cellular. PCS is a term commonly used in the United States to refer to service carried over the 1850 MHz to 1990 MHz portion of the radio airwaves. Cellular is a term commonly used in the United States to refer to service carried over the 824 MHz to 893 MHz portion of the radio airwaves. Cellular service is the predominant form of wireless voice communications service available. Cellular systems were originally analog-based systems, although digital technology has been introduced in some markets. PCS systems use digital technology. Analog technology currently has several limitations, including lack of privacy and limited capacity. Digital systems convert voice or data signals into a stream of digits that is compressed before transmission, enabling a single radio channel to carry multiple simultaneous signal transmissions. This enhanced capacity, along with improvements in digital signaling, allows digital-based wireless technologies to offer new and enhanced services, such as greater call privacy and data transmission features, including mobile office applications like facsimile, e-mail and wireless connections to computer/data networks, including the Internet. See "Business-- Government Regulation" for a discussion of the Federal Communications Commission auction process and allocation of wireless licenses.

Operation of Wireless Communications Systems

   Wireless communications system service areas, whether PCS, cellular or other technologies, are divided into multiple units. Each unit contains a transmitter, a receiver and signaling equipment to transmit wireless signals to individual phones. This equipment is connected by telephone lines or microwave signals to call connection equipment that uses computers to control the operation of the communications system for the entire service area. The call connection equipment controls the connection of calls and the connection of the wireless network to local telephone systems and long distance carriers. The system controls the transfer of calls from equipment site to equipment site as a subscriber's handset travels, coordinates calls to and from handsets, allocates calls among the network equipment sites within the system and connects calls to the local telephone system or to a long distance telephone carrier. Wireless communications providers must establish agreements with local and long distance carriers that allow them to pass calls, or interconnect; thereby integrating their system with the existing communications system.

   Because the signal strength of a transmission between a handset and a network equipment site declines as the handset moves away from the network equipment site, the wireless network monitors the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the call connection equipment may transfer the call to another network equipment site where the signal is stronger. If a handset leaves the services area of a PCS or cellular system, the call is disconnected unless there is a technical connection with the adjacent system. If there is a technical connection with the adjacent system, the customer may roam onto the adjacent system.

   Analog handsets that use the cellular portion of the airwaves are functionally compatible with cellular systems in all markets in the United States. As a result, these handsets may be used wherever a customer is located, as long as a cellular system is operational in the area and either the service provider's system covers such area or a roaming arrangement exists with a provider covering the area.

   Although PCS and cellular systems use similar technologies and hardware, they operate on different portions of the airwaves and use different technical and network standards. Use of advanced handsets makes it possible for users of one type of system to roam on a different type of system outside of their service area, and to transfer calls from one type of system to another if the appropriate agreements are in place and the networks are properly configured to transfer calls from one system to the next.

   Currently, PCS systems operate under one of three principal digital signal transmission technological standards: TDMA, CDMA or GSM. TDMA and GSM are both time division-based standards but are incompatible with each other and with CDMA. Accordingly, a subscriber of a system that uses TDMA technology is unable to use a TDMA handset when travelling in an area not served by TDMA-based PCS operators, unless the subscriber carries a special handset that permits the subscriber to use the analog or digital system on the cellular portion of the airwaves in that area and the appropriate agreements are in place.

   With an advanced handset, a user can place or receive calls using:

  . a PCS system using the technological standard with which the handset is compatible;

  . a digital system on the cellular portion of the airwaves using the corresponding technological standard; or

  .  an analog system on the cellular portion of the airwaves.

   If a PCS system operated by the service provider or covered by a roaming agreement is operating in the area, the call will be placed via this system. If there is no PCS system providing coverage, the call will be placed through a digital system on the cellular portion of the airwaves operating in the area and providing coverage to the user, and if no digital system on the cellular portion of the airwaves is providing coverage, the call will be connected over an analog system that uses the cellular portion of the airwaves providing coverage. These handsets allow for a call in progress to be handed off to an adjacent system, whether the same mode or band or otherwise, without interruption if the appropriate agreements are in place. Prior generations of handsets would cut off the call when the handset left the coverage of one system and would require the customer to place the call again using the adjacent system.

                                    BUSINESS

Tritel PCS, Inc.

   We are an AT&T Wireless affiliate providing digital wireless PCS to licensed service areas covering approximately 14.0 million people in the south-central United States. As of December 31, 2000, we had launched service in 38 markets, and had 205,675 customers. These markets include 13.7 million people, or 98% of the population in our licensed areas.

   Our licensed markets cover a contiguous geographic area, including eight of the 100 largest metropolitan areas in the United States. Our major markets include: Birmingham and Mobile, Alabama; Louisville and Lexington, Kentucky; Chattanooga, Nashville and Knoxville, Tennessee; and Jackson, Mississippi. We believe that these are attractive markets for providing wireless communications services because they contain major population and business centers, as well as traffic corridors, that generate significant wireless telephone usage.

   On November 13, 2000, Tritel, our direct parent, became a wholly-owned subsidiary of TeleCorp PCS, a public company that owns both Tritel and TeleCorp Wireless, a separate subsidiary. For additional information see "--Recent Transactions" below. Immediately after the merger of TeleCorp Wireless and Tritel with subsidiaries of TeleCorp PCS, AT&T Wireless had an ownership interest of approximately 23% in TeleCorp PCS, our ultimate parent. Together with TeleCorp Wireless, we operate under a common regional brand name, SunCom(R)--a brand we share with Triton, another AT&T Wireless affiliate.

Strategic Alliance With AT&T Wireless

   Immediately after the merger of TeleCorp Wireless and Tritel with subsidiaries of TeleCorp PCS, AT&T Wireless had an ownership interest of approximately 23% in our ultimate parent, TeleCorp PCS, and is its largest stockholder. Our strategic alliance with AT&T Wireless provides us with many business, operational and marketing advantages, including:

  . Exclusivity. We are the exclusive provider of wireless mobility services for AT&T Wireless and its affiliates using equal emphasis co-branding with AT&T in our covered markets, except for licensed areas covering approximately 800,000 people in rural Kentucky, subject to the right of AT&T Wireless and its affiliates to resell services on our network.

  . Brand. We have the right to use the AT&T brand name and logo together with the SunCom(R) brand name and logo in our covered markets, giving equal emphasis to each. We also benefit from AT&T's and AT&T Wireless's nationwide advertising and marketing campaigns.

  . Roaming. We are the preferred roaming partner of AT&T Wireless and its affiliates for digital customers in our markets, except for licensed areas covering approximately 800,000 people in rural Kentucky. We believe that our affiliation with AT&T Wireless will continue to provide us with a valuable base of roaming revenue.

  . Coast-to-Coast Coverage. Outside our markets, our customers are able to place and receive calls in AT&T Wireless Services' markets and the markets of AT&T Wireless Services' other roaming partners.

  . Products and Services. We receive preferred terms on selected products and services, including handsets, infrastructure equipment and back office support, from companies that provide these products and services to AT&T Wireless Services.

  . Marketing. We benefit from the nationwide advertising and marketing campaigns of AT&T Wireless and its affiliates. In addition, we work with AT&T Wireless Services' and its affiliates' national sales representatives to jointly market our wireless services to AT&T Wireless Services' and its affiliates' corporate customers located in our markets.

Recent Transactions

 Merger of Tritel and TeleCorp Wireless

   On November 13, 2000, Tritel combined with TeleCorp Wireless through the mergers of each of Tritel and TeleCorp Wireless with two newly formed subsidiaries of a new holding company now known as TeleCorp PCS. In accordance with the terms of the merger agreement, all of the capital stock of TeleCorp Wireless and Tritel was converted into the right to receive capital stock in TeleCorp PCS. As a result of the merger, TeleCorp PCS is controlled by the former holders of the voting preference common stock of TeleCorp Wireless, Gerald T. Vento and Thomas H. Sullivan. Tritel and TeleCorp Wireless are wholly-owned subsidiaries of TeleCorp PCS. In connection with the merger, AT&T Wireless Services also agreed to make certain cash and other contributions to TeleCorp PCS in exchange for 9,272,740 shares of the class A voting common stock of TeleCorp PCS issued to AT&T Wireless, thereby increasing AT&T Wireless's ownership interest in TeleCorp PCS, our ultimate parent, from approximately 18% to 23%. This transaction was completed immediately after the merger.

 Acquisition of Licenses from ALLTEL

   On December 29, 2000, we completed the purchase from ALLTEL Communications, Inc. of a 10 MHz D-Block license in each of the Birmingham and Tuscaloosa, Alabama markets, covering approximately 1.5 million people where we currently hold 15 MHz C-Block licenses. We also acquired certain equipment and a customer list containing in excess of 2,500 PCS customers of ALLTEL in the Birmingham and Tuscaloosa markets, whom we intend to convert into our customers. These assets and certain other assets were purchased for an aggregate purchase price of $67.0 million. For more information, see "Business--Acquisition History" and "Certain Relationships and Related Transactions--Agreements and Relationships with AT&T".

Competitive Strengths

   Our goal is to provide our customers with simple-to-buy, easy-to-use wireless services, including coverage across the nation, superior call quality, competitive pricing and personalized customer care. In addition to our strategic alliance with AT&T Wireless, we believe we have several key business, operational and marketing advantages, including our:

  . Attractive Markets. We believe our existing markets are attractive areas for providing wireless services and are strategically important to AT&T Wireless because they contain major population and business centers, as well as traffic corridors, that generate significant wireless service usage such as: Birmingham and Mobile, Alabama; Louisville and Lexington, Kentucky; Chattanooga, Nashville and Knoxville, Tennessee; and Jackson, Mississippi.

  . Experienced Management. Our senior management team has substantial experience in the wireless industry. Messrs. Gerald T. Vento, our chief executive officer, and Thomas H. Sullivan, our chief financial officer, founded TeleCorp Wireless. Additionally, the other members of our senior management team have extensive experience in the wireless industry.

  . Relationship with TeleCorp PCS. We believe that our relationship with TeleCorp PCS will provide us with significant competitive advantages. Our licensed areas, combined with those of TeleCorp Wireless, cover over 36 million people, and include 16 of the top 100 markets in the United States. We believe that the population coverage of our licensed areas, combined with those of TeleCorp Wireless, increases our strategic importance to AT&T Wireless, as we represent a significant portion of its nationwide service area. We believe that our merger with TeleCorp Wireless will enable us to better market our services to new and existing customers by offering more attractive calling plans with larger regional calling areas. We believe our increased size and scale will enable us to reduce operating costs and combine certain technical, network and corporate overhead functions with those of TeleCorp Wireless. We also expect to benefit from TeleCorp Wireless's experience in developing and launching mobile data services, such as instant messaging which TeleCorp Wireless began offering its customers in the fourth quarter of 2000.

  . Substantial Airwave Capacity. We have licenses with substantial airwave capacity in our markets. The airwave capacity of our licenses ranges between 10 MHz and 40 MHz in Alabama; 20 MHz and 55 MHz in Kentucky; 20 MHz and 35 MHz in Tennessee; 10 MHz and 50 MHz in Mississippi, and 20 MHz and 50 MHz in Georgia. We believe this airwave capacity will enable us to competitively deploy new and enhanced voice and data services. This capacity will also permit us to provide service to the increasing number of wireless users and to service increased use by our customers.

  . Substantial Progress to Date. Since we initiated service in our first market in September 1999, we have achieved substantial progress in the completion of our system and growth of our business. As of December 31, 2000, we had 205,675 customers, 1,482 integrated cell sites, six call connection sites in service and had launched service in markets encompassing 98% of the total population where we held our licenses. For the year ended December 31, 2000, we had revenues of $123.8 million. Additionally, as of December 31, 2000, we had 80 SunCom(R) company owned stores, and hundreds of additional outlets where retailers including Circuit City, Office Depot and Best Buy offer our products and services.

  . Advanced Digital Technology. We are continuing to build our network using TDMA technology, which makes our network compatible with AT&T Wireless's TDMA network and other TDMA networks. This technology allows us to offer enhanced features and services relative to standard analog cellular service, including extended battery life, integrated voicemail, paging, fax and e-mail delivery, enhanced voice privacy and short-messaging capability. In addition, our ultimate parent, TeleCorp PCS, recently joined AT&T Wireless in selecting general packet radio services, or GPRS, a GSM-based technology, for the next step towards the development of third generation services for high-speed transmission of data, such as Internet service. We believe that GPRS can be deployed as an overlay to our existing TDMA network.

  . Strong Capital Base. We expect to have sufficient capital resources to fund our current business plan, including capital expenditures and operating losses for our existing markets. This estimate does not, however, include any funds to deploy GPRS technology as an overlay to our existing TDMA technology for the development of high-speed wireless data services. Along with TeleCorp Wireless, we are currently evaluating the implementation of GPRS technology. Therefore, our current business plan does not include, and we have not budgeted for any costs for, the development and implementation of our GPRS overlay network and delivery of GPRS.

Business Strategy

   Our goal is to become the leading provider of wireless personal communications services in each of our markets, by providing our customers with simple-to-buy and easy-to-use wireless services, including coverage across the nation, superior call quality, competitive pricing and personalized customer care. The elements of our strategy to achieve these objectives are:

  . Leverage Relationship with AT&T Wireless and its affiliates. We receive numerous benefits from AT&T Wireless and its affiliates, including market exclusivity, co-branding, preferred roaming status, roaming and coast-to-coast coverage, and preferred terms on selected products and services. Also, we benefit from nationwide marketing and advertising campaigns of AT&T Wireless and its affiliates. In addition, we are working with national sales representatives of AT&T Wireless and its affiliates to jointly market our wireless services to AT&T Wireless's and its affiliates' corporate customers located in our markets.

  . Provide Coast-to-Coast Coverage. Our market research indicates that scope and quality of coverage are extremely important to customers in their choice of a wireless service provider. We have designed extensive local calling areas, and we offer coast-to-coast coverage through our arrangements with AT&T Wireless Services and its roaming partners. Our network covers those areas where people are most likely to take advantage of wireless coverage, such as suburbs, metropolitan areas and vacation locations.

  . Offer Superior Call Quality. We are committed to investing the capital required to develop a quality network in our existing and new markets. We believe our capital investment is designed to provide a highly reliable network as measured by performance factors such as percentage of calls completed and number of dropped calls. To this end we utilize TeleCorp Wireless's state-of-the-art network operations center. In areas in which we have commenced service, we intend to improve our network coverage by adding cell sites, which we expect to:

    . increase roaming minutes on our network while decreasing the expenses we incur when our customers roam on other networks in our markets; and

    .  increase the quality of our call coverage to our customers.

  . Achieve Management and Operating Synergies. As a result of our merger with TeleCorp Wireless, we have broadened our senior management team to include executives of both companies. We have begun to consolidate additional management functions, including sales and marketing, field operations, engineering, legal and human resource functions. Additionally, we expect to implement strategies that have proven successful for TeleCorp Wireless, such as the creation of larger regional management areas and expanded sales and marketing campaigns.

  . Provide Enhanced Value at Low Cost. We offer our customers advanced services and features at competitive prices. Our pricing plans are designed to promote the use of wireless services by enhancing the value of our services to our customers. We include usage enhancing features such as call waiting, three-way conference calling, and short message service in our basic packages. We market our service with a simple, all-in-one focus: digital phone, pager and voice mail. We offer our customers affordable and simple calling plans, and we take advantage of the coast-to-coast reach of AT&T Wireless Services and its roaming partners. Our national SunCom America SM and SunRate SM plans are similar to AT&T Digital One RateSM plans in that minutes can generally be used throughout the United States without paying additional roaming fees or long distance charges. We believe we can offer competitive services because of the cost advantages provided by agreements between us and AT&T Wireless and certain of its affiliates, the cost-effective characteristics of TDMA and our centralized administrative functions and efficient distribution.

  . Deliver Quality Customer Care. Our customer service strategy is predicated upon building strong relationships with customers, from the time of the initial handset purchase through the life of the service contract. Customers who purchase handsets from company stores are able to activate service immediately. Customers purchasing their handsets from independent retailers are able to activate service by using the handset to call one of our customer service representatives. Either way, the customer is able to obtain immediate credit approval or establish a debit billing plan, select service features and a rate plan and set up a billing program. We also offer special billing services that cater to the needs of consumers, including simplified monthly billing statements and flexible billing cycles. We expect future enhancements to include on-line billing and account information. AT&T Wireless and the SunCom(R) affiliates, including ourselves, will exchange information and share best practices in order to provide our respective customers with better customer care.

  . Develop Wireless Data Services. In the future, we intend to offer wireless data services including integrated e-mail, wireless internet and PDA functions. In addition, our ultimate parent, TeleCorp PCS, has joined AT&T Wireless in selecting GPRS technology, a GSM-based technology, for the next step towards the development of third-generation services for high-speed data transmission. Third generation wireless technologies are expected to greatly enhance transmission speeds for internet service and other data.

Service and Features

 Wireless Calling

   Our primary service is digital wireless calling, which features advanced handsets, enhanced voice clarity, improved protection from eavesdropping and a broad feature set. Our basic wireless service offering includes caller identification, three-way conference calling, call waiting, voicemail, paging and short-messaging.

 Data and Internet Services

   Because of the quality of digital signal transmission, wireless communications systems are suitable for the transmission of wireless data services such as applications providing weather reports, sports summaries, stock quotes, monitoring of alarm systems and internet access.

 Improved Voice Quality

   We believe the version of TDMA we are using offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, which results in fewer dropped calls compared to earlier versions of TDMA.

 Voice Privacy and Call Security

   Digital technology is inherently more secure than analog technologies. This security provides increased voice privacy and enhanced fraud protection for our customers.

 Feature-Rich Handsets

   As part of our basic service offering, we provide easy-to-use, interactive menu-driven handsets that can be activated over the air. These handsets primarily feature word prompts and easy-to-use menus rather than numeric codes to operate handset functions. These handsets allow mobile access to e-mail and other internet services.

 Extended Battery Life

   Our advanced handsets offer significantly extended battery life over earlier technologies, providing up to 14 days of stand-by battery life. Handsets operating on a digital system are capable of "sleep-mode" while turned on but not in use, improving efficiency and extending battery life. We expect that this feature will increase usage, especially for incoming calls, as users will be able to leave the phone on for significantly longer periods. The use of these handsets further extends battery life by using a digital system for roaming when in areas covered by digital systems.

Market Overview
   The following table shows the basic trading areas, or BTAs, where we provide service as of December 31, 2000. As of the date of this prospectus we have launched our service in portions of each BTA where at least one-half of the population of that BTA reside. We estimate that approximately 80% of the total population in our current BTAs resides within an area covered by our service.

                                                                    Amount of
                                         Estimated 2000 FCC License  Airwave
Existing BTA's                            Population       Block    Capacity
--------------                           -------------- ----------- ---------
                                         (in thousands)             (in MHz)
Birmingham Area
 Birmingham, Alabama...................       1,319       C, D          25
 Huntsville, Alabama...................         513       C             15
 Montgomery, Alabama...................         478       C, F          40(b)
 Tuscaloosa, Alabama...................         255       C, D          25
 Dothan-Enterprise, Alabama............         220       C, F          25(b)
 Florence, Alabama.....................         186       C, F          25(b)
 Gadsden, Alabama......................         188       C             15
 Anniston, Alabama.....................         167       C, F          25(d)
 Decatur, Alabama......................         146       C             15
 Selma, Alabama........................          72       F             10
                                             ------
  Total................................       3,544
                                             ------
Louisville Area
 Louisville, Kentucky..................       1,472       A, F          30
 Lexington, Kentucky...................         917       A             20
 Bowling Green-Glasgow, Kentucky.......         250       A, C, F       55(b)
 Owensboro, Kentucky...................         167       A, C          50(b)(c)
 Corbin, Kentucky......................         144       A, C          35(b)
 Somerset, Kentucky....................         126       A, C          50(b)
 Madisonville, Kentucky................          46       A, C          50(b)
                                             ------
  Total................................       3,122
                                             ------
Nashville Area
 Nashville, Tennessee..................       1,727       B, C          35(b)
 Clarksville, Tennessee-Hopskinsville,
  Kentucky.............................         271       B, C          35(b)
 Cookeville, Tennessee.................         137       B, C          35(b)
                                             ------
  Total................................       2,135
                                             ------
Memphis Area
 Jackson, Mississippi..................         668       B             20
 Tupelo-Corinth, Mississippi...........         319       B, C          50(b)
 Greenville-Greenwood Mississippi......         206       B, C          35(b)
 Meridian, Mississippi.................         207       B, C          35(b)
 Columbus-Starkville, Mississippi......         172       B, C          35(b)
 Natchez, Mississippi..................          72       B, C          50(b)
 Vicksburg, Mississippi................          62       B             20
 Montgomery county, Mississippi........          12       B             20
                                             ------
  Total................................       1,718
                                             ------
New Orleans Area
 Mobile, Alabama.......................         668       F             10
 Biloxi-Gulfport Pascagoula,
  Mississippi..........................         389       F             10
 Hattiesburg, Mississippi..............         187       F             10
 McComb-Brookhaven, Mississippi........         112       C, F          40(b)
 Laurel, Mississippi...................          82       E             10
                                             ------
  Total................................       1,438
                                             ------
Atlanta Area
 Chattanooga, Tennessee................         556       A, C          35(b)
 Opelika-Auburn, Alabama...............         142       A, C, F       45(b)(d)
 Rome, Georgia.........................         125       A, C          50(b)
 Dalton, Georgia.......................         120       A, C          50(b)
 Atlanta counties (Carroll, Haralson),
  Georgia..............................         108       A             20
 Cleveland, Tennessee..................         101       A             20
 La Grange, Georgia....................          70       A, C, F       45(b)(d)
                                             ------
  Total................................       1,222
                                             ------
Knoxville Area
 Knoxville, Tennessee..................       1,097       A             20
                                             ------
  Total................................      14,276
                                             ======

--------
(a) This table is based on the most current available estimates, as calculated by Paul Kagan Associates, Inc., other than for Montgomery County, Mississippi and Atlanta Counties, Georgia which are based on Paul Kagan Associates' 1998 estimates.
(b) Includes licenses that are subject to a license purchase agreement with ABC Wireless the closing of which is conditioned on receipt of approval by the Federal Communications Commission. See "Certain Relationships and Related Transactions--Relationship with ABC Wireless".
(c) Our license subsidiary has only 45 MHz in Daviess county.
(d) Includes licenses that are subject to a license purchase agreement with Technicom, LLC the closing of which is conditioned on receipt of approval by the Federal Communications Commission.

Marketing Strategy

   We believe that our association with the AT&T brand name and the distinctive advantages of our TDMA network, combined with our simple-to-buy and easy-to-use philosophy, will allow us to expand our customer base. Additionally, we expect to attract new users to wireless services. We developed our marketing strategy on the basis of extensive market research in each of our markets. This research indicates that limited coverage of existing wireless systems, relatively high costs, inconsistent performance and overall confusion about wireless services drive customer dissatisfaction and reduce the attractiveness of wireless services for potential new customers.

   We are focusing our marketing efforts on three primary market segments:

  .  corporate accounts;

  .  current wireless users; and

  . individuals with the intent to purchase a wireless product within six months.

   For each segment, we are creating a specific marketing program, including a service package, pricing plan and promotional strategy. We believe that targeted service offerings will increase customer loyalty and satisfaction, reducing customer turnover.

   The following are key components of our marketing strategy:

 Branding

   We market our wireless services as "SunCom, Member of the AT&T Wireless Network" and use the globally recognized AT&T brand name and logo in equal size and prominence with the SunCom(R) brand name and logo. We believe that consumers associate the AT&T brand with reliability and quality.

   We have entered into agreements with TeleCorp Wireless and Triton to adopt a common regional brand, SunCom(R). We, TeleCorp Wireless and Triton are endeavoring to establish the SunCom(R) brand as a strong local presence. Markets in which the SunCom(R) brand is used have a service area covering a population of approximately 50 million. We enjoy preferred pricing on equipment, handset packaging and distribution by virtue of our affiliation with AT&T Wireless and the other SunCom(R) companies.

 Advertising/Promotion

   We believe that the most successful marketing strategy is to establish a strong local presence in each of our markets. We are directing our media efforts at the community level by advertising in local publications and sponsoring local and regional events. We combine these local efforts with mass market media, including television, radio, newspaper, magazine, outdoors and internet advertisements. Outside advertising agencies support our brand campaigns, and also develop newspaper, radio and web page advertisements to promote specific product offerings and direct marketing programs for targeted audiences. All of our advertising materials use the SunCom(R) and AT&T names, giving equal emphasis to each, and the tagline, "SunCom, Member of the AT&T Wireless Network".

 Pricing

   Our pricing plans are designed to be competitive and straightforward, offering large buckets of minutes, large local calling areas and usage enhancing features. We offer pricing plans tailored for our market segments, including local, regional and national pricing plans. We also offer shared minute pools that are available for businesses and families who have multiple wireless users who want to share the bucket of minutes.

   The wireless industry is experiencing shifts in customers' calling patterns. A contributing factor in these shifts is the increase in availability of flat rate plans--where customers purchase a large bucket of minutes for use per month, including minutes that can be used locally, regionally or nationally. An example of one of these plans is the AT&T Digital One Rate Plan SM. We believe growth in this category will provide us with a valuable roaming revenue stream as AT&T Digital One Rate SM customers use their minutes while visiting our networks.

   We are able to offer national SunCom AmericaSM and SunRateSM plans by virtue of our roaming relationship with AT&T Wireless Services. Competing flat rate plans often limit flat rate usage to the competitor's own networks. We are able to offer a differentiated national rate plan by virtue of our roaming arrangements with AT&T Wireless Services and its roaming partners.

   We believe our pricing policies differentiate us from our competition through flexibility and design. We offer 23 price plans per region, on average, and we design our plans to encourage customers to enter into long-term agreements.

 Handsets

   We sell our service exclusively with handsets that are compatible with wireless communications systems that operate using digital service on the PCS portion of the airwaves, as well as digital and analog service on the cellular portion of the airwaves. Through the use of technologically advanced Nokia, Ericsson and Motorola handsets, our customers can use their phones across a variety of wireless networks.

Sales and Distribution

   Our sales and distribution strategy is to use a balanced mix of distribution channels to maximize penetration within our licensed service area while minimizing customer acquisition costs. Our channels include a network of company stores, nationally recognized retailers, a direct sales force for corporate and business customers, regional and local mass merchandisers, telesales, direct mail and online sales. We also work with AT&T Wireless's and its affiliates' sales channels to cooperatively exchange leads and develop new business.

  . Company Stores. Our stores range in size from 1,200 to 2,000 square feet in the principal retail district in each market. As of December 31, 2000, we had opened 80 stores for the distribution and sale of our handsets. We believe that company stores offer a considerable competitive advantage by providing a strong local presence. We also believe that company stores offer one of the lowest customer acquisition costs among our different distribution channels. Sales representatives in company stores receive in-depth training to allow them to explain wireless communications services simply and clearly. We believe this process distinguishes us from our competitors and will improve our ability to attract subscribers within our markets.

  . Retail Outlets. We have negotiated distribution agreements with national and regional mass merchandisers and consumer electronics retailers, including Circuit City, Office Depot, and Best Buy. We currently have over 2,000 retail outlet locations where customers can purchase our services. In some of these retail store locations, we are implementing a store-within-a-store concept, which uses visual merchandising to leverage the brand awareness created by both SunCom(R) and AT&T and its affiliates advertising.

  . Direct Sales and Marketing. Our direct corporate sales force focuses on high-revenue, high-margin corporate users. As of December 31, 2000, our direct corporate sales force consisted of approximately 109 sales professionals targeting the wireless decision maker within large corporations. We also benefit from AT&T Wireless's and its affiliates' national corporate accounts sales force. AT&T Wireless and its affiliates, in conjunction with us, support our marketing of their services to AT&T Wireless's and its affiliates' large national accounts located in our service areas. We use direct marketing to generate leads and stimulate prospects, allowing us to maintain low selling costs and to offer our customers additional features or customized services.

  . Online Sales. Our web page provides current information about us, our markets, our products and our services. All information that is required to make a purchasing decision is available through our website and online store. Customers are able to choose from our rate plans, features, handsets and accessories. The online store provides a secure environment for transactions, and customers purchasing through the online store experience a similar business process to that of customers purchasing service through other channels.

 Customer Care

   We are committed to building strong customer relationships by providing customers with prompt and helpful service. We serve our customers from our state-of-the-art facility in Jackson, Mississippi. As of December 31, 2000, our customer care center employed 162 customer care representatives. Our customer care center has sophisticated infrastructure and information systems, including automated call distributors and advanced diagnostic tools for one-call trouble resolution. We emphasize proactive and responsive customer service, including welcome calls.

Network Development

   We launched commercial operations in September 1999 and have commenced our services in each of our major markets. We launched our services in markets which have attractive characteristics for a high volume of wireless communications usage, including metropolitan areas, the surrounding suburbs, commuting and travel corridors, and popular leisure and vacation destinations. Immediately upon launch, customers had access to coast-to-coast coverage through roaming arrangements with AT&T Wireless Services and its roaming partners, both inside and outside its licensed areas. Within each market, geographic coverage will be based upon changes in wireless communications usage patterns, demographic changes within our licensed areas and our experiences in those markets. We define coverage to include an entire basic trading area if we have a significantly developed system in that basic trading area.

   As of December 31, 2000, we launched commercial service in the following 38 markets:

   Biloxi/Gulfport/Pascagoula, MS   Decatur, AL             Knoxville, TN
   Brookhaven-McComb, MS            Dothan-Enterprise, AL   Nashville, TN
   Columbus-Starkville, MS          Florence, AL            Dalton, GA
   Greenville-Greenwood, MS         Gadsden, AL             LaGrange, GA
   Hattiesburg, MS                  Huntsville, AL          Rome, GA
   Jackson, MS                      Mobile, AL              Bowling Green, KY
   Laurel, MS                       Montgomery, AL          Corbin, KY
   Meridian, MS                     Opelika-Auburn, AL      Lexington, KY
   Natches, MS                      Selma, AL               Louisville, KY
   Tupelo, MS                       Tuscaloosa, AL          Madisonville, KY
   Vicksburg, MS                    Chattanooga, TN         Owensboro, KY
   Anniston, AL                     Cleveland, TN           Clarksville, TN and
   Birmingham, AL                   Cookeville, TN          Hopkinsville, KY

   These 38 markets include 13.7 million people, or approximately 98% of the population in our licensed areas. As of December 31, 2000, our network included 1,482 network equipment sites and six call connection sites and we had 205,675 customers. By the end of 2001, we expect to have approximately 1,875 cell sites, providing service in over 40 cities.

   Initial Radio Frequency Design. Two radio frequency engineering firms, Galaxy Personal Communications Services, Inc., a wholly-owned subsidiary of World Access, Inc., for the Mississippi, Alabama, Georgia and eastern Tennessee sites, and Wireless Facilities, Inc., for the Nashville, Tennessee and the Louisville and Lexington, Kentucky sites, performed the initial radio frequency design for our network. Based upon their engineering designs, Galaxy and Wireless Facilities determined the required number of cell sites to operate the network and identified the general geographic areas in which they propose to locate each of the required cell sites.

   Site Identification, Acquisition and Construction. We have arrangements with several firms to identify and acquire the sites on which we will locate the towers, antennae and other equipment necessary for the operation of our PCS system. After the site acquisition companies identify the general geographic area in which to locate cell sites, the site acquisition companies survey potential sites to identify two potential tower sites within each geographic location. The site acquisition companies evaluate the alternative sites within each of the identified geographic areas, giving consideration to various engineering criteria as well as the desirability of the site from an economic point of view. The contracts with these site acquisition companies are based upon specified hourly fees or fixed fee arrangements.

   We can obtain a cell site in three ways:

  (1) co-location;

  (2) construction of a tower by an independent build-to-suit company; or

  (3) our own construction of a tower.

   First preference in site acquisition is being given to sites on which we can co-locate with another wireless company or companies by leasing space on an existing tower or building. The advantages of co-location are that there are lower construction costs to us associated with the building of a tower and any zoning difficulties have likely been resolved. Second preference is being given to sites where we would be able to arrange for the construction of a tower on a build-to-suit basis by an independent tower construction company who would acquire the site, build the tower and lease it back to us. The principal advantage of this method is that it reduces our capital expenditures, although operating expenses will reflect the required lease payments. Third preference is being given to those greenfield sites that we would acquire and then arrange for the construction of a tower that we would own.

 Call Connection Sites

   In order to cover markets with approximately 13.7 million people in our licensed areas, we utilize six call connection sites located in Louisville, Nashville, Knoxville, Jackson and two in Birmingham. Each call connection site serves several purposes, including routing calls, managing call hand-off, managing access to landline carrier networks and providing access to voice mail.

Network Operations

 Network Communications Equipment

   In December 1998, we entered into an exclusive equipment supply agreement with Ericsson under which we agreed to purchase radio base stations, switches and other related PCS transmission equipment, software and services necessary to establish our PCS network. Ericsson has assigned a dedicated project management team to assist us in the installation and testing of the equipment that will comprise our transmission system. We have agreed that, during the five year term of the agreement, Ericsson will be our exclusive provider for certain PCS transmission equipment, materials and services within our markets.

 Connection Agreements

   Our digital PCS network connects to the landline telephone system through local exchange carriers. We have entered into connection agreements with BellSouth, Verizon and smaller local exchange carriers within our markets.

 Long Distance Connection

   We have executed a wholesale long distance agreement with AT&T providing for preferred rates for long distance services.

 Roaming Arrangements

   Through our arrangements with AT&T Wireless Services and its affiliates and via the use of advanced handsets, our customers have roaming capabilities on AT&T Wireless Services' and its affiliates' wireless network and AT&T Wireless Services' and its affiliates' customers have roaming capability on our wireless network. Further, we have the benefit of AT&T Wireless Services' and its affiliates' roaming agreements with third party carriers at AT&T Wireless Services' and its affiliates' preferred pricing. These agreements, together with AT&T Wireless Services' wireless network, enable us to offer roaming services in licensed areas representing more than 95% of the United States population.

 Network Operations Center

   We are utilizing TeleCorp Wireless's network operations center in Memphis, Tennessee. The network operations center's function is to monitor the network on a real-time basis for, among other things, alarm monitoring, power outages, tower lighting problems and traffic patterns.

 Financial Operation Systems

   We operate management information systems to handle customer care, billing, roaming, fraud, network management and financial and administrative services. The systems focus on three primary areas:

  . network management, including traffic and usage monitoring, trouble management and operational support systems;

  . financial operations, including billing systems, service activation, pre-pay systems and customer service and support systems; and

  . business systems, including accounting, financial, purchasing, human resources, inventory and other administrative systems.

   We have incorporated sophisticated network management and operations support systems to facilitate network fault detection, correction and management, performance and usage monitoring and security. System capabilities have been developed to allow over-the-air activation of handsets and implement fraud protection measures. We maintain stringent controls for both voluntary and involuntary deactivations. We attempt to minimize customer disconnects initiated by us through credit review and preactivation screening, identify prior fraudulent or bad debt activity and call pattern profiling and identify where activation and termination policy adjustments are needed.

Technology

 TDMA Digital Technology

   We have chosen digital TDMA technology for our network. TDMA technology allows for:

  . the use of advanced handsets which allow for roaming across the PCS and cellular portion of the airwaves, including both analog and digital technologies;

  . enhanced services and features, such as short-messaging, extended battery life, added call security and improved voice quality; and

  . network equipment sites that are small and that improve network coverage with low incremental investment.

   TDMA technology is the digital technology choice of two of the largest wireless communications companies in the United States, AT&T Wireless Services and Cingular Wireless. This technology served an estimated 35 million subscribers worldwide and 19 million subscribers in North America as of December 31, 1999, according to the Universal Wireless Communications Consortium, an association of TDMA providers and manufacturers. We believe that the increased usage of TDMA has increased the probability that this technology will remain an industry standard. TDMA equipment is available from leading telecommunication vendors such as Lucent, Ericsson and Nortel.

 Future Technology Development

   Our ultimate parent, TeleCorp PCS, has joined AT&T Wireless in selecting GPRS technology for the next step toward the development of third-generation services for high-speed data transmission, such as internet service. GPRS operates on GSM technology. Third generation wireless technologies are expected to greatly enhance transmission speeds for internet service and other data. We believe that it will be possible to deploy GPRS as an overlay to our existing TDMA network. To do this, we would, in most instances, place GPRS transmitters at our existing cell sites and connect those transmitters to our existing antenna systems. In some situations, we would build new GPRS sites. As a result, we may be able to offer roaming services to GSM-based PCS providers. However, our current business plan does not include, and we have not developed a budget for costs for, the development and implementation of our GPRS overlay network and delivery of GPRS. We do, however, anticipate deploying our GPRS network strategically, initially targeting more heavily populated areas where we believe deploying the GPRS network will likely attract additional roaming revenues. We do not anticipate making any expenditures until the latter part of 2001. Any expenditures in 2001 that we make for GPRS are not expected to be material.

Competition

   We believe that customers choose a wireless communications service provider principally based upon network coverage, pricing, quality of service and customer care. We compete directly with at least two cellular providers and PCS providers in each of our markets and against enhanced special mobile radio operations in some of our markets. We compete with at least one analog, one CDMA and one GSM operator in each of our markets. Some of these providers have significant infrastructure in place, often at low historical cost, have been operational for many years, and may have greater capital resources than we do. The cellular operators we compete with may upgrade their networks to provide services comparable to those we offer.

   We compete in:

  . Alabama, primarily against Verizon Wireless and Cingular Wireless for cellular services, and Sprint PCS, Powertel (which has agreed to be acquired by VoiceStream and VoiceStream has agreed to be acquired by Deutsche Telekom), PrimeCo, Mobile Tri-States, Nextel and ALLTEL for PCS;

  . Mississippi, primarily against Cingular Wireless and Centurytel for cellular services, and Powertel, Sprint PCS, Nextel and Cellular South for PCS;

  . Tennessee, primarily against Verizon Wireless, Cingular Wireless and US Cellular for cellular services, and Cingular Wireless, Powertel, Leap Wireless, Nextel and Sprint PCS for PCS; and

  . Kentucky, primarily against Verizon Wireless and Cingular Wireless for cellular services, and Verizon, Sprint PCS, Nextel and Powertel for PCS.

   We also compete with resellers of wireless communications services in each of our markets. Resellers purchase large volumes of services on a wireless operator's network, usually at a discount, and resell the services to end users under the reseller's own brand name. While the network operator receives some revenue from the sale of services to the reseller, the operator is competing with its own customer for sales to the end users. We have agreed to resell services to AT&T Wireless and its affiliates in each of our markets should AT&T Wireless desire to do so. We have not yet entered into any such arrangements with AT&T Wireless or any other party.

   We have not obtained a significant share of the market in any of our areas of operation. We face significant competition from operators who have already established strong market positions and have signed up many customers. Most of the existing cellular operators have developed systems that have larger local and regional coverage than we currently have. We seek to compete by offering a competitive product with attractive pricing plans and through our extensive access to roaming, including in-region roaming, which gives us an effective coverage area competitive with that of our principal competitors. We have developed our pricing plans to be competitive and to emphasize the advantages of our offerings.

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

   We anticipate that market prices for wireless communications services generally will decline in the future based upon increased competition. Our ability to compete successfully will depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and competitors' discount pricing strategies, all of which could adversely affect our operating margins. We plan to use our digital feature offerings, national network through our AT&T Wireless affiliations, contiguous footprint providing an extended home calling area, and local presence in secondary markets to combat potential competition. We believe that our extensive digital network, once deployed, will provide a cost-effective means to react appropriately to any price competition.

Formation of Tritel PCS, Inc. and Tritel, Inc.

   Prior to January 7, 1999, Tritel's operations were conducted through Airwave Communications, formerly Mercury PCS, LLC, and Digital PCS, formerly Mercury PCS II, LLC. Airwave Communications was formed in July 1995 by William M. Mounger, II, E.B. Martin, Jr. and Jerry M. Sullivan, Jr. and various other investors as a "small business", as defined by the Federal Communications Commission, to participate in the Federal Communications Commissions C-Block PCS spectrum auction. Airwave Communications acquired six 30 MHz C-Block licenses covering 2.5 million people in northern Alabama. Digital PCS was similarly formed in July 1996 as a "very small business", as defined by the Federal Communications Commission, to participate in the Federal Communications Commission's D-, E- and F-Block PCS spectrum auctions. Digital PCS acquired 32 10 MHz licenses in the D-, E- and F-Blocks covering approximately 9.1 million people in Alabama, Florida, Kentucky, Louisiana, Mississippi, New Mexico and Texas.

   Tritel was formed as a Delaware corporation in 1998. On May 20, 1998, Tritel, Airwave Communications and Digital PCS entered into a securities purchase agreement with AT&T Wireless and other parties, which provided for the joint venture arrangement with AT&T Wireless. On January 7, 1999, the parties created the joint venture. Under the AT&T Wireless joint venture, AT&T Wireless contributed to Tritel PCS A- and B-Block licenses covering 9.1 million people, and Airwave Communications and Digital PCS contributed to Tritel PCS their C-Block licenses and certain of their E- and F-Block licenses covering 6.6 million people. In addition, Central Alabama Partnership, an unrelated party, contributed C-Block licenses covering 475,000 people in Montgomery, Alabama to us. The licenses contributed by Airwave Communications and Digital PCS included licenses covering 1.7 million people that overlapped with those contributed by AT&T Wireless. All of the Central Alabama licenses also overlapped with those held by Tritel PCS. As a result, we now hold PCS licenses covering 14.0 million people.

Government Regulation

   We are subject to substantial regulation by the Federal Communications Commission, state public utility commissions and, in some cases, local authorities. Our principal operations are classified as commercial mobile radio services by the Federal Communications Commission, subject to regulation under Title II of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, as a common carrier and subject to regulation under Title III of the Communications Act as a radio licensee. The states are preempted from regulating our entry into and rates for commercial mobile radio service offerings, but remain free to regulate other terms and conditions of our commercial mobile radio services and to regulate other intrastate offerings by us. Congress and the states regularly enact legislation, and the Federal Communications Commission, state commissions and local authorities regularly conduct rulemaking and adjudicatory proceedings that could have a material adverse effect on us. In addition, government regulation may adversely affect our ability to engage in, or rapidly complete, transactions and may require us to expend additional resources in due diligence and filings related to the Federal Communications Commission and other requirements, as compared to unregulated entities.

 Federal Communications Commission Common Carrier Regulation Under Title II

   Under Title II of the Communications Act, among other things, we are:

  .  required to offer service upon reasonable request;

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

  . prohibited from imposing unjust or unreasonable rates, terms or conditions of service;

  .  proscribed from unjustly or unreasonably discriminating among customers;

  . required to reserve communications capacity for law enforcement surveillance operations and to make technical network changes to facilitate this surveillance;

  . required to make our services and products accessible to, and usable by, persons with disabilities, if readily achievable; and

  . required to comply with limitations on our use of customer proprietary network information.

   Under the Telecommunications Act, we are entitled to benefits when negotiating interconnection arrangements with other communications carriers, such as resale rights, their customers being able to keep their old numbers when switching to us and compensation equal to that of other carriers, but we are subject to many of those same requirements when other carriers seek to interconnect with our networks. The Federal Communications Commission is still in the process of implementing some of these benefits. While the rates of common carriers are subject to the Federal Communications Commission's jurisdiction, the Federal Communications Commission forbears from requiring commercial mobile radio service carriers to file tariffs for their services. Common carriers, including commercial mobile radio service providers, are also prohibited under the Communications Act from unreasonably restricting the resale of their services and are required to offer unrestricted resale.

 Federal Communications Commission Radio License Regulation Under Title III

   Among other things, Title III of the Communications Act:

  . does not permit licenses to be granted or held by entities that have been subject to the denial of federal benefits;

  . requires us to seek prior approval from the Federal Communications Commission to transfer control of us or to assign our radio authorizations, including subdividing our radio airwaves or partitioning geographic license areas, except in very limited circumstances; and

  .  limits foreign ownership in radio licensees, including PCS providers.

 Federal Communications Commission Commercial Mobile Radio Service Regulation

   The Federal Communications Commission rules and policies impose substantial regulations on commercial mobile radio service providers. Among other regulations, commercial mobile radio service providers such as the company:

  .  incur costs as a result of required contributions to federal programs;

  . are prohibited from acquiring or holding an attributable interest in PCS, cellular or special mobile radio licenses with more than 45 MHz of airwaves in the same metropolitan area, and more than 55 MHz in rural markets, although these rules are currently subject to requests for modification;

  . are required to provide at least manual roaming service to enable a customer of one provider to obtain service while roaming in another carrier's service area;

  . are required to route emergency calls to public safety centers and provide the public safety centers under certain circumstances with information regarding the originating number and the general location of the caller;

  . are required to comply with federal rules governing radio frequency transmissions in order to limit exposure, by both the general public and maintenance personnel, to potentially harmful radiation; and

  . will eventually be required to allow customers to retain their telephone numbers when changing service providers in some circumstances.

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

 Federal Communications Commission Personal Communications Services Regulation

   We are subject to service-specific regulations under the Federal Communications Commission's rules. Among other things, these regulations provide that PCS licensees, such as us, be granted licenses for a 10-year term, subject to renewal. Under these policies, we will be granted a renewal expectancy that would preclude the Federal Communications Commission from considering competing applications if we have:

  . provided "substantial" performance that is "sound, favorable and substantially above a level of mediocre service just minimally justifying renewal"; and

  . substantially complied with the Federal Communications Commission rules and policies and the Communications Act.

   These regulations also govern the transmission characteristics of PCS handsets and network equipment sites and other technical requirements. PCS licensees are required to comply with limits intended to ensure that these operations do not interfere with radio services in other markets or in other portions of the airwaves and to ensure emissions from mobile transmitters do not cause adverse health effects. We are also subject to minimum construction requirements that will require us to deploy facilities with service coverage of a particular amount of the population of our licensed areas within specified time periods.

 Relocation of Fixed Microwave Licensees

   Because PCS carriers use airwaves occupied by existing microwave licensees, the Federal Communications Commission has adopted special regulations governing the relocation of incumbent systems and cost-sharing among licensees that pay to relocate microwave incumbents. Relocation usually requires a PCS operator to compensate an incumbent for the costs of system modifications and new equipment required to move the incumbent to new portions of the airwaves, including possible premium costs for early relocation to alternate portions of the airwaves. The transition plan allows most microwave users to operate in the PCS portion of the airwaves for a one-year voluntary negotiation period and an additional one-year mandatory negotiation period following the issuance of the PCS license. These periods are longer for public safety entities. We have entered into all necessary agreements for microwave relocation. Under certain circumstances relocated licensees may exercise their rights to move back to their original sites in the event the new sites are inadequate.

 Federal Communications Commission and Federal Aviation Administration Facilities Regulation

   Because we acquire and operate antenna sites for use in our networks, we are subject to Federal Communications Commission and Federal Aviation Administration regulations governing registration of towers, the marking and lighting of structures and regulations governing compliance with the National Environmental Policy Act of 1969, which requires carriers to assess the impact of their operations on the environment, including the health effects of radio airwave radiation on humans.

 Federal Communications Commission Designated Entity Regulation

   Federal Communications Commission licenses are held by certain of our subsidiaries under the Federal Communications Commission's designated entity policies. Under such policies, for a period of five years from initial license grant, some of our licenses can only be held by a company that meets the Federal Communications Commission's criteria for "entrepreneurial" status. In addition, some of our licenses were awarded subject to bidding credits because the original bidder met the criteria for "small business" or "very small business" status. With respect to our designated entity licenses, we:

  . believe we met the relevant eligibility and benefits criteria at the time such licenses were granted;

  . believe our subsidiaries continue to hold such licenses in compliance with the Federal Communications Commission's eligibility and benefits criteria; and

  . intend to diligently maintain our subsidiaries' eligibility and benefits in compliance with applicable Federal Communications Commission rules.

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

   We rely on representations of our investors to determine their compliance with the Federal Communications Commission's rules applicable to PCS licenses.

   Entrepreneurial Eligibility. Under the Federal Communications Commission's designated entity rules for PCS, the C- and F-Blocks of PCS spectrum were set aside by the Federal Communications Commission for entrepreneurs. Only entrepreneurs were eligible to bid for these licenses and, for a period of five years from the original grant, only entrepreneurs may hold these licenses. Airwave Communications, and Digital PCS initially qualified to hold PCS licenses as entrepreneurs. We believe that we have met the requirements for entrepreneur eligibility. To qualify as an entrepreneur, our designated entity subsidiaries, their attributable investors, the affiliates of our designated entity subsidiaries and the affiliates of the attributable investors in our designated entity subsidiaries must have had less than $500.0 million in net assets at the time they acquired their initial licenses and gross revenues of less than $125.0 million for each of the two years prior to filing their applications for these licenses. To the extent an entrepreneur grows beyond these limits as a result of normal business growth, it will retain its eligibility to hold its licenses and even may continue to acquire additional entrepreneurial licenses from other entrepreneurs.

   Small Business and Very Small Business Status. Under the Federal Communications Commission's designated entity policies, Airwave Communications and Digital PCS received their licenses subject to bidding credits, and in some cases, government financing, because of their status as very small businesses. In order to qualify for bidding credits or government financing, or to acquire licenses originally awarded with bidding credits or government financing without being subject to penalty payments, the Federal Communications Commission considers the aggregate average gross revenues of the applicant, its attributable investors, the applicant's affiliates, and the affiliates of the applicant's attributable investors for the prior three years. If these average annual revenues are $40.0 million or less, the entity will be considered a small business. If these average annual revenues are $15.0 million or less, the entity will be considered a very small business. To the extent a small business or very small business grows beyond these limits as a result of normal business growth, it will not lose its bidding credits or governmental financing, but its status as a small or very small business is not grandfathered for other licenses it subsequently acquires.

   Control Group or Controlling Interest Holder Requirements. For our designated entity subsidiaries to avoid attribution of the revenues and assets of some of their investors, our designated entity subsidiaries are required to maintain a conforming control group or controlling interest holders as well as limit the amount of equity held by other entities on a fully-diluted basis. These requirements mandate that the control group, among other things, have and maintain both actual and legal control of the licensee. Under these control group requirements:

  . an established group of investors meeting the financial qualifications must own at least three-fifths of the control group's equity, or 15% of the licensee's overall equity, on a fully-diluted basis and at least 50.1% of the voting power in the licensee entity; and

  . additional members of the control group may hold up to two-fifths of the control group's equity, or up to 10% equity interest on a fully-diluted basis in the licensee entity.

   Additional members may be non-controlling institutional investors, including most venture capital firms. A licensee must have met the requirements at the time it filed its application to acquire these licenses and must continue to meet the requirements for five years following the date that a license is granted, although normal business growth is permitted. Beginning the fourth year of the license term, the Federal Communications Commission rules:

  . eliminate the requirement that the 10% equity interest be held by certain limited classes of investors; and

  . allow the qualifying investors to reduce the minimum required equity interest from 15% to 10%.

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

   In August of 2000, the Federal Communications Commission revised the rules for designated entities whereby a designated entity may show compliance with the financial limitations using a new controlling interest standard. This standard does not mandate specific equity criteria, but continues to require de jure and de facto control by the controlling interest holders. Pre-existing designated entities, such as some of our subsidiaries, are not required to conform to the new rules.

 Federal Communications Commission Transfer Restrictions

   During the first five years of their license terms, with one exception, designated entity PCS licensees may only transfer or assign their license, in whole or in part, to other qualified entrepreneurs. The Federal Communications Commission has amended its rules to permit transfer or assignment of designated entity licenses to non-entrepreneurs if the first construction benchmarks for the licenses have been satisfied and the Federal Communications Commission has been notified of such construction. The acquiring entities would take over the license, or any portion of the license, subject to separately established installment payment obligations. After five years, licenses are transferable to entrepreneurs and non-entrepreneurs alike, subject to unjust enrichment penalties including, if transfer occurs during years six through ten of the initial license term to a company that does not qualify, immediate payment of the outstanding balance of any government installment payment debt as a condition of transfer. The Federal Communications Commission has also initiated transfer disclosure regulations that require licensees who transfer control of or assign a PCS license within the first three years to file associated contracts for sale, option agreements, management agreements or other documents disclosing the total consideration that the applicant would receive in return for the transfer or assignment of its license.

 State and Local Regulation

   The Federal Communications Commission permits the states to:

  . regulate terms and conditions of our commercial mobile radio service services other than rates and entry and may regulate all aspects of our intrastate toll services;

  . regulate the intrastate portion of services offered by local telephone carriers, and therefore the rates we must pay to acquire critical facilities from other common carriers;

  .  administer numbering resources, subject to federal oversight; and

  . have other responsibilities that impact the nature and profitability of our operations, including the ability to specify cost-recovery mechanisms for network modifications to support emergency public safety services.

   States and localities also regulate construction of new antenna site facilities and are responsible for zoning and developmental regulations that can materially impact our timely acquisition of sites critical to our radio network.

 Emission and Hands-Free Regulation

   Media reports have suggested that some radio airwave emissions from wireless handsets may be linked to health concerns, including the incidence of cancer. Data gathered in studies performed by manufacturers of wireless communications equipment dispute these media reports. The Federal Communications Commission has adopted rules specifying the methods to be used in evaluating radio airwave emissions from radio equipment, including wireless handsets. The hand-held digital telephones that we offer to our customers comply with the standards adopted under the new rules, although these handsets may not comply with any rules adopted by the Federal Communications Commission in the future. Recent studies have shown that hand-held digital telephones interfere with medical devices, including hearing aids and pacemakers, and additional studies are underway.

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

   Various state legislatures have proposed or considered measures that would require hands free use of cellular phones while operating motor vehicles, ban cellular phone use or limit the length of calls while driving and require drivers to pull to the side of the road to use cellular phones. In addition, some gas stations have banned the use of mobile phones on their premises.

Intellectual Property

   The AT&T globe design logo is a service mark registered with the United States Patent and Trademark Office. AT&T owns the service mark. We use the AT&T globe design logo, on a royalty free basis, with equal emphasis on the SunCom(R) brand and logo, solely within our licensed area in connection with marketing, offering and providing licensed services to end-users and resellers of our services. Our license agreement with AT&T grants us the right and license to use licensed marks on permitted mobile phones. This license agreement contains numerous restrictions with respect to the use and modification of licensed marks.

   Along with TeleCorp Wireless and Triton, we have adopted a common brand, SunCom(R). Each of the SunCom(R) companies owns one-third of Affiliate License Co., which owns the SunCom(R) name and has no other operations. We, along with the other SunCom(R) companies license the SunCom(R) name from Affiliate License Co. The SunCom(R) name is a service mark registered with the United States Patent and Trademark Office. We use the brand to market, offer and provide services to end-users and resellers of our PCS systems.

Employees

   As of December 31, 2000, we employed 1,181 people. None of our employees is currently represented by a union, and we believe that our relations with our employees are good.

Properties

   We currently own no real property. We have entered into leases for an aggregate of 75,543 square feet of office space in Jackson, Mississippi, for use as our regional headquarters. The leases have varying initial terms ranging from five years to ten years. However, the leases all expire on December 31, 2003, with options to renew for an additional five years. We have also leased 20,000 square feet of office space for use as our regional project and sales office and 48,500 square feet of office space for use as our new customer operations center, both located in Ridgeland, Mississippi and having initial terms expiring June 30, 2004, with an option to renew for an additional five years. We currently have 18,874 square feet of office space located in Flowood, Mississippi that was used for our former customer care center, which is on the market for sublease. The initial term of that lease is five years and expires on March 31, 2004. Management expects that our current regional headquarters and customer operations office facilities will be sufficient through at least 2001.

Legal Proceedings

   Welsh. On August 28, 2000, Edwin Welsh commenced an action to reopen a final judgment dismissing with prejudice certain litigation he had brought against Tritel's predecessor companies and certain of Tritel's initial investors in the Chancery Court of the First Judicial District of Hinds County, Mississippi. The final judgment arose out of a settlement of the underlying litigation. Mr. Welsh claims that he was fraudulently induced to enter into that settlement agreement because, among other things, he was misled as to the plans of Tritel to make a public offering of its stock. In addition, on August 28, 2000, Mr. Welsh commenced an action against Tritel, its predecessor companies and certain of Tritel's initial investors in the same court. Mr. Welsh seeks actual damages of $30 million and punitive damages of $300 million. Tritel intends to vigorously defend these actions and believes that it has meritorious defenses to these claims.

   High Plains. Nineteen of our Federal Communications Commission licenses (each of which covers 10 MHz), including eight that we are contractually obligated to sell to a third party (the eleven remaining licenses cover approximately 4 million people), were originally awarded to Mercury PCS II, LLC as a result of

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

the Federal Communications Commission's D-, E-, and F-Block PCS auction. Mercury's original application for these authorizations was contested by High Plains Wireless, L.P., a competing bidder in that auction, which alleged that Mercury violated the Federal Communications Commission's rules by engaging in reflexive bidding. Although the Federal Communications Commission originally proposed to fine Mercury $650,000 for this violation, the Federal Communications Commission ultimately rescinded its proposed fine based upon its determination that Mercury lacked notice that reflexive bidding was prohibited conduct. The Department of Justice also terminated a related inquiry with a consent decree prohibiting Mercury from engaging in such activities in the future and requiring Mercury to institute an antitrust compliance program. During the course of the Federal Communications Commission proceedings regarding Mercury's bidding activities, High Plains also asserted that Mercury violated the Federal Communications Commission's ex parte regulations and demonstrated a lack of candor in responding to the Federal Communications Commission's inquiries. On June 30, 2000, High Plains sought judicial review by the Court of Appeals for the District of Columbia Circuit of the decisions by the Federal Communications Commission: (i) granting certain licenses to Mercury and eliminating conditions on other previously granted licenses and (ii) finding in favor of Mercury on the ex parte and candor issues. Tritel has intervened in the appeal and filed a motion arguing for dismissal of High Plains appeal on jurisdictional and procedural grounds. Because the relief sought by High Plains includes a potential determination that Mercury was unfit to be a licensee, the appeal could materially and adversely impact licenses held by Tritel that were assigned from Mercury if High Plains prevails. However, we believe that High Plains is extremely unlikely to prevail on substantive, jurisdictional and procedural grounds and that, if High Plains were to succeed, it is even more unlikely that the Federal Communications Commission would take any action beyond reinstating the original fine against Mercury.

   In addition to the aforementioned proceedings, we are a party to routine filings and customary regulatory proceedings with the Federal Communications Commission relating to our operations.

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

                                   MANAGEMENT

Board of Directors of Tritel, Tritel PCS, Tritel Communication, Inc. and Tritel Finance, Inc.

   The boards of directors of Tritel, Tritel PCS, Tritel Communications, Inc. and Tritel Finance, Inc. are made up of Gerald T. Vento and Thomas H. Sullivan.

   The table below sets forth certain information regarding the directors and officers of Tritel, Tritel PCS, Tritel Communications, Inc. and Tritel Finance,
Inc.:

                                                                       Term
                Name              Age              Title              Expires
                ----              --- ------------------------------  -------
   Gerald T. Vento...............  53 Chief Executive Officer of       2001
                                       Tritel, Tritel PCS, Tritel
                                       Communications, Inc. and
                                       Tritel Finance, Inc.,
                                       Director of Tritel, Tritel
                                       PCS, Tritel Communications,
                                       Inc. and Tritel Finance, Inc.
   Thomas H. Sullivan............  38 Chief Financial Officer,         2001
                                       President and Treasurer of
                                       Tritel, Tritel PCS, Tritel
                                       Communications, Inc. and
                                       Tritel Finance, Inc.,
                                       Director of Tritel, Tritel
                                       PCS, Tritel Communications,
                                       Inc. and Tritel Finance, Inc.
   David D'Angelo................  40 Director of Tritel PCS and       2001
                                       Tritel Communications, Inc.

   Gerald T. Vento. Mr. Vento has been the Chief Executive Officer and a director of Tritel, Tritel PCS, Tritel Communications, Inc. and Tritel Finance, Inc. since November 13, 2000. Mr. Vento is the co-founder of TeleCorp Wireless and its predecessor company, TeleCorp Holding Corp., Inc., and was TeleCorp Wireless's Chief Executive Officer and a director since its inception in July 1997. He has been Chairman of TeleCorp Wireless's board of directors since June 1999. Mr. Vento served as Chief Executive Officer from 1996 to 1998 of TeleCorp Holding Corp. and has served as a senior executive and founder of several wireless and wireline companies over the past six years, including Arnage Wireless, L.L.C., Southwest Wireless, L.L.C., Sabre Wireless, L.L.C., Wireless Acquisition, L.L.C., Royal Wireless, L.L.C., Lone Star Wireless, L.L.C., Acme Wireless, L.L.C., ABC Wireless, L.L.C., THC of San Diego, Inc., Panther Wireless, L.L.C., Indiana Acquisition, L.L.C., Black Label Wireless, Inc. and Wireless Lending, L.L.C. From December 1993 to March 1995, Mr. Vento was Vice Chairman and Chief Executive Officer of Sprint Spectrum/American PCS, L.P. From April 1995 to March 1998, Mr. Vento was Chairman of Entel Technologies, Inc., a wireless site acquisition and construction management company. From April 1996 to October 1996, Mr. Vento also served as the Chief Executive Officer of National Fiber Networks, Inc. Mr. Vento also served as managing partner in a joint venture with the Washington Post Company to build and operate that company's systems in the United Kingdom prior to its sale in 1993 to TCI/US West Communications. Mr. Vento has spent over twenty years in cable, telephone and wireless businesses. Mr. Vento was the founder and Managing General Partner of several cable television companies, throughout the United States and Puerto Rico.

   Thomas H. Sullivan. Mr. Sullivan has been the President of Tritel, Tritel PCS, Tritel Communications, Inc. and Tritel Finance, Inc. since February 2, 2001 and the Chief Financial Officer, Treasurer and a director since November 13, 2000. Mr. Sullivan is the co-founder of TeleCorp Wireless and its predecessor company, TeleCorp Holding Corp., Inc., and was TeleCorp Wireless's Executive Vice President and one of TeleCorp Wireless's directors since its inception in July 1997, and Chief Financial Officer from March 1999 until the merger. He has been TeleCorp PCS's Chief Financial Officer and a director from its inception. Mr. Sullivan served as President of TeleCorp Holding Corp., Inc. from 1996 to 1998 and has served as a senior executive and founder of several wireless and wireline companies over the past six years, including Arnage Wireless, L.L.C., Southwest Wireless, L.L.C., Sabre Wireless, L.L.C., Wireless Acquisition, L.L.C., Royal Wireless, L.L.C., Lone Star Wireless, L.L.C., Acme Wireless, L.L.C., ABC Wireless, L.L.C., THC of San Diego, Inc.,

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

Panther Wireless, L.L.C., Indiana Acquisition, L.L.C., Black Label Wireless, Inc. and Wireless Lending, L.L.C. Mr. Sullivan is also a director of the Bullis School. From 1992 to 1999, Mr. Sullivan was a partner of, and counsel to, McDermott, Will & Emery, where he served as co-head of its telecommunications practice and co-chairman of its Boston corporate department.

   David D'Angelo. Mr. D'Angelo has served as a director of Tritel PCS and Tritel Communications, Inc. since May 4, 2001. Mr. D'Angelo has also been the Vice President of Operations of Twins Enterprises, Inc., a manufacturer and distributor of sportswear, since 1983.

Compensation of Directors

   Currently, Mr. Sullivan and Mr. Vento do not receive compensation in their capacity as directors of Tritel, Tritel PCS, Tritel Communications, Inc. and Tritel Finance, Inc. Mr. D'Angelo receives a quarterly stipend of $1,875, $1,000 for attending each board or committee meeting and $500 for participating in each teleconference as a director of Tritel PCS and Tritel Communications, Inc. All members of the board of directors of Tritel, Tritel PCS, Tritel Communications, Inc. and Tritel Finance, Inc. will be reimbursed for out-of-pocket expenses in connection with attendance of meetings.

Committees of the Board of Directors

   Our bylaws provide that our board may establish committees to exercise powers delegated by the company.

Tritel 1999 Stock Option Plan

   The 1999 Stock Option Plan of Tritel authorizes the grant of certain tax-advantaged stock options that are intended as "incentive stock options" under
Section 422 of the Internal Revenue Code of 1986, as amended, nonqualified stock options, restricted shares, deferred shares and stock appreciation rights for the purchase of an aggregate of up to 10,426,400 shares of Tritel's common stock. The Stock Option Plan provides for the grant of these shares of Tritel's common stock to qualified officers, employee directors and other key employees of, and consultants to, Tritel and Tritel's subsidiaries, provided, however that incentive stock options may only be granted to employees. As of September 30, 2000, 69,935 shares of Tritel's common stock have been issued under the Stock Option Plan. As of September 30, 2000, 4,557,896 shares have been issued and are outstanding pursuant to restricted stock grants. The maximum term of any stock option to be granted under the Stock Option Plan is ten years, except that with respect to incentive stock options granted to an individual who owns stock possessing more than 10% of the total combined voting power of all classes of stock of Tritel, the term of those stock options shall be for no more than five years. The precise number and terms and all questions of interpretation with respect to the Stock Option Plan, including the administration of, and amendments to, the Stock Option Plan, are determined by the Board of Directors or a compensation committee designated by the Board. TeleCorp PCS assumed the 1999 Stock Option Plan after the merger of TeleCorp Wireless and Tritel into two of our wholly-owned subsidiaries. As a result, all existing awards became awards to receive TeleCorp PCS stock and any future awards will be awards for TeleCorp PCS stock.

Tritel 1999 Stock Option Plan for Non-employee Directors

   The 1999 Stock Option Plan for Non-employee Directors of Tritel authorized the grant of certain nonqualified stock options for the purchase of an aggregate of up to 100,000 shares of Tritel's common stock to non-employee directors of Tritel. As of September 30, 2000, 45,000 options have been issued under the non-employee directors' plan. The maximum term of any stock option to be granted under the non-employee directors' plan is ten years. Grants of options under the non-employee directors' plan and all questions of interpretations with respect to the non-employee directors' plan, including the administration of, and amendments to, the non-employee directors' plan, are determined by Tritel's Board of Directors. TeleCorp PCS assumed the 1999 Stock Option Plan for Non-employee Directors after the merger of TeleCorp Wireless and Tritel into two of our wholly-owned subsidiaries. As a result, all existing awards became awards to receive TeleCorp PCS stock and any future awards will be awards for TeleCorp PCS stock.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following tables set forth information concerning the beneficial ownership of the common stock of Tritel, Tritel PCS, Tritel Communications, Inc. and Tritel Finance, Inc. as of January 31, 2001, for each person known to us to beneficially own more than 5% of the outstanding shares of the common stock of each of Tritel, Tritel PCS, Tritel Communications, Inc. and Tritel Finance, Inc.

                                     Tritel

                 Name of     Amount of  Percent
 Title of      beneficial    beneficial   of
 class            owner      ownership   class
 --------     ------------   ---------- -------
 common stock
              TeleCorp PCS      1000     100.0

                                   Tritel PCS

                Name of    Amount of  Percent
 Title of     beneficial   beneficial   of
 class           owner     ownership   class
 --------     ----------   ---------- -------
 common stock
                Tritel          1      100.0

                          Tritel Communications, Inc.

                Name of    Amount of  Percent
 Title of     beneficial   beneficial   of
 class           owner     ownership   class
 --------     ----------   ---------- -------
 common stock
              Tritel PCS        1      100.0

                              Tritel Finance, Inc.

                Name of    Amount of  Percent
 Title of     beneficial   beneficial   of
 class           owner     ownership   class
 --------     ----------   ---------- -------
 common stock
              Tritel PCS        1      100.0

                             Executive Compensation

Summary Compensation Table

   The following table contains information about the cash and other compensation that we paid in 1998, 1999 and 2000 to Mr. Mounger and Mr. Vento, our Chief Executive Officers during those years, and the five other most highly paid executive officers. The bonuses in the table are shown in the year in which they were earned. In general, bonuses were paid in the year after they were earned.

                                                                 Long-Term Compensation
                                Annual Compensation                      Awards
                         ---------------------------------    -----------------------------------
                                                                                        All Other
                                              Other Annual    Restricted      Stock      Compen-
Name and Principal            Salary   Bonus  Compensation      Stock        Options     sation
Position                 Year   ($)     ($)       ($)         Awards ($)       (#)         ($)
------------------       ---- ------- ------- ------------    ----------     -------    ---------
William M. Mounger,
 II (1)................. 2000 229,327 210,000   6,465,480(2)  7,686,920(3)       --          --
 Chief Executive
  Officer--Tritel, Inc.  1999 225,000 172,575         --         30,748(4)       --          --
                         1998 225,000 112,500         --            --           --          --
Gerald T. Vento (5)..... 2000     --      --          --            --           --          --
 Chief Executive
  Officer--Tritel, Inc.
Karlen Turbeville (6)... 2000 198,020 102,960     912,774(2)  1,085,212(3)    13,050(7)      --
 Senior Vice President--
  Finance                1999 175,000 109,970         --         10,852(8)       --          --
                         1998 175,000  87,500         --            --           --          --
Timothy Burnette (9).... 2000 191,979  79,200     273,832(2)    325,564(3)    45,000(7)      --
 Senior Vice President-- 1999 118,017 109,970      44,213(10)     3,256(11)      --          --
  Technical Operations
James H. Neeld, IV
 (12)................... 2000 191,978 102,960     228,194(2)    271,304(3)    45,000(7)      --
 Senior Vice President-- 1999 131,255  82,854                     2,713(13)                  --
  General Counsel
E.B. Martin, Jr. (14)... 2000 223,558 175,000   6,465,480(2)  7,686,920(3)       --          --
                         1999 225,000 172,575         --         30,748(15)      --          --
                         1998 225,000 112,500         --            --           --          --
Willliam S. Arnett       2000
 (16)...................      229,764 112,500   3,422,896(2)  4,069,540(3)       --      562,500(17)
 President and Chief     1999 225,000 172,575      84,300(18)    16,278(19)  172,184(7)
  Operating              1998     --      --          --            --           --          --
  Officer--Tritel

--------
(1) Mr. Mounger served as Chief Executive Officer and Chairman of the board of directors of Tritel until November 13, 2000.
(2) This amount reflects tax deposits made by Tritel on behalf of the recipient in connection with the amendment of restricted stock agreements during 2000.
(3) This amount reflects the increase in value of the recipient's 1999 restricted stock award as a result of an amendment to that agreement during 2000.
(4) This amount reflects 2,384,544 shares of Tritel's class A voting common stock and 690,224 shares of Tritel's class C common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Mounger upon the closing of the joint venture. As a result of the merger of Tritel and TeleCorp Wireless with two wholly-owned subsidiaries of TeleCorp PCS, all of the capital stock of Tritel and TeleCorp Wireless was converted into the right to receive capital stock in TeleCorp PCS.
(5) Mr. Vento has served as Chief Executive Officer of Tritel, Tritel PCS, Tritel Finance, Inc. and Tritel Communications, Inc. since November 13, 2000. Mr. Vento also serves as Chief Executive Officer of our ultimate parent, TeleCorp PCS. Mr. Vento is compensated by TeleCorp PCS pursuant to the terms of a management agreement between TeleCorp PCS and TeleCorp Management Corp., a corporation controlled by Mr. Vento and Thomas H. Sullivan. Mr. Vento is not directly compensated by Tritel. TeleCorp PCS may allocate some of the costs for Mr. Vento's compensation under the management agreement to Tritel based on the duties that Mr. Vento performs for Tritel.
(6) Ms. Turbeville resigned as Senior Vice President--Finance effective February 16, 2001.

(7) These figures represent options for shares of Tritel class A voting common stock prior to the merger of Tritel and TeleCorp Wireless with two wholly-owned subsidiaries of TeleCorp PCS. In accordance with the terms of the merger agreement, these options now represent options to acquire shares of TeleCorp PCS class A voting common stock.
(8) This amount reflects the value of 1,085,212 shares of Tritel class A voting common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Ms. Turbeville in connection with his employment. As a result of the merger of Tritel and TeleCorp Wireless with two wholly-owned subsidiaries of TeleCorp PCS, all of the capital stock of Tritel and TeleCorp Wireless was converted into the right to receive capital stock in TeleCorp PCS.
(9) Mr. Burnette became an employee of Tritel during the year in 1999. Mr. Burnette resigned as Senior Vice President--Technical Operations effective January 31, 2001.
(10) This amount consists of approximately $44,213 paid in connection with the relocation of Mr. Burnette's residence to Jackson, Mississippi.
(11) This amount reflects the value of 325,564 shares of Tritel class A voting common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Burnette in connection with his employment. As a result of the merger of Tritel and TeleCorp Wireless with two wholly-owned subsidiaries of TeleCorp PCS, all of the capital stock of Tritel and TeleCorp Wireless was converted into the right to receive capital stock in TeleCorp PCS.
(12) Mr. Neeld became an employee of Tritel during the year in 1999. Mr. Neeld resigned as Senior Vice President--General Counsel effective April 27, 2001.
(13) This amount reflects the value of 271,304 shares of Tritel class A voting common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Neeld in connection with his employment. As a result of the merger of Tritel and TeleCorp Wireless with two wholly-owned subsidiaries of TeleCorp PCS, all of the capital stock of Tritel and TeleCorp Wireless was converted into the right to receive capital stock in TeleCorp PCS.
(14) Mr. Martin served as the Chief Financial Officer of Tritel until November 13, 2000. From November 2000 until February 2001, Mr. Martin served as the Chief Information Officer of Tritel. Mr. Martin resigned as Chief Information Officer effective February 2, 2001.
(15) This amount reflects the value of 2,384,544 shares of Tritel's class A voting common stock and 690,224 shares of Tritel's class C common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Martin upon the closing of the joint venture. As a result of the merger of Tritel and TeleCorp Wireless with two wholly-owned subsidiaries of TeleCorp PCS, all of the capital stock of Tritel and TeleCorp Wireless was converted into the right to receive capital stock in TeleCorp PCS.
(16) Mr. Arnett resigned as President and Chief Operating Officer of Tritel effective December 15, 2000.
(17) This amounts consists of amounts Tritel is required to pay Mr. Arnett pursuant to his separation agreement as follows: $450,000 in equal installments over two years and $112,500 in bonus payments during the first quarter of 2001.
(18) This amount consists of approximately $66,655 paid in connection with the relocation of Mr. Arnett's residence to Jackson, Mississippi; approximately $2,482 of imputed interest with respect to an unsecured, interest-free loan made by Tritel in connection with the relocation of Mr. Arnett's residence, and approximately $15,163 in legal fees incurred in connection with the negotiation of Mr. Arnett's employment agreement with Tritel.
(19) This amount reflects the value of 1,627,816 shares of Tritel class A voting common stock, valued at 1/400th of $.01 on January 7, 1999, the date of grant, awarded to Mr. Arnett in connection with his employment as President. As a result of the merger of Tritel and TeleCorp Wireless with two wholly-owned subsidiaries of TeleCorp PCS, all of the capital stock of Tritel and TeleCorp Wireless was converted into the right to receive capital stock in TeleCorp PCS.

                             CERTAIN RELATIONSHIPS

Agreements and Relationships with AT&T, AT&T Wireless and Their Affiliates

   On May 20, 1998, Tritel agreed to the formation of a venture under which Tritel and its subsidiaries would finance, construct and operate a wireless communications network using the AT&T and SunCom(R) brand names and logos together, giving equal emphasis to both. Under the securities purchase agreement dated as of May 20, 1998, creating the venture between Tritel and AT&T Wireless and certain initial investors other than AT&T Wireless, AT&T Wireless contributed licenses to Tritel in exchange for an equity interest in it.

   Each of the agreements governing the venture with AT&T Wireless and its affiliates is unique and was heavily negotiated by the parties. We believe that the terms of these agreements were no more favorable to any of the parties than could have been obtained from third parties negotiated at arm's length. AT&T Wireless, as a result of these agreements and the merger of TeleCorp Wireless and Tritel, owns shares of the capital stock of TeleCorp PCS. The terms of the ventures and the alliances are described in a number of agreements, summaries of which are set forth below.

 Securities Purchase Agreement

   Under a securities purchase agreement, dated as of May 20, 1998, as amended, among Tritel, its initial investors and William M. Mounger, II, E.B. Martin, Jr. and Jerry M. Sullivan, Jr.: (1) AT&T Wireless and TWR Cellular, Inc. assigned the AT&T licensed areas to Tritel in exchange for shares of Tritel's series A preferred stock and series D preferred stock; (2) Airwave Communications and Digital PCS assigned to Tritel their contributed licensed areas and certain other assets in exchange for shares of series C preferred stock and the assumption of certain liabilities of Airwave Communications and Digital PCS, including the indebtedness owed to the United States Department of the Treasury for the Airwave Communications and Digital PCS contributed licensed areas; and (3) Tritel's initial investors other than AT&T Wireless purchased shares of the series C preferred stock.

   The licenses contributed by AT&T Wireless provide for the right to use
20 MHz of airwave capacity in geographic areas that cover approximately 9.1 million people, which AT&T Wireless has partitioned and disaggregated from certain of its 30 MHz A- and B-Block PCS licenses. AT&T Wireless has reserved the right to use, market and sell to others any services on the 10 MHz of airwave capacity that it retained, subject to the exclusivity provisions of the stockholders' agreement and the network membership license agreement.

   Except as specified in the securities purchase agreement and the related agreements, none of AT&T Wireless nor any of its affiliates has any further obligation or commitment to acquire Tritel's debt or equity securities, provide or arrange for debt or equity financing for Tritel or provide services to or otherwise assist Tritel in connection with the conduct of Tritel's business. The securities purchase agreement does not contain any restrictions on AT&T Wireless, or any of its affiliates, from competing, directly or indirectly, with Tritel.

 Network Membership License Agreement

   Tritel entered into a network membership license agreement dated as of January 7, 1999, with AT&T. This agreement was amended as of November 13, 2000. In the network membership license agreement AT&T granted to us a royalty-free, non-transferable, non-sublicensable, non-exclusive, limited right and license to use some of AT&T's licensed marks in our markets, including:

  . the logo containing the AT&T name and globe design and the general image or appearance of the marketing or services performed under the licensed logo, including AT&T colors, graphics and overall configurations; and

  .  the expression, "Member, AT&T Wireless Services Network".

   The licensed marks may be used by us only in connection with licensed activities. These licensed activities include:

  . providing to Tritel's customers and resellers of their wireless services, solely within the areas covered by its licenses, mobile wireless communications services; and

  . marketing and offering the licensed services within the areas covered by Tritel's licenses with limited advertising outside these licensed areas to the extent necessary to reach end-users and potential end-users in the areas covered by the licenses.

   The network membership license agreement also grants us the right to use licensed marks on specified mobile phones distributed to our customers.

   Except in specified instances, AT&T has agreed not to grant to any other person a right to provide or resell, or act as agent for any person offering, mobile wireless communications services under the licensed marks in our licensed markets. AT&T retains all rights of ownership in the licensed marks, subject to its exclusivity obligations to us, in the areas covered by our licenses and all other areas.

   The network membership license agreement restricts our use and modification of any of the licensed marks. Although we may develop our own marks, we must use them together with the licensed marks, and may not use such marks without the prior approval of AT&T.

   Our PCS systems must be of comparable quality to the systems that AT&T operates. We may take into account the relative stage of development of similar AT&T services and systems in the licensed areas to determine what is comparable service. In order to provide maximum enhancement and protect licensed marks, we must also provide sufficiently high quality services, such as attaining specified levels of network quality, audio quality, system performance and meeting customer care standards. The network membership license agreement also defines specific testing procedures to determine compliance with these standards and affords us with a grace period to cure any instances of noncompliance. Following the cure period, we must stop using the licensed marks until we comply with the standards, or we may be deemed to be in breach of the network membership license agreement and may lose our rights to the licensed marks.

   Tritel may not assign, sublicense or transfer, by change of control or otherwise, any of its rights under the network membership license agreement, except that the network membership license agreement may be, and has been, assigned to our lenders under our senior credit facilities. After the expiration of any applicable grace and cure periods under these senior credit facilities, the lenders may then enforce our rights under the network membership license agreement and assign the network membership license agreement to any person with AT&T's consent.

   The initial term of the network membership license agreement runs until July 17, 2005 and will be automatically renewed for an additional five-year period if each party gives written notice to the other party of the election to renew the license agreement and neither party gives notice of non-renewal.

   The network membership license agreement may be terminated by AT&T at any time in the event of a significant breach by Tritel and the exhaustion of any applicable cure periods, which include:

  .  the misuse of any licensed marks;

  .  bankruptcy of Tritel;

  . licensing or assigning by Tritel of any of their rights under the applicable network membership license agreement, except as permitted by the terms of the network membership license agreement;

  .  the loss of its Federal Communications Commission licenses;

  . the failure to maintain AT&T Wireless's quality standards in any material respect; or

  .  a change of control with respect to Tritel.

   A "change of control" means a transaction, other than a transfer by AT&T or its affiliates that results in any person other than Tritel's initial stockholders or Tritel's senior lenders acquiring beneficial ownership of more than 50% of Tritel's voting stock, or more than 33.3% of Tritel's voting stock if the person acquiring Tritel stock acquires more than Tritel's initial stockholders hold at that time. Also included is a transaction that results in any of the three largest interexchange carriers, excluding AT&T or any regional bell operating company, Microsoft or Verizon Wireless, or any of their respective affiliates acquiring more than 15% of Tritel's voting stock, excluding acquisitions through open market transactions or a majority of Tritel's directors are removed in a proxy contest.

   In addition, AT&T may generally terminate the network license membership agreement upon the later of the consummation of a disqualifying transaction or the second anniversary of the date on which AT&T notifies Tritel that it has entered into a binding agreement to engage in a disqualifying transaction. Disqualifying transaction is defined in the Stockholders' Agreement. See "-- Stockholders' Agreement--Disqualifying Transactions".

   Tritel's rights under the network membership license agreement are also subject to the minimum construction plan set forth in the stockholders' agreement. For more information concerning the minimum construction plan, see the discussion under "--Stockholders' Agreement".

 Intercarrier Roamer Service Agreement

   Tritel and several of its affiliates entered into an intercarrier roamer service agreement dated January 7, 1999, with AT&T Wireless Services and several of its affiliates. This agreement was amended as of November 13, 2000. The intercarrier roamer service agreement provides that each party, in its capacity as a serving provider, will provide services to each others' customers where it has a license or permit to operate a wireless communications system. Each home carrier whose customers receive service from a serving provider will pay to the serving provider all of the serving provider's charges for wireless service and all of the applicable charges. Each service provider's service charges per minute or partial minute for use for the first three years will be fixed. In years four to twenty, service charges will be the lower of a fixed rate or the AT&T Wireless Services' average home rate.

   The intercarrier roamer service agreement has a term of 20 years, which is automatically renewed on a month-to-month basis unless terminated by either party upon 90-days prior written notice. The intercarrier roamer service agreement may be terminated immediately by either party upon written notice to the other of a default of the other party. A party will be in default under the intercarrier roamer service agreement upon any of the following:

  . a material breach of any material term of the intercarrier roamer service agreement by a party that continues unremedied for 30 days after receipt of written notice of the breach from the non-breaching party;

  . voluntary liquidation or dissolution or the approval by the management or owners of a party of any plan or arrangement for the voluntary liquidation or dissolution of the party;

  . a final order by the Federal Communications Commission revoking or denying a material PCS license or permit granted to either party; or

  .  bankruptcy or insolvency of a party.

   The intercarrier roamer service agreement may also be suspended by either party immediately upon written notice to the other party of the existence of a breach of the agreement, whether or not the breach constitutes a default, if the breach materially affects the service being provided to the customers of the non-breaching party. While the suspension is in effect, either in whole or in part, the parties will work together to resolve as quickly as possible the difficulty that caused the suspension. When the party who originally gave notice of suspension concludes that the problem causing the suspension has been resolved, that party will give to the other written notice to this effect, and the agreement will resume in full effect within five business days after the parties have mutually agreed that the problem has been resolved. No party to the intercarrier roamer service agreement may assign or transfer its rights and obligations under the intercarrier roamer service agreement without the written consent of the other party, except to an affiliate. In addition, if either party sells, assigns or transfers control of all or part of its PCS systems to any other party, the transferee is required to assume the obligations under the intercarrier roamer service agreement as it relates to the transferred systems.

 Roaming Administrative Service Agreement

   Tritel entered into a roaming administrative service agreement with AT&T Wireless Services dated as of January 7, 1999. This agreement was amended as of November 13, 2000. Under the roaming administrative service agreement, AT&T Wireless Services has agreed to make available to us the benefits of the intercarrier roaming services agreements it has entered into with other wireless carriers, subject to the consent of the other wireless carriers and to our remaining a member in good standing of the North American Cellular Network.

   The roaming administrative service agreement has an initial term of two years, which is automatically renewed on a year-to-year basis unless terminated by either party upon 90 days prior written notice. Either party may terminate the roaming administrative service agreement for any reason at any time upon 180 days prior written notice. Either party may also terminate the roaming administrative service agreement:

  . upon a material breach of the other party that is not cured or for which cure is not reasonably begun within 30 days after written notice of the claimed breach; or

  . immediately, after reasonable prior notice, if the other party's operations materially and unreasonably interfere with its operations and the interference is not eliminated within 10 days.

   AT&T Wireless Services can terminate the roaming administrative service agreement if:

  . Tritel is no longer a member in good standing of the North American Cellular Network; or

  . an agreement under which AT&T Wireless Services receives roaming administration services from a third party is terminated or expires.

   No party to the roaming administration service agreement may assign or transfer its rights and obligations under the agreement without the written consent of the other party, except that AT&T Wireless Services may assign and transfer its rights to an affiliate without such consent. AT&T Wireless Services may subcontract any or all of its duties under the agreement to a third party.

 Resale Agreements

   The stockholders' agreement provides that, from time to time, at AT&T Wireless's request, we are required to enter into a resale agreement with AT&T Wireless or other of its affiliates or no more than one third party. The resale agreement would grant to AT&T Wireless or the person designated by it (subject to certain limitations) the right to purchase from us its wireless services on a non-exclusive basis within a designated area and resell access to, and use of, our services. The reseller must pay charges for any services that are resold, including usage, roaming, directory assistance and long distance charges, and taxes and tariffs. We are required to provide these services at rates and upon terms, taken as a whole, at least as favorable as those that we provide to any other person. Any resale agreement would have an initial, term of ten years that would be automatically renewed on a year-to-year basis unless terminated by either party upon 90-days prior written notice. In addition, AT&T Wireless would be able to terminate any resale agreement for any reason at any time upon 180 days' prior written notice.

 Long Distance Agreements

   AT&T has entered into a long distance agreement with us dated as of January 7, 1999, as amended. The long distance agreement allows us to purchase interstate and intrastate long distance services from AT&T at preferred rates. We then resell these long distance services to our customers. We can only obtain these preferred rates if we continue our affiliation with AT&T Wireless Services. The long distance agreement has a term of up to three years.

   The long distance agreement requires that we meet a minimum traffic volume during the term of the agreement. The minimum traffic volume commitments may be adjusted more frequently upon mutual agreement of the parties to the long distance agreement. If we fail to meet the volume commitments, we must pay to AT&T the difference between the expected fee based on the volume commitment and the fees based on actual volume.

   The long distance services purchased from AT&T may only be used in connection with:

  .  our commercial mobile radio services;

  .  calls that originate on our commercial mobile radio services system; and

  . those commercial mobile radio services that share our call connection switches.

 Stockholders' Agreement

   General. As of November 13, 2000, TeleCorp PCS and certain of its shareholders entered into a stockholders' agreement by and among TeleCorp PCS, TeleCorp Wireless's initial investors, certain of Tritel's initial investors, William M. Mounger, II, E.B. Martin, Jr., Gerald T. Vento and Thomas H. Sullivan.

   Board of Directors. The stockholders' agreement requires that any action of the board of directors of TeleCorp PCS be approved by the affirmative vote of a majority of the entire board of directors of TeleCorp PCS, except in circumstances where voting by 66 2/3% and certain classes of directors is required. The stockholders' agreement also provides that the board of directors of TeleCorp PCS will consist of 13 directors.

   The parties to the stockholders' agreement have agreed to vote all of their shares of TeleCorp PCS class A voting common stock and voting preference stock to cause the election of the following 13 individuals to the board of directors of TeleCorp PCS:

  . Gerald T. Vento and Thomas H. Sullivan, so long as each remains an officer of TeleCorp PCS and the management agreement with TeleCorp Management Corp. remains in effect;

  . subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock of TeleCorp PCS beneficially owned by TeleCorp Wireless's initial investors other than AT&T Wireless;

  . subject to the provisions described below which limit such selection rights, two individuals selected by holders of a majority in interest of the class A voting common stock of TeleCorp PCS beneficially owned by Tritel's initial investors other than AT&T Wireless;

  . two individuals designated by AT&T Wireless in its capacity as a holder of series A convertible preferred stock and series B convertible preferred stock of TeleCorp PCS so long as AT&T has the right to elect each such director in accordance with the TeleCorp PCS certificate of incorporation;

  . five individuals designated by the holders of the voting preference stock of TeleCorp PCS, which include:

    .  one individual who must be acceptable to AT&T Wireless;

    . one individual who will be William M. Mounger, II so long as he remains an officer and employee of TeleCorp PCS, or one individual who must be reasonably acceptable to William M. Mounger, II; and

    . three individuals who must be reasonably acceptable to holders of a majority in interest of the class A voting common stock of TeleCorp PCS beneficially owned by AT&T Wireless on the one hand, and TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T

       Wireless, on the other hand, so long as TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless remain entitled to designate at least two directors, or, if they are not entitled, then by the remaining directors on the board of directors.

   In the event that William M. Mounger, II ceases to be an officer or employee of TeleCorp PCS and either the number of shares of common stock of TeleCorp PCS beneficially owned by William M. Mounger, II and E.B. Martin, Jr., in the aggregate, falls below seventy percent of the number of shares of common stock of TeleCorp PCS beneficially owned by them on the effective date of the merger of TeleCorp Wireless and Tritel, or two years have elapsed from the effective date of the merger of TeleCorp Wireless and Tritel, Mr. Mounger will resign or be removed from the board of directors of TeleCorp PCS. Following the resignation or removal of Mr. Mounger, the board of directors of TeleCorp PCS will be reduced by one, and all remaining board of directors seats will have one vote on all matters requiring a vote of the board of directors of TeleCorp PCS. In the event that Mr. Mounger is no longer a member of the board of directors of TeleCorp PCS, the number of directors designated by the holders of the voting preference common stock who require approval by William M. Mounger, II will be reduced to zero, and the number of directors designated by the holders of the voting preference stock and acceptable to holders of a majority in interest of the class A voting common stock of TeleCorp PCS beneficially owned by AT&T Wireless on one hand and TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless on the other hand will be increased to four.

   In the event that either Gerald T. Vento or Thomas H. Sullivan ceases to be an officer of TeleCorp PCS, or the management agreement between TeleCorp PCS and TeleCorp Management Corp. ceases to be in full force and effect, Mr. Vento or Mr. Sullivan, as applicable, will resign or be removed from the board of directors of TeleCorp PCS and the holders of the voting preference stock of TeleCorp PCS will select a replacement or replacements who must be acceptable to AT&T Wireless and a majority in interest of TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless, in each case in its sole discretion. In the event that AT&T Wireless ceases to be entitled to designate directors, the director or directors elected by AT&T Wireless will resign or be removed from the board of directors of TeleCorp PCS and the remaining directors will take action so that the number of directors constituting the entire board of directors of TeleCorp PCS will be reduced accordingly.

   The number of directors TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless will be permitted to designate will be reduced when the number of shares of common stock of TeleCorp PCS beneficially owned by TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless on a fully-diluted basis falls below:

  . 85% of the number of shares of common stock of TeleCorp PCS beneficially owned by them on the effective date of the merger of TeleCorp Wireless and Tritel;

  . 70% of the number of shares of common stock of TeleCorp PCS beneficially owned by them on the effective date of the merger of TeleCorp Wireless and Tritel;

  . 60% of the number of shares of common stock of TeleCorp PCS beneficially owned by them on the effective date of the merger of TeleCorp Wireless and Tritel; and

  . 50% of the number of shares of common stock of TeleCorp PCS beneficially owned by them on the effective date of the merger of TeleCorp Wireless and Tritel;

so that TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless will be permitted to designate three, two, one or zero directors respectively; provided, however, that the reductions in the board of directors may not take place or may be delayed if certain of TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless hold or maintain a specified percentage of common stock as set forth in the stockholders' agreement.

   In each instance in which the number of directors TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless are entitled to designate is reduced, the director designated by TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless beneficially owning the

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smallest percentage of shares of common stock then owned by any of TeleCorp
Wireless's initial investors and Tritel's initial investors other than AT&T Wireless whose designees then remain as directors will resign or be removed from the board of directors and the size of the board of directors of TeleCorp PCS will be reduced accordingly. In the event that either:

  . the number of directors TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless are entitled to designate falls below two; or

  . both TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless entitled to designate the last two directors that TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless may designate cease to beneficially own at least 75% of the number of shares of common stock beneficially owned by them on the effective date of the merger of TeleCorp Wireless and Tritel,

TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless will no longer be entitled to approve any designation of the TeleCorp PCS directors nor approve any director that replaces Gerald T. Vento or Thomas H. Sullivan on the board of directors.

   Exclusivity. The parties to the stockholders' agreement have agreed that, during the term of the stockholders' agreement, neither they nor any of their respective affiliates will provide or resell, or act as the agent for any person offering, within the areas covered by the licenses of TeleCorp PCS and its subsidiaries, wireless communications services initiated or terminated using TDMA and portions of the airwaves licensed by the Federal Communications Commission, except that AT&T Wireless and its affiliates will be able to:

  . resell or act as agent for TeleCorp PCS in connection with mobile wireless communications services;

  . provide or resell wireless communications services only to or from specific locations, provided that any equipment sold in connection with the service must be capable of providing wireless communications services of TeleCorp PCS and its subsidiaries; and

  . resell mobile wireless communications services from a person other than TeleCorp PCS in any area where TeleCorp PCS has not placed a system into commercial service.

   Additionally, with respect to some markets identified in the intercarrier roamer services agreements between AT&T Wireless Services and each of TeleCorp Wireless and Tritel, each of TeleCorp PCS and AT&T Wireless has agreed to cause its respective affiliates in their home carrier capacities to:

  . program and direct the programming of customer equipment so that the other party, in its capacity as the serving carrier, is the preferred provider in these markets; and

  .  refrain from inducing any of its customers to change such programming.

   AT&T Wireless has retained some PCS licenses within the areas covered by the licenses of TeleCorp PCS and its subsidiaries for which we have a right of negotiation in the event of a proposed transfer.

   If TeleCorp PCS materially breaches any of its obligations, AT&T Wireless may terminate its exclusivity obligations under the stockholders' agreement and may terminate our rights to the AT&T brand and logo under the network membership license agreement if a default continues after the applicable cure periods lapse. These material breaches include, if:

  . we fail to meet the minimum buildout requirements for our system, as set forth in the stockholders' agreement;

  . AT&T Wireless and its affiliates decide to adopt a new technology standard other than TDMA in a majority of its markets, and TeleCorp PCS declines to adopt the new technology;

  . each portion of the TeleCorp PCS network including our network does not, within one year after being placed into service, meet or exceed technical standards that AT&T Wireless has developed regarding voice quality and performance of network and call completion equipment. Each portion of

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     the network being developed by TeleCorp PCS, including our network, must, within one year after being placed into service, perform on a level, measured by these standards manuals, that meets or exceeds the levels achieved by the average of all comparable wireless communications networks owned and operated by AT&T Wireless;

  . TeleCorp PCS fails to satisfy specific percentages that its entire network, measured as a single system, must meet, including percentage of calls completed, percentage of established calls dropped, percentages of calls not successfully transferred from one network equipment site to another as a handset moves, as well as technical standards regarding the functioning of network and call connection equipment; or

  . TeleCorp PCS fails to meet specified customer care, reception quality and network reliability standards.

   The exclusivity provisions in the stockholders' agreement also does not apply to AT&T Wireless or its affiliates with respect to certain rural portions of Kentucky in which AT&T Wireless and its affiliates had an existing roaming agreement in place with another wireless provider.

   Construction. The stockholders' agreement requires TeleCorp PCS to construct a PCS system in the areas covered by its licenses according to a minimum build-out plan prepared by the company and approved by AT&T Wireless, which upon projected completion at sometime before July 17, 2003, will cover over 75% of the people in the areas covered by its licenses in accordance with Federal Communications Commission build-out requirements.

   Disqualifying Transactions. If AT&T (or any of its affiliates) and an entity that:

  . derives annual revenues from communications businesses in excess of $5 billion;

  . derives less than one-third of its aggregate revenues from wireless communications; and

  . owns Federal Communications Commission licenses to offer, and does offer, mobile wireless communications services serving more than 25% of the residents, as determined by Paul Kagan Associates, Inc., within the areas covered by licenses held by TeleCorp PCS and its subsidiaries merge, consolidate, acquire or dispose of assets to each other, or otherwise combine, then AT&T Wireless, upon written notice to TeleCorp PCS, may terminate its exclusivity obligations where the territory covered by its licenses overlaps with commercial mobile radio service licenses of the business combination partner. Upon such termination, TeleCorp PCS will have the right to cause AT&T Wireless or any transferee that acquired any shares of the series A convertible preferred stock, series B convertible preferred stock, series D preferred stock, series F preferred stock or series G preferred stock of TeleCorp PCS then owned by AT&T Wireless, and any shares of TeleCorp PCS common stock into which any of these shares are converted, to exchange all, or a proportionate share based on overlapping service areas after such disqualifying transaction, of their shares into shares of series H and I preferred stock of TeleCorp PCS. In case of any such exchange, AT&T Wireless will be able to terminate its exclusivity obligations in all of our markets.

   Once so converted, TeleCorp PCS will be able to redeem the shares of its series H and I preferred stock at any time in accordance with our restated certificate of incorporation.

   Acquisition of Licenses. The stockholders' agreement provides that TeleCorp PCS may acquire any cellular license that TeleCorp PCS's board of directors has determined is a demonstrably superior alternative to constructing a PCS system within the corresponding areas covered by its licenses, if:

  . a majority of the population covered by the license is within the areas covered by its licenses;

  . AT&T Wireless and its affiliates do not own commercial mobile radio service licenses in the area covered by the license; and

  . its ownership of the license will not cause AT&T Wireless or any affiliate to be in breach of any law or contract.

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   Vendor Discounts; Roaming Agreements. AT&T Wireless has agreed in the stockholders' agreement that, if TeleCorp PCS requests, and if such request shall not result in any adverse impact to AT&T Wireless, it will use all commercially reasonable efforts:

  . to assist TeleCorp PCS in obtaining discounts from any AT&T Wireless vendor with whom TeleCorp PCS is negotiating for the purchase of any infrastructure equipment or billing services; and

  . to enable TeleCorp PCS to become a party to the roaming agreements between AT&T Wireless and its affiliates and operators of other cellular and PCS systems.

   Subsidiaries. The stockholders' agreement provides that all of its subsidiaries must be direct or indirect wholly-owned subsidiaries. The stockholders' agreement also provides that with respect to such subsidiaries, TeleCorp PCS may not sell or dispose of a substantial portion of the assets or any of the capital stock of any such subsidiaries except in connection with a pledge to secure indebtedness.

   Amendments. In addition to the approval of the senior lenders of TeleCorp PCS, the terms of the stockholders' agreement may only be amended if agreed to in writing by TeleCorp PCS and the beneficial holders of a majority of the class A voting common stock party to the stockholders' agreement, including AT&T Wireless, 66 2/3% of the class A voting common stock beneficially owned by TeleCorp Wireless's initial investors and Tritel's initial investors other than AT&T Wireless, and 66 2/3% of the class A voting common stock beneficially owned by Gerald T. Vento and Thomas H. Sullivan.

   Termination. The stockholders' agreement will terminate upon the earliest to occur of:

  .  the receipt of the written consent of each party;

  .  July 17, 2009; and

  . the date on which a single stockholder beneficially owns all of the outstanding shares of class A voting common stock of TeleCorp PCS.

 AT&T Right of First Refusal to Purchase Certain Shares of TeleCorp PCS Capital Stock

   On November 13, 2000, each of Gerald T. Vento and Thomas H. Sullivan granted AT&T Wireless or its designee a right of first refusal to purchase shares of their respective TeleCorp PCS voting preference stock, class C common stock or class D common stock. These agreements were amended as of December 22, 2000. Currently, the holders of TeleCorp PCS's voting preference stock would control a majority of TeleCorp PCS's voting power. In the event that either Mr. Vento or Mr. Sullivan receives a bona fide offer that he intends to accept from a third party to purchase all shares of TeleCorp PCS's voting preference stock, class C common stock or class D common stock owned by him, AT&T Wireless or its designee has the option, but not the obligation, to purchase all such shares on the same terms as the third party offer. The purchase price per share payable by AT&T Wireless or its designee for any of the subject shares shall be equal to the lesser of (i) the same price set forth in the third party offer, and
(ii) the average closing price per share for the TeleCorp PCS class A common stock for the five trading days ending two days prior to the date of execution of the third party offer.

 Put and Call Agreement

   In connection with our acquisition of certain PCS licenses and equipment from ALLTEL, we entered into a put and call agreement with AT&T Wireless Services on October 20, 2000. Under the put and call agreement, we have the right to sell the two licenses acquired from ALLTEL to AT&T Wireless Services at any time during the 18 months following the closing of the ALLTEL acquisition for $50.0 million. Similarly, unless within 10 days of notice from AT&T Wireless Services of its intention to exercise its call right, we renounce our put right, upon which the put and call agreement will terminate, AT&T Wireless Services has the right to purchase the two licenses from us during the same 18 months period for $50.0 million. In the event of the acquisition of all the voting preference stock of TeleCorp PCS, by an AT&T Wireless Services competitor and

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not approved by AT&T Wireless Services, our right to renounce our put right and negate the exercise of AT&T Wireless Services's call right will terminate. In addition, during the period between the signing of definitive documents to complete such an acquisition and the closing of such an acquisition, our right to negate the exercise of AT&T Wireless Services' call right and AT&T Wireless Services' call right will both be suspended. If such a change of control is not completed, all rights under the put and call agreement will be reinstated.

Transactions with TeleCorp Communications, Inc.

   In May 2001, our subsidiary Tritel Communications, Inc. entered into a series of transactions with TeleCorp Communications, Inc. to leverage our management expertise, telecommunication network assets and volume discounts associated with vendor purchases for the collective benefit of the parties. We cannot currently quantify the value of those transactions. We believe that the terms of each of the transactions described below were no more favorable to any of the parties than could have been obtained from third parties negotiated at arm's length.

 Reciprocal Employee Services Agreement

   Pursuant to the Reciprocal Employee Services Agreement, Tritel Communications may share employees with TeleCorp Communications to perform managerial and telecommunications related functions when doing so will increase efficiency or improve the quality of its services. Tritel Communications will pay or be reimbursed, as appropriate, the pro-rata share of each shared employee's total cost (including salary, bonus and an overhead charge) based upon the amount of time shared by those employees.

 Retail Outlets' Sales Commission Agreement

   Certain national retailers have entered into commission agreements with Tritel Communications and TeleCorp Communications pursuant to which the national retailers receive monthly commissions for referral of wireless telephone subscribers to Tritel Communications and TeleCorp Communications. The Retail Outlets' Sales Commission Agreement apportions the commissions paid to the national retailers between Tritel Communications and TeleCorp
Communications according to the number of referrals each receives.

 Software and Technology Sharing Agreement

   Tritel Communications has entered into software license agreements with third party vendors under which it and TeleCorp Communications jointly utilize licensed software. The Software and Technology Sharing Agreement allocates software license fees, the computer hardware and ancillary expenses required to operate this software among Tritel Communications and TeleCorp Communications.

 Network Operation Center Facility Agreement

   TeleCorp Wireless and TeleCorp Holding II, LLC own and operate a Network Operations Center in Memphis, Tennessee (the "NOC"). Tritel Communications leases capacity in the NOC pursuant to the Network Operation Center Facility Agreement. Tritel Communications' cost for the lease of this capacity is its pro-rata share of the operating expenses and amortization of capital costs of the facility based upon its number of operating regions and TeleCorp Communications' number of operating regions.

 Handset Purchase Agreement

   From time to time Tritel Communications or TeleCorp Communications may have insufficient inventories of particular models of PCS handsets to meet the orders of subscribers. To increase operating efficiencies, Tritel Communications may transfer PCS handsets with TeleCorp Communications to meet these orders. The Handset Purchase Agreement provides that these transfers will be made at cost without giving effect to any applicable co-op benefits.

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Relationships with Triton

   TeleCorp Wireless and Tritel Communications have formed Affiliate License Co. with Triton to adopt a common brand, SunCom(R), that is co-branded with AT&T on an equal emphasis basis. Under the agreement, TeleCorp Wireless, Tritel Communications and Triton each own one third of Affiliate License Co., the owner of the SunCom(R) name. TeleCorp Wireless, Tritel Communications and Triton license the SunCom(R) name from Affiliate License Co. The terms of this agreement were no more favorable to the parties than they could have obtained from third parties negotiated at arm's length.

   Tritel has common stockholders with Triton and may be deemed to be an affiliate by virtue of this common ownership.

Relationship with Toronto Dominion

   Toronto Dominion Investments, one of the stockholders of TeleCorp PCS, our ultimate parent, and one of our initial investors, and TD Securities (USA), an affiliate of Toronto Dominion Investments, which is a lender under our senior credit facilities, may be deemed to be under common control by virtue of their relationship to each other and to TeleCorp PCS.

Transfer of Licenses to Tritel

   As part of the joint venture transactions, Tritel acquired C-Block PCS licenses from Airwave Communications and E- and F- Block PCS licenses from Digital PCS. The members of Digital PCS are Airwave Communications, William M. Mounger, II, Jerry M. Sullivan, Jr. and E.B. Martin, Jr. Airwave Communications owns 85% of the membership in Digital PCS while the remaining three members own 5% each. Airwave Communications transferred its C-Block PCS licenses, comprising approximately 2.5 million people in Alabama, and $31.9 million of government financing, to Tritel in exchange for $14.4 million of series C preferred stock. Digital PCS transferred certain of its E- and F-Block licenses, comprising areas containing 4.1 million people in Alabama and Mississippi, and $9.5 million of government financing, to Tritel, in exchange for $3.8 million of series C preferred stock. Of the 4.1 million people in the area transferred by Digital PCS, 1.7 million overlap with those contributed by AT&T Wireless Services.

Option to Purchase Licenses in Georgia and Florida; Ownership of the Remaining Affiliate Licenses

   Digital PCS, held licenses covering 2.0 million people in Florida and southern Georgia. These markets include the cities of Pensacola, Tallahassee, and Panama City, Florida and will not be part of the territory where we are allowed to operate absent AT&T Wireless's consent. As part of Tritel's formation, Tritel acquired the option to purchase the Florida and Georgia licenses in exchange for certain shares of Tritel's stock and the assumption of certain Federal Communications Commission debt. As consideration for the option, Tritel agreed to pay Digital PCS an amount equal to (a) the interest that had accrued from May 20, 1998, until the closing of the exercise of the option under any Federal Communications Commission debt incurred to finance the Florida and Georgia licenses and (b) the interest that had accrued from May 20, 1998, until the closing of the exercise of the option on advances made by Tritel to Digital PCS to fund interest on Federal Communications Commission debt. In May 1999, Tritel exercised this option and was required to obtain consent from parties to the TeleCorp PCS stockholders' agreement to consummate such transaction. As a condition to obtaining such consent, Tritel was required to transfer the licenses being acquired to a third party. At the time of the exercise, the Tritel shares to be exchanged for the license were valued in the aggregate at approximately $3.7 million.

   Tritel completed the acquisition of the licenses on October 27, 2000, in exchange for 1,480,697 shares of Tritel common stock and Tritel's assumption of approximately $11.5 million of Federal Communications Commission debt. In accordance with the terms of the consent, Tritel simultaneously entered into an agreement

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to transfer the licenses to Panther Wireless, L.L.C. in exchange for Panther
Wireless's assumption of all outstanding of Federal Communications Commission debt on these licenses and cash in an amount equal to 110% of the sum of (a) the amount paid to the Federal Communications Commission in respect of these licenses minus the Federal Communications Commission debt assumed, plus (b) the aggregate amount of interest paid by Tritel and Digital PCS on the Federal Communications Commission debt. At the time the agreement was executed, the consideration for the licenses would have equaled approximately $6.3 million plus the assumption of $11.5 million of Federal Communications Commission debt. Panther Wireless has subsequently assigned its rights and obligations under that agreement to an unrelated third party, solely in exchange for that party's assumption of Panther Wireless's obligations under the agreement. Gerald T. Vento, Thomas H. Sullivan and Scott I. Anderson indirectly own a minority economic interest in, and voting control of, Panther Wireless. Mr. Vento and Mr. Sullivan are both officers and directors of Tritel, TeleCorp PCS and TeleCorp Wireless and Mr. Anderson is a director of TeleCorp PCS.

Loans to Predecessors

   On January 7, 1999, Tritel entered into a secured promissory note loan agreement under which it agreed to lend up to $2.5 million to Airwave Communications and Digital PCS to be used primarily to fund interest payments due to the Federal Communications Commission on licenses held by Digital PCS, including the Florida and Georgia licenses and certain expenses relating to winding up the affairs of Airwave Communications and Digital PCS. Interest on advances under the loan agreement is 10% per year. The interest compounds annually and interest and principal are due at maturity of the note. The note is secured by Airwave Communications' and Digital PCS's ownership interest in Tritel and certain equity securities of TeleCorp Wireless. As of December 31, 2000, $2.1 million in principal amount was outstanding. In March 2001, this loan was extinguished in consideration of the transfer to Tritel of 142,745 shares of TeleCorp PCS class A voting common stock.

Services from Wireless Facilities, Inc.

   We are utilizing TeleCorp Wireless's network operations center in Memphis, Tennessee. The network operations center's function is to monitor the network on a real-time basis for, among other things, alarm monitoring, power outages, tower lighting problems and traffic patterns. Also, on July 1, 1999, Wireless Facilities agreed to provide radio frequency engineering services and microwave relocation services to Tritel Communications. Scott I. Anderson, who is a director of TeleCorp PCS, is also a director of Wireless Facilities.

Relationship with ABC Wireless

   Tritel entered into a financing agreement with ABC Wireless, whereby Tritel loaned $7.5 million to ABC Wireless for the purpose of bidding on licenses in the Federal Communications Commission's auction of C-Block PCS licenses. Tritel later agreed to advance to ABC Wireless an additional $288,686 to further finance the acquisition of the licenses. In exchange for cancellation of the $7.5 million note and the additional $288,686 advance, ABC Wireless has agreed to assign a number of licenses it acquired in that auction to AirCom PCS, Inc., a subsidiary of Tritel. The licenses being assigned to AirCom PCS cover 5.7 million people, including licenses for the Nashville and Chattanooga markets, all in Tritel's existing licensed area. Scott I. Anderson, a director of TeleCorp PCS, and Gerald T. Vento and Thomas H. Sullivan, directors and executive officers of Tritel, TeleCorp PCS and TeleCorp Wireless own minority economic interests in, and voting control of, ABC Wireless.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Credit Facilities

   We, as borrower, entered into an amended and restated loan agreement, dated as of March 31, 1999 with Tritel, as parent, Toronto Dominion (Texas), Inc., as administrative agent for the lenders and financial institutions signatory thereto, as lenders. Our senior credit facilities are governed by the amended and restated loan agreement and the other related documents entered into in connection with the senior credit facilities. The amended and restated loan agreement was further amended on April 21, 1999, October 31, 2000, and January 9, 2001. The debt under the senior credit facilities is guaranteed by all of our subsidiaries.

   The senior credit facilities provide for up to $550.0 million of senior secured credit facilities including up to (1) a $250.0 million reducing revolving credit facility, which is referred to as the "Revolver", which matures in June 2007, (2) a $100.0 million term credit facility, which is referred to as the "Term Loan A", which matures in June 2007 and (3) a $200.0 million term credit facility, which is referred to as the "Term Loan B", which matures in December 2007.

   At December 31, 2000, we had borrowed $360.0 million under the senior credit facilities. After December 31, 2000, we drew an additional $30.0 million to fund the acquisition of certain licenses and related assets of ALLTEL and working capital needs which we subsequently repaid out of the proceeds of the offering of the unregistered notes.

   Our ability to draw funds under the senior credit facilities is subject to customary conditions including, among others, (1) the total debt outstanding may not exceed 70% of the total capital through June 30, 2001, and 75% of total capital after June 30, 2001 and (2) the senior debt may not exceed 50% of the total capital or, under certain circumstances, 55% of the total capital.

   As of December 31, 2000, we could have borrowed up to a total of $550.0 million under the terms of the senior credit facilities.

   The senior credit facilities also provide us with letters of credit of up to $10.0 million under the Revolver.

   At our option, the Revolver and the Term Loan A bear interest at either the base rate, which is the greater of the prime rate of the Toronto-Dominion Bank, New York Branch, or the federal funds rate, plus 0.5%, plus an applicable margin ranging from a minimum of 0.75% to a maximum of 2.75%, or eurodollar rate, plus an applicable margin ranging from a minimum of 1.75% to a maximum of 3.75%, in each case, depending on the occurrence of the third anniversary of the amended and restated loan offering, the generation of positive operating cash flow by Tritel and its total leverage ratio. At our option, the Term Loan B bears interest at either the base rate, plus an applicable margin of either 2.75% or 3.50%, or eurodollar rate, plus an applicable margin of either 3.75% or 4.50%, in each case depending on whether or not we have achieved positive cash flow and the third anniversary of the senior credit facilities has occurred. We must pay a per annum commitment fee payable quarterly equal to the product of either 0.5%, 1% or 1.75%, depending on the ratio of available Revolver and Term Loan A commitments to total Revolver and Term Loan A commitments, and the sum of the available Revolver and Term Loan A commitments. We also must pay a letter of credit fee equal to the applicable margin for eurodollar advances plus 0.125% per annum on the undrawn face amount of any outstanding letters of credit from the date of issuance through the expiration date of those letters of credit.

   Outstanding loans drawn from the Revolver or the Term Loan A bearing interest at the base rate plus the applicable margin may be prepaid without penalty. Prepayments of the Term Loan B made on or before December 31, 2001 will require a prepayment fee ranging from 0% to 3% of the prepayment amount, depending on the date of prepayment. Prepayments of any loans under the senior credit facilities bearing interest at eurodollar plus the applicable margin will require payment of an additional amount sufficient to compensate the lenders for all losses and out-of-pocket expenses other than lost margins on the loans incurred in connection with these prepayments.

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   The senior credit facilities are secured by liens on substantially all of our assets, including our Federal Communications Commission licenses if legally permitted.

   The senior credit facilities contain various covenants that restrict, among other things:

  .  the incurrence of additional indebtedness;

  .  the granting of liens;

  . the creation of guarantees, mergers, acquisitions, certain investments, consolidations, liquidations, dissolutions, certain transactions with affiliates and asset sales;

  .  the distribution of dividends and other restricted payments;

  .  the ownership of real estate; and

  .  the restriction of upstream dividends by our subsidiaries to us.

   The senior credit facilities contain a number of financial and operating covenants including, among other things:

  .  a maximum senior debt to total capitalization ratio;

  .  a maximum total debt to total capitalization ratio;

  .  a minimum percentage of people covered by our licenses;

  .  a minimum number of subscribers;

  .  a minimum amount of service revenues;

  .  a maximum amount of capital expenditures;

  .  a maximum total leverage ratio;

  .  a maximum senior leverage ratio;

  .  a minimum fixed charge coverage ratio; and

  .  a minimum interest coverage ratio.

   The senior credit facilities contain customary events of default, including our loss of the right to use any AT&T trademark under the network license agreement within five years after March 31, 1999 and, thereafter, Tritel's loss of such right under more limited circumstances.

   The lenders under the senior credit facilities received fees reflecting then-existing market conditions, as well as reimbursement of their expenses.

12 3/4% Senior Subordinated Discount Notes due 2009

   We have outstanding $372.0 million aggregate principal amount at maturity of our 12 3/4% notes. The 12 3/4% notes were issued at a discount to their principal amount. The 12 3/4% notes are guaranteed by Tritel, Tritel Communications, Inc. and Tritel Finance, Inc. The aggregate accreted value of the 12 3/4% notes at December 31, 2000 was $245.3 million. The 12 3/4% notes are senior subordinated unsecured obligations ranking subordinate in right of payment to all of our and our guarantors' existing and future senior debt (including their obligations under the senior credit facilities). The 12 3/4% notes were issued under an indenture dated as of May 11, 1999 among Tritel PCS, Tritel, as guarantor, Tritel Communications, Inc., as guarantor, Tritel Finance, Inc., as guarantor, and The Bank of New York, as Trustee.

   The 12 3/4% notes will mature on May 15, 2009. The 12 3/4% notes will accrete in value until May 15, 2004, compounded semi-annually. At that time, interest on the 12 3/4% notes will become payable semi-annually on May 15 and November 15 of each year, commencing November 15, 2004. The 12 3/4% notes may be redeemed at our option, in whole or in part, at any time on or after May 15, 2004 at the following redemption prices, plus, in each case, accrued and unpaid interest to the date of redemption:

                                             Redemption price as a percentage of
   Period                                    the face value of the 12 3/4% notes
   ------                                    -----------------------------------
   May 15, 2004 to May 14, 2005.............              106.375%
   May 15, 2005 to May 14, 2006.............              104.250%
   May 15, 2006 to May 14, 2007.............              102.125%
   after May 15, 2007.......................              100.000%

   In addition, prior to May 15, 2002, we may redeem up to 35% of the original aggregate principal amount of the 12 3/4% notes at a redemption price of 112.75% of the accreted value of the 12 3/4% notes, with the net cash proceeds of certain public equity offerings, provided that at least 65% of the aggregate principal amount of the 12 3/4% notes at maturity remains outstanding immediately after such redemption. Upon the occurrence of certain change of control events (as defined in the 12 3/4% notes indenture), we will be required to make an offer to purchase all of the 12 3/4% notes at a purchase price equal to 101% of the accreted value of the 12 3/4% notes to the date of repurchase (if prior to May 15, 2004) or the principal amount at maturity, plus accrued and unpaid interest, if any, to the date of repurchase (if on or after May 15, 2004). The merger of TeleCorp Wireless and Tritel, in which the capital stock of Tritel was converted into the right to receive the capital stock of TeleCorp PCS, did not constitute a change of control under the 12 3/4% notes because the acquisition of control of Tritel by TeleCorp PCS and its affiliates is excluded from the definition of change of control.

   The 12 3/4% notes indenture contains certain financial covenants with which we must comply relating to, among other things, the following matters:

  . a limitation on our and our subsidiaries' payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, until after December 31, 2002 and, thereafter, unless after giving effect to each such payment, repurchase or investment, certain financial tests are met, excluding certain permitted payments and investments;

  . a limitation on our and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 7.0 to
     1.0 (if incurred prior to May 15, 2004) or less than or equal to 6.0 to
     1.0 (if incurred on or after May 15, 2004), or if debt was incurred prior to May 15, 2004, the total consolidated debt would be equal to or less than 75% of the total invested capital, in either case subject to certain permitted incurrences of debt;

  . a limitation on our and our guaranteeing subsidiaries' incurrence of certain liens;

  . a limitation on the ability of us or any of our subsidiaries to layer indebtedness;

  . a limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

  . a limitation on certain transactions with affiliates of us and our subsidiaries;

  . a limitation on the ability of any of our subsidiaries to guarantee or otherwise become liable with respect to any of our other indebtedness unless such subsidiary provides for a guarantee of the 12 3/4% notes on a senior subordinated basis; and

  . a limitation on our or our subsidiaries' ability to engage in any business not substantially related to a telecommunications business.

   The events of default under the 12 3/4% notes indenture include various events of default customary for such type of agreement, including, among others, the failure to pay principal and interest when due on the 12 3/4% notes, cross-defaults on other indebtedness for borrowed monies in excess of $15.0 million, certain judgments or orders for payment of money in excess of $15.0 million, and certain events of bankruptcy, insolvency and reorganization.

Government Debt

   Because we qualify as a small business for the purpose of C-Block licenses and a very small business for the purposes of F-Block licenses, we are entitled to receive preferential financing for these licenses from the United States. The total license fee payable to the United States in respect of the C-Block licenses for which Airwave Communications was named the winning bidder is approximately $35.5 million. Under the preferential financing terms for the C-Block Licenses, Airwave Communications has paid a deposit of 10% of the license fee, which is approximately $3.5 million. Under the preferential financing terms for the C-Block licenses, we will pay interest only for the first six years of the license term at a fixed interest rate equal to 7.0% per annum with principal amortized during the seventh through tenth years of the license. With respect to the F-Block licenses, the total license fee payable to the United States Government is approximately $12.0 million. Under the preferential financing terms for the F-Block licenses, we will be required to make quarterly payments of interest only, at a fixed interest rate of 6.125% per annum for the first two years after the license grant date, and quarterly payments of interest at the same rate and principal over the remaining eight years of the license term.

   C- and F-Block licensees may incur substantial financial penalties, license revocation and other enforcement measures at the Federal Communications Commission's discretion, in the event that they fail to make timely quarterly installment payments. Where a C- and F-Block licensee anticipates defaulting on any required payment, it may request a three to six-month grace period before the Federal Communications Commission cancels its license. In the event of default by a C- and F-Block licensee, the Federal Communications Commission could reclaim the licenses, re-auction them, and subject the defaulting party to a penalty comprised of the difference between the price at which it acquired its license and the amount of the winning bid at re-auction, plus an additional penalty of three percent of the subsequent winning bid.

                            DESCRIPTION OF THE NOTES

General

   As used in this section entitled "Description of the Notes", the term "Company" means Tritel PCS, Inc., a Delaware corporation, but does not include any of the Company's subsidiaries. Capitalized terms used in this section entitled "Description of the Notes" and not otherwise defined have the meanings set forth under""--Certain Definitions".

   The unregistered 10 3/8% senior subordinated notes due 2011 were, and any new notes issued in exchange for the unregistered notes (collectively, the "Notes") will be, issued under an Indenture, dated as of January 24, 2001 (the "Indenture"), among the Company, Tritel, Inc., as Parent Guarantor, Tritel Communications, Inc. and Tritel Finance, Inc., as Subsidiary Guarantors, and Firstar Bank, N.A., as Trustee (the "Trustee"), a copy of the form of which is available upon request to the Company.

   The following summary of certain provisions of the Indenture and the Notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA.

   Principal of, premium, if any, and interest on the Notes will be payable, and the Notes may be exchanged or transferred, at the office or agency of the Company, which office or agency shall be maintained in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the Trustee, presently located at the office of the Trustee in the Borough of Manhattan, The City of New York) except that, at the option of the Company, payment of interest may be made by check mailed to the registered holders of the Notes at their registered addresses.

   The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

   The Notes will be unsecured senior subordinated obligations of the Company, limited to $450.0 million aggregate principal amount, and will mature on January 15, 2011.

   Each Note that was issued in connection with the offering of the unregistered notes and that we issue in exchange for the unregistered notes will bear interest at a rate of 10 3/8% per annum from January 24, 2001, or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date on January 15 and July 15 of each year, commencing July 15, 2001. The Company will pay interest on overdue principal at 1% per annum in excess of such rate, and it will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Optional Redemption

   Except as set forth in the following paragraph, the Notes will not be redeemable at the option of the Company prior to January 15, 2006. Thereafter, the Notes will be redeemable at the option of the Company, in whole or in part, on not less than 30 nor more than 60 days' prior notice, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest, if any, due on the relevant interest payment date), if redeemed during the 12-month period commencing on January 15 of the years set forth below:

                                                                      Redemption
                                    Year                                Price
                                    ----                              ----------
       2006..........................................................  105.188%
       2007..........................................................  103.458%
       2008..........................................................  101.729%
       2009 and thereafter...........................................  100.000%

   In addition, at any time and from time to time prior to January 15, 2004, the Company may redeem up to a maximum of 35% of the original aggregate principal amount of the Notes with the proceeds of one or more Equity Offerings
(1) by the Company (2) Tritel, Inc., or (3) by Holdings to the extent that the proceeds thereof are contributed to the Company, at a redemption price equal to 110.375% of the principal amount on the redemption date; provided, however, that, after giving effect to any such redemption at least 65% of the original aggregate principal amount of the Notes remains outstanding. In addition, any such redemption shall be made within 180 days of such Equity Offering upon not less than 30 nor more than 60 days' notice mailed to each holder of Notes being redeemed and otherwise in accordance with the procedures set forth in the Indenture.

   At any time on or prior to January 15, 2006, the Notes may be redeemed as a whole but not in part at the option of the Company, upon not less than 30 or more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to 100% of the principal amount thereof plus the Make Whole Premium as of, and accrued but unpaid interest, if any, to, the redemption date, subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date.

   "Make Whole Premium" means with respect to a Note at any redemption date, the greater of (i) 1.0% of the principal amount of such Note or (ii) the excess of (A) the present value of (1) the redemption price of such Note at January 15, 2006 (such redemption price being set forth in the table above) plus (2) all required interest payments due on such Note through January 15, 2006, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the then-outstanding principal amount of such Note.

   "Treasury Rate" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H. 15(519) which has become publicly available at least two Business Days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source or similar market data) most nearly equal to the period from the redemption date to January 15, 2006; provided, however, that if the period from the redemption date to January 15, 2006 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to January 15, 2006 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

   In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although Notes in denominations of $1,000 or less will not be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion thereof to be redeemed. A new Note equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note.

Ranking

   The Indebtedness evidenced by the Notes:

  .  will be unsecured Senior Subordinated Indebtedness of the Company;

  . will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of the Company;

  . will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company, including the Discount Notes;

  . will be senior in right of payment to all existing and future Subordinated Indebtedness of the Company;

  . will be effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness; and

  .  will be unconditionally guaranteed by the Guarantors.

   The Notes will be guaranteed by Tritel, Inc., the parent of the Company, and by Tritel Communications, Inc., and Tritel Finance, Inc., two of the Subsidiaries of the Company, and, in the future, by certain other Subsidiaries of the Company that Incur Indebtedness. The Indebtedness evidenced by the
Guarantees:

  .  will be unsecured Senior Subordinated Indebtedness of each Guarantor;

  . will be subordinated in right of payment, as set forth in the Indenture, to all existing and future Senior Indebtedness of each Guarantor;

  . will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of each Guarantor, including the guarantees of the Discount Notes;

  . will be senior in right of payment to all existing and future Subordinated Indebtedness of each Guarantor; and

  . will be effectively subordinated to any Secured Indebtedness of each Guarantor and its Subsidiaries to the extent of the value of the assets securing such Indebtedness.

   Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance", however, is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

   Substantially all of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders, if any, of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the Notes. The Notes, therefore, will be effectively subordinated to creditors, including trade creditors, and preferred stockholders, if any, of Subsidiaries of the Company. Although the Indenture will contain limitations on the Incurrence of Indebtedness by, and the issuance of preferred stock of, certain of the Company's Subsidiaries, such limitations are subject to a number of significant qualifications.

   As of December 31, 2000:

  .  with respect to the Company,

    . the outstanding Senior Indebtedness of the Company was $360.0 million (exclusive of unused commitments under the Credit Agreement and $30.0 million drawn after December 31, 2000 which was subsequently repaid from the proceeds of the offering of the unregistered notes), all of which was Secured Indebtedness;

    . the Company had $372.0 million principal amount ($245.3 million accreted value) of outstanding Senior Subordinated Indebtedness; and

    . the Company had no outstanding Indebtedness that was subordinate or junior in right of payment to the Notes;

  .  with respect to the Parent Guarantor,

    . the outstanding senior Indebtedness guaranteed by the Parent Guarantor was $360.0 million, consisting entirely of a guarantee of Indebtedness under the Credit Agreement (exclusive of $30.0 million guaranteed after December 31, 2000 which was subsequently repaid from the proceeds of the offering of the unregistered notes);

    . the Parent Guarantor had $245.3 million accreted value Senior Subordinated Indebtedness (consisting entirely of a guarantee of the Discount Notes); and

    . the Parent Guarantor had no outstanding Indebtedness that was subordinate or junior in right of payment to the Parent Guarantee;

  .  with respect to the Subsidiary Guarantors,

    . the outstanding Senior Indebtedness guaranteed by the Subsidiary Guarantors was $360.0 million, consisting entirely of guarantees of Indebtedness under the Credit Agreement (exclusive of $30.0 million guaranteed after December 31, 2000 which was subsequently repaid from the proceeds of the offering of the unregistered notes);

    . the Subsidiary Guarantors had $245.3 million accreted value of Senior Subordinated Indebtedness, consisting entirely of a guarantee of the Discount Notes; and

    . the Subsidiary Guarantors had no outstanding Indebtedness that was subordinate or junior in right of payment to the Subsidiary Guarantees;

  . with respect to the Subsidiaries of the Company that will not guarantee the Notes,

    . the Subsidiaries that will not guarantee the Notes had $53.2 million accreted value of Senior Indebtedness, consisting entirely of FCC Debt, and guaranteed $360.0 million of Senior Indebtedness under the Credit Agreement (exclusive of $30.0 million guaranteed after December 31, 2000 which was subsequently repaid from the proceeds of the offering of the unregistered notes).

   As of December 31, 2000, after giving effect to the offering of the unregistered notes, the Company and its Restricted Subsidiaries would have been liable for $1,108.5 million of Indebtedness, including $53.2 million accreted value of FCC Debt owed by Subsidiaries of the Company that will not guarantee the Notes.

   Although the Indenture will contain limitations on the amount of additional Indebtedness which the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Incurrence of Indebtedness".

   "Senior Indebtedness" of the Company means the principal of, premium (if any) and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company, regardless of whether or not a claim for post-filing interest is allowed in such proceedings) on, and fees and other amounts owing in respect of Bank Indebtedness and all other Indebtedness of the Company, including FCC Debt, whether outstanding on the date of the Indenture or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the Notes; provided, however, that Senior Indebtedness shall not include:

     (1) any obligation of the Company to any Subsidiary of the Company;

     (2) any liability for federal, state, local or other taxes owed or owing by the Company;

     (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

     (4) any indebtedness or obligation of the Company, and any accrued and unpaid interest in respect thereof, that by its terms is subordinate or junior in any respect to any other Indebtedness or obligation of the Company, including any Senior Subordinated Indebtedness of the Company and any Subordinated Indebtedness of the Company;

     (5) any obligations with respect to any Capital Stock; or

     (6) any Indebtedness Incurred in violation of the Indenture.

"Senior Indebtedness" of any Guarantor has a correlative meaning.

Subordination

   The payment of principal, interest and premium and liquidated damages, if any, on the Notes will be subordinated to the prior payment in full of all Senior Indebtedness of the Company, including Senior Indebtedness incurred after the date of the Indenture.

   The holders of Senior Indebtedness will be entitled to receive payment in full of all obligations due in respect of Senior Indebtedness, including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Indebtedness, before the Holders of Notes will be entitled to receive any payment with respect to the Notes, except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under "--Defeasance", in the event of any distribution to creditors of the Company:

     (1) in a liquidation or dissolution of the Company;

     (2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

     (3) in an assignment for the benefit of creditors; or

     (4) in any marshaling of the Company's assets and liabilities.

   The Company also may not make any payment in respect of the Notes, except, in Permitted Junior Securities or from the trust described under "-- Defeasance", if:

     (1) a payment default on Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

     (2) any other default occurs and is continuing on any series of Designated Senior Indebtedness that permits holders of that series of Designated Senior Indebtedness to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Indebtedness.

   Payments on the Notes may and will be resumed:

     (1) in the case of a payment default, upon the date on which such default is cured or waived; and

     (2) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

   No new Payment Blockage Notice may be delivered unless and until:

     (1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

     (2) all scheduled payments of principal, interest and premium and liquidated damages, if any, on the Notes that have come due have been paid in full in cash.

   No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default will have been cured or waived for a period of not less than 90 days.

   If the Trustee or any Holder of the notes receives a payment in respect of the Notes, except in Permitted Junior Securities or from the trust described under "--Defeasance", when:

     (1) the payment is prohibited by these subordination provisions; and

     (2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Indebtedness. Upon the proper written request of the holders of Senior Indebtedness, the Trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Indebtedness or their proper representatives.

   The Company must promptly notify holders of Senior Indebtedness if payment of the Notes is accelerated because of an Event of Default.

   As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Indebtedness.

Guarantees

   Subject to the release provisions in the Indenture and as set forth herein, the Guarantors, and certain future subsidiaries of the Company (as described below), as primary obligors and not merely as sureties, will jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis the performance and full and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Company under the Indenture and the Notes, whether for payment of principal of, or interest on, or liquidated damages in respect of, the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by the Guarantors being herein called the "Guaranteed Obligations") by executing a Guarantee. The Guarantors will agree to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders of Notes in enforcing any rights under the Guarantees. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Following the date of the Indenture, the Company will cause (1) each Domestic Restricted Subsidiary that Incurs Indebtedness and (2) each Foreign Restricted Subsidiary that Incurs Material Indebtedness to become a Guarantor; provided that the Company shall not cause any Special Purpose Subsidiary to become a Guarantor unless such Special Purpose Subsidiary Incurs Indebtedness other than Indebtedness under the Credit Agreement (or any Refinancing Indebtedness Incurred to Refinance any such Indebtedness) or FCC Debt; provided further that in the event that a Guarantor no longer has outstanding, other than the Guarantee, any Indebtedness (in the case of a Domestic Restricted Subsidiary) or Material Indebtedness (in the case of a Foreign Restricted Subsidiary), the Guarantee of that Guarantor shall terminate. See "--Certain Covenants--Future Subsidiary Guarantors".

   The obligations of each Guarantor under its Guarantee will be senior subordinated obligations. As such, the rights of Noteholders to receive payment from a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Guarantor. The terms of the subordination provisions described under "--Ranking" with respect to the Company's obligations under the Notes apply equally to each Guarantor and the obligations of such Guarantor under its Guarantee.

   Each Guarantee will be a continuing guarantee and shall:

     (1) remain in full force and effect until payment in full of all the Guaranteed Obligations unless prior terminated;

     (2) be binding upon each Guarantor and its successors; and

     (3) inure to the benefit of and be enforceable by the Trustee, the holders of the Notes and their successors, transferees and assigns.

   The Indenture will provide that upon the merger or consolidation of a Guarantor with or into any Person, other than the Company, a Subsidiary of the Company or an Affiliate of the Company, in a transaction in which such Guarantor is not the surviving entity of such merger or consolidation, such Guarantor shall be released and discharged from its obligations under its Guarantee. The Indenture will also provide that if a majority of the Capital Stock of a Guarantor is sold (including by issuance or otherwise) by the Company or any Subsidiary of the Company, other than to the Company, or a Subsidiary of the Company or an Affiliate of the Company, in a transaction constituting an Asset Disposition (or which, but for the provisions of clause
(C) of such term, would constitute an Asset Disposition) and:

     (1) the Net Available Proceeds from such Asset Disposition are used in accordance with the covenant described under "--Certain Covenants-- Limitation on Certain Asset Dispositions"; or

     (2) the Company delivers to the Trustee an Officers' Certificate to the effect that the Net Available Proceeds from such Asset Disposition will be used in accordance with the covenant described under "--Certain Covenants-- Limitation on Certain Asset Dispositions" within the time limits specified by such covenant, then such Guarantor shall be released and discharged from its obligations under its Guarantee upon such use, in the case of clause (1), or upon such delivery, in the case of clause (2). In addition, any Guarantor that becomes a Guarantor as a consequence of its guarantee of certain Indebtedness permitted under the Indenture and that is released and discharged from such guarantee will be released and discharged from its Guarantee upon delivery of an Officers' Certificate certifying such release and discharge from such guarantee to the Trustee.

Change of Control

   Upon the occurrence of any of the following events (each a "Change of Control"), each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price in cash equal to 101% of the principal amount on the Purchase Date, plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

     (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than a Permitted Holder or Permitted Holders or a person or group controlled by a Permitted Holder or Permitted Holders, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all such securities that such person has the right to acquire within one year, upon the happening of an event or otherwise) directly or indirectly (including, through ownership of Holdings), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding Voting Stock;

     (2) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the board of directors of the Company: individuals who, on the date of the Indenture, constitute the board of directors of the Company and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation relating to the election of directors of the Company) whose appointment or election by the board of directors of the Company or nomination for election by the Company' stockholders was approved by the vote of at least two-thirds of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended or made in accordance with the terms of the Stockholders' Agreement; or

     (3) the stockholders of the Company shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions of the Indenture).

   Within 30 days following any Change of Control, the Company will be required to mail a notice to each holder of Notes, with a copy to the Trustee (the "Change of Control Offer"), stating that the Company is commencing an Offer to Purchase all outstanding Notes at a purchase price in cash equal to 101% of the

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principal amount on the Purchase Date, plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

   The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company. The Company's obligation to make a Change of Control Offer will be reinstated unless such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer in accordance with its terms.

   The Company will be required to comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

   In the event that, at the time of a Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of Notes pursuant to this covenant, then, prior to the mailing of the notice to holders of Notes as provided in the immediately following paragraph, but in any event within 30 days following any Change of Control, the Company will be required to:

     (1) repay in full all Bank Indebtedness; or

     (2) obtain the requisite consent under the agreements governing such Bank Indebtedness to permit the repurchase of the Notes as required by this covenant.

   The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management of the Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that management of the Company may decide to do so in the future. Subject to the limitations described under "--Certain Covenants", the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Restrictions on the ability of the Company to Incur additional Indebtedness are contained in the covenant described under "Certain Covenants--Limitation on Incurrence of Indebtedness". Such restrictions may only be waived with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

   The occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Agreement. Future Senior Indebtedness of the Company may also contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by holders of Notes of their right to require the Company to repurchase the Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to holders of Notes upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The provisions of the Indenture related to the Company's obligation to make a Change of Control Offer as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the Notes.

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Certain Covenants

   The Indenture will contain certain covenants including, among others, the following:

   Limitation on Incurrence of Indebtedness. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness), except:

     (1) Indebtedness of the Company or any Subsidiary Guarantor if, immediately after giving effect to the Incurrence of such Indebtedness and the receipt and application of the net proceeds therefrom (including, without limitation, the application or use of the net proceeds therefrom to repay Indebtedness, consummate an Asset Acquisition or make any Restricted Payment):

       (a) the ratio of (x) Total Consolidated Indebtedness to (y) Annualized Pro Forma Consolidated Operating Cash Flow would be less than 7.0 to 1.0; or

       (b) in the case of any Incurrence of Indebtedness prior to May 15, 2004 only, Total Consolidated Indebtedness would be equal to or less than 75% of Total Invested Capital;

     (2) Bank Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed $1.0 billion at any time outstanding;

     (3) Purchase Money Indebtedness;

     (4) Indebtedness owed by the Company to any Restricted Subsidiary or Indebtedness owed by a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided, however, that, upon either (a) the transfer or other disposition by such Restricted Subsidiary or the Company of any Indebtedness so permitted under this clause (4) to a Person other than the Company or another Restricted Subsidiary or (b) the issuance (other than of directors' qualifying shares), sale, transfer or other disposition of shares of Capital Stock or other ownership interests (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Company or another such Restricted Subsidiary, the exception provided by this clause (4) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

     (5) Indebtedness of the Company or any Restricted Subsidiary under any Hedging Agreement to the extent entered into to protect the Company or such Restricted Subsidiary from fluctuations in interest rates on any other Indebtedness permitted under the Indenture (including the Notes), currency exchange rates or commodity prices and not for speculative purposes;

     (6) Refinancing Indebtedness Incurred to Refinance any Indebtedness Incurred under the prior clause (1) or (3) above or (12) below, the Discount Notes, guarantees of the Discount Notes, the Notes, the Subsidiary Guarantees, Indebtedness existing on the date of the Indenture, or any Refinancing Indebtedness in respect of Refinancing Indebtedness Incurred pursuant to this clause (6);

     (7) Indebtedness of the Company under the Notes and Indebtedness of the Subsidiary Guarantors under the Subsidiary Guarantees, in each case Incurred in accordance with the Indenture;

     (8) Capital Lease Obligations of the Company or any Restricted Subsidiary in an aggregate principal amount not in excess of the greater of $50.0 million or 5.0% of Total Assets at any time outstanding;

     (9) FCC Debt assumed in connection with any acquisition after the date of the Indenture;

     (10) Indebtedness of the Company or any Restricted Subsidiary consisting of a guarantee of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this covenant;

     (11) Indebtedness of the Company or any Restricted Subsidiary in respect of statutory obligations, performance, surety or appeal bonds or other obligations of a like nature Incurred in the ordinary course of business;

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     (12) Indebtedness of a Restricted Subsidiary existing at the time such
  Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or in contemplation of, the transaction or series of related transactions pursuant to which such Restricted Subsidiary was acquired by the Company); provided, however, that on the date such Restricted Subsidiary is acquired by the Company, the Company would have been able to Incur $1.00 of additional Indebtedness pursuant to clause (1) above after giving effect to the Incurrence of such Indebtedness pursuant to this clause (12) and the acquisition of such Restricted Subsidiary; and

     (13) Indebtedness of the Company not otherwise permitted to be Incurred pursuant to clauses (1) through (12) above which, together with any other outstanding Indebtedness Incurred pursuant to this clause (13), has an aggregate principal amount not in excess of $75.0 million at any time outstanding.

   Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or which is secured by a Lien on an asset acquired by the Company or a Restricted Subsidiary (whether or not such Indebtedness is assumed by the acquiring person) shall be deemed Incurred at the time the Person becomes a Restricted Subsidiary or at the time of the asset acquisition, as the case may be.

   For purposes of determining compliance with this covenant:

     (1) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness permitted pursuant to clauses
  (1) through (13) above, the Company shall, in its sole discretion, be permitted to classify such item of Indebtedness in any manner that complies with this covenant and may from time to time reclassify such items of Indebtedness in any manner that would comply with this covenant at the time of such reclassification;

     (2) Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by one or more other provisions of this covenant permitting such Indebtedness;

     (3) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in this covenant, the Company, in its sole discretion, shall classify such Indebtedness and only be required to include the amount of such Indebtedness in one of such clauses; and

     (4) accrual of interest (including interest paid-in-kind) and the accretion of accreted value will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant.

   Notwithstanding any other provision of this covenant:

     (1) the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rates of currencies; and

     (2) Indebtedness Incurred pursuant to the Credit Agreement prior to or on the date of the Indenture shall be treated as Incurred pursuant to clause (2) of the first paragraph of this covenant.

   Limitation on Layered Indebtedness. The Indenture will provide that the Company will not:

     (1) directly or indirectly Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Notes and rank subordinate in right of payment to any other Indebtedness of the Company; or

     (2) cause or permit any Guarantor to, and no Guarantor will, directly or indirectly, Incur any Indebtedness that by its terms would expressly rank senior in right of payment to the Guarantee of such Guarantor and rank subordinate in right of payment to any other Indebtedness of such Guarantor;

provided that no Indebtedness shall be deemed to be subordinated solely by virtue of being unsecured.

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   Limitation on Liens. The Indenture will provide that the Company shall not, and shall not permit any Subsidiary Guarantor to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness that is pari passu with the Notes or the applicable Guarantee, as the case may be, or is Subordinated Indebtedness, upon any of their property or assets, now owned or hereafter acquired (other than Permitted Liens), unless all payments due under the Indenture and the Notes are secured equally and ratably with (or prior to, in the case of Subordinated Indebtedness) the obligations so secured until such time as such obligations are no longer secured by such Lien; provided that this restriction shall not apply to any Lien securing Acquired Indebtedness created prior to the incurrence of such Indebtedness by the Company or any Subsidiary Guarantor
(and to successive extensions or refinancings thereof), where such Lien only extends to the assets that were subject to such Lien prior to the related acquisition by the Company or the Subsidiary Guarantor.

   Limitation on Restricted Payments. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, on or prior to December 31, 2002:

     (1) declare or pay any dividend, or make any distribution of any kind or character (whether in cash, property or securities), in respect of any class of Capital Stock of the Company, excluding any dividends or distributions payable solely in shares of Qualified Stock of the Company or in options, warrants or other rights to acquire Qualified Stock of the Company;

     (2) purchase, redeem or otherwise acquire or retire for value any shares of Capital Stock of the Company, any options, warrants or rights to purchase or acquire such shares or any securities convertible or exchangeable into such shares (other than any such shares of Capital Stock, options, warrants, rights or securities that are owned by the Company or a Restricted Subsidiary);

     (3) make any Investment (other than a Permitted Investment) in any Person other than the Company or a Restricted Subsidiary; or

     (4) redeem, defease, repurchase, retire or otherwise acquire or retire for value, prior to its scheduled maturity, repayment or any sinking fund payment, Subordinated Indebtedness,

each of the transactions described in clauses (1) through (4) (other than any exception to any such clause) being a "Restricted Payment"; and at any time after December 31, 2002, the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make a Restricted Payment if, at the time thereof:

     (A) a Default or an Event of Default shall have occurred and be continuing at the time of or after giving effect to such Restricted Payment;

     (B) immediately after giving effect to such Restricted Payment, the Company could not Incur at least $1.00 of additional Indebtedness pursuant to clause (1) of the covenant described under "--Limitation on Incurrence of Indebtedness"; and

     (C) immediately upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made on or after the date of the Indenture (including any Designation Amount) exceeds the sum (without duplication) of:

       (1) the amount of (x) the Consolidated Cash Flow of the Company after December 31, 2002, through the end of the latest full fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment (treated as a single accounting period), less (y) 150% of the cumulative Consolidated Interest Expense of the Company after December 31, 2002, through the end of the latest full fiscal quarter for which consolidated financial statements of the Company are available preceding the date of such Restricted Payment (treated as a single accounting period); plus

       (2) the aggregate net cash proceeds received by the Company as a capital contribution in respect of Qualified Stock or from the proceeds of a sale of Qualified Stock made after the date of the Indenture (excluding in each case (x) the proceeds from a sale of Qualified Stock to a Restricted Subsidiary and (y) the proceeds from a sale of Qualified Stock to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); plus

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       (3) the aggregate net cash proceeds received by the Company or any
    Restricted Subsidiary from the sale, disposition or repayment (other than to the Company or a Restricted Subsidiary) of any Investment made after the date of the Indenture and constituting a Restricted Payment in an amount equal to the lesser of (x) the return of capital with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of disposition of such Investment; plus

       (4) an amount equal to the consolidated Net Investment on the date of Revocation made by the Company and/or any Restricted Subsidiary in any Subsidiary of the Company that has been designated as an Unrestricted Subsidiary after the date of the Indenture upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Limitation on Designations of Unrestricted Subsidiaries".

   For purposes of:

     (1) the preceding clause (C)(2), the value of the aggregate net cash proceeds received by the Company from, or as a capital contribution in connection with, the issuance of Qualified Stock either upon the conversion of convertible Indebtedness of the Company or any of its Restricted Subsidiaries or in exchange for outstanding Indebtedness of the Company or any of its Restricted Subsidiaries or upon the exercise of options, warrants or rights will be the net cash proceeds received by the Company or any Restricted Subsidiary upon the issuance of such Indebtedness, options, warrants or rights plus the incremental amount received by the Company or any Restricted Subsidiary upon the conversion, exchange or exercise thereof;

     (2) the preceding clause (C)(4), the value of the consolidated Net Investment on the date of Revocation shall be equal to the Fair Market Value of the aggregate amount of the Company's and/or any Restricted Subsidiary's Investments in such Subsidiary of the Company on the applicable date of Designation; and

     (3) determining the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its Fair Market Value on the date such Restricted Payment is made by the Company or a Restricted Subsidiary, as the case may be.

   The provisions of this covenant shall not prohibit:

     (1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the Indenture;

     (2) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement or other acquisition of any Capital Stock of the Company out of the net cash proceeds of the substantially concurrent capital contribution to the Company in connection with Qualified Stock or out of the net cash proceeds received by the Company from the substantially concurrent issue or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries) of Qualified Stock; provided that (a) any such net cash proceeds shall be excluded from clause
  (C)(2) of the second preceding paragraph;

     (3) so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption, retirement, defeasance or other acquisition of Subordinated Indebtedness of the Company made by exchange for or conversion into, or out of the net cash proceeds received by the Company, or out of a capital contribution to the Company in connection with a substantially concurrent issue and sale (other than to a Restricted Subsidiary) of, (a) Qualified Stock (provided that (x) any such net cash proceeds are excluded from clause (C)(2) of the second preceding paragraph and (y) such proceeds, if from a sale other than a Public Sale, are not applied to optionally redeem Notes on or prior to December 31, 2002) or (b) other Subordinated Indebtedness of the Company that has an Average Life equal to or greater than the Average Life of the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired and that is subordinated in right of payment to the Notes at least to the same extent as the Subordinated Indebtedness being purchased, redeemed, retired, defeased or otherwise acquired;

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     (4) so long as no Default or Event of Default shall have occurred and be continuing, the making of a direct or indirect Investment constituting a Restricted Payment in an amount not to exceed the amount of the net cash proceeds of capital contributions in respect of Qualified Stock or from the issue or sale (other than to a Restricted Subsidiary) of Qualified Stock of the Company, in each case made no more than one year prior to the date of such investment; provided that (a) any such net cash proceeds are excluded from clause (C)(2) of the second preceding paragraph and (b) such proceeds, if from a sale other than a Public Sale, are not applied to optionally redeem Notes on or prior to December 31, 2002;

     (5) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption, acquisition or retirement for value of any Capital Stock of Holdings held by any member of management of the Company or any of its Subsidiaries pursuant to any management equity subscription agreement, stock option agreement, restricted stock agreement or other similar agreement; provided that (a) the aggregate amount of such dividends or distributions shall not exceed $10.0 million in any twelve-month period, (b) any unused amount in any twelve-month period may be carried forward to one or more future twelve-month periods and (c) the aggregate of all unused amounts that may be carried forward to any future twelve-month period shall not exceed $20.0 million;

     (6) payments to Tritel, Inc. to reimburse Tritel, Inc. for its out-of-pocket operating and administrative expenses attributable to the Company, provided this reimbursement shall not exceed $10.0 million in any fiscal year;

     (7) payments to Holdings pursuant to a tax sharing agreement so long as such payments in the aggregate do not exceed the lesser of (A) the aggregate amount of taxes that would be payable by the Company and its Subsidiaries if they were filing on a separate return basis as a consolidated entity and (B) the aggregate amount of taxes paid by Holdings and its consolidated subsidiaries;

     (8) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of the Company;

     (9) the repurchase, redemption or other acquisition or retirement for value of the Company's Capital Stock to the extent necessary in the good faith judgment of the board of directors of the Company evidenced by a board resolution delivered to the Trustee to prevent the loss or secure the renewal or reinstatement of any material license or franchise held by the Company or any Restricted Subsidiary from any government agency; provided that no Capital Stock shall be repurchased, redeemed or otherwise acquired from any Permitted Holder pursuant to this clause (9); or

     (10) the repurchase of Indebtedness subordinated to the Notes at a purchase price not greater than 101% of the principal amount thereof (plus accrued and unpaid interest) pursuant to a mandatory offer to repurchase made upon the occurrence of a Change of Control; provided that the Company first make an Offer to Purchase the Notes (and repurchase all tendered notes) under the Indenture pursuant to the provisions of the Indenture described under "--Change of Control".

   Restricted Payments made pursuant to clauses (1), (5), (6), (8) and (10) of the immediately preceding paragraph shall be included in making the determination of available amounts under clause (C) of the third preceding paragraph, and Restricted Payments made pursuant to clauses (2), (3), (4), (7) and (9) of the immediately preceding paragraph shall not be included in making the determination of available amounts under clause (C) of the third preceding paragraph.

   Limitation on Restrictions Affecting Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual encumbrances or restrictions of any kind on the ability of any Restricted Subsidiary to:

     (1) pay, directly or indirectly, dividends, in cash or otherwise, or make any other distributions in respect of its Capital Stock or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary;

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     (2) make any Investment in the Company or any other Restricted
  Subsidiary; or

     (3) transfer any of its property or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of:

       (A) any agreement in effect on the date of the Indenture as any such agreement is in effect on such date;

       (B) any agreement relating to any Indebtedness Incurred by such Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company and outstanding on such date and not Incurred in anticipation or contemplation of becoming a Restricted Subsidiary; provided, however, that such encumbrance or restriction shall not apply to any property or assets of the Company or any Restricted Subsidiary other than such Restricted Subsidiary;

       (C) customary provisions contained in an agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary; provided, however, that such encumbrance or restriction is applicable only to such Restricted Subsidiary or its property and assets;

       (D) any agreement effecting a Refinancing or amendment of Indebtedness Incurred pursuant to any agreement referred to in clause
    (A) or (B) above; provided, however, that the provisions contained in such Refinancing or amendment agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement that is the subject thereof in the reasonable judgment of the board of directors of the Company;

       (E) the Indenture;

       (F) applicable law or any applicable rule, regulation or order;

       (G) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Restricted Subsidiary;

       (H) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of this covenant; and

       (I) restrictions of the type referred to in clause (3) of this covenant contained in security agreements securing Indebtedness of a Restricted Subsidiary to the extent that such Liens restrict the transfer of property subject to such agreements.

   Limitation on Certain Asset Dispositions. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, make any Asset Disposition unless:

     (1) the Company or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value of the assets sold or disposed of as determined by the board of directors of the Company in good faith and evidenced by a resolution of such board of directors filed with the Trustee;

     (2) other than in the case of a Permitted Asset Swap, not less than 75% of the consideration received by the Company or such Restricted Subsidiary from the disposition consists of:

       (A) cash or Cash Equivalents;

       (B) the assumption of Indebtedness (other than non-recourse Indebtedness or any Subordinated Indebtedness) of the Company or such Restricted Subsidiary or other obligations relating to such assets (accompanied by an irrevocable and unconditional release of the Company or such Restricted Subsidiary from all liability on the Indebtedness or other obligations assumed); or

       (C) notes, other obligations or common stock received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into

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    cash or Cash Equivalents concurrently with the receipt of such notes or other obligations (to the extent of the cash actually received by the Company); and

     (3) all Net Available Proceeds, less any amounts invested within 365 days of such Asset Disposition to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, an entity primarily engaged in a Permitted Business, to make a capital expenditure or to acquire other long-term assets that are used or useful in a Permitted Business, are applied, on or prior to the 365th day after such Asset Disposition, unless and to the extent that the Company shall determine to make an Offer to Purchase, to the permanent reduction and prepayment of any senior Indebtedness of the Company then outstanding (including a permanent reduction of the commitments in respect thereof).

   Any Net Available Proceeds from any Asset Disposition which is subject to the immediately preceding sentence that are not applied as provided in the immediately preceding sentence shall be used promptly after the expiration of the 365th day after such Asset Disposition (or earlier if the Company so elects) to make an Offer to Purchase outstanding Notes at a purchase price in cash equal to 100% of the principal amount on the Purchase Date, plus accrued and unpaid interest to the Purchase Date; provided, however, that if the Company elects (or is required by the terms of any other Senior Subordinated Indebtedness), an offer may be made ratably to purchase the Notes and such other Senior Subordinated Indebtedness. Notwithstanding the foregoing, the Company may defer making any Offer to Purchase outstanding Notes (and any offer to purchase other Senior Subordinated Indebtedness ratably) until there are aggregate unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences equal to or in excess of $15.0 million (at which time the entire unutilized Net Available Proceeds from Asset Dispositions otherwise subject to the two immediately preceding sentences, and not just the amount in excess of $15.0 million, shall be applied as required pursuant to this paragraph). Any remaining Net Available Proceeds following the completion of the required Offer to Purchase (and any offer to purchase other Senior Subordinated Indebtedness ratably) may be used by the Company for any other purpose (subject to the other provisions of the Indenture), and the amount of Net Available Proceeds then required to be otherwise applied in accordance with this covenant shall be reset to zero. These provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "--Merger, Consolidation and Certain Sales of Assets".

   Pending application as set forth above, the Net Available Proceeds of any Asset Disposition may be invested in cash or Cash Equivalents or used to reduce temporarily Indebtedness outstanding under any revolving credit agreement to which the Company is a party and pursuant to which it has Incurred Indebtedness.

   The Company will be required to comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

   Limitation on Transactions with Affiliates. The Indenture will provide that the Company will not, and will not cause or permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into, renew or extend any transaction with any of their respective Affiliates, including, without limitation, the purchase, sale, lease or exchange of property, the rendering of any service or the making of any guarantee, loan, advance or Investment, either directly or indirectly, unless the terms of such transaction are at least as favorable as the terms that could be obtained at such time by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms'-length basis with a Person that is not such an Affiliate; provided, however, that:

     (1) in any transaction involving aggregate consideration in excess of $10.0 million, the Company shall deliver an Officers' Certificate to the Trustee stating that a majority of the disinterested directors of the board of directors of the Company or such Restricted Subsidiary, as the case may be, have determined, in their good faith judgment, that the terms of such transaction are at least as favorable as the terms that

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  could be obtained by the Company or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arms'-length basis between unaffiliated parties; and

     (2) if the aggregate consideration is in excess of $25.0 million, the Company shall also deliver to the Trustee, prior to the consummation of the transaction, the favorable written opinion of a nationally recognized accounting, appraisal or investment banking firm as to the fairness of the transaction to the holders of the Notes, from a financial point of view; provided, however, that the requirements set forth in this clause (2) shall not apply in the case of exchanges of licenses and related assets between the Company or any of its Subsidiaries and AT&T Corp., AT&T Wireless and any of their respective Subsidiaries so long as the Fair Market Value of licenses and related assets exchanged by the Company or any of its Subsidiaries shall not exceed $50.0 million.

   Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to:

     (1) transactions between or among the Company and/or any Restricted Subsidiaries;

     (2) any Restricted Payment or Permitted Investment permitted by the covenant described under "--Limitation on Restricted Payments";

     (3) directors' fees, indemnification and similar arrangements, officers' indemnification, employment agreements, employee stock option or employee benefit plans and employee salaries and bonuses paid or created in the ordinary course of business;

     (4) any transactions pursuant to agreements existing on the date of the Indenture and described in the offering memorandum relating to the offering of the unregistered notes on terms substantially consistent with those set forth in that offering memorandum;

     (5) transactions with AT&T or any of its Affiliates relating to the marketing or provision of telecommunication services or related hardware, software or equipment on terms that are no less favorable (when taken as a whole) to the Company or such Restricted Subsidiary, as applicable, than those available from unaffiliated third parties;

     (6) transactions involving the leasing or sharing or other use by the Company or any Restricted Subsidiary of communications network facilities (including, without limitation, cable or fiber lines, equipment or transmission capacity) of any Affiliate of the Company (such Affiliate being a "Related Party") on terms that are no less favorable (when taken as a whole) to the Company or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties;

     (7) transactions involving the provision of telecommunication services by a Related Party in the ordinary course of its business to the Company or any Restricted Subsidiary, or by the Company or any Restricted Subsidiary to a Related Party, on terms that are no less favorable (when taken as a whole) to the Company or such Restricted Subsidiary, as applicable, than those available from such Related Party to unaffiliated third parties;

     (8) any sales agency agreements pursuant to which an Affiliate has the right to market any or all of the products or services of the Company or any of the Restricted Subsidiaries;

     (9) transactions involving the sale, transfer or other disposition of any shares of Capital Stock of any Marketing Affiliate; provided that such Marketing Affiliate is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and the licensing thereof; and

     (10) customary commercial banking, investment banking, underwriting, placement agent or financial advisory fees paid in connection with services rendered to the Company and its subsidiaries in the ordinary course.

   Limitation on Activities of the Company and the Restricted Subsidiaries. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as is not material to the Company and its Restricted Subsidiaries, taken as a whole.

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

   Provision of Financial Information. The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes:

     (1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to annual information only, a report thereon by the Company's certified independent accountants; and

     (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time period specified in the Commission's rules and regulations.

   In addition, following the consummation of the Exchange Offer contemplated by the Exchange and Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports specified in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to prospective investors upon request. In addition, the Company will, for so long as any Notes remain outstanding, furnish to the holders of Notes, upon request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Company will also comply with Section 314(a) of the TIA.

   Limitation on Designations of Unrestricted Subsidiaries. The Indenture will provide that the Company may designate any Subsidiary of the Company (other than an Ineligible Subsidiary) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

     (1) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

     (2) the Company would be permitted under the Indenture to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the Fair Market Value of the aggregate amount of its Investments in such Subsidiary on such date; and

     (3) except in the case of a Subsidiary of the Company in which an Investment is being made pursuant to, and as permitted by, the penultimate paragraph of the covenant described under "--Limitation on Restricted Payments", the Company would be permitted to Incur $1.00 of additional Indebtedness pursuant to clause (1) of the covenant described under "-- Limitation on Incurrence of Indebtedness" at the time of Designation (assuming the effectiveness of such Designation).

   In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes of the Indenture in the Designation Amount.

   The Indenture will further provide that the Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), whereupon such Subsidiary shall then constitute a Restricted Subsidiary, if no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation. In the event of any such Revocation, the Company shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary constituting a Restricted Payment pursuant to the covenant described under "--Limitation on Restricted Payments" for all purposes under the Indenture in an amount (if positive) equal to:

     (1) the Fair Market Value of the aggregate amount of the Company's Investments in such Subsidiary at the time of such Revocation; less

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     (2) the portion (proportionate to the Company's equity interest in such
  Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such Revocation.

   All Designations and Revocations must be evidenced by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

   Future Subsidiary Guarantors. The Company will cause (1) each Domestic Restricted Subsidiary that Incurs Indebtedness and (2) each Foreign Restricted Subsidiary that Incurs Material Indebtedness to become a Subsidiary Guarantor, and, if applicable, execute and deliver to the Trustee a supplemental indenture in the form set forth in the Indenture pursuant to which such Restricted Subsidiary will guarantee payment of the Notes; provided that the Company shall not cause any Special Purpose Subsidiary to become a Subsidiary Guarantor unless such Special Purpose Subsidiary Incurs Indebtedness other than Indebtedness in respect of the Credit Agreement (or any Refinancing Indebtedness Incurred to Refinance such Indebtedness) or FCC Debt; provided further that in the event that a Subsidiary Guarantor no longer has outstanding, other than the Subsidiary Guarantee, any Indebtedness (in the case of a Domestic Restricted Subsidiary) or Material Indebtedness (in the case of a Foreign Restricted Subsidiary), the Subsidiary Guarantee of that Subsidiary Guarantor shall terminate. Each Subsidiary Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Subsidiary Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Merger, Consolidation and Certain Sales of Assets

   The Company will not consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to consolidate or merge with or into any Person, or to sell, assign, lease, convey or otherwise dispose of) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Restricted Subsidiaries), whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case:

     (1) the entity formed by or surviving any such consolidation or merger (if other than the Company or such Restricted Subsidiary, as the case may be), or to which such sale, assignment, lease, conveyance or other disposition shall have been made (the "Surviving Entity"), is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) the Surviving Entity assumes by supplemental indenture all of the obligations of the Company on the Notes and under the Indenture;

     (3) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company or the Surviving Entity, as the case may be, could Incur at least $1.00 of Indebtedness pursuant to clause (1) of the covenant described under "-- Certain Covenants--Limitation on Incurrence of Indebtedness;" provided, however that this clause (3) shall not apply in the case of a merger between TeleCorp Wireless, Inc. (or any successor entity) and the Company;

     (4) immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company or any of its Restricted Subsidiaries as a result of such transactions as having been Incurred by the Company or such Restricted Subsidiary, as the case may be, at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and

     (5) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the Indenture.

   The Indenture will provide that the Company will not permit any Guarantor to consolidate or merge with or into any Person, or sell, assign, lease, convey or otherwise dispose of all or substantially all of such

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

Guarantor's assets, whether as an entirety or substantially an entirety in one transaction or a series of related transactions, including by way of liquidation or dissolution, to any Person unless, in each such case:

     (1) the entity formed by or surviving any such consolidation or merger (if other than such Guarantor), or to which such sale, assignment, lease, conveyance or other disposition shall have been made, is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

     (2) such corporation assumes by supplemental indenture all of the obligations of the Guarantor, if any, under its Guarantee;

     (3) in the case of a Subsidiary Guarantor only, immediately after giving effect to such transaction and treating any Indebtedness which becomes an obligation of such Guarantor as a result of such transactions as having been Incurred by such Guarantor at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and

     (4) the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such merger, consolidation or sale of assets and such supplemental indenture, if any, comply with the Indenture.

   The provisions of the foregoing two paragraphs shall not apply to any merger of a Restricted Subsidiary with or into the Company or a Wholly Owned Subsidiary, the release of any Guarantor in accordance with the terms of its Guarantee and the Indenture in connection with any transaction complying with the provisions of covenant described under "--Certain Covenants--Limitation on Certain Asset Dispositions".

Defaults

   Each of the following events will be an Event of Default under the
Indenture:

     (1) a default in any payment of interest on any Note when due and payable, whether or not prohibited by the provisions described under "-- Ranking", continued for 30 days;

     (2) a default in the payment of the principal of any Note when due and payable at its Stated Maturity, upon required redemption or repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking";

     (3) the failure by the Company to comply with its obligations under the covenant described under "--Merger, Consolidation and Certain Sales of Assets";

     (4) the failure by the Company to comply for 30 days after notice with any of its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" (in each case, other than a failure to purchase Notes);

     (5) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Indenture or the Notes;

     (6) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $15.0 million or its foreign currency equivalent (the "cross acceleration provision") and such failure continues for 10 days after receipt of the notice specified in the Indenture;

     (7) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions");

     (8) the rendering of any final judgment or decree (not subject to appeal) for the payment of money in excess of $15.0 million or its foreign currency equivalent at the time it is entered against the Company or a Significant Subsidiary and is not discharged, waived or stayed if:

       (A) an enforcement proceeding thereon is commenced by any creditor;
    or

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       (B) such judgment or decree remains outstanding for a period of 60 days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

     (9) any Guarantee ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor or Person acting by or on behalf of such Guarantor denies or disaffirms such Guarantor's obligations under the Indenture or any Guarantee and such Default continues for 10 days after receipt of the notice specified in the Indenture.

   The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

   However, a default under clauses (4), (5) or (6) will not constitute an Event of Default until the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified in clauses
(4), (5) or (6) after receipt of such notice.

   If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice to the Company may accelerate the maturity of all the Notes. Upon such an acceleration, the outstanding Notes will become immediately due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs, the principal of and interest on all the Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or the holders of the Notes. Under certain circumstances, the holders of a majority in aggregate principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

   Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of Notes may pursue any remedy with respect to the Indenture or the Notes unless:

     (1) such holder has previously given the Trustee notice that an Event of Default is continuing;

     (2) holders of at least 25% in aggregate principal amount of the outstanding Notes have requested the Trustee in writing to pursue the remedy;

     (3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

     (4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

     (5) the holders of a majority in aggregate principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

   Subject to certain restrictions, the holders of a majority in aggregate principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of Notes or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

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   The Indenture will provide that, if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of Notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Note (including payments pursuant to the redemption provisions of such Note), the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company will be required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company will also be required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Events of Default, the status of any such event and the action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

   Subject to certain exceptions, the Indenture or the Notes may be amended with the written consent of the holders of a majority in aggregate principal amount of the Notes then outstanding, and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding. However, (a) without the consent of each holder of an outstanding Note affected, no amendment may, among other things:

     (1) reduce the amount of Notes whose holders must consent to an amendment;

     (2) reduce the rate of, or extend the time for payment of, interest or any liquidated damages on any Note;

     (3) reduce the principal of, or extend the Stated Maturity of, any Note;

     (4) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "--Optional Redemption";

     (5) make any Note payable in money other than that stated in the Note;

     (6) impair the right of any holder of Notes to receive payment of principal of and interest or any liquidated damages on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes; or

     (7) make any change in the amendment provisions which require the consent of each holder of Notes or in the waiver provisions; and

(b) without the consent of the holders of 66 2/3% in aggregate principal amount of the Notes then outstanding, no amendment may:

     (1) make any change to the subordination provisions of the Indenture that adversely affects the rights of any holder of Notes; or

     (2) modify a Guarantee in any manner adverse to the holders of Notes.

   Without the consent of any holder of Notes, the Company and the Trustee may amend the Indenture to:

     (1) cure any ambiguity, omission, defect or inconsistency;

     (2) provide for the assumption by a successor corporation of the obligations of the Company under the Indenture;

     (3) provide for uncertificated Notes in addition to, or in place of, certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);


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     (4) make any change in the subordination provisions of the Indenture that would limit or terminate the benefits available to any holder of Senior Indebtedness of the Company (or any representative thereof) under such subordination provisions;

     (5) add additional guarantees with respect to the Notes;

     (6) secure the Notes;

     (7) add to the covenants of the Company for the benefit of the Noteholders;

     (8) surrender any right or power conferred upon the Company;

     (9) make any change that does not adversely affect the rights of any holder of Notes;

     (10) provide for the issuance of the Exchange Notes or Private Exchange Notes, subject to the provisions of the Indenture; or

     (11) comply with any requirement of the Commission in connection with the qualification of the Indenture under the TIA.

   No amendment may be made to the subordination provisions of the Indenture, however, that adversely affects the rights of any holder of Senior Indebtedness of the Company then outstanding unless the holders of such Senior Indebtedness (or any group or representative authorized to give a consent) consent to such change.

   The consent of the Noteholders will not be necessary under the Indenture to approve the particular form of any proposed amendment. It will be sufficient if such consent approves the substance of the proposed amendment.

   After an amendment under the Indenture becomes effective, the Company will be required to mail to Noteholders a notice briefly describing such amendment. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment.

Transfer and Exchange

   A Noteholder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the registrar and the Trustee may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Noteholder to pay any taxes required by law or permitted by the Indenture. The Company will not be required to transfer or exchange any Note selected for redemption or to transfer or exchange any Note for a period of 15 days prior to a selection of Notes to be redeemed. The Notes will be issued in registered form, and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Defeasance

   The Company at any time may terminate all its obligations under the Indenture and the Notes ("legal defeasance"), except for certain obligations, including obligations:

  .  relating to the defeasance trust;

  .  to register the transfer or exchange of the Notes;

  .  to replace mutilated, destroyed, lost or stolen Notes; and

  .  to maintain a registrar and paying agent in respect of the Notes.

   The Company at any time may terminate its obligations under:

  .  the covenants described under "--Certain Covenants";


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  .  the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision"; or

  . clauses (3), (4) and (5) set forth in the first paragraph under "-- Merger, Consolidation and Certain Sales of Assets" ("covenant defeasance").

   In the event that the Company exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

   The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (6), (7) (with respect only to Significant Subsidiaries), (8) (with respect only to Significant Subsidiaries) or because of the failure of the Company to comply with clause
(3), (4) and (5) set forth in the first paragraph under "--Merger, Consolidation and Certain Sales of Assets".

   In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law).

Satisfaction and Discharge

   The Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the Notes as expressly provided for in the Indenture, as to all outstanding Notes under the Indenture when

  (a) either

    . all Notes authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid, have been delivered to the Trustee for cancellation, or

    . all Notes not delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year, or (z) are to be called for redemption within one year under arrangements satisfactory to the Trustee, acting reasonably, for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company; and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust an amount in United States dollars or direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing prior to the date the Notes have become due and payable, the Stated Maturity of the Notes or the relevant redemption date for the Notes, as the case may be, sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, including principal of, any premium and accrued interest at maturity, Stated Maturity or redemption date,

  (b) the Company or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by the Company and any Guarantor, and

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  (c) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that

    . all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with; and

    . such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which the Company, any Guarantor or any Subsidiary is a party or by which the Company, any Guarantor or any Subsidiary is bound.

Concerning the Trustee

   Firstar Bank, N.A. will be the Trustee under the Indenture, and Firstar Bank, N.A. has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

Governing Law

   The Indenture provides that it and the Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Certain Definitions

   Set forth below is a summary of certain of the defined terms used in the Indenture, a copy of the form of which is available upon request to the Company.

   "Acquired Indebtedness" means, with respect to any Person, Indebtedness of such Person:

     (1) existing at the time such Person becomes a Restricted Subsidiary; or

     (2) assumed in connection with the acquisition of assets from another Person, including Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, as the case may be.

   "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, any specified Person. For purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

   "Annualized Pro Forma Consolidated Operating Cash Flow" means Consolidated Cash Flow for the latest two full fiscal quarters for which consolidated financial statements of the Company are available multiplied by two. For purposes of calculating "Consolidated Cash Flow" for any period for purposes of this definition only:

     (1) any Subsidiary of the Company that is a Restricted Subsidiary on the date of the transaction giving rise to the need to calculate "Annualized Pro Forma Consolidated Operating Cash Flow" (the "Transaction Date") shall be deemed to have been a Restricted Subsidiary at all times during such period; and

     (2) any Subsidiary of the Company that is not a Restricted Subsidiary on the Transaction Date shall be deemed not to have been a Restricted Subsidiary at any time during such period.

   In addition to and without limitation of the foregoing, for purposes of this definition only, "Consolidated Cash Flow" shall be calculated after giving effect on a pro forma basis for the applicable period to, without duplication, any Asset Dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition

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giving rise to the need to make such calculation as a result of the Company or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) Incurring, assuming or otherwise being liable for Acquired Indebtedness) occurring during the period commencing on the first day of such two-fiscal-quarter period to and including the Transaction Date (the "Reference Period"), as if such Asset Sale or Asset Acquisition occurred on the first day of the Reference Period.

   "Asset Acquisition" means:

     (1) any purchase or other acquisition (by means of transfer of cash, Indebtedness or other property to others or payment for property or services for the account or use of others or otherwise) of Capital Stock of any Person by the Company or any Restricted Subsidiary, in either case, pursuant to which such Person shall become a Restricted Subsidiary or shall be merged with or into the Company or any Restricted Subsidiary; or

     (2) any acquisition by the Company or any Restricted Subsidiary of the property or assets of any Person which constitute all or substantially all of an operating unit or line of business of such Person.

   "Asset Disposition" means any sale, transfer or other disposition (including, without limitation, by merger, consolidation or Sale/Leaseback Transaction) of:

     (1) shares of Capital Stock of a Subsidiary of the Company (other than directors' qualifying shares);

     (2) any License for the provision of wireless telecommunications services held by the Company or any Restricted Subsidiary (whether by sale of Capital Stock or otherwise); or

     (3) any other property or assets of the Company or any Subsidiary of the Company other than in the ordinary course of business;

provided, however, that an Asset Disposition shall not include:

     (A) any sale, transfer or other disposition of shares of Capital Stock, property or assets by a Restricted Subsidiary to the Company or to any other Restricted Subsidiary or by the Company to any Restricted Subsidiary;

     (B) any sale, transfer or other disposition of defaulted receivables for collection;

     (C) the sale, lease, conveyance or disposition or other transfer of all or substantially all of the assets of the Company as permitted under "-- Merger, Consolidation and Certain Sales of Assets";

     (D) any disposition that constitutes a Change of Control;

     (E) any sale, transfer or other disposition of shares of Capital Stock of any Marketing Affiliate; provided that such Marketing Affiliate is not engaged in any activity other than the registration, holding, maintenance or protection of trademarks and the licensing thereof; or

     (F) any sale, transfer or other disposition that does not (together with all related sales, transfers or dispositions) involve aggregate consideration in excess of $15.0 million.

   "AT&T Wireless" means AT&T Wireless PCS Inc., a Delaware corporation.

   "Average Life" means, as of the date of determination, with respect to any Indebtedness for borrowed money or Preferred Stock, the quotient obtained by dividing:

     (1) the sum of the products of the number of years from the date of determination to the dates of each successive scheduled principal or liquidation value payments of such Indebtedness or Preferred Stock, respectively, and the amount of such principal or liquidation value payments by

     (2) the sum of all such principal or liquidation value payments.

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

   "Bank Indebtedness" means any and all amounts payable under or in respect of the Credit Agreement and any Refinancing Indebtedness with respect thereto, as amended from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

   "board of directors" of any Person means the board of directors, management committee or other governing body of such Person.

   "Business Day" means any date which is not a Legal Holiday.

   "Capital Lease Obligations" of any Person means the obligations to pay rent or other amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which are required to be classified and accounted for as a capital lease or liability on the face of a balance sheet of such Person in accordance with GAAP. The amount of such obligations shall be the capitalized amount thereof in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

   "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants options, participations or other equivalents of or interests in (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.

   "Cash Equity Investors" means: CB Capital Investors, L.P.; Equity-Linked Investors-II; Private Equity Investors III, L.P.; Hoak Communications Partners, L.P.; HCP Capital Fund, L.P.; Whitney Equity Partners, L.P.; J.H. Whitney III, L.P.; Whitney Strategic Partners III, L.P.; Media/Communications Partners III Limited Partnership; Media/Communications Investors Limited Partnership; One Liberty Fund III, L.P.; One Liberty Fund IV, L.P.; One Liberty Advisors Fund, IV, L.P.; Gilde International B.V.; Toronto Dominion Investments, Inc.; Northwood Ventures LLC; Northwood Capital Partners LLC; TeleCorp Investment Corp., L.L.C.; TeleCorp Investment Corp. II, L.L.C.; Gerald T. Vento; Thomas H. Sullivan; Wireless 2000, Inc.; CIHC, Incorporated; Trillium PCS, LLC; Dresdner Kleinwort Benson Private Equity Partners LP; Triune PCS, LLC; JG Funding, LLC; Saunders Capital Group, LLC; Mon-Cre Wireless, Inc.; Ragland Wireless, Inc.; Cablevision Services, Inc.; Hayneville Wireless, Inc.; Moundville Communications, Inc.; James E. Campbell; William M. Mounger, II; and E.B. Martin, Jr.

   "Cash Equivalents" means:

     (1) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

     (2) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from Standard & Poor's Corporation or from Moody's Investors Service;

     (3) investments in certificates of deposit, banker's acceptance and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500 million;


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      (4) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (1) above and entered into with a financial institution satisfying the criteria described in clause
  (3) above; and

      (5) money market funds substantially all of whose assets comprise securities of the type described in clauses (1) through (3) above.

   "Code" means the Internal Revenue Code of 1986, as amended.

   "Common Stock" of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "Commission" means the Securities and Exchange Commission.

   "Communications Act" means the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations and published policies of the FCC thereunder, all as amended and as the same may be in effect from time to time.

   "Consolidated Cash Flow" of any Person means, for any period, the Consolidated Net Income of such Person for such period:

     (1) increased (to the extent Consolidated Net Income for such period has been reduced thereby) by the sum of (without duplication):

       (A) Consolidated Interest Expense of such Person for such period;
    plus

       (B) Consolidated Income Tax Expense of such Person for such period;
    plus

       (C) the consolidated depreciation and amortization expense of such Person and its Restricted Subsidiaries for such period; plus

       (D) any other non-cash charges of such Person and its Restricted Subsidiaries for such period except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period; and

     (2) decreased (to the extent Consolidated Net Income for such period has been increased thereby) by any non-cash gains from Asset Dispositions.

   "Consolidated Income Tax Expense" of any Person means, for any period, the consolidated provision for income taxes of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP.

   "Consolidated Interest Expense" for any Person means, for any period, without duplication:

     (1) the consolidated interest expense included in a consolidated income statement (without deduction of interest or finance charge income) of such Person and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP (including, without limitation, (a) any amortization of debt discount, (b) the net costs under Hedging Agreements, (c) all capitalized interest, (d) the interest portion of any deferred payment obligation and (e) all amortization of any premiums, fees and expenses payable in connection with the Incurrence of any Indebtedness); plus

     (2) the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued, by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

   "Consolidated Net Income" of any Person means for any period the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded therefrom:

     (1) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person in a pooling-of-interests transaction for any period prior to the date of such transaction;

     (2) the net income (but not loss) of any Restricted Subsidiary of such Person which is subject to restrictions which prevent or limit the payment of dividends or the making of distributions to such Person to the extent of such restrictions (regardless of any waiver thereof);

     (3) the net income of any Person that is not a Restricted Subsidiary of such Person, except to the extent of the amount of dividends or other distributions representing such Person's proportionate share of such other Person's net income for such period actually paid in cash to such Person by such other Person during such period;

     (4) gains or losses (other than for purposes of calculating Consolidated Net Income under clause (C) of the first paragraph under "--Certain Covenants--Limitation on Restricted Payments") on Asset Dispositions by such Person or its Restricted Subsidiaries;

     (5) all extraordinary gains (but not, other than for purposes of calculating Consolidated Net Income under clause (C) of the first paragraph under "--Certain Covenants--Limitation on Restricted Payments", losses) determined in accordance with GAAP; and

     (6) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person's assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

   "Credit Agreement" means the amended and restated loan agreement dated as of March 31, 1999, as amended, waived or otherwise modified from time to time, among the Company, Tritel, Inc., the financial institutions named therein as lenders, Toronto Dominion (Texas), Inc., as administrative agent for itself and on behalf of the lenders and the issuing bank (except to the extent that any such amendment, waiver or other modification thereto would be prohibited by the terms of the Indenture, unless otherwise agreed to by the holders of at least a majority in aggregate principal amount of the Notes at the time outstanding).

   "Default" means any event that is, or after notice or lapse of time or both would become, an Event of Default.

   "Designated Senior Indebtedness" of the Company means:

     (1) so long as outstanding, Bank Indebtedness; and

     (2) so long as outstanding, any other Senior Indebtedness which has at the time of initial issuance an aggregate outstanding principal amount in excess of $25.0 million and which has been so designated as Designated Senior Indebtedness by the board of directors of the Company at the time of its initial issuance in a resolution delivered to the Trustee. "Designated Senior Indebtedness" of a Guarantor has a correlative meaning.

   "Designation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries".

   "Designation Amount" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries".

   "Discount Notes" means the 12 3/4% Senior Subordinated Discount Notes due 2009 of the Company.

   "Disqualified Stock" of any Person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any

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event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions of the covenant described under "--Change of Control".

   "Domestic Restricted Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Restricted Subsidiary.

   "Equity Offering" means any public or private sale of Qualified Stock made on a primary basis by the Company after the date of the Indenture, including through the issuance or sale of Qualified Stock to one or more Strategic Equity Investors; provided, however, that a sale to Holdings will constitute an Equity Offering only if funded by a substantially concurrent Equity Offering by Holdings.

   "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock but excluding any debt security that is convertible into or exchangeable for, Capital Stock.

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Commission thereunder.

   "Exchange and Registration Rights Agreement" means the Exchange and Registration Rights Agreement, to be dated the date of the Indenture, among the Company, the Parent Guarantor, the Subsidiary Guarantors and the Initial Purchasers.

   "Exchange Notes" means, collectively, debt securities of the Company that are identical in all material respects to the unregistered notes, except for transfer restrictions relating to the unregistered notes, issued in a like aggregate principal amount of the Notes originally issued pursuant to the Exchange and Registration Rights Agreement.

   "Exchange Offer" means a registered exchange offer for the Notes undertaken by the Company pursuant to the Exchange and Registration Rights Agreement.

   "Fair Market Value" means, with respect to any asset or property, the price that could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction. Unless otherwise specified in the Indenture, Fair Market Value shall be determined by the board of directors of the Company acting in good faith.

   "FCC" means the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

   "FCC Debt" means Indebtedness owed to the United States Treasury Department or the FCC that is incurred in connection with the acquisition of a License.

   "Foreign Restricted Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

   "GAAP" means generally accepted accounting principles, consistently applied, as in effect from time to time in the United States of America, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as is approved by a significant segment of the accounting profession in the United States.

   "Guarantees" means the guarantees of the Notes by the Parent Guarantor and the Subsidiary Guarantors in accordance with the provisions of the Indenture.

   "Guarantors" means the Parent Guarantor and the Subsidiary Guarantors.

   "Hedging Agreement" means any interest rate, currency or commodity swap agreement, interest rate, currency or commodity future agreement, interest rate cap or collar agreement, interest rate, currency or commodity hedge agreement and any put, call or other agreement designed to protect against fluctuations in interest rates, currency exchange rates or commodity prices.

   "Holder" or "Noteholder" means the Person in whose name a Note is registered on the registrar's books.

   "Holdings" means TeleCorp PCS, Inc., a Delaware corporation, the indirect parent of the Company and the direct parent of the Parent Guarantor, until a successor replaces it and thereafter, means the successor.

   "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence", "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Restricted Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into, or consolidates with, the Company or any Restricted Subsidiary), whether or not such Indebtedness was Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into, or consolidated with, the Company or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into, or consolidates with, the Company or any Restricted Subsidiary.

   "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

     (1) every obligation of such Person for money borrowed;

     (2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations Incurred in connection with the acquisition of property, assets or businesses;

     (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

     (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue or which are being contested in good faith);

     (5) every Capital Lease Obligation of such Person;

     (6) every net obligation under Hedging Agreements or similar agreements of such Person; and

     (7) every obligation of the type referred to in clauses (1) through (6) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable for, directly or indirectly, as obligor, guarantor or otherwise.

   Indebtedness shall:

     (1) include the liquidation preference and any mandatory redemption payment obligations in respect of any Disqualified Stock of the Company and any Restricted Subsidiary and any Preferred Stock of a Subsidiary of the Company;

     (2) never be calculated taking into account any cash and Cash Equivalents held by such Persons;

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

     (3) not include obligations arising from agreements of the Company or a Restricted Subsidiary to provide for indemnification, adjustment of purchase price, earn-out or other similar obligations, in each case, Incurred or assumed in connection with the disposition of any business or assets of a Restricted Subsidiary.

   The amount of any Indebtedness outstanding as of any date shall be:

     (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount;

     (2) the principal amount thereof, in the case of any Indebtedness other than Indebtedness issued with original issue discount; and

     (3) the greater of the maximum repurchase or redemption price or liquidation preference thereof, in the case of any Disqualified Stock or Preferred Stock.

   "Ineligible Subsidiary" means:

     (1) any Special Purpose Subsidiary;

     (2) any Guarantor;

     (3) any Subsidiary of the Company that, directly or indirectly, owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; and

     (4) any Subsidiary of the Company that, directly or indirectly, owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, any other Subsidiary of the Company that is not eligible to be designated as an Unrestricted Subsidiary.

   "Initial Purchasers" means Salomon Smith Barney Inc., Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and TD Securities (USA) Inc.

   "Investment" in any Person means any direct or indirect loan, advance, guarantee or other extension of credit or capital contribution to (by means of transfers of cash or other property to others or payments for property or services for the account or use of others or otherwise), or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person.

   "Legal Holiday" means a Saturday, Sunday or other day on which banking institutions in the State of New York are authorized or required by law to close.

   "License" means any broadband Personal Communications Services license issued by the FCC in connection with the operation of a System.

   "License Subsidiary" means Tritel A/B Holding Corp., Tritel C/F Holding Corp., and any other Wholly Owned Subsidiary of the Company designated as a License Sub under the Credit Agreement.

   "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

   "Management Stockholders" means Gerald Vento and Thomas Sullivan.

   "Marketing Affiliate" means any Person which engages in no activity other than the registration, holding, maintenance or protection of trademarks and the licensing thereof.


                                      121
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   "Material Indebtedness" means Indebtedness having an aggregate principal amount (or accreted value) of $50 million or more at the time outstanding.

   "Net Available Proceeds" from any Asset Disposition by any Person means cash or readily marketable Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquiror of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form) therefrom by such Person, including any cash received by way of deferred payment or upon the monetization or other disposition of any non-cash consideration (including notes or other securities) received in connection with such Asset Disposition, net of

     (1) all legal, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes accrued as a liability as a consequence of such Asset Disposition;

     (2) all payments made by such Person or any of its Restricted Subsidiaries on any Indebtedness which is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

     (3) all payments made with respect to liabilities associated with the assets which are the subject of the Asset Disposition, including, without limitation, trade payables and other accrued liabilities;

     (4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, until such time as such amounts are no longer reserved or such reserve is no longer necessary (at which time any remaining amounts will become Net Available Proceeds to be allocated in accordance with the provisions of clause (3) of the covenant described under "--Certain Covenants--Limitation on Certain Asset Dispositions"); and

     (5) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.

   "Net Investment" means the excess of:

     (1) the aggregate amount of all Investments made in any Unrestricted Subsidiary or joint venture by the Company or any Restricted Subsidiary on or after the date of the Indenture (in the case of an Investment made other than in cash, the amount shall be the Fair Market Value of such Investment as determined in good faith by the Board of the Company or such Restricted Subsidiary); over

     (2) the aggregate amount returned in cash on or with respect to such Investments whether through interest payments, principal payments, dividends or other distributions or payments; provided, however, that such payments or distributions shall not be (and have not been) included in clause (C) of the first paragraph described under "--Certain Covenants-- Limitation on Restricted Payments"; provided further that, with respect to all Investments made in any Unrestricted Subsidiary or joint venture, the amounts referred to in clause (1) above with respect to such Investments shall not exceed the aggregate amount of all such Investments made in such Unrestricted Subsidiary or joint venture.

   "Note" or "Notes" means any Note or Notes issued under the Indenture, including any Exchange Note or Exchange Notes, or any Private Exchange Note or Private Exchange Notes, issued in exchange therefor in connection with an Exchange Offer undertaken pursuant to the Exchange and Registration Rights Agreement.

   "Noteholder" or "Holder" means the Person in whose name a Note is registered on the registrar's books.


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   "Offer to Purchase" means a written offer (the "Offer") sent by the Company by first class mail, postage prepaid, to each holder of Notes at such holder's address appearing in the register for the Notes on the date of the Offer offering to purchase up to the principal amount of the Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to the Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the "Expiration Date") of the Offer to Purchase which shall be not less than 30 days nor more than 60 days after the date of such Offer and a settlement date (the "Purchase Date") for purchase of Notes within five Business Days after the Expiration Date. The Company shall notify the Trustee at least 15 Business Days (or such shorter period as is acceptable to the Trustee) prior to the mailing of the Offer of the Company's obligation to make an Offer to Purchase, and the Offer shall be mailed by the Company or, at the Company's request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable holders of Notes to tender their Notes pursuant to the Offer to Purchase. The Offer shall also state:

     (1) the provision of the Indenture pursuant to which the Offer to Purchase is being made;

     (2) the Expiration Date and the Purchase Date;

     (3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Company pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to a specified provision of the Indenture requiring the Offer to Purchase) (the "Purchase Amount");

     (4) the purchase price to be paid by the Company for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to the Indenture) (the "Purchase Price");

     (5) that such holder may tender all or any portion of the Notes registered in the name of such holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

     (6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

     (7) that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

     (8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

     (9) that each holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the holder thereof or such holder's attorney duly authorized in writing);

     (10) that holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of the Note the holder tendered, the certificate number of the Note the holder tendered and a statement that such holder is withdrawing all or a portion of such holder's tender;

     (11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an

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  aggregate principal amount equal to the Purchase Amount on a pro rata basis
  (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

     (12) that in the case of any holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions above pertaining to any Offer.

   "Officer" means the Chief Executive Officer, the Executive Vice President, the Chief Financial Officer, the Chief Operating Officer, the President, any Vice President, the Treasurer or any Secretary of the Company or a Subsidiary of the Company, as the case may be.

   "Officers' Certificate" means a certificate signed by two Officers.

   "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

   "Parent Guarantee" means a guarantee of the Notes by the Parent Guarantor in accordance with the provisions of the Indenture.

   "Parent Guarantor" means Tritel, Inc. and any successors or assigns permitted under the Indenture.

   "Permitted Asset Swap" means any exchange of assets by the Company or a Restricted Subsidiary where the Company and/or its Restricted Subsidiaries receive consideration at least 75% of which consists of (1) cash, (2) assets that are used or useful in a Permitted Business or (3) any combination thereof.

   "Permitted Business" means:

     (1) the delivery or distribution of telecommunications, voice, data or video services; or

     (2) any business or activity reasonably related or ancillary thereto, including, without limitation, any business conducted by the Company or any Restricted Subsidiary on the date of the Indenture and the acquisition, holding or exploitation of any license relating to the delivery of the services described in clause (1) above.

   "Permitted Holder" means:

     (1) each of AT&T Wireless, TWR Cellular, the Cash Equity Investors, the Management Stockholders, Digital PCS, L.L.C., Wireless 2000, Inc. and any of their respective Affiliates and the respective successors (by merger, consolidation, transfer or otherwise) to all or substantially all of the respective businesses and assets of any of the foregoing; provided that Triton PCS, Inc. shall be deemed an Affiliate of AT&T Wireless so long as AT&T Wireless owns at least 10% of the equity interests of Triton PCS, Inc.; and

     (2) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) controlled by one or more persons identified in clause (1) above.

   "Permitted Investments" means:

     (1) Investments in Cash Equivalents;

     (2) Investments representing Capital Stock or obligations issued to the Company or any Restricted Subsidiary in the course of the good faith settlement of claims against any other Person or by reason of a composition or readjustment of debt or a reorganization of any debtor of the Company or any Restricted Subsidiary;

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

     (3) deposits including interest-bearing deposits, maintained in the ordinary course of business in banks;

     (4) any Investment in any Person; provided, however, that, after giving effect to such Investment, such Person is or becomes a Restricted Subsidiary or such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

     (5) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, however, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;

     (6) endorsements for collection or deposit in the ordinary course of business by such Person of bank drafts and similar negotiable instruments of such other Person received as payment for ordinary course of business trade receivables;

     (7) any interest rate agreements with an unaffiliated Person otherwise permitted by clause (5) or (6) under "--Certain Covenants--Limitation on Incurrence of Indebtedness";

     (8) Investments received as consideration for an Asset Disposition in compliance with the provisions of the Indenture described under "--Certain Covenants--Limitation on Certain Asset Dispositions";

     (9) loans or advances to employees of the Company or any Restricted Subsidiary in the ordinary course of business in an aggregate amount not to exceed $5.0 million in the aggregate at any one time outstanding;

     (10) any Investment acquired by the Company or any of its Restricted Subsidiaries as a result of a foreclosure by the Company or any of its Restricted Subsidiaries or in connection with the settlement of any outstanding Indebtedness or trade payable;

     (11) loans and advances to officers, directors and employees for business-related travel expense, moving expense and other similar expenses, each incurred in the ordinary course of business;

     (12) any Investment for which the sole consideration is Qualified Stock;
  and

     (13) other Investments (with each such Investment being valued as of the date made and without giving effect to subsequent changes in value) in an aggregate amount not to exceed $15.0 million at any one time outstanding.

   "Permitted Junior Securities" means (1) Equity Interests in the Company or any Guarantor; or (2) debt securities that are subordinated to all Senior Indebtedness and to any debt securities issued in exchange for Senior Indebtedness, to substantially the same extent as, or to a greater extent than, the Notes and the Guarantees are subordinated to Senior Indebtedness under the Indenture.

   "Permitted Liens" means:

     (a) Liens to secure Indebtedness permitted to be Incurred under clause
  (2) of the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness";

     (b) Liens to secure Indebtedness permitted to be Incurred under clause
  (3) of the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness"; provided that any such Lien may not extend to any property of the Company or any Restricted Subsidiary, other than the property acquired, constructed or leased with the proceeds of such Indebtedness and any improvements or accessions to such property;

     (c) Liens to secure FCC Debt permitted to be Incurred under clause (9) of the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness" and any interest or title of a lessor in the property subject to a Capitalized Lease Obligation permitted to be incurred under clause (8) of the covenant described under "--Certain Covenants-- Limitation on Incurrence of Indebtedness";

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

     (d) Liens consisting of the interests of other Persons under operating leases entered into in the ordinary course of business by the Company or a Restricted Subsidiary;

     (e) Liens granted by a Restricted Subsidiary to secure Indebtedness owing to the Company or another Restricted Subsidiary;

     (f) Liens securing Hedging Agreements so long as such Hedging Agreements relate to Indebtedness that is, and is permitted to be incurred under the "Limitation on Incurrence of Indebtedness" covenant, secured by a Lien on the same property covered by such Hedging Agreements;

     (g) Liens arising from the rendering of a final judgment or order that does not at the time constitute an Event of Default;

     (h) Liens for taxes, assessments or governmental charges or levies on the property of the Company or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

     (i) Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Company or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

     (j) Liens on the property of the Company or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or arising from partial or progress payments by a customer or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property and which do not in the aggregate impair in any material respect the use of property in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

     (k) Liens on property at the time the Company or any Restricted Subsidiary acquired such property, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Company or any Restricted Subsidiary;

     (l) Liens on the property or Capital Stock of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other property of the Company or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

     (m) pledges or deposits by the Company or any Restricted Subsidiary under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any Restricted Subsidiary is a party, or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

     (n) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character;

     (o) Liens existing on the date of issue of the Notes not otherwise described in clauses (a) through (n) above;

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

     (p) Liens not otherwise described in clauses (a) through (o) above on the property of any Restricted Subsidiary that is not a Subsidiary Guarantor to secure any Indebtedness permitted to be Incurred by such Restricted Subsidiary pursuant to the covenant described under "--Certain Covenants--Limitation on Incurrence of Indebtedness"; and

     (q) Liens on the property of the Company or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Indebtedness secured by Liens referred to in clause (b), (c), (k), (l), (o) or (p) above; provided, however, that any such Lien shall be limited to all or part of the same property that secured the original Lien (together with improvements and accessions to such property) and the aggregate principal amount of Indebtedness that is secured by such Lien shall not be increased to an amount greater than the sum of:

       (1) the outstanding principal amount, or, if greater, the committed amount, of the Indebtedness secured by Liens described under clause
    (b), (c), (k), (l), (o) or (p) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture, and

       (2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, incurred by the Company or such Restricted Subsidiary in connection with such Refinancing.

   "Person" means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Plan of Liquidation" means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates, or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously):

     (1) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and

     (2) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders of Capital Stock of such Person.

   "Preferred Stock", as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

   "principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

   "Private Exchange Notes" means, collectively, debt securities of the Company that are identical in all material respects to the Exchange Notes, except for transfer restrictions relating to such Private Exchange Notes, issued by the Company (under the same indenture as the Exchange Notes) simultaneously with the delivery of the Exchange Notes in the Exchange Offer to any Noteholder that holds any Notes acquired by it that have, or that are reasonably likely to be determined to have, the status of an unsold allotment in an initial distribution, or to any Noteholder that is not entitled to participate in the Exchange Offer, upon the request of any such holder, in exchange for a like aggregate principal amount of Notes held by such holder.

   "Public Sale" means any underwritten public offering, made on a primary basis pursuant to a registration statement filed with, and declared effective by, the Commission in accordance with the Securities Act.


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

   "Purchase Money Indebtedness" means any Indebtedness (including, without limitation, Capital Lease Obligations); provided that the net proceeds of such Indebtedness are utilized solely for the purpose of financing the cost (including, without limitation, the cost of design, development, site acquisition, construction, integration, handset manufacture or acquisition or microwave relocation) of assets used or usable in a Permitted Business (including, without limitation, through the acquisition of Capital Stock of an entity engaged in a Permitted Business).

   "Qualified License" means, as of the date of determination, any License covering or adjacent to any geographical area in respect of which the Company or any Restricted Subsidiary owns, as of the Business Day immediately prior to such date of determination, at least one other License covering a substantial portion of such area.

   "Qualified Stock" means any Capital Stock of the Company other than Disqualified Stock.

   "Refinance" means refinance, renew, extend, replace or refund; and "Refinancing" and "Refinanced" have correlative meanings.

   "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) any Indebtedness of the Company or any Restricted Subsidiary existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that Refinances Refinancing Indebtedness); provided, however, that:

     (1) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

     (2) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced;

     (3) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being Refinanced plus the amount of any premium required to be paid in connection with such Refinancing pursuant to the terms of the Indebtedness being Refinanced or the amount of any premium reasonably determined by the issuer of such Indebtedness as necessary to accomplish such Refinancing by means of a tender offer, exchange offer or privately negotiated repurchase, plus the expenses of such issuer reasonably incurred in connection therewith; and

     (4) if the Indebtedness being Refinanced is pari passu with the Notes, such Refinancing Indebtedness is made pari passu with, or subordinate in right of payment to, the Notes, and, if the Indebtedness being Refinanced is subordinate in right of payment to the Notes, such Refinancing Indebtedness is subordinate in right of payment to the Notes on terms no less favorable to the holders of Notes than those contained in the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include

     (A) Indebtedness of a Restricted Subsidiary that Refinances Indebtedness of the Company; or

     (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

   "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

   "Revocation" has the meaning set forth under "--Certain Covenants-- Limitation on Designations of Unrestricted Subsidiaries".

   "Sale/Leaseback Transaction" means an arrangement relating to property owned on the date of the Indenture or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a

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

Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

   "Securities Act" means the Securities Act of 1933, as amended.

   "Senior Subordinated Indebtedness" of the Company means the Notes, the Discount Notes and any other Indebtedness of the Company that specifically provides that such Indebtedness is to rank pari passu with the Notes in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of the Company which is not Senior Indebtedness. "Senior Subordinated Indebtedness" of a Guarantor has a correlative meaning.

   "Significant Subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

   "Special Purpose Subsidiary" means any License Subsidiary.

   "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

   "Stockholders' Agreement" means the Stockholders' Agreement dated as of November 13, 2000, among AT&T Wireless, the Cash Equity Investors, the Management Stockholders, E.B. Martin,Jr., William M. Mounger, II and TeleCorp PCS, Inc., as such agreement may be amended from time to time in accordance with the provisions of such agreement, so long as the terms of any such amendment are no less favorable to the Noteholders than the terms of the Stockholders' Agreement in effect on the date of the Indenture.

   "Strategic Equity Investor" means any of the Cash Equity Investors, any Affiliate thereof, any other Person engaged in a Permitted Business whose Total Equity Market Capitalization exceeds $500 million or any other Person who has at least $100 million total funds under management and who has issued an irrevocable, unconditional commitment to purchase Qualified Stock of the Company for an aggregate purchase price that does not exceed 20% of the value of the funds under management by such Person.

   "Subordinated Indebtedness" means any Indebtedness of the Company or any Guarantor (whether outstanding on the date of the Indenture or thereafter Incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

   "Subsidiary" of any Person means:

     (1) a corporation more than 50% of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof; or

     (2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and voting power relating to the policies, management and affairs thereof.

   "Subsidiary Guarantee" means each guarantee of the obligations with respect to the Notes issued by a Subsidiary of the Company pursuant to the terms of the Indenture.

   "Subsidiary Guarantor" means any Subsidiary of the Company that has issued a Subsidiary Guarantee.

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   "System" means, as to any Person, assets constituting a radio communications system authorized under the rules for wireless communications services (including any license and the network, marketing, distribution, sales, customer interface and operations and functions relating thereof) owned and operated by such Person.

   "Total Assets" means the total assets of the Company, as shown on the most recent quarterly balance sheet of the Company.

   "Total Consolidated Indebtedness" means, at any date of determination, an amount equal to:

     (1) the accreted value of all Indebtedness, in the case of any Indebtedness issued with original issue discount; plus

     (2) the principal amount of all Indebtedness, in the case of any other Indebtedness,

of the Company and its Restricted Subsidiaries outstanding as of the date of determination.

   "Total Equity Market Capitalization" of any Person means, as of any day of determination, the sum of (a) the product of (1) the aggregate number of outstanding primary shares of common stock of such Person on such day (which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of common stock of such Person) multiplied by (2) the average closing price of such common stock listed on a national securities exchange or the Nasdaq National Market System over the 20 consecutive Business Days immediately preceding such day plus (b) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

   "Total Invested Capital" means, as of any date of determination, the sum of, without duplication:

     (1) the total amount of equity contributed to the Company as of September 30, 2000, as set forth on the September 30, 2000, consolidated balance sheet of the Company; plus

     (2) irrevocable, unconditional commitments from any Strategic Equity Investor to purchase Capital Stock of the Company (other than Disqualified Stock) within 36 months of the date of issuance of such commitment, but in any event not later than the Stated Maturity of the Notes; provided, however, that such commitments shall exclude commitments related to any Investment in any Person incorporated, formed or created for the purpose of acquiring one or more Qualified Licenses unless such Person shall become a Restricted Subsidiary; plus

     (3) the aggregate net cash proceeds received by the Company from capital contributions or the issuance or sale of Capital Stock of the Company (other than Disqualified Stock, but including Qualified Stock issued upon the conversion of convertible Indebtedness or upon the exercise of options, warrants or rights to purchase Qualified Stock) subsequent to the date of the Indenture, other than issuances or sales of Capital Stock to a Restricted Subsidiary and other than capital contributions from, or issuances or sales of Capital Stock to, any Strategic Equity Investor in connection with (a) any Investment in any Person incorporated, formed or created for the purpose of acquiring one or more Qualified Licenses and (b) any Investment in any Person engaged in a Permitted Business, unless, in either case, such Person shall become a Restricted Subsidiary; provided, however, such aggregate net cash proceeds shall exclude any amounts included as commitments to purchase Capital Stock in the preceding clause
  (2); plus

     (4) the Fair Market Value of assets that are used or useful in a Permitted Business or of the Capital Stock of a Person engaged in a Permitted Business received by the Company as a capital contribution or in exchange for Capital Stock of the Company (other than Disqualified Stock) subsequent to September 30, 2000, other than (x) capital contributions from a Restricted Subsidiary or issuance or sales of Capital Stock of the Company to a Restricted Subsidiary or (y) the proceeds from the sale of Qualified Stock to an employee stock ownership plan or other trust established by the Company or any of its subsidiaries; plus

     (5) the aggregate net cash proceeds received by the Company or any Restricted Subsidiary from the sale, disposition or repayment of any Investment made after the date of the Indenture and constituting a

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  Restricted Payment in an amount equal to the lesser of (a) the return of capital with respect to such Investment and (b) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment; plus

     (6) an amount equal to the consolidated Net Investment of the Company and/or any of its Restricted Subsidiaries in any Subsidiary that has been designated as an Unrestricted Subsidiary after the date of the Indenture upon its redesignation as a Restricted Subsidiary in accordance with the covenant described under "--Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries"; plus

     (7) Total Consolidated Indebtedness; minus

     (8) the aggregate amount of all Restricted Payments (including any Designation Amount, but other than a Restricted Payment of the type referred to in clause (3)(b) of the third paragraph of the covenant described under "--Certain Covenants--Limitations on Restricted Payments") declared or made on or after the date of the Indenture.

   "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S)77aaa-77bbbb) as in effect on the date of the Indenture.

   "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

   "Trust Officer" means the Chairman of the Board of Directors, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

   "Unrestricted Subsidiary" means (1) any Subsidiary of the Company (other than an Ineligible Subsidiary) designated after the date of the Indenture as such pursuant to, and in compliance with, the covenant described under "-- Certain Covenants--Limitation on Designations of Unrestricted Subsidiaries" and
(2) any Marketing Affiliate. Any such designation of any Subsidiary of the Company may be revoked by a resolution of the board of directors of the Company delivered to the Trustee certifying compliance with the such covenant, subject to the provisions of such covenant.

   "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

   "Voting Stock" of any Person means the Capital Stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

   "Wholly Owned Subsidiary" means a Restricted Subsidiary, all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by the Company and/or by one or more Wholly Owned Subsidiaries.

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                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

   The following is a summary of the principal U.S. federal income tax consequences resulting from the beneficial ownership of the exchange notes by certain persons and from the exchange of the unregistered notes for exchange notes. This summary does not purport to consider all the possible U.S. federal tax consequences of the purchase, ownership or disposition of the unregistered notes and exchange notes and is not intended to reflect the particular tax position of any beneficial owner. It addresses only initial purchasers who hold the unregistered notes and exchange notes as capital assets and does not address beneficial owners that may be subject to special tax rules, such as banks, insurance companies, dealers in securities or currencies, purchasers that hold notes or new notes as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of an unregistered note or exchange note and one or more investments, or purchasers that have a "functional currency" other than the U.S. dollar. Except to the extent discussed below under "Non-U.S. Holders" and "Information Reporting and Backup Withholding", this summary only pertains to a holder that is (i) a citizen or resident of the U.S. for U.S. federal income tax purposes, (ii) an estate subject to U.S. federal income taxation without regard to the source of its income, (iii) a corporation or other entity taxable as a corporation for federal tax purposes created or organized in or under the laws of the U.S. or any political subdivision thereof or (iv) a trust which is subject to the supervision of a court within the U.S. and the control of a U.S. fiduciary (each, a "U.S. Holder"). If a partnership holds notes, the tax treatment of a partner generally will depend upon the status of the partner and upon the activities of the partnership. Partners in partnerships holding notes should consult their tax advisors. This summary is based upon the U.S. federal tax laws and regulations as now in effect and as currently interpreted and does not take into account possible changes in such tax laws or such interpretations, any of which may be applied retroactively. It does not include any description of the tax laws of any state, local or foreign government that may be applicable to the unregistered notes and/or exchange notes or holders thereof. PERSONS CONSIDERING EXCHANGING THEIR UNREGISTERED NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES TO THEM UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

 Characterization of the Notes

   We will treat the unregistered notes and the exchange notes as indebtedness for U.S. federal income tax purposes, and the following discussion assumes that such treatment will be respected. Accordingly, a holder will generally also be required to treat the unregistered notes and the exchange notes as indebtedness. A holder taking an inconsistent position must expressly disclose such fact in the holder's return.

U.S. Holders

 Payments of Interest

   In general, interest on an unregistered note or an exchange note will be taxable to a holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

 Sale, Exchange or Other Disposition

   Except as provided below under "Exchange Offer", if a note is sold or otherwise disposed of, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the disposition (except to the extent attributable to accrued but unpaid interest, which will be taxable as ordinary income) and such holder's tax basis in the note. A U.S. Holder's tax basis in a note generally will be the price paid for the note, subject to certain adjustments. Such gain or loss will be capital gain or loss and will be long-term if the holder has held the note for more than one year at the time of the disposition.


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 Exchange Offer

   An exchange of the unregistered notes for the exchange notes, described under "The Exchange Offer", will not be treated as an "exchange" for U.S. federal income tax purposes. As a result of exchanging the unregistered notes for the exchange notes, a U.S. Holder will not recognize taxable gain or loss upon the exchange and such holder will have the same tax basis and holding period in the exchange note as the holder did for the unregistered note so exchanged. We are obligated to pay additional interest to the holders of the notes under certain circumstances. Such additional interest generally will be taxable to a holder as ordinary income in accordance with the holder's method of tax accounting. It is possible, however, that the Internal Revenue Service (the "IRS") may take a different position, in which case a holder might be required to include such additional interest in income as it accrues or becomes fixed (regardless of such holder's regular method of accounting).

Non-U.S. Holders

 Payments of Interest

   Subject to the discussion of information reporting and backup withholding below, payments of interest on the unregistered notes or exchange notes by us or our agent to or on behalf of any beneficial owner who is not a U.S. Holder (a "Non-U.S. Holder") and who is not engaged in a trade or business within the U.S. with respect to which interest on the unregistered notes or exchange notes is effectively connected will not be subject to U.S. federal income or withholding tax, provided that (i) such beneficial owner does not actually or constructively own ten percent or more of the total combined voting power of all of our classes of stock entitled to vote, (ii) such beneficial owner is not a controlled foreign corporation for U.S. federal income tax purposes (generally, a foreign corporation controlled by U.S. shareholders) that is related to us actually or constructively through stock ownership, and (iii) the Non-U.S. Holder provides an appropriate statement on IRS Form W-8BEN or the substitute Form provided by the beneficial owner ("Substitute Form W-8BEN"), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes.

   If an unregistered note or exchange note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to eliminate withholding tax. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or Substitute Form W-8BEN provided by the beneficial owner to the organization or institution. For interest paid with respect to an unregistered note or exchange note a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes generally will be required to provide an IRS Form W-8IMY and to attach an appropriate certification by each beneficial owner of the Non-U.S. Holder (including in certain cases, such beneficial owner's beneficial owners).

   To the extent these conditions are not met, a 30% withholding tax will apply to interest income on the unregistered note or exchange note, unless an income tax treaty reduces or eliminates such tax or unless the interest is effectively connected with the conduct of a trade or business within the U.S. by such Non-U.S. Holder and the Non-U.S. Holder provides an appropriate statement to that effect (generally on IRS Form W-8BEN, or IRS Form W-8ECI, as applicable). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the unregistered note or exchange note at regular rates applicable to U.S. taxpayers. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such income.

 Sale, Exchange or Other Disposition

   In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any capital gain realized upon a sale, exchange or retirement of an unregistered note or exchange note unless (i) such gain is effectively connected with a U.S. trade or business of the holder, (ii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates or (iii) in the case of an individual, such

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beneficial owner is present in the U.S. for 183 days or more during the taxable year of the sale, exchange or retirement and certain other requirements are met. In the latter event, Non-U.S. Holders generally will be subject to U.S. federal income tax with respect to such gain at regular rates applicable to U.S. taxpayers. Additionally, in such event, Non-U.S. Holders that are corporations could be subject to a branch profits tax on such gain.

 Treatment of Notes for U.S. Federal Estate Tax Purposes

   An individual Non-U.S. Holder (who is not domiciled in the U.S. for U.S. federal estate tax purposes at the time of death) will not be subject to U.S. federal estate tax in respect of an unregistered note or exchange note, provided the Non-U.S. Holder does not at the time of such Non-U.S. Holder's death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and payments of interest on such unregistered note or exchange note would not have been considered U.S. trade or business income at the time of such Non-U.S. Holder's death.

Information Reporting and Backup Withholding

   For each calendar year in which the unregistered notes or exchange notes are outstanding, we, our agents or paying agents or a broker may be required to provide the IRS with certain information, including the holder's name, address and taxpayer identification number, the aggregate amount of principal and interest (and premium, if any) paid to that holder during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to certain holders including corporations, tax-exempt organizations, qualified pension and profit sharing trusts and individual retirement accounts.

   In the event that a U.S. Holder subject to the reporting requirements described above fails to supply its correct taxpayer identification number in the manner required by applicable law or underreports its tax liability, we, our agents or paying agents or a broker may be required to "backup" withhold a tax equal to 31% of each payment of interest and principal (and premium, if any) on the unregistered notes or exchange notes.

   A Non-U.S. Holder that provides an IRS Form W-8BEN or Substitute Form W-8BEN, together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating that the Non-U.S. Holder is not a U.S. person will not be subject to IRS reporting requirements and U.S. backup withholding provided we do not have actual knowledge that such holder is a U.S. person. In addition, IRS Forms W-8BEN or Substitute Forms W-8BEN will be required from the beneficial owners of interests in a Non-U.S. Holder that is treated as a partnership for U.S. federal income tax purposes.

   The payment of the proceeds on the disposition of an unregistered note or exchange note to or through the U.S. office of a broker generally will be subject to information reporting and backup withholding at a rate of 31% unless the Non-U.S. Holder either certifies its status as a Non-U.S. Holder under penalties of perjury on IRS Form W-8BEN or Substitute Form W-8BEN (as described above) or otherwise establishes an exemption. If any payments of principal or interest (and premium, if any) are made to the beneficial owner of an unregistered note or exchange note by or through the foreign office of a foreign custodian, foreign nominee or other foreign agent of such beneficial owner, or if the foreign office of a foreign broker (as defined in applicable Treasury regulations) pays the proceeds of the sale of an unregistered note or exchange note to the seller thereof, backup withholding and information reporting will not apply. Information reporting requirements (but not backup withholding) will apply, however, to a payment by (i) a foreign office of (a) a custodian, nominee, other agent or broker that is a U.S. person for U.S. federal income tax purposes, (b) a foreign custodian, nominee, other agent or broker that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S., (c) a foreign custodian, nominee, other agent or broker that is a controlled foreign corporation for U.S. federal income tax purposes, or (ii) a foreign partnership if at any time during its tax year one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in a U.S. trade or business, unless the custodian, nominee, other agent, broker or foreign partnership has documentary evidence in its records that the holder is not a U.S. person and certain other conditions are met or the holder otherwise establishes an exemption.


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   Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S. federal income tax liability of the holder or refunded if the amounts withheld exceed such liability, provided that the required information is furnished to the IRS. The information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

   THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND TAX SITUATION. EACH HOLDER SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES AND NEW NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS OR SUBSEQUENT VERSIONS THEREOF.

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                         BOOK-ENTRY, DELIVERY AND FORM

   The exchange notes are represented by a permanent global certificate in definitive, fully registered form. The global note is registered in the name of a nominee of The Depository Trust Company.

Book-Entry Procedures for the Global Notes

   The descriptions of the operations and procedures of The Depository Trust Company, Euroclear Bank SA/N.V., as operator of the Euroclear System and Clearstream Banking, societe anonyme described below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems, and are subject to change by them from time to time. Neither we nor any of the initial purchasers of the unregistered notes takes any responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

   The Depository Trust Company has advised us that it is:

  . a limited purpose trust company organized under the laws of the State of New York;

  .   a banking organization within the meaning of the New York Banking Law;

  .   a member of the Federal Reserve System;

  .   a clearing corporation within the meaning of the Uniform Commercial
      Code; and

  .   a clearing agency registered under the Exchange Act.

   The Depository Trust Company was created to hold securities for its participants and facilitates the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants, eliminating the need for physical transfer and delivery of certificates. The notes will be issued as fully-registered securities registered in the name of Cede & Co., The Depository Trust Company's nominee. The Depository Trust Company's participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations. Indirect access to The Depository Trust Company's system is also available to indirect participants such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with a participant, either directly or indirectly. Investors who are not participants may beneficially own securities held by, or on behalf of The Depository Trust Company only through participants or indirect participants.

   We expect that under procedures established by The Depository Trust Company:

      (1) upon deposit of each global note, The Depository Trust Company will credit the accounts of participants designated by the initial purchasers of the unregistered notes with an interest in the global note; and

      (2) ownership of the notes will be shown on, and the transfer of ownership of the notes will be effected only through, records maintained by The Depository Trust Company, with respect to the interests of participants and the records of participants and the indirect participants, with respect to the interests of persons other than participants.

   The laws of some jurisdictions may require that purchasers of securities take physical delivery of the securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to these persons may be limited. In addition, because The Depository Trust Company can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in the notes represented by a global note to pledge or transfer the interest to persons or entities that do not participate in The Depository Trust Company's system, or to otherwise take actions in respect of the interest, may be affected by the lack of a physical definitive security in respect of the interest.


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   So long as The Depository Trust Company or its nominee is the registered owner of a global note, The Depository Trust Company or the nominee, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note will not be entitled to have the notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of The Depository Trust Company and, if the holder is not a participant or an indirect participant, on the procedures of the participant through which the holder owns its interest, to exercise any rights of a holder of the notes under the indenture or the global note. We understand that, under existing industry practice, if we request any action of holders of the notes, or a holder that is an owner of a beneficial interest in a global note desires to take any action that The Depository Trust Company, as the holder of the global note, is entitled to take, The Depository Trust Company would authorize the participants to take the action and the participants would authorize holders owning through the participants to take the action or would otherwise act upon the instruction of the holders. Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, the notes by The Depository Trust Company, or for maintaining, supervising or reviewing any records of The Depository Trust Company relating to these notes.

   Payments with respect to the principal and interest, and premium, if any, and liquidated damages, if any, on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to, or at the direction of, The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing the notes under the indenture. Under the terms of the indenture, we and the trustee will be permitted to treat the persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payment and for any and all other purposes whatsoever. Accordingly, neither we nor the trustee have or will have any responsibility or liability for the payment of the amounts to owners of beneficial interests in a global note, including principal, premium, if any, liquidated damages, if any, and interest. Payments by the participants and the indirect participants to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice, and will be the responsibility of the participants or the indirect participants and The Depository Trust Company.

   Transfers between participants in The Depository Trust Company will be effected in accordance with the Depository Trust Company's procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

   Subject to compliance with the transfer restrictions applicable to the notes, cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company's rules on behalf of Euroclear or Clearstream, as the case may be. These cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in the system in accordance with the rules and procedures, and within the established Brussels time deadlines, of the system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf, by delivering or receiving interests in the relevant global notes in The Depository Trust Company and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream.

   Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in the Depository Trust Company will be credited, and any crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities

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settlement processing day, which must be a business day for Euroclear or
Clearstream, as the case may be, immediately following the settlement date of The Depository Trust Company. Cash received by Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company, but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream, as the case may be, following The Depository Trust Company's settlement date.

   Although The Depository Trust Company, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

   If:

  . we notify the trustee in writing that The Depository Trust Company is no longer willing or able to act as a depositary, or The Depository Trust Company ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of the notice or cessation;

  . we, at our option, notify the trustee in writing that we elect to cause the issuance of the notes in definitive form under the indenture; or

  .  upon the occurrence of other events as provided in the indenture,

then, upon surrender by The Depository Trust Company of the global notes, certificated notes will be issued to each person that The Depository Trust Company identifies as the beneficial owner of the notes represented by the global notes. Upon any the issuance, the trustee is required to register the certificated notes in the name of the person or persons, or the nominee of any the person, and cause the same to be delivered to the person.

   Neither we nor the trustee shall be liable for any delay by The Depository Trust Company or any participant or indirect participant in identifying the beneficial owners of the related notes, and each person may conclusively rely on, and shall be protected in relying on, instructions from The Depository Trust Company for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes to be issued.

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                              PLAN OF DISTRIBUTION

   Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. A broker-dealer may use this prospectus, as it may be amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for unregistered notes where the broker-dealer acquired the unregistered notes as a result of market-making activities or other trading activities. For a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer that requests these documents in the letter of transmittal, for use in connection with any resale.

   Each holder of unregistered notes participating in the exchange offer will, by execution of a letter of transmittal, represent to us that it is not engaged in nor does it intend to engage in a distribution of exchange notes.

   We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commission or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

   For a period of 180 days after the expiration date of the exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the notes, including any broker-dealers, against liabilities, including liabilities under the Securities Act.

   The exchange notes are new securities with no established trading market. We do not intend to list the exchange notes on any securities exchange, but the unregistered notes have been designated for trading in the PORTAL market. The initial purchasers have advised us that they intend to make a market in the exchange notes, but they have no obligation to do so. The initial purchasers may discontinue market-making at any time. A liquid market may not develop for the exchange notes, you may not be able to sell your exchange notes at a particular time and the prices that you receive when you sell may not be favorable. Future trading prices of the exchange notes will depend on many factors, including our operating performance and financial condition, prevailing interest rates and the market for similar securities.

                                 LEGAL MATTERS

   Certain legal matters with regard to the validity of the notes will be passed upon for us by Cadwalader, Wickersham & Taft, New York, New York.

                                    EXPERTS

   The consolidated balance sheets of Tritel, Inc. and subsidiaries as of December 31, 1999 and 2000, and the consolidated statements of operations, members' and stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000, included in this prospectus have been audited by KPMG LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

   We are filing with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the exchange notes to be issued in exchange for the unregistered notes. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus omits some information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the notes, you should review the registration statement, including the exhibits and the financial statements to the registration statement and the notes and schedules filed as a part of the registration statement. The registration statement of which this prospectus is a part incorporates important business and financial information about the Company that is not included or delivered with this prospectus. The registration statement and the exhibits and schedules to the registration statement, as well as the periodic reports, proxy statements and other information filed with the Securities and Exchange Commission by us, as well as Tritel, Tritel Communications, Inc. and Tritel Finance, Inc. may be inspected and copied at the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549 and at the regional offices of the Securities and Exchange Commission located at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of these materials may be obtained from the Public Reference Section of the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC 20549, and its public reference facilities in New York, New York at the prescribed rates.
You may obtain information as to the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website at http://www.sec.gov that contains periodic reports, proxy and information statements and other information regarding registrants that file documents electronically with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of contract or document filed as an exhibit to the registration statement, each statement being qualified in all respects by reference. Under the indenture, we have agreed to file with the Securities and Exchange Commission and provide to the holders of the notes annual reports and the information, documents and other reports which are specified in the disclosure and reporting provisions of the Exchange Act.

                          GLOSSARY OF SELECTED TERMS

ANALOG.......................  A method of transmission where the wave form of the output signal is analogous to the wave form of the input signal.

ARPU.........................  Average revenue per unit. Post-pay service revenue, including airtime and incollect roaming revenue but excluding outcollect roaming revenue, for the period indicated, divided by the average post-pay customers for that period.

BANDWIDTH....................  The number of bits of information which can move through a communications medium in a given amount of time; the capacity of a telecommunications network to carry voice, data and video information.

BASE STATION.................  A fixed site with network equipment that is used for radio frequency communications with mobile stations, and is part of a cell, or sector within a cell.

BLOCK........................  The distinct radio frequency block in which one-way radio applications, such as paging or beeper services, and two-way radio applications such as wireless communications, cellular telephone and ESMR networks, are licensed and operate. Blocks are categorized as A-, B-, C-, D-, E- or F- Blocks.

                               A- and B- Blocks are each PCS 30 MHz licenses covering an MTA. C-Block is a PCS 30 MHz license covering a BTA. D-, E- and F- Block are each PCS 10 MHz licenses covering a BTA.

BTA..........................  One of the 493 basic trading areas, which are smaller than MTAs, into which the licensing for broadband PCS has been divided based on the geographic divisions in the 1992 Rand McNally Commercial Atlas & Marketing Guide, as modified by the Federal Communications Commission.

CDMA.........................  Code division multiple access. A digital spread-spectrum wireless technology which allows a large number of users to access a single frequency band that assigns a code to all speech bits, sends a scrambled transmission of the encoded speech over the air, and reassembles the speech to its original format.

CELL SITE....................  The location of a transmitting/receiving station serving a given geographic area in a cellular communications system.

CELLULAR.....................  Domestic public cellular radio communications service authorized by the Federal
                               Communications Commission in the 824-893 MHz band, in which each of two licensees per market employs 25 MHz of spectrum to provide wireless services.

CHURN........................  The number of disconnected customers for the period indicated, divided by the average number of customers for that period.

CMRS.........................  Commercial mobile radio service.

DIGITAL......................  A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuously variable analog signal. Digital wireless networks use digital transmission.

DUAL-MODE....................  A wireless phone which is capable of operating on both digital and analog technologies.

ESMR.........................  Enhanced specialized mobile radio. A radio communications system that employs digital technology with multi-site configuration that permits frequency reuse, offering enhanced dispatch services to traditional analog SMR users.

FREQUENCY....................  The number of cycles per second, measured in hertz, of a periodic oscillation or wave in radio propagation.

GSM..........................  Global system for mobile communications. The standard digital cellular telephone service in Europe and Japan, guided by a set of standards specifying the infrastructure for digital cellular service, including the radio interface (900 MHz), switching, signaling and intelligent network.

HAND-OFF.....................  The act of transferring communication with a mobile unit from one base station to another. A hand-off transfers a call from the current base station to the new base station. A "soft" hand-off establishes communications with a new cell before terminating communications with the old cell, which prevents call cut-off.

INTERCONNECTION..............  Any variety of arrangements that permit the connection of communications equipment to a common carrier network such as a public switched telephone network, and which defines the terms of revenue-sharing. Terms of interconnection are either negotiated between the network operators or imposed by regulatory authorities.

MHZ..........................  Megahertz. A measure of airwave capacity.

MICROWAVE RELOCATION.........  The transferal of the business and public safety agencies which currently utilize radio spectrum within or adjacent to the spectrum allocated to PCS licensees by the Federal Communications Commission.

RESELLER.....................  A provider of PCS services that does not hold a
                               Federal Communications Commission PCS license or own PCS facilities. The reseller purchases blocks of PCS numbers and capacity from a licensed carrier and resells service through its own distribution network to the public. Consequently, a reseller is both a customer of PCS licensee's services and a competitor of that licensee.

ROAMING......................  A service offered by mobile communications network operators which allows a subscriber to use his or her handset while in the service area of another carrier. Roaming requires an agreement between operators of different individual markets to permit customers of either operator to access the other's system.

SMR..........................  Specialized mobile radio. A two-way analog mobile radio telephone system typically used for dispatch services such as truck and taxi fleets.

TDMA.........................  Time division multiple access. A digital spread-spectrum technology which allocates a discrete amount of frequency bandwidth to each user to permit more than one simultaneous conversation on a single radio frequency channel.

TRI-MODE.....................  A wireless phone which is capable of operating on either different digital protocols or both digital and analog technologies.

                           FINANCIAL STATEMENTS INDEX

                                  TRITEL, INC.

Independent Auditors' Report................................................ F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statements of Members' and Stockholders' Equity................ F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tritel, Inc.:

   We have audited the accompanying consolidated balance sheets of Tritel, Inc. and subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, members' and stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Tritel, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

                                   KPMG LLP

Jackson, Mississippi
February 9, 2001, except for the
 third and last
paragraphs
 of Note 19 which are
 as of February 26,
2001

                                  TRITEL, INC.

                          CONSOLIDATED BALANCE SHEETS
                                ($ in thousands)

                                                              December 31,
                                                          ---------------------
                                                             1999       2000
                                                          ---------- ----------
                           ASSETS

Current assets:
  Cash and cash equivalents.............................. $  609,269 $   11,959
  Due from affiliates....................................      2,565      2,106
  Accounts receivable, net...............................      5,040     14,723
  Inventory..............................................      8,957     18,818
  Net assets held for sale...............................         --     23,961
  Prepaid expenses and other current assets..............      4,733      6,485
                                                          ---------- ----------
    Total current assets.................................    630,564     78,052
                                                          ---------- ----------
Restricted cash..........................................      6,594      4,194
Property and equipment, net..............................    258,948    568,035
PCS licenses and microwave relocation costs, net.........    205,341    290,101
Intangible assets--AT&T agreements and other, net........     59,508     53,785
Other assets.............................................     35,407     33,251
                                                          ---------- ----------
    Total assets......................................... $1,196,362 $1,027,418
                                                          ========== ==========

          LIABILITIES, REDEEMABLE PREFERRED STOCK
                  AND STOCKHOLDERS' EQUITY

Current liabilities:
  Revolving credit facility............................ $       --  $   60,000
  Accounts payable.....................................    103,677      64,447
  Accrued expenses.....................................      9,647      47,400
  Long-term debt--current portion......................        923       2,285
                                                        ----------  ----------
    Total current liabilities..........................    114,247     174,132
                                                        ----------  ----------
Non-current liabilities:
  Long-term debt.......................................    557,716     596,186
  Deferred income taxes and other liabilities..........     37,367      54,062
                                                        ----------  ----------
    Total non-current liabilities......................    595,083     650,248
                                                        ----------  ----------
    Total liabilities..................................    709,330     824,380
                                                        ----------  ----------
Series A 10% redeemable convertible preferred stock....     99,586          --
Stockholders' equity:
  Preferred stock, 0 shares authorized:
    Series D, 46,374 shares outstanding at December 31,
     1999..............................................     46,374          --
  Common stock, 3,000 shares authorized: 1,000 shares
   issued and outstanding
   at December 31, 2000................................         --          --
  Common stock issued and outstanding at December 31,
   1999
    Class A Voting--97,796,906 shares; Class B Non-
     voting--2,927,120 shares; Class C--1,380,448
     shares; Class D--4,962,804 shares; Voting
     Preference--6 shares..............................      1,071          --
  Additional paid in capital...........................    602,359     880,406
  Deferred compensation................................         --      (3,386)
  Accumulated deficit..................................   (262,358)   (673,982)
                                                        ----------  ----------
    Total stockholders' equity ........................    387,446     203,038
                                                        ----------  ----------
    Total liabilities, redeemable preferred stock and
     stockholders'
     equity............................................ $1,196,362  $1,027,418
                                                        ==========  ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TRITEL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                ($ in thousands)

                                                  Years Ended December 31,
                                                ------------------------------
                                                  1998      1999       2000
                                                --------  ---------  ---------
Revenues:
  Service...................................... $     --  $   1,186  $  75,207
  Roaming......................................       --      3,421     36,832
  Equipment....................................       --      2,152     11,765
                                                --------  ---------  ---------
    Total revenues.............................       --      6,759    123,804
                                                --------  ---------  ---------
Operating expenses:
  Cost of revenue..............................       --      6,966     76,915
  Operations and development...................    1,939     18,459     60,640
  General and administrative...................    4,947     22,915     79,827
  Selling and marketing........................      452     20,404     71,752
  Stock-based compensation.....................       --    190,664    132,864
  Depreciation and amortization................      348     12,839     70,618
                                                --------  ---------  ---------
    Total operating expenses...................    7,686    272,247    492,616
                                                --------  ---------  ---------
  Operating loss...............................   (7,686)  (265,488)  (368,812)
Interest expense...............................      722     27,200     65,514
Interest income................................      (77)   (16,791)   (22,458)
                                                --------  ---------  ---------
  Loss before extraordinary item and income
   taxes.......................................   (8,331)  (275,897)  (411,868)
Income tax benefit.............................       --    (28,443)      (244)
                                                --------  ---------  ---------
  Loss before extraordinary items..............   (8,331)  (247,454)  (411,624)
Extraordinary item--
  Loss on return of spectrum...................   (2,414)        --         --
                                                --------  ---------  ---------
  Net loss..................................... $(10,745) $(247,454) $(411,624)
                                                ========  =========  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                                  TRITEL, INC.

          CONSOLIDATED STATEMENTS OF MEMBERS' AND STOCKHOLDERS' EQUITY
                                ($ in thousands)

                                                                                                        Members'
                                                                  Additional                               and
                                  Preferred  Common   Contributed  Paid in     Deferred   Accumulated Stockholders'
                                    Stock     Stock     Capital    Capital   Compensation   Deficit      Equity
                                  ---------  -------  ----------- ---------- ------------ ----------- -------------
Balance at December 31, 1997...   $      --  $    --   $ 13,497    $     --    $     --    $  (4,735)   $   8,762
Net loss.......................          --       --         --          --          --      (10,745)     (10,745)
                                  ---------  -------   --------    --------    --------    ---------    ---------
Balance at December 31, 1998...          --       --     13,497          --          --      (15,480)      (1,983)
Conversion of debt to members'
 equity in Predecessor Company..         --       --      8,976          --          --           --        8,976
Series C Preferred Stock issued
 to Predecessor Company,
 including distribution of
 assets and liabilities........      17,193       --    (22,473)         --          --          576       (4,704)
Series C Preferred Stock issued
 in exchange for cash..........     163,370       --         --          --          --           --      163,370
Payment of preferred stock
 issuance costs................      (8,507)      --         --          --          --           --       (8,507)
Series C Preferred Stock issued
 to Central Alabama in exchange
 for net assets................       2,602       --         --          --          --           --        2,602
Series D Preferred Stock issued
 to AT&T Wireless in exchange
 for licenses and other
 agreements....................      46,374       --         --          --          --           --       46,374
Grant of unrestricted rights in
 common stock to officer.......          --       --         --       4,500          --           --        4,500
Conversion of preferred stock
 into common stock.............    (174,658)     783         --     173,875          --           --           --
Sale of common stock, net of
 issuance costs of $15,338.....          --      288         --     242,238                       --      242,526
Stock-based compensation.......          --       --         --     190,664          --           --      190,664
Accrual of dividends on Series
 A redeemable preferred stock..          --       --         --      (8,918)         --           --       (8,918)
Net loss.......................          --       --         --          --          --     (247,454)    (247,454)
                                  ---------  -------   --------    --------    --------    ---------    ---------
Balance at December 31, 1999...      46,374    1,071         --     602,359          --     (262,358)     387,446
                                  ---------  -------   --------    --------    --------    ---------    ---------
Stock issuance costs...........          --       --         --        (195)         --           --         (195)
Exercise of stock options......          --       --         --       1,258          --           --        1,258
Deferred compensation expense
 related to restricted stock
 awards and stock options......          --       --         --      79,659     (79,659)          --           --
Compensation expense related
 to restricted stock awards....          --       --         --      56,591      76,273           --      132,864
Accrual of dividends on Series
 A redeemable preferred stock..          --       --         --      (7,883)         --           --       (7,883)
Common stock issued in exchange
 for Federal Communication
 Commission licenses...........          --       15         --       3,688          --           --        3,703
Repurchase and retirement of 3
 shares of Voting Preference
 Stock.........................          --       --         --     (10,000)         --           --      (10,000)
Recapitalization as a result of
 acquisition by Telecorp PCS,
 Inc...........................     (46,374)  (1,086)        --     154,929          --           --      107,469
Net loss.......................          --       --         --          --          --     (411,624)    (411,624)
                                  ---------  -------   --------    --------    --------    ---------    ---------
Balance at December 31, 2000...   $      --  $    --   $     --    $880,406    $ (3,386)   $(673,982)   $ 203,038
                                  =========  =======   ========    ========    ========    =========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                                  TRITEL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in thousands)

                                                For the years ended December
                                                            31,
                                                ------------------------------
                                                  1998      1999       2000
                                                --------  ---------  ---------
Cash flows from operating activities:
 Net loss...................................... $(10,745) $(247,454) $(411,624)
 Adjustments to reconcile net loss to net cash
  used in operating activities:
   Loss on return of spectrum..................    2,414        --         --
   Financing costs.............................      --       2,230        --
   Depreciation and amortization...............      348     12,839     70,618
   Stock-based compensation and grant of
    unrestricted rights in common stock to
    officer....................................      --     195,164    132,864
   Accretion of discount on debt and
    amortization of debt issue costs...........      --      10,608     30,207
   Provision for bad debts.....................      --          42      4,436
   Deferred income tax benefit.................      --     (28,443)      (244)
   Changes in operating assets and liabilities:
     Accounts receivable.......................      --      (5,082)   (13,955)
     Inventory.................................      --      (8,957)    (9,861)
     Accounts payable and accrued expenses.....     (180)    24,659     24,612
     Other current assets and liabilities......     (333)    (6,681)    (3,442)
                                                --------  ---------  ---------
       Net cash used in operating activities...   (8,496)   (51,075)  (176,389)
                                                --------  ---------  ---------
Cash flows from investing activities:
 Capital expenditures..........................   (5,970)  (172,448)  (395,017)
 Capitalized interest on network construction
  and Federal Communications Commission
  licensing costs..............................   (2,905)   (13,623)    (3,355)
 Purchase of PCS licenses and other assets
  from Alltel..................................      --         --     (67,000)
 Advance under notes receivable................      --      (7,550)       --
 Increase in restricted cash...................      --      (6,594)     2,400
 Other.........................................      --        (614)    (7,573)
                                                --------  ---------  ---------
       Net cash used in investing activities...   (8,875)  (200,829)  (470,545)
                                                --------  ---------  ---------
Cash flows from financing activities:
 Proceeds from notes payable...................   38,705        --         --
 Proceeds from revolving credit facility.......      --         --      60,000
 Proceeds from (repayment of) long-term debt...      --     300,000     (1,240)
 Proceeds from senior subordinated discount
  notes........................................      --     200,240        --
 Repayments of notes payable...................  (21,300)   (22,100)       --
 Payment of stock issuance costs...............      --      (8,507)      (195)
 Payment of debt issuance costs and other
  deferred charges.............................     (951)   (30,202)      (199)
 Proceeds from vendor discount.................      --      15,000        --
 Issuance of preferred stock...................      --     163,370        --
 Issuance of common stock, net of issuance
  costs........................................      --     242,526        --
 Proceeds from exercise of stock options.......      --         --       1,258
 Repurchase of voting preference stock.........      --         --     (10,000)
                                                --------  ---------  ---------
       Net cash provided by financing
      activities...............................   16,454    860,327     49,624
                                                --------  ---------  ---------
Net increase (decrease) in cash and cash
 equivalents...................................     (917)   608,423   (597,310)
Cash and cash equivalents at beginning of
 period........................................    1,763        846    609,269
                                                --------  ---------  ---------
Cash and cash equivalents at end of period..... $    846  $ 609,269  $  11,959
                                                ========  =========  =========
Supplemental Disclosures
Cash paid for interest, net of amounts
 capitalized................................... $    --   $  14,362  $  35,307
Significant non-cash investing and financing
 activities:
  Capitalized interest and discount on debt....    7,614     10,062      2,871
  Capital expenditures included in accounts
   payable.....................................    5,762     81,913     50,144
  Election of Federal Communications Commission
   disaggregation option for return of
   spectrum:
    Reduction in Federal Communications
     Commission licensing costs................   35,442        --         --
    Reduction in accrued interest payable and
     long-term debt............................   33,028        --         --
Preferred stock issued in exchange for assets
 and liabilities...............................      --     156,837        --

  The accompanying notes are an integral part of these consolidated financial statements.

                                  TRITEL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    ($ in thousands, except per share data)


1. Organization and Business

   Tritel, Inc. ("Tritel") was formed on April 23, 1998 by the controlling members of Airwave Communications, LLC and Digital PCS, LLC (collectively hereafter referred to as "Predecessor Company") to develop PCS markets in the south-central United States. Tritel's 1998 activities consisted of $1,542 in capital expenditures and $32 in net loss. On January 7, 1999, our Predecessor Company transferred substantially all of their assets and liabilities at historical cost to Tritel in exchange for stock in Tritel. Tritel continued the activities of our Predecessor Company and, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C corporation and a name change to Tritel. Tritel and the Predecessor Company, together with Tritel's subsidiaries, are referred to collectively as the "Company."

   Tritel began commercial operations during the fourth quarter of 1999. Prior to that time, Tritel and the Predecessor Company were considered to be in the development stage.

   Under the terms of the strategic alliance with AT&T Wireless and certain of its affiliates (collectively, AT&T), Tritel through its parent company, TeleCorp PCS, Inc. is AT&T's exclusive provider of wireless mobility services in its licensed markets, using equal emphasis co-branding with AT&T subject to AT&T's right to resell services on the TeleCorp PCS, Inc. network. TeleCorp PCS, Inc. has the right to use the AT&T brand name and logo together with the SunCom brand name and logo, giving equal emphasis to each in its covered markets. TeleCorp PCS, Inc. is AT&T's preferred roaming partner for digital customers in the TeleCorp PCS, Inc. markets. Additionally, TeleCorp PCS, Inc.'s relationship with AT&T Wireless and AT&T Wireless' roaming partners provides coast-to-coast coverage to its customers.

2. Merger with TeleCorp PCS, Inc.

   In anticipation of the acquisition of the Company by TeleCorp PCS, Inc., a new holding company, TeleCorp-Tritel Holding Company (Holding Company), was formed in accordance with the Agreement and Plan of Reorganization and Contribution, as amended, dated as of February 28, 2000, among TeleCorp PCS, Inc., the Company and AT&T Wireless Services, Inc. (the Merger). On November 13, 2000, each of TeleCorp PCS, Inc. and the Company merged with newly-formed wholly-owned subsidiaries of Holding Company. At that time, Holding Company was renamed TeleCorp PCS, Inc. (TeleCorp PCS) and one newly-formed wholly-owned subsidiary was merged with and was renamed TeleCorp Wireless, Inc. (TeleCorp Wireless). After the merger, the Company retained its name.

   In accordance with the terms of the merger agreement, all of the capital stock of TeleCorp Wireless and the Company was converted into the right to receive capital stock in TeleCorp PCS. As a result of the merger, TeleCorp PCS is controlled by the former holders of the voting preference common stock of TeleCorp Wireless, namely, Gerald T. Vento and Thomas H. Sullivan, who are also the Company's chief executive officer and its executive vice president and chief financial officer, respectively, and TeleCorp Wireless and the Company are both wholly-owned subsidiaries of TeleCorp PCS.

   The merger resulted in the exchange of 100% of the outstanding common and preferred stock of the Company and TeleCorp Wireless for common and preferred stock of TeleCorp PCS, Inc. After the merger Tritel issued 1,000 shares of common stock at a par value of $0.01 per share issued, outstanding and owned by TeleCorp PCS, Inc. The historical carrying value of the redeemable preferred stock, the preferred stock and the common stock including additional paid-in capital were accounted for as common stock and additional paid-in capital of the Company after the merger. The purchase accounting adjustments as a result of the merger have not been "pushed-down" to Tritel, Inc. Therefore, these financial statements are presented on a historical basis.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)


3. Summary of Significant Accounting Policies

  Risks and Uncertainties

   The Company expects to continue to incur significant operating losses and to generate negative cash flow from operating activities for at least the next several years while it constructs its network and develops its customer base. The Company's ability to eliminate operating losses and to generate positive cash flow from operations in the future will depend upon a variety of factors, many of which it is unable to control. These factors include: (1) the cost of constructing its network, (2) changes in technology, (3) changes in governmental regulations, (4) the level of demand for wireless communications services, (5) the product offerings, pricing strategies and other competitive factors of the Company's competitors and (6) general economic conditions. If the Company's is unable to implement its business plan successfully, it may not be able to eliminate operating losses, generate positive cash flow or achieve or sustain profitability which would materially adversely affect its business, operations and financial results as well as its ability to make payments on its debt obligations.

   The Company believes that the proceeds from the equity offerings in December 1999, together with the proceeds from the sale of senior subordinated discount notes, senior subordinated notes, the financing made available to it by the Federal Communications Commission, borrowings under its Senior Credit facility and the equity investment it has received, will provide it with sufficient funds to build out its existing network as planned and fund operating losses until it completes its planned network build-out and generates positive cash flow. There can be no assurance that such funds will be adequate to complete the build-out of the Company's PCS network. Under those circumstances, the Company could be required to change its plans relating to the build-out of the network.

  Consolidation

   The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Tritel PCS, Inc. ("Tritel PCS"); Tritel A/B Holding Corp.; Tritel C/F Holding Corp.; Tritel Communications, Inc.; Tritel Finance, Inc.; and others. All intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities on the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

   The Company believes that the carrying amount of its financial instruments approximates fair value.

  Concentration of Credit Risk

   Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash, cash equivalents and accounts receivable. The Company sells products and services to various customers throughout the south-central United States. The Company routinely assesses the strength of its customers and maintains allowances for anticipated losses.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

   For the years ended December 31, 1998, 1999 and 2000, no one customer accounted for 10% or more of total revenues or accounts receivable.

  Cash Equivalents

   The Company considers all highly liquid instruments with a maturity from purchase date of three months or less to be cash equivalents. Cash equivalents consist of overnight sweep accounts and U.S. Treasury obligations.

  Inventory

   Inventory, consisting of handsets and accessories, is valued at the lower of average cost or market and is recorded net of an allowance for obsolescence, if required.

  Restricted Cash

   On March 31, 1999, the Company entered into a deposit agreement with Toronto Dominion (Texas), Inc., as administrative agent, on behalf of the depository bank and the banks and other financial institutions who are a party to the senior credit facility described in Note 11. Under the terms of the agreement, the Company has placed on deposit $6,594 and $4,194 at December 31, 1999 and 2000 with the depository bank, which will be used for the payment of interest and/or commitment fees due under the bank facility.

  Property and Equipment and Network Under Development

   Property and equipment are recorded at cost and depreciation is computed using the straight-line method over the following estimated useful lives:

   Computer hardware and software..  3 years
   Network under development and
    wireless network...............  5 to 15 years upon commencement of service
   Furniture, fixtures and office
    equipment......................  5 years
   Leasehold improvements..........  Lesser of useful life or lease term

   Expenditures for repairs and maintenance are charged to operations when incurred. Gains and losses from disposals, if any, are included in the statements of operations. Network under development includes all costs related to engineering, cell site acquisition, site development, interest expense and other development costs being incurred to ready the Company's wireless network for use.

   Costs incurred to develop the Company's billing, financial systems and other internal applications during the application development stage are capitalized as internal use software. All costs incurred prior to the application development stage are expensed as incurred. Training costs and all post implementation internal and external costs are expensed as incurred.

  PCS Licenses and Microwave Relocation Costs

   PCS licenses include costs incurred, including capitalized interest, to acquire FCC licenses in the 1850-1990 MHz radio frequency band. Interest capitalization began when the activities necessary to get the Company's network ready for its intended use were initiated and concluded when the wireless networks were ready for intended use. The PCS licenses are issued conditionally for ten years. Historically, the FCC has granted license renewals providing the licensees have complied with applicable rules, policies and the Communications Act of 1934, as amended. The Company believes it has complied with and intends to continue to comply with these rules and policies.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)


   As a condition of each PCS license, the FCC requires each license-holder to relocate existing microwave users (Incumbents) within the awarded spectrum to microwave frequencies of equal capacity. Microwave relocation costs include the actual and estimated costs incurred to relocate the Incumbent's microwave links affecting the Company's licensed frequencies.

   The Company began amortizing the cost of the PCS licenses, microwave relocation costs, and capitalized interest as PCS services commenced in each Basic Trading Area or BTA. Amortization is calculated using the straight-line method over 40 years.

  Intangible Assets--AT&T Agreements and other

   The AT&T Agreements consist of the fair value of various agreements with AT&T. The AT&T Agreements are amortized on a straight-line basis over the related contractual terms, which range from ten to twenty years.

  Long-Lived Assets

   The Company periodically evaluates the recoverability of the carrying value of its long-lived assets. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future and undiscounted cash flows expected to result from the use of these assets. An impairment loss is recognized when the carrying amount of the assets exceeds the fair value of the asset. The fair value of the asset is determined based on quoted market prices in an active market, if available, the present value of estimated expected future cash flows using a discount rate commensurate with the risks involved, option pricing models, matrix pricing, appraisals and fundamental analysis. No such impairment losses have been recognized to date.

  Interest Capitalization

   The Company capitalizes interest expense related to the construction or purchase of certain assets including its Federal Communications Commission licenses which constitute activities preliminary to the commencement of the planned principal operations. Interest capitalized in the years ended December 31, 1998, 1999, and 2000 was $10,519, $23,685, and $6,226, respectively.

  Deferred Financing Costs

   Deferred finance costs are capitalized and amortized as a component of interest expense over the term of the related debt. Deferred finance costs are included in Other Assets on the Consolidated Balance Sheet.

  Revenue Recognition

   The Company earns revenue by providing wireless mobility services to both its subscribers and subscribers of other wireless carriers traveling in the Company's service area, as well as sale of equipment and accessories. Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, prices are fixed and determinable and collection is reasonably assured.

   Wireless mobility services revenue consists of monthly recurring and non-recurring charges for activation, local, long distance, roaming and airtime used in excess of pre-subscribed usage. Generally, access fees, airtime roaming and long distance charges are billed monthly and are recognized when service is provided. Prepaid service revenue is collected in advance, recorded as deferred revenue, and recognized as service is provided.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)


   Roaming revenue consists of the airtime and long distance charged to the subscribers of other wireless carriers for use of the Company's network while traveling in the Company's service area and is recognized when the service is provided. Activation fees are deferred and recognized over the expected customer life which approximates four years. Direct incremental costs of activation are deferred, to the extent of the amount of deferred activation revenue, and amortized to expense over the expected customer relationship period. Any losses on activation are recognized immediately since the Company chooses not to enforce its customer contracts for the full term.

   Equipment revenue, consisting of sales of handsets and accessories, is recognized upon delivery to the customer and when any related future obligations is no longer significant. Equipment revenue is a separate element since the handsets and accessories can be used on other wireless providers' networks and pricing information is readily available. The Company recognizes the cost of the equipment upon recognition of the equipment revenue. The cost of the handset is, and is expected to remain, higher than the sales price to a customer. The loss on the sale of equipment is recognized upon recognition of the revenue.

   In December 1999, the SEC released Staff Accounting Bulletin Number 101 (SAB
101), "Revenue Recognition in Financial Statements." The bulletin establishes more clearly defined revenue recognition criteria than previously existing accounting pronouncements, and specifically addresses revenue recognition requirements for nonrefundable fees, such as activation fees, collected by a company upon entering into an arrangement with a customer, such as an arrangement to provide telecommunications services. The adoption of SAB 101 did not have a material impact on the Company's operations or financial position for the year ended December 31, 2000.

  Advertising Costs

   The Company expenses production costs of print, radio and television advertisements and other advertising costs as such costs are incurred. Advertising costs totaled $6,238 and $17,156 for the years ended December 31, 1999 and 2000, respectively. No advertising costs were incurred prior to 1999.

  Income Taxes

   The Company accounts for income taxes in accordance with the liability method. Deferred income taxes are recognized for tax consequences in future years for differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce net deferred tax assets to the amount expected to be realized. The provision for income taxes consists of the current tax provision and the change during the period in deferred tax assets and liabilities.

   Because the Predecessor Company was a nontaxable entity, operating results prior to January 7, 1999 were included in the income tax returns of its members. Therefore, the accompanying consolidated financial statements do not include any provision for income tax benefit for the year ended December 31, 1998. Subsequent to the date of the merger, Tritel will be included in the consolidated tax returns of TeleCorp PCS, Inc. The amount of taxes, if any, to be paid by Tritel will be determined as if Tritel had filed separate income tax returns.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)
  Accounting for Stock-Based Compensation

   SFAS No. 123, "Accounting for Stock-Based Compensation", requires disclosure of the fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at grant date based on the fair value of the award and is recognized over the service period which is usually the vesting period. The Company has chosen, under provisions of SFAS No. 123, to continue to account for employee stock-based compensation under Accounting Principles Board (APB) No. 25, "Accounting for Stock Issued to Employees". The Company discloses in the financial statements the pro forma net loss as if the Company had applied the method of accounting prescribed by SFAS No. 123.

   The Company periodically issues restricted stock awards and stock option grants to its employees. Upon reaching a measurement date, the Company records deferred compensation equal to the difference between the strike price and the estimated market value of the stock award. Deferred compensation is amortized to compensation expense over the related vesting period.

   Derivative Financial Instruments

   The Company uses interest rate swaps to hedge the effect of fluctuations in interest rates from its Senior Credit Facility. The interest rate swaps are managed in accordance with the Company's policies and procedures. The Company does not enter into these transactions for trading purposes. The resulting gains or losses, measured by quoted market prices, are accounted for as part of the transactions being hedged, except that losses not expected to be recovered upon the completion of the hedged transaction are expensed. Gains or losses associated with interest rate swaps are computed as the difference between the interest expense per the amount hedged using the fixed rate compared to a floating rate over the term of the swap agreement. The fair value of the interest rate swaps is measured as the amount at which the swaps could be settled based on estimates obtained from dealers. The Company has adopted the Statement of Financial Accounting Standards No. 133 (SFAS 133) "Accounting for Derivative Instruments and Hedging Activities" effective on January 1, 2001. The effect of the adoption was not material.

  Segment Reporting

   The Company presently operates in a single business segment as a provider of wireless mobility services in its licensed regions primarily in the south-central United States.

  Reclassifications

   Certain amounts in the 1998 and 1999 consolidated financial statements have been reclassified to conform with the presentation of the consolidated financial statements as of and for the year ended December 31, 2000.

4. Accounts Receivable

   Accounts receivables consists of the following:

                                                                 December 31,
                                                                ---------------
                                                                 1999    2000
                                                                ------  -------
  Accounts receivable.......................................... $5,082  $17,444
  Allowance for doubtful accounts..............................    (42)  (2,721)
                                                                ------  -------
                                                                $5,040  $14,723
                                                                ======  =======

                                  TRITEL, INC.

                    ($ in thousands, except per share data)
   Bad debt expense for the years ended December 31, 1998, 1999 and 2000 was $0, $42 and $4,436, respectively.

5. Inventory

   Inventory consists of the following:

                                                                   December 31,
                                                                  --------------
                                                                   1999   2000
                                                                  ------ -------
   Handsets...................................................... $8,609 $18,060
   Accessories...................................................    348     758
                                                                  ------ -------
   Total inventory............................................... $8,957 $18,818
                                                                  ====== =======


6. Property and Equipment

   Property and equipment consists of the following:

                                                               December 31,
                                                             ------------------
                                                               1999      2000
                                                             --------  --------
   Network construction and development..................... $243,664  $598,662
   Computer hardware and software...........................    9,659    16,794
   Furniture, fixtures and office equipment.................    5,194     8,564
   Leasehold improvements...................................    5,741    10,802
                                                             --------  --------
                                                              264,258   634,822
   Accumulated depreciation.................................   (6,775)  (66,787)
   Deposits on equipment....................................    1,465       --
                                                             --------  --------
                                                             $258,948  $568,035
                                                             ========  ========

   Depreciation expense for the years ended December 31, 1998, 1999 and 2000 was $107, $6,668, and $60,012, respectively.

7. PCS Licenses and Microwave Relocation Costs

   During 1996 and 1997, the Federal Communications Commission granted to the Predecessor Company as the successful bidder C-, D-, E- and F-Block licenses with an aggregate license fee of $106,716 after deducting a 25% small business discount.

   The Federal Communications Commission provided below market rate financing for a portion of the bid price of the C- and F-Block licenses. Based on the Company's estimates of borrowing costs for similar debt, the Company discounted the face amount of the debt to yield a market rate and the discount was applied to reduce the carrying amount of the licenses and the debt. Accordingly, the PCS Licenses were recorded at $90,475.

   During July 1998, the Company took advantage of a reconsideration order by the Federal Communications Commission allowing companies holding C-Block PCS licenses several options to restructure their license holdings and associated obligations. The Company elected the disaggregation option and returned one-half of the broadcast spectrum originally acquired for each of the C-Block license areas. As a result, the Company reduced the carrying amount of the related licenses by one-half, or $35,442 and reduced the discounted debt and accrued interest due to the Federal Communications Commission by $33,028. As a result of the disaggregation election, the Company recognized an extraordinary loss of approximately $2,414.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

   AT&T Wireless contributed certain A- and B-Block PCS licenses to the Company on January 7, 1999 in exchange for preferred stock. The Company recorded such licenses at $127,307 including related costs of the acquisition. Also, in an acquisition of Central Alabama Partnership, LP 132, the Company acquired certain C-Block licenses with an estimated fair value of $9,284, exclusive of $6,072 of debt to the Federal Communications Commission.

   Additionally on January 7, 1999, licenses with a carrying amount, including capitalized interest and costs, totaling $21,874 were retained by the Predecessor Company. The assets and liabilities retained by the Predecessor Company have been reflected in these financial statements as a distribution to the Predecessor Company.

   On December 29, 2000, the Company completed the purchase from ALLTEL of two 10 MHz D-Block licenses covering approximately 1.5 million people in Birmingham and Tuscaloosa, Alabama, two markets in which the Company currently holds 15 MHz C-Block licenses. The Company also acquired certain equipment and other intangible assets of ALLTEL in the Birmingham and Tuscaloosa markets. These assets were purchased for an aggregate purchase price of $67,000 which was principally funded through the Company's senior credit facilities. In addition, the Company and AT&T Wireless have entered into a put and call agreement that gives the Company the right to sell the two licenses acquired from ALLTEL to AT&T Wireless at any time during the 18 months following the closing of this transaction for $50,000. This agreement also gives AT&T Wireless the right to purchase the two licenses during the same period for $50,000. However, generally, the Company can terminate AT&T Wireless's call right if it terminates its put right. In each case, the transfer of the licenses is conditioned upon receipt of the necessary regulatory approvals.

   Each of the Company's licenses is subject to an Federal Communications Commission requirement that the Company construct wireless network facilities offering coverage to certain percentages of the population within certain time periods following the grant of such licenses. Failure to comply with these requirements could result in the revocation of the related licenses or the imposition of fines on the Company by the Federal Communications Commission.

   PCS licenses, microwave relocation costs, and capitalized interest consist of the following:

                                                               December 31,
                                                             ------------------
                                                               1999      2000
                                                             --------  --------
   PCS licenses............................................. $175,876  $239,906
   Microwave relocation costs...............................    3,454    25,827
   Capitalized interest.....................................   26,667    30,151
                                                             --------  --------
                                                              205,997   295,884
   Accumulated amortization.................................     (656)   (5,783)
                                                             --------  --------
                                                             $205,341  $290,101
                                                             ========  ========

   Amortization expense related to PCS licenses, its related capitalized interest, and microwave relocation costs for the years ended December 31, 1998, 1999 and 2000 was $0, $656, and $5,127, respectively.

8. Intangible Assets--AT&T Agreements and other, net

   On May 20, 1998, the Predecessor Company and Tritel entered into a Securities Purchase Agreement with AT&T Wireless and the other stockholders of Tritel, whereby the Company agreed to construct a PCS network and provide wireless services using the AT&T and SunCom brand names, giving equal emphasis to each, in the south-central United States. On January 7, 1999, the parties closed the transactions contemplated in the Securities Purchase Agreement.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

   At the closing, Tritel issued preferred stock to AT&T Wireless in exchange for 20 MHz A- and B-Block PCS licenses which were assigned to the Company, and for certain other agreements covering the Company's markets, including the following agreements.

License Agreement

   Pursuant to a Network Membership License Agreement, dated January 7, 1999 (the "License Agreement"), as amended between AT&T Corp. and the Company, AT&T granted to the Company a royalty-free, nontransferable, non-exclusive, nonsublicensable, limited right, and license to use certain licensed marks solely in connection with certain licensed activities. The licensed marks include the logo containing AT&T and the globe design and the expression "Member of the AT&T Wireless Network." The "Licensed Activities" include (i) the provision to end-users and resellers, solely within the territory as defined in the License Agreement, of Company communications services as defined in the License Agreement on frequencies licensed to the Company for Commercial Mobile Radio Services ("CMRS") provided in accordance with the License Agreement (collectively, the "Licensed Services") and (ii) marketing and offering the Licensed Services within the territory. The License Agreement also grants to the Company the right and license to use licensed marks on certain permitted mobile phones.

   The License Agreement contains numerous restrictions with respect to the use and modification of any of the licensed marks. Furthermore, the Company is obligated to use commercially reasonable efforts to cause all Licensed Services marketed and provided using the licensed marks to be of comparable quality to the Licensed Services marketed and provided by AT&T and its affiliates in areas that are comparable to the territory taking into account, among other things, the relative stage of development of the areas. The License Agreement also sets forth specific testing procedures to determine compliance with these standards, and affords the Company with a grace period to cure any instances of alleged noncompliance therewith.

   The Company may not assign or sublicense any of its rights under the License Agreement; provided, however, that the License Agreement may be assigned to the Company's lenders under the Senior Credit Facility and after the expiration of any applicable grace and cure periods under the Senior Credit Facility, such lenders may enforce the Company's rights under the License Agreement and assign the License Agreement to any person with AT&T's consent.

   The term of the License Agreement is for five years and renews for an additional five-year period if each party gives the other notice to renew the Agreement. The License Agreement may be terminated by AT&T at any time in the event of a significant breach by the Company, including the Company's misuse of any licensed marks, the Company's licensing or assigning any of the rights in the License Agreement, the Company's failure to maintain AT&T's quality standards or if a change in control of the Company occurs. After the initial five-year term, AT&T may also terminate the License Agreement upon the occurrence of certain transactions described in the Stockholders' Agreement.

   The License Agreement, along with the exclusivity provisions of the Stockholders' Agreement and the Resale Agreement will be amortized on a straight-line basis over the term of the agreement. Accumulated amortization related to these agreements at December 31, 1999 and 2000 was approximately $4,811 and $9,701.

Roaming Agreement

   Pursuant to the Intercarrier Roamer Service Agreement, dated as of January 7, 1999 (the "Roaming Agreement"), as amended, between AT&T Wireless, the Company, and their affiliates, each party agrees to provide (each in its capacity as serving provider, the "Serving Carrier") mobile wireless radio telephone service for registered customers of the other party's (the "Home Carrier") customers while such customers are

                                  TRITEL, INC.

                    ($ in thousands, except per share data)
out of the Home Carrier's geographic area and in the geographic area where the Serving Carrier (itself or through affiliates) holds a license or permit to construct and operate a mobile wireless radio/telephone system and station. Each Home Carrier whose customers receive service from a Serving Carrier shall pay to such Serving Carrier 100% of the Serving Carrier's charges for wireless service and 100% of pass-through charges (i.e., toll or other charges). Each Serving Carrier's service charges for use per minute or partial minute for the first three years will be at a fixed rate, and thereafter may be adjusted to a lower rate as the parties may negotiate from time to time. Each Serving Carrier's toll charges per minute of use for the first three years will be at a fixed rate, and thereafter such other rates as the parties negotiate from time to time.

   The Roaming Agreement has a term of 20 years, unless terminated earlier by a party due to the other party's uncured breach of any term of the Roaming Agreement.

   Neither party may assign or transfer the Roaming Agreement or any of its rights thereunder except to an assignee of all or part of its license or permit to provide CMRS, provided that such assignee expressly assumes all or the applicable part of the obligations of such party under the Roaming Agreement.

   The Roaming Agreement will be amortized on a straight-line basis over the 20-year term of the agreement. Accumulated amortization related to this agreement at December 31, 1999 and 2000 was $786 and $1,586, respectively.

9. Note Receivable

   On March 1, 1999, the Company entered into agreements with AT&T Wireless, Lafayette Communications Company L.L.C. ("Lafayette") and ABC Wireless L.L.C. ("ABC") whereby the Company, AT&T Wireless and Lafayette would lend $29,500 to ABC to fund its participation in the re-auction of Federal Communications Commission licenses that were returned to the Federal Communications Commission by various companies under the July 1998 reconsideration order. The Company's portion of this loan was $7,500 and was recorded in Other Assets. Subsequent to closing of the agreements, ABC was the successful bidder for licenses covering the Tritel markets with an aggregate purchase price of $7,789. The Company has agreed, subject to Federal Communications Commission approval, to purchase these licenses for $7,789. If the licenses are not purchased by March 1, 2004, the note will mature on that date. The note has a stated interest rate of 16% per year. There are no required payments of principal or interest on the note until maturity. The note is secured by all assets of ABC, including, if permitted by the Federal Communications Commission, the Federal Communications Commission licenses awarded in the re-auction, and ranks pari passu with the notes to AT&T Wireless and Lafayette.

10. Accrued Expenses

   Accrued expenses consist of the following:

                                                                   December 31,
                                                                  --------------
                                                                   1999   2000
                                                                  ------ -------
   Accrued payroll............................................... $3,780 $13,033
   Severance costs...............................................  1,409   5,871
   Advanced billings.............................................    894   5,089
   Other.........................................................  3,564  23,407
                                                                  ------ -------
                                                                  $9,647 $47,400
                                                                  ====== =======

                                  TRITEL, INC.

                    ($ in thousands, except per share data)
11. Long-term Debt

   A summary of long-term debt is as follows:

                                                               December 31,
                                                             ------------------
                                                               1999      2000
                                                             --------  --------
   Senior Credit Facility................................... $300,000  $300,000
   Senior Subordinated Discount Notes.......................  216,734   245,300
   Federal Communications Commission debt...................   41,905    53,171
                                                             --------  --------
                                                              558,639   598,471
   Less current maturities..................................     (923)   (2,285)
                                                             --------  --------
                                                             $557,716  $596,186
                                                             ========  ========

Senior Credit Facility

   During 1999, the Company entered into a loan agreement (the "Senior Credit Facility"), which has subsequently been amended, and which provides for (i) a $100,000 senior secured term loan (the "Term Loan A"), (ii) a $200,000 senior secured term loan (the "Term Loan B") and (iii) a $250,000 senior secured reducing revolving credit facility (the "Revolver"). Tritel PCS Inc., Toronto Dominion (Texas), Inc., as Administrative Agent, and certain banks and other financial institutions are parties thereto.

   The commitment to make loans under the Revolver automatically and permanently reduces, quarterly beginning on December 31, 2002. The quarterly reductions in the commitment are $6,250 on December 31, 2002, $7,422 for each quarter in 2003, $11,328 for each quarter in 2004, $13,281 for each quarter in 2005, $16,016 for each quarter in 2006, and $25,781 for the first two quarters of 2007.

   Interest on the Revolver, Term Loan A and Term Loan B accrues, at the Company's option, either at a eurodollar rate plus an applicable margin or the higher of the Toronto Dominion, New York Branch's prime rate and the Federal Funds Rate (as defined in the Senior Credit Facility) plus 0.5%, plus an applicable margin. The borrowings outstanding at December 31, 1999 and 2000 carried a 10.62% and a 10.85% average interest rate as of that date. The Revolver requires an annual commitment fee ranging from 0.50% to 1.75% of the unused portion of the Senior Credit Facility.

   The Senior Credit Facility also required the Company to purchase an interest rate hedging contract covering an amount equal to at least 50% of the total amount of the outstanding indebtedness of the Company (other than indebtedness which bears interest at a fixed rate). As of December 31, 1999 and 2000, the Company was a party to interest rate swap agreements with a total notional amount of $200,000. The agreements establish a fixed effective rate of 9.05% on $200,000 of the current balance outstanding under the Senior Credit Facility through the earlier of March 31, 2002 or the date on which the Company achieves operating cash flow breakeven.

   The Term Loans are required to be prepaid and commitments under the Revolving Senior Credit Facility reduced in an aggregate amount equal to 50% of excess cash flow of each fiscal year commencing with the fiscal year ending December 31, 2001; 100% of the net proceeds of asset sales, in excess of a yearly threshold, outside the ordinary course of business or unused insurance proceeds; and 50% of the net cash proceeds of issuances of equity by Tritel PCS or its subsidiaries.

   All obligations of the Company under the facilities are unconditionally and irrevocably guaranteed by Tritel and all subsidiaries of Tritel PCS. The bank facilities and guarantees, and any related hedging contracts provided by the lenders under the Senior Credit Facility, are secured by substantially all of the assets of Tritel PCS and certain subsidiaries of Tritel PCS, including a first priority pledge of all of the capital stock held by

                                  TRITEL, INC.

                    ($ in thousands, except per share data)
Tritel or any of its subsidiaries, but excluding the Company's PCS licenses. The PCS licenses will be held by one or more single purpose subsidiaries of the Company and, in the future if the Company is permitted to pledge its PCS licenses, they will be pledged to secure the obligations of the Company under the Senior Credit Facility.

   The Senior Credit Facility contains covenants customary for similar facilities and transactions, including covenants relating to the amounts of indebtedness that the Company may incur, limitations on dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments and various financial maintenance covenants. The Senior Credit Facility also contains covenants relating to the population covered by the Company's network and number of customers, as well as customary representations, warranties, indemnities, conditions precedent to borrowing, and events of default.

   Loans under the Senior Credit Facility are available to fund capital expenditures related to the construction of the Company's PCS network, the acquisition of related businesses, working capital needs of the Company, and customer acquisition costs. All indebtedness under the Senior Credit Facility will constitute senior debt.

   The terms of the Senior Credit Facility allow the Company to incur senior subordinated debt with gross proceeds of not more than $250,000.

   As of December 31, 1999 and 2000, the Company has drawn $300,000 of advances under Term Loan A and Term Loan B and $60,000 under the Revolver.

Senior Subordinated Discount Notes

   On May 11, 1999, Tritel PCS, Inc. ("Tritel PCS"), a wholly-owned subsidiary of the Company, issued unsecured senior subordinated discount notes with a principal amount at maturity of $372,000. Such notes were issued at a discount from their principal amount at maturity for proceeds of $200,209. No interest will be paid on the notes prior to May 15, 2004. Thereafter, Tritel PCS will be required to pay interest semiannually at 12 3/4% per annum beginning on November 15, 2004 until maturity of the notes on May 15, 2009.

   The notes are fully unconditionally guaranteed on a joint and several basis by the Company and by Tritel Communications, Inc. and Tritel Finance, Inc., both of which are wholly-owned subsidiaries of Tritel PCS. The notes are subordinated in right of payment to amounts outstanding under the Company's Bank Facility and to any future subordinated indebtedness of Tritel PCS or the guarantors.

   The indenture governing the notes limits, among other things, the Company's ability to incur additional indebtedness, pay dividends, sell or exchange assets, repurchase its stock, or make investments.

Federal Communications Commission Debt

   The Federal Communications Commission provided below market rate financing for 90% of the bid price of the C-Block PCS licenses and 80% of the bid price of the F-Block PCS licenses. Such Federal Communications Commission debt is secured by all of the Company's rights and interest in the licenses financed.

   The debt incurred in 1996 by the Company for the purchase of the C-Block PCS licenses totaled $63,890 (undiscounted). The debt bears interest at 7%; however, based on the Company's estimate of borrowing costs for similar debt, a rate of 10% was used to determine the debt's discounted present value of $52,700. The Company elected to disaggregate and return one-half of the broadcast spectrum of the C-block licenses. The Federal Communications Commission permitted such spectrum to be returned effective as of the original purchase. As a result, the Company reduced the discounted debt due to the Federal Communications Commission for such licenses by $27,410.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

   F-Block licenses were granted in 1997. The debt incurred by the Company for the purchase of such licenses totaled $28,167 (undiscounted). The debt bears interest at 6.125%, however; based on the Company's estimate of borrowing costs for similar debt, a rate of 10% was used to determine the debt's discounted present value of $23,116.

   In the acquisition of Central Alabama Partnership, LP 132 on January 7, 1999, the Company assumed debt of $6,072 payable to the Federal Communications Commission for the licenses acquired.

   In the acquisition of licenses covering parts of Florida and southern Georgia from Digital PCS on October 27, 2000, the Company assumed debt of $11,535 payable to the Federal Communications Commission for the licenses acquired.

   Additionally, certain licenses and the related Federal Communications Commission debt for those licenses were retained by the Predecessor Company. The discounted carrying amount of the debt for the licenses retained by the Predecessor Company was $15,889.

   All the scheduled interest payments on the Federal Communications Commission debt were suspended for the period from January 1997 through March 1998 by the Federal Communications Commission. Payments of such suspended interest resumed in July 1998 with the total suspended interest due in eight quarterly payments through April 30, 2000. The Company is required to make quarterly principal and interest payments on the Federal Communications Commission debt.

Notes Payable to Related Party

   In March 1997, the Predecessor Company entered into a loan agreement for a $5,700 long-term note payable to Southern Farm Bureau Life Insurance Company ("SFBLIC"). SFBLIC was a member of Mercury Southern, LLC, which was a member of the Predecessor Company. This note was secured by a pledge of the membership equity interests of certain members of Predecessor Company management and interest accrued annually at 10% on the anniversary date of the note. At December 31, 1998, the balance of the note was $6,270 as a result of the capitalization of the first year's interest. The indebtedness under the note was convertible into equity at the face amount at any time at the option of SFBLIC, subject to Federal Communications Commission equity ownership limitations applicable to entrepreneurial block license holders. The Predecessor Company and SFBLIC subsequently negotiated a revised arrangement under which the amount due of $6,270 plus accrued interest of $476 was not paid but instead was converted into $8,976 of members' equity in the Predecessor Company on January 7, 1999. The $2,230 preferred return to the investor was accounted for as an interest expense during the year ended December 31, 1999. The interest accrued at the contractual rate was capitalized during the accrual period.

   As of December 31, 2000, the following is a schedule of future minimum principal payments of the Company's long-term debt due within five years and thereafter:

                                                                    December 31,
                                                                        2000
                                                                    ------------
   December 31, 2001...............................................  $   2,285
   December 31, 2002...............................................      6,927
   December 31, 2003...............................................     24,994
   December 31, 2004...............................................     32,019
   December 31, 2005...............................................     35,974
   Thereafter......................................................    627,581
                                                                     ---------
                                                                       729,780
   Less unamortized discount.......................................   (131,309)
                                                                     ---------
   Total...........................................................  $ 598,471
                                                                     =========

                                  TRITEL, INC.

                    ($ in thousands, except per share data)
12. Stockholders' Equity and Redeemable Preferred Stock

   At December 31, 2000, the Company has 1,000 shares of Class A common stock outstanding, all of which are owned by Telecorp PCS, Inc. The following paragraphs describe the stockholders equity and redeemable preferred stock of the Company prior to the merger with TeleCorp PCS, Inc. on November 13, 2000.

Series A Redeemable Preferred Stock

   The series A preferred stock, with respect to dividend rights and rights on liquidation, dissolution or winding up, ranks on a parity basis with the series B preferred stock, and ranks senior to series C preferred stock, series D preferred stock and common stock. The holders of series A preferred stock are entitled to receive cumulative quarterly cash dividends at the annual rate of 10% multiplied by the liquidation preference, which is equal to $1,000 per share plus declared but unpaid dividends. Tritel may elect to defer payment of any such dividends until the date on which the 42nd quarterly dividend payment is due, at which time, and not earlier, all deferred payments must be made. Except as required by law or in certain circumstances, the holders of the series A preferred stock do not have any voting rights. The series A preferred stock is redeemable, in whole but not in part, at the option of Tritel on or after January 15, 2009 and at the option of the holders of the series A preferred stock on or after January 15, 2019. Additionally, on or after January 15, 2007, AT&T Wireless, and qualified transferees, have the right to convert each share of series A preferred stock into shares of class A common stock. The number of shares the holder will receive upon conversion will be the liquidation preference per share divided by the market price of class A common stock times the number of shares of series A preferred stock to be converted.

   The Company issued 90,668 shares of series A preferred stock with a stated value of $90,668 to AT&T Wireless on January 7, 1999.

Series C Preferred Stock

   The Company issued 18,262 shares of series C preferred stock with a stated value of $18,262 to the Predecessor Company on January 7, 1999 in exchange for certain of its assets, liabilities and continuing operations. The stock was recorded at the historical cost of the assets and liabilities acquired from the Predecessor Company since, for accounting purposes, this transaction was accounted for as a reorganization of the Predecessor Company into a C corporation and a name change to Tritel.

   The Company also issued 14,130 shares of series C preferred stock with a stated value of $14,130 to the Predecessor Company on January 7, 1999 in exchange for cash of $14,130. In the same transaction, the Company also issued 149,239 shares of series C preferred stock with a stated value of $149,239 to investors on January 7, 1999 in exchange for cash. The stock was recorded at its stated value and the costs associated with this transaction have been offset against equity.

   Additionally, the Company issued 2,602 shares of series C preferred stock with a stated value of $2,602 to Central Alabama Partnership, LP 132 on January 7, 1999 in exchange for its net assets. The stock was recorded at its stated value and the assets and liabilities were recorded at estimated fair values.

   All of the series C preferred stock outstanding converted into 73,349,620 shares of class A and 4,962,804 shares of class D common stock upon the closing of the initial public offering on December 13, 1999.

Series D Preferred Stock

   The Company issued 46,374 shares of series D preferred stock with a stated value of $46,374 to AT&T Wireless on January 7, 1999.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)


Common Stock

   On December 13, 1999, the Company issued 13,186,229 shares of class A common stock in connection with an initial public offering of the Company's stock.

   As of December 31, 1999, the Company has issued 10,981,932 shares of class A common stock, 1,380,448 shares of class C common stock and 6 shares of voting preference common stock to certain members of management of the Company. The class A and class C common stock issued to management are restricted shares subject to repurchase agreements which require the holders to sell to the Company at a $0.01 repurchase price per share, the number of shares that would be equal to $2.50 per share on specified "Trigger Dates" including a change of control, termination of employment, or the seventh anniversary of the agreement. On the "Trigger Date," the holders must sell to the Company the number of shares necessary, based on the then current fair value of the stock based on the average closing price for the most recent ten trading days, to reduce the number of shares of stock held by an amount equal to the number of shares then held by the holder times $2.50 per share (in essence, requiring the holders to pay $2.50 per share for their shares of stock). Also, in the event the Company does not meet certain performance measurements, certain members of management will be required to sell to the Company a fixed number of shares at $0.01 per share.

   Based on the terms of the repurchase agreement, this plan has been accounted for as a variable stock plan. Accordingly, the Company will record Stock-based Compensation Expense over the vesting period for the difference between the quoted market price of the Company's stock at each measurement date and the current fair value of the stock to be repurchased from the individuals. During 2000 the plan was modified to remove the provision that required management to surrender a portion of their shares. This modification established the measurement date upon which the value of the awards were fixed. Based on the market price of Tritel's common stock at the measurement date, Tritel charged deferred compensation as a separate component of stockholders' equity with a corresponding credit against additional paid-in capital.

   In conjunction with the Company's agreement with Mr. Jerry M. Sullivan, Jr., the Company agreed to repurchase 1,276,000 shares of the officer's stock at $0.01 per share and allow the officer to become fully vested in his remaining
1.8 million shares without restriction or repurchase rights. As a result, the Company recorded $4,500 as compensation expense and additional paid in capital. Such amount represents the fair value of the stock at the time of the agreement without restrictions or repurchase rights.

13. Stock Option Plans

Restricted Stock Plan and Restricted Stock Awards

   The Company adopted a Restricted Stock Plan (the Plan) to attract and retain key employees and to reward outstanding performance. Key employees selected by management may elect to become participants in the Plan by entering into an agreement which provides for issuance of fixed and variable shares consisting of Class A and Class C common stock. The fixed shares typically vest over a five or six year period. Unvested shares are forfeited upon termination of employment. The shares issued under the Plan shall consist of units transferred to participants without payment as additional compensation for their services to the Company.

   As part of the acquisition of the Company, shares of the Company's restricted stock were exchanged for restricted stock of TeleCorp PCS at a ratio of 1 to 0.76. As of the consummation date of the acquisition, the Company recorded deferred compensation expense based on the difference between the estimated fair value and the exercise price of the exchanged and unvested shares of the Company in the amount $3,627. For the years ended December 31, 1999 and 2000, the Company recorded compensation expense related to restricted stock awards of $190,664 and $132,813, respectively. The remaining deferred compensation balance related to the restricted stock awards will be recognized as compensation expense over the remaining vesting period.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)
Employee and Director Stock Option Plan

   The Company implemented the 1999 Stock Option Plan to allow employees and members of the Board of Directors to acquire shares of common stock. The options have an option term of 10 years, ratable vesting over a three to four year period, exercise prices equal to the estimated fair value of the underlying common stock on the date of award. The Company reserved 10,462,400 shares of common stock for issuance under this plan.

   The Company recognized expense over the related vesting periods, of which $0 and $51 was recorded as compensation expense for the years ended December 31, 1999 and 2000, respectively.

   A summary of the status of the Company's stock option plan is presented below:

                                                           Weighted
                                                            Average
                                                           Remaining  Weighted
                                            Option Price  Contractual Average
                                              Range per      Life     Exercise
                                  Shares        share       (Years)    Price
                                ----------  ------------- ----------- --------
Outstanding at December 31,
 1998..........................        --   $         --      --       $  --
  Granted......................  2,081,422  $18.00-$31.69    10.0      $18.05
  Exercised....................        --             --      --          --
  Forfeited....................        --   $         --      --       $  --
                                ----------
Outstanding at December 31,
 1999..........................  2,081,422  $18.00-$31.69    10.0      $18.05
                                ==========
  Granted......................  3,013,982  $11.22-$38.09     9.8      $23.48
  Exercised....................    (69,935) $      $18.00     9.6      $18.00
  Forfeited....................   (179,710) $11.22-$38.09     9.4      $19.30
                                ----------
Outstanding at November 13,
 2000..........................  4,845,759  $11.22-$38.09     9.4      $21.35
  Exchanged.................... (4,845,759) $11.22-$38.09     9.4         --
  Received from exchange.......  3,682,777  $14.76-$50.12     9.4      $28.09
  Exercised....................       (931) $       23.68     9.0      $23.68
  Forfeited....................   (143,955) $29.84-$31.07     9.9      $31.07
                                ----------
Outstanding at December 31,
 2000..........................  3,537,891  $14.76-$50.12     9.5      $27.97
                                ==========
Options vested at December 31,
 2000..........................  1,468,125  $23.68-$41.69     9.0      $24.00
                                ==========

   The following table summarizes information about the outstanding and exercisable options at December 31, 2000:

                          Options Outstanding              Options Exercisable
                 -------------------------------------- --------------------------
                            Weighted
                             Average
                            Remaining
                           Contractual
    Range of     Number of    Life     Weighted Average Number of Weighted Average
Exercise Prices   Shares     (Years)    Exercise Price   Shares    Exercise Price
---------------  --------- ----------- ---------------- --------- ----------------
$14.76-
 $23.68          1,537,388     9.0          $23.28      1,420,697      $23.68
$29.84-
 $34.87          1,924,465     9.8           31.14         43,020       32.67
$40.84-
 $50.12             76,038     9.4           42.41          4,408       41.69
                 ---------                              ---------
                 3,537,891     9.5          $27.97      1,468,125      $24.00
                 =========                              =========

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

   As part of the acquisition of the Company, TeleCorp PCS exchanged outstanding options of the Company for options of TeleCorp PCS at a ratio of 1 to 0.76. For the exchanged options, the Company exchanged options to purchase 3,682,777 shares of common stock, of which 34,771 were exchanged at an exercise price below fair market value and 3,648,006 were exchanged at an exercise price above fair market value.

   As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation", the Company has elected to continue to follow the provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and to adopt the disclosure only provision of SFAS No. 123. If compensation expense had been recorded based on the fair value at the grant dates for awards under the Plan, the Company's pro forma net loss would have been $0, $250,608, $414,710, for the years ended December 31, 1998, 1999, and
2000.

   The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants issued during the years ended December 31, 1999 and 2000: volatility factor of 56% and 100%, respectively, weighted average expected life of 5 and 10 years, respectively, weighted-average risk free interest rate of 6%, and no dividend yield. The weighted average fair value of grants made during the years ended December 31, 1999 and 2000 was $8.52 and $44.70, respectively.

14. Income Taxes

   On January 7, 1999 the Company recorded a deferred tax liability of $55,100 primarily related to the difference in asset bases on the assets acquired from AT&T Wireless.

   Because the Predecessor Company was a nontaxable entity, the results presented below relate solely to the years ended December 31, 1999 and 2000. Components of income tax benefit for the years ended December 31, 1999 and 2000 are as follows:

                                For the Year Ended
                                December 31, 1999        For the Year Ended December 31, 2000
                            ---------------------------  ------------------------------------------
                            Current Deferred    Total      Current       Deferred        Total
                            ------- ---------  --------  ------------  -------------   ------------
   Federal.................  $--    $ (24,725) $(24,725)  $       --    $       (212)  $       (212)
   State...................   --       (3,718)   (3,718)          --             (32)           (32)
                             ----   ---------  --------   -----------   ------------   ------------
     Total.................  $--    $ (28,443) $(28,443)  $       --    $       (244)  $       (244)
                             ====   =========  ========   ===========   ============   ============

   Actual tax benefit differs from the "expected" tax benefit using the federal corporate rate of 35% as follows:

                                                            December 31,
                                                        ---------------------
                                                           1999       2000
                                                        ----------  ---------
   Computed "expected" tax benefit..................... $  (96,564) $(144,154)
   Reduction (increase) resulting from:
     Change in valuation allowance for deferred tax
      assets...........................................      1,020     84,013
     Nondeductible compensation related expense........     68,308     57,774
     Nondeductible merger related expense..............        --       3,580
     Nontaxable loss of Predecessor Company............        780        --
     Nondeductible portion of discount accretion.......        557        964
     State income taxes, net of federal tax benefit....     (2,496)    (2,193)
     Other.............................................        (48)      (228)
                                                        ----------  ---------
                                                        $ (28,443)  $    (244)
                                                        ==========  =========

                                  TRITEL, INC.

                    ($ in thousands, except per share data)
   The tax effects of temporary differences that give rise to significant portions of the deferred tax liability at December 31, 1999 and 2000 are as follows:

                                                               December 31,
                                                             -----------------
                                                              1999      2000
                                                             -------  --------
   Deferred tax assets:
     Net operating loss carryforward.......................  $25,232  $113,578
     Tax basis of capitalized start-up costs in excess of
      book basis...........................................   11,533     8,917
     Discount accretion in excess of tax basis.............    5,700    15,572
     Tax basis of property and equipment in excess of book
      basis................................................    1,865     2,298
     Other.................................................      785     2,524
                                                             -------  --------
   Total gross deferred tax assets.........................   45,115   142,889
     Less: valuation allowance.............................   (1,020)  (85,033)
                                                             -------  --------
   Net deferred tax assets.................................   44,095    57,856
                                                             -------  --------
   Deferred tax liabilities:
     Intangible assets book basis in excess of tax basis...   22,646    20,463
     PCS licenses book basis in excess of tax basis........   32,245    32,827
     Capitalized interest book basis in excess of tax
      basis................................................   12,779    15,047
     Book basis of property and equipment in excess of tax
      basis................................................      --     13,168
     Discount accretion book basis in excess of tax basis..    2,130     1,812
                                                             -------  --------
   Total gross deferred tax liabilities....................   69,800    83,317
                                                             -------  --------
   Net deferred tax liability..............................  $25,705  $ 25,461
                                                             =======  ========

   At December 31, 1999 and 2000, the Company has net operating loss carryforwards for federal income tax purposes of $65,965 and $296,936, respectively, which are available to offset future federal taxable income, if any, through 2020.

   The valuation allowance for the gross deferred tax asset at December 31, 1999 and 2000 was $1,020 and $85,033, respectively. No valuation allowance has been provided for the remaining gross deferred tax asset principally due to the existence of a deferred tax liability which was recorded upon the closing of the AT&T Wireless transaction on January 7, 1999. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considered the scheduled reversal of deferred tax liabilities in making this assessment. Based upon anticipated future taxable income over the periods in which the deferred tax assets are realizable, management believes it is more likely than not the Company will realize the benefits of these deferred tax assets.

15. Commitments and Contingencies

   Effective September 1, 1999, Tritel, Inc. and Jerry M. Sullivan entered into an agreement to redefine Mr. J. Sullivan's relationship with Tritel, Inc. and its subsidiaries. Mr. J. Sullivan is not related to Thomas H. Sullivan. Mr. J. Sullivan has resigned as an officer and a director of Tritel, Inc. and all of its subsidiaries. Mr. J. Sullivan will retain the title Executive Vice President of Tritel, Inc. through December 31, 2001; however, under the agreement, he is not permitted to represent the Company nor will he perform any functions for Tritel, Inc. As part of the agreement, Mr. J. Sullivan will also receive an annual salary of $225 and an annual bonus of $113 through December 31, 2002. Mr. J. Sullivan became fully vested in 1,800,000 shares of class A common stock and returned all other shares held by him, including his voting preference common stock to Tritel, Inc. Accordingly, the Company has recorded $5,825 in additional compensation expense during 1999. The $5,825 was determined pursuant to the settlement of Mr. J. Sullivan's employment relationship with the Company, and includes $4,500 million for the grant of additional stock rights, $225 annual salary and $113 annual bonus through December 31, 2002, and other related amounts.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

   Mr. J. Sullivan had served as Director, Executive Vice President and Chief Operating Officer of Tritel, Inc. since 1993. The foregoing agreements supersede the employment relationship between Tritel, Inc. and Mr. J. Sullivan defined by the Management Agreement and Mr. J. Sullivan's employment agreement.

   The Company leases office space, equipment, and co-location tower space under noncancelable operating leases. Expense under operating leases was $334, $7,200 and $25,162 for 1998, 1999 and 2000, respectively. Management expects that in the normal course of business these leases will be renewed or replaced by similar leases. The leases extend through 2008.

   Future minimum lease payments under these leases at December 31, 2000 are as follows:

   2001................................................................ $ 34,602
   2002................................................................   34,939
   2003................................................................   35,384
   2004................................................................   34,371
   2005................................................................   34,263
   Thereafter..........................................................   17,260
                                                                        --------
     Total............................................................. $190,819
                                                                        ========

   Subsidiaries of the Company are defendants in several lawsuits. While the final outcome of these lawsuits cannot be predicted with certainty, it is the opinion of Management, based on known facts and circumstances, that the amount of the Company's ultimate liability is unlikely to have a material adverse effect on its financial position, results of operations or liquidity.

16. Related Parties

   On January 7, 1999, the Company entered into a secured promissory note agreement under which it agreed to lend up to $2,500 to the Predecessor Company. Interest on advances under the loan agreement is 10% per year. The interest will compound annually and interest and principal are due at maturity of the note. The note is secured by the Predecessor Company's ownership interest in the Company. Any proceeds from the sales of licenses by the Predecessor Company, net of the repayment of any Federal Communications Commission debt, are required to be applied to the note balance. If the note has not been repaid within five years, it will be repaid through a reduction of the Predecessor Company's interest in the Company based on a valuation of the Company's stock at that time. The balance of this note at December 31, 1999 and 2000 was approximately $2,300 and $2,106, respectively.

   The Company receives roaming revenue and recognizes roaming expense pursuant to an agreement with TeleCorp Wireless. From the effective date of the Company's merger with TeleCorp Wireless, November 13, 2000, to December 31, 2000 roaming revenues and expenses were $615 and $414, respectively. Intercompany roaming revenues and expenses between the Company and TeleCorp Wireless are eliminated in the consolidated financial statements of TeleCorp PCS, Inc.

17. Assets and Liabilities Retained by Predecessor Company

   Certain assets and liabilities, with carrying amounts of $22,070 and $17,367, respectively, principally for certain Federal Communications Commission licenses and related Federal Communications Commission debt, which were retained by the Predecessor Company have been reflected in these financial statements as a distribution to the Predecessor Company. The Predecessor Company is holding such assets and liabilities but is not currently developing the PCS markets.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

   Of the assets retained by the Predecessor Company, Tritel was granted an option to acquire certain PCS licenses for approximately 1.2 million shares of class A common stock. During May 1999, Tritel notified the Predecessor Company of its intent to exercise this option. Such licenses were transferred to Tritel in October 2000. Tritel has committed to sell to AT&T Wireless or its designee such licenses. These licenses are recorded as assets held for sale in the consolidated balance sheet.

18. Subsidiary Guarantee

   On May 11, 1999, the Company completed the issuance and sale of 12 3/4% Senior Subordinated Discount Notes. The Notes are fully and unconditionally guaranteed on a joint and several basis by Tritel Communications, Inc. and Tritel Finance, Inc., two of Tritel PCS's wholly-owned subsidiaries.

   The following condensed consolidating financial statements as of December 31, 1999 and 2000 and for the years ended December 31, 1999 and 2000, are presented for Tritel, Tritel PCS, those subsidiaries of Tritel PCS who serve as guarantors and those subsidiaries who do not serve as guarantors of the senior subordinated discount notes.

                     Condensed Consolidating Balance Sheet
                            As of December 31, 1999

                                    Tritel
                          Tritel,    PCS,    Guarantor   NonGuarantor              Consolidated
                            Inc.     Inc.   Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          -------- -------- ------------ ------------ ------------ ------------
Current assets:
 Cash and cash
  equivalents...........  $    --  $613,999   $ (4,730)    $    --     $     --     $  609,269
 Other current assets...     2,462    1,407     17,426          --           --         21,295
 Intercompany
  receivables...........     1,799  210,673        --           --      (212,472)          --
                          -------- --------   --------     --------    ---------    ----------
  Total current assets..     4,261  826,079     12,696          --      (212,472)      630,564
Restricted cash.........       --     6,594        --           --           --          6,594
Property and equipment,
 net....................       --       --     258,948          --           --        258,948
Licenses and other
 intangibles............    59,508      --       3,395      201,946          --        264,849
Investment in
 subsidiaries...........   445,301   73,286        --           --      (518,587)          --
Other long term assets..       --    62,633         82          --       (27,308)       35,407
                          -------- --------   --------     --------    ---------    ----------
  Total assets..........  $509,070 $968,592   $275,121     $201,946    $(758,367)   $1,196,362
                          ======== ========   ========     ========    =========    ==========
Current liabilities:
 Accounts payable,
  accrued expenses and
  other current
  liabilities...........  $     29 $  1,240   $111,257     $  1,721    $     --     $  114,247
 Intercompany payables..       --       --     196,950       15,522     (212,472)          --
                          -------- --------   --------     --------    ---------    ----------
  Total current
   liabilities..........        29    1,240    308,207       17,243     (212,472)      114,247
Non-current liabilities:
 Long-term debt.........       --   516,734     27,121       40,982      (27,121)      557,716
 Deferred income taxes
  and other.............    22,009    5,318    (20,024)      30,251         (187)       37,367
                          -------- --------   --------     --------    ---------    ----------
  Total liabilities.....    22,038  523,292    315,304       88,476     (239,780)      709,330
                          -------- --------   --------     --------    ---------    ----------
Series A redeemable
 convertible preferred
 stock..................    99,586      --         --           --           --         99,586
                          -------- --------   --------     --------    ---------    ----------
Stockholders' equity
 (deficit)..............   387,446  445,300    (40,183)     113,470     (518,587)      387,446
                          -------- --------   --------     --------    ---------    ----------
  Total liabilities and
   equity...............  $509,070 $968,592   $275,121     $201,946    $(758,367)   $1,196,362
                          ======== ========   ========     ========    =========    ==========

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

                     Condensed Consolidating Balance Sheet
                            As of December 31, 2000

                                    Tritel
                          Tritel,    PCS,     Guarantor   NonGuarantor              Consolidated
                            Inc.     Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          -------- --------  ------------ ------------ ------------ ------------
Current assets:
 Cash and cash
  equivalents...........  $    --  $ 21,222    $ (9,263)    $    --     $     --     $   11,959
 Other current assets...     2,546      154      44,458       18,935          --         66,093
 Intercompany
  receivables...........       --   737,379         --           --      (737,379)          --
                          -------- --------    --------     --------    ---------    ----------
  Total current assets..     2,546  758,755      35,195       18,935     (737,379)       78,052
Restricted cash.........       --     4,194         --           --           --          4,194
Property and equipment,
 net....................       --       --      568,035          --           --        568,035
Licenses and other
 intangibles............    53,785      --       25,029      265,072          --        343,886
Investment in
 subsidiaries...........   188,796  (78,811)        --           --      (109,985)          --
Other long term assets..       --   107,919       1,232          --       (75,900)       33,251
                          -------- --------    --------     --------    ---------    ----------
  Total assets..........  $245,127 $792,057    $629,491     $284,007    $(923,264)   $1,027,418
                          ======== ========    ========     ========    =========    ==========
Current liabilities:
 Accounts payable,
  accrued expenses and
  other current
  liabilities...........  $    --  $  1,318    $109,897     $  2,917    $     --     $  114,132
 Revolving credit
  facility..............       --    60,000         --           --           --         60,000
 Intercompany payables..    20,092      --      699,443       17,844     (737,379)          --
                          -------- --------    --------     --------    ---------    ----------
  Total current
   liabilities..........    20,092   61,318     809,340       20,761     (737,379)      174,132
Non-current liabilities:
 Long-term debt.........       --   545,300      75,366       50,886      (75,366)      596,186
 Deferred income taxes
  and other
  liabilities...........    21,997  (3,357)       5,708       30,248        (534)        54,062
                          -------- --------    --------     --------    ---------    ----------
  Total liabilities.....    42,089  603,261     890,414      101,895     (813,279)      824,380
Stockholders' equity
 (deficit)..............   203,038  188,796    (260,923)     182,112     (109,985)      203,038
                          -------- --------    --------     --------    ---------    ----------
  Total liabilities and
   equity...............  $245,127 $792,057    $629,491     $284,007    $(923,264)   $1,027,418
                          ======== ========    ========     ========    =========    ==========

                                  TRITEL, INC.

                    ($ in thousands, except per share data))


                Condensed Consolidating Statement of Operations
                      For the Year Ended December 31, 1999

                                     Tritel
                          Tritel,     PCS,     Guarantor   NonGuarantor              Consolidated
                            Inc.      Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          --------  --------  ------------ ------------ ------------ ------------
Revenues:
 Service................  $    --   $    --    $   1,186      $  --       $   --      $   1,186
 Roaming................       --        --        3,421         --           --          3,421
 Equipment..............       --        --        2,152         --           --          2,152
 Other..................       --        --          --        1,038       (1,038)          --
                          --------  --------   ---------      ------      -------     ---------
 Total revenues.........       --        --        6,759       1,038       (1,038)        6,759
                          --------  --------   ---------      ------      -------     ---------
Operating Expenses:
 Cost of services and
  equipment.............       --        --        6,966         --           --          6,966
 Technical operations...       --        --       18,459         --           --         18,459
 General and
  administrative........        56        45      23,850           2       (1,038)       22,915
 Sales and marketing....       --        --       20,404         --           --         20,404
 Stock-based
  compensation..........       --        --      190,664         --           --        190,664
 Depreciation and
  amortization..........     5,620       --        6,621         598          --         12,839
                          --------  --------   ---------      ------      -------     ---------
 Total operating
  expenses..............     5,676        45     266,964         600       (1,038)      272,247
                          --------  --------   ---------      ------      -------     ---------
Operating loss..........    (5,676)      (45)   (260,205)        438          --       (265,488)
Interest expense........       --     24,924       2,463         --          (187)       27,200
Interest (income).......      (170)  (16,553)       (255)        --           187       (16,791)
                          --------  --------   ---------      ------      -------     ---------
Income (loss) before
 income taxes               (5,506)   (8,416)   (262,413)        438          --       (275,897)
Income tax (benefit)
 expense................    (2,051)   (3,135)    (23,420)        163          --        (28,443)
                          --------  --------   ---------      ------      -------     ---------
 Net loss...............  $ (3,455) $ (5,281)  $(238,993)     $  275      $   --      $(247,454)
                          ========  ========   =========      ======      =======     =========

                Condensed Consolidating Statement of Operations
                      For the Year Ended December 31, 2000
                                     Tritel
                          Tritel,     PCS,     Guarantor   NonGuarantor              Consolidated
                            Inc.      Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          --------  --------  ------------ ------------ ------------ ------------
Revenues:
 Service................  $    --   $    --    $  75,207      $  --       $   --      $  75,207
 Roaming................       --        --       36,832         --           --         36,832
 Equipment..............       --        --       11,765         --           --         11,765
 Other..................       --        --          --        8,427       (8,427)          --
                          --------  --------   ---------      ------      -------     ---------
 Total revenues.........       --        --      123,804       8,427       (8,427)      123,804
                          --------  --------   ---------      ------      -------     ---------
Operating Expenses:
 Cost of services and
  equipment.............       --        --       76,915         --           --         76,915
 Technical operations...       --        --       60,640         --           --         60,640
 General and
  administrative........    10,563     1,776      75,750         165       (8,427)       79,827
 Sales and marketing....       --        --       71,752         --           --         71,752
 Stock-based
  compensation..........       --        --      132,864         --           --        132,864
 Depreciation and
  amortization..........     5,723       --       60,508       4,387          --         70,618
                          --------  --------   ---------      ------      -------     ---------
 Total operating
  expenses..............    16,286     1,776     478,429       4,552       (8,427)      492,616
                          --------  --------   ---------      ------      -------     ---------
Operating income
 (loss).................   (16,286)   (1,776)   (354,625)      3,875          --       (368,812)
Interest expense........       --     61,148       3,691       4,341       (3,666)       65,514
Interest (income).......      (290)  (25,295)       (539)        --         3,666       (22,458)
                          --------  --------   ---------      ------      -------     ---------
Income (loss) before
 income taxes...........   (15,996)  (37,629)   (357,777)       (466)                  (411,868)
Income tax (benefit)....       (11)     (221)         (8)         (4)         --           (244)
                          --------  --------   ---------      ------      -------     ---------
Net loss................  $(15,985) $(37,408)  $(357,769)     $ (462)     $   --      $(411,624)
                          ========  ========   =========      ======      =======     =========

                                  TRITEL, INC.

                    ($ in thousands, except per share data)


                Condensed Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 1999

                                      Tritel
                           Tritel,     PCS,     Guarantor   NonGuarantor              Consolidated
                            Inc.       Inc.    Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                          ---------  --------  ------------ ------------ ------------ ------------
Net cash provided by
 (used in) operating
 activities.............  $  (3,648) $  3,554   $ (50,981)    $   --         $--       $ (51,075)
                          ---------  --------   ---------     -------        ----      ---------
Cash flows from
 investing activities:
  Capital expenditures..        --        --     (172,448)        --          --        (172,448)
  Advance under notes
   receivable...........        --     (7,500)        (50)        --          --          (7,550)
  Investment in
   subsidiaries.........   (376,718)  376,718         --          --          --             --
  Capitalized interest
   on debt..............        --        --       (3,863)     (9,760)        --         (13,623)
  Other.................       (325)   (6,883)        --          --          --          (7,208)
                          ---------  --------   ---------     -------        ----      ---------
Net cash provided by
 (used in) investing
 activities:............   (377,043)  362,335    (176,361)     (9,760)        --        (200,829)
                          ---------  --------   ---------     -------        ----      ---------
Cash flows from
 financing activities:
  Proceeds from long
   term debt............        --    300,000         --          --          --         300,000
  Proceeds from senior
   subordinated debt....        --    200,240         --          --          --         200,240
  Repayments of notes
   payable..............    (22,100)      --          --          --          --         (22,100)
  Payment of debt
   issuance costs and
   other deferred
   charges..............     (8,507)  (30,202)        --          --          --         (38,709)
  Intercompany
   receivable/payable...      4,556  (236,928)    222,612       9,760         --             --
  Proceeds from vendor
   discount.............        --     15,000         --          --          --          15,000
  Issuance of preferred
   stock................    163,370       --          --          --          --         163,370
  Issuance of common
   stock, net...........    242,526       --          --          --          --         242,526
                          ---------  --------   ---------     -------        ----      ---------
Net cash provided by
 financing activities:..    379,845   248,110     222,612       9,760         --         860,327
                          ---------  --------   ---------     -------        ----      ---------
Net increase (decrease)
 in restricted cash,
 cash and cash
 equivalents............       (846)  613,999      (4,730)        --          --         608,423
Cash and cash
 equivalents at
 beginning of period....        846       --          --          --          --             846
                          ---------  --------   ---------     -------        ----      ---------
Cash and cash
 equivalents at end of
 period.................  $     --   $613,999   $  (4,730)    $   --         $--       $ 609,269
                          =========  ========   =========     =======        ====      =========

                                  TRITEL, INC.

                    ($ in thousands, except per share data)


                Condensed Consolidating Statement of Cash Flows
                      For the Year Ended December 31, 2000

                                    Tritel
                         Tritel,     PCS,      Guarantor   NonGuarantor              Consolidated
                           Inc.      Inc.     Subsidiaries Subsidiaries Eliminations Tritel, Inc.
                         --------  ---------  ------------ ------------ ------------ ------------
Net cash provided by
 (used in) operating
 activities............. $(12,584) $  (6,774)  $(157,031)    $   --         $--       $(176,389)
                         --------  ---------   ---------     -------        ----      ---------
Cash flows from
 investing activities:
  Capital expenditures..      --         --     (395,017)        --          --        (395,017)
  Capitalized interest
   on debt..............      --         --       (1,477)     (1,878)        --          (3,355)
  Purchase of assets
   from Alltel..........  (67,000)       --          --          --          --         (67,000)
  Decrease in restricted
   cash.................      --       2,400         --          --          --           2,400
  Other.................      --         --       (5,419)     (2,154)        --          (7,573)
                         --------  ---------   ---------     -------        ----      ---------
Net cash provided by
 (used in) investing
 activities:............  (67,000)     2,400    (401,913)     (4,032)        --        (470,545)
                         --------  ---------   ---------     -------        ----      ---------
Cash flows from
 financing activities:
  Proceeds from
   revolving credit
   facility.............      --      60,000         --          --          --          60,000
  Repayment of long term
   debt.................      --         --          --       (1,240)        --          (1,240)
  Payment of debt
   issuance costs and
   other deferred
   charges..............     (199)       --          --          --          --            (199)
  Intercompany
   receivable/payable...   88,720   (648,403)    554,411       5,272         --             --
  Repurchase of voting
   preference stock.....  (10,000)       --          --          --          --         (10,000)
  Payment of stock
   issuance costs.......     (195)       --          --          --          --            (195)
  Proceeds from exercise
   of stock options.....    1,258        --          --          --          --           1,258
                         --------  ---------   ---------     -------        ----      ---------
Net cash provided by
 (used in) financing
 activities:............   79,584   (588,403)    554,411       4,032         --          49,624
                         --------  ---------   ---------     -------        ----      ---------
Net increase (decrease)
 in restricted cash,
 cash and cash
 equivalents............      --    (592,777)     (4,533)        --          --        (597,310)
Cash and cash
 equivalents at
 beginning of period....      --     613,999      (4,730)        --          --         609,269
                         --------  ---------   ---------     -------        ----      ---------
Cash and cash
 equivalents at end of
 period................. $    --   $  21,222   $  (9,263)    $   --         $--       $  11,959
                         ========  =========   =========     =======        ====      =========

   The condensed combining financial statements for 1998 of Tritel, Inc. and the Predecessor Companies have been provided below to comply with the current requirement to show consolidating data for guarantors and non-guarantors for all periods presented. While Tritel, Inc. and its subsidiaries were formed during 1998, their only activities in 1998 were the acquisition of property and equipment approximating $1,542 and losses totaling $32. The assets of the Predecessor Companies and the assets acquired from AT&T Wireless and Central Alabama were transferred to Tritel, Inc. and its subsidiaries during 1999. Therefore, the following statements do not correspond with the current corporate structure and do not show data by guarantor and non-guarantor relationship to the senior subordinated discount notes.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

                       Combining Statement of Operations
                      For the Year Ended December 31, 1998

                                                   Predecessor
                                                    Companies  Tritel Combined
                                                   ----------- ------ --------
Revenues:.........................................  $    --     $--   $    --
                                                    --------    ----  --------
Operating expenses:
  Technical operations............................     1,918      21     1,939
  General and administrative......................     4,937      10     4,947
  Sales and marketing.............................       451       1       452
  Depreciation and amortization...................       348     --        348
                                                    --------    ----  --------
                                                       7,654      32     7,686
                                                    --------    ----  --------
Operating loss....................................    (7,654)    (32)   (7,686)
Interest expense..................................       722     --        722
Interest (income).................................       (77)    --        (77)
                                                    --------    ----  --------
Loss before extraordinary item....................    (8,299)    (32)   (8,331)
Loss on return of spectrum........................    (2,414)    --     (2,414)
                                                    --------    ----  --------
Net loss..........................................  $(10,713)   $(32) $(10,745)
                                                    ========    ====  ========

                       Combining Statement of Cash Flows
                      For the Year Ended December 31, 1998

                                                  Predecessor
                                                   Companies  Tritel   Combined
                                                  ----------- -------  --------
Net cash (used in) provided by operating
 activities.....................................   $(10,039)  $ 1,543  $ (8,496)
                                                   --------   -------  --------
Cash flows from investing activities:
  Purchase of property and equipment............     (4,428)   (1,542)   (5,970)
  Capitalized interest on debt used to obtain
   Federal Communications Commission licenses...     (2,905)      --     (2,905)
                                                   --------   -------  --------
Net cash used in investing activities...........     (7,333)   (1,542)   (8,875)
                                                   --------   -------  --------
Cash flows from financing activities:
  Proceeds from notes payable to others.........     38,705       --     38,705
  Repayments of notes payable to others.........    (21,300)      --    (21,300)
  Payment of debt issuance costs and other
   deferred charges.............................       (951)      --       (951)
                                                   --------   -------  --------
Net cash provided by financing activities.......     16,454       --     16,454
                                                   --------   -------  --------
Net increase (decrease) in cash and cash
 equivalents....................................       (918)        1      (917)
Cash and cash equivalents at beginning of year..      1,763       --      1,763
                                                   --------   -------  --------
Cash and cash equivalents at end of year........   $    845   $     1  $    846
                                                   ========   =======  ========

19. Subsequent Events

 Senior Credit Facility

   On January 9, 2001, the Company amended the terms of its Senior Credit Facility to allow the Company to incur unsecured senior subordinated debt with proceeds of not more than $750,000 less previous subordinated debt incurred.

                                  TRITEL, INC.

                    ($ in thousands, except per share data)

   On January 10, 2001 Tritel drew $30,000 from its Senior Credit Facility Revolver.

   Tritel has subsequently paid down $60,000 and $30,000 of the Senior Credit Facility Revolver on January 29, 2001 and February 12, 2001, respectively.

 Senior Subordinated Notes Offering

   On January 18, 2001, the Company obtained the consent of the holders of the 12 3/4% senior subordinated discount notes to allow the Company to complete an offering of senior subordinated notes. On January 24, 2001, the Company issued $450,000 principal amount of 10 3/8% senior subordinated notes due 2011. The senior subordinated notes are subject to optional redemption, restrictive covenants, an exchange offer, registration rights, and transfer restrictions. The Company received $437,500 in net proceeds from the issuance. In February 2001, the Company registered the Notes with the Securities and Exchange Commission to become publicly traded securities.

 Resignation of Former Executives

   Mr. William Arnett, the former President and Chief Operating Officer, resigned in December 2000. Pursuant to a separation agreement between Mr. Arnett and the Company, Mr. Arnett's employment with the company was terminated December 15, 2000. The Company agreed to pay Mr. Arnett $450 in equal installments over two years, a lump sum for any unused vacation time and a lump sum bonus of $113. In addition, all of Mr. Arnett's shares of restricted Company stock vest under the separation agreement. Mr. Arnett agreed to release the Company from any current or future claims arising out of his employment. Mr. Arnett's separation agreement became effective on January 26, 2001.

   Mr. E.B. Martin, Jr. the former Chief Information Officer and Vice Chairman and Director of the Company, resigned in January 2001. The Company agreed to pay Mr. Martin a lump sum of $1,449 which included a bonus of $575. Mr. Martin's separation from the Company became effective on February 2, 2001.

   Ms. Karlen Turbeville, the former Senior Vice President of Finance, resigned in February 2001. Pursuant to a separation agreement between Ms. Turbeville and the Company, Ms. Turbeville's employment with the company was terminated on February 17, 2001. The Company agreed to pay Ms. Turbeville $198 in equal installments over one year, a lump sum for any unused vacation time and a lump sum bonus of $103. In addition, all of Ms. Turbeville's shares of restricted TeleCorp PCS stock vest under the separation agreement. Ms. Turbeville agreed to release the Company from any current or future claims arising out of her employment. Ms. Turbeville's separation agreement became effective on February 26, 2001.

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   We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus or in the accompanying letter of transmittal. You must not rely on any unauthorized information or representations. This prospectus does not offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus and the accompanying letter of transmittal is current only as of May 14, 2001.

                                Tritel PCS, Inc.

                                  $450,000,000

                             Exchange Offer for our
                        10 3/8 Senior Subordinated Notes
                                    due 2011

                               ----------------
                                   PROSPECTUS

                               ----------------

                                  May 14, 2001

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